  As filed with the Securities and Exchange Commission on September 25, 2002
                                                      Registration No. 333-98241
================================================================================


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                      PRE-EFFECTIVE AMENDMENT NO. 1 TO THE
                                    FORM S-1
                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933


                       PROVIDENT FINANCIAL SERVICES, INC.
   (Exact Name of Registrant as Specified in its Certificate of Incorporation)


              Delaware                                      6036                                     42-1547151
      (State or Jurisdiction of                  (Primary Standard Industrial                     (I.R.S. Employer
    Incorporation or Organization)                Classification Code Number)                    Identification No.)


                                830 Bergen Avenue
                          Jersey City, New Jersey 07306
                                 (201) 333-1000
(Address of Principal Place of Business or Intended Principal Place of Business)

                                Paul M. Pantozzi
                 Chairman, Chief Executive Officer and President
                               The Provident Bank
                                830 Bergen Avenue
                          Jersey City, New Jersey 07306
                                 (201) 333-1000
            (Name, Address and Telephone Number of Agent for Service)

                                   Copies to:
         John J. Gorman, Esq.                       Robert C. Azarow, Esq.
          Marc P. Levy, Esq.                       Thacher Proffitt & Wood
  Luse Gorman Pomerenk & Schick, P.C.               11 West 42/nd/ Street
5335 Wisconsin Avenue, N.W., Suite 400             New York, New York 10024
        Washington, D.C. 20015                         (212) 789-1200
            (202) 274-2000

Approximate date of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box: [X]

If this Form is filed to register additional shares for an offering pursuant to Rule 462(b) under the Securities Act please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:[_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [_]

If the delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [_]



                                             CALCULATION OF REGISTRATION FEE
============================================================================================================================
                                                                    Proposed
                                                                     maximum       Proposed maximum
          Title of each class of               Amount to be       offering price       aggregate            Amount of
        securities to be registered             registered          per share       offering price       registration fee
----------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.01 par value per share   55,587,050 shares/(1)/   $ 10.00        $ 555,870,500/(2)/       $ 51,141/(3)/
----------------------------------------------------------------------------------------------------------------------------
Interests of plan participants                 $ 14,713,840             --                   --                 (4)
============================================================================================================================



(1) Includes the maximum number of shares of Common Stock that may be issued in connection with this offering and shares of Common Stock to be contributed to The Provident Bank Foundation, a private foundation.
(2)      Estimated solely for the purpose of calculating the registration fee.
(3)      Registration fee previously paid.
(4) The $14,713,840 of participation interests being registered is based on the assets in The Provident Bank Employee Savings Incentive Plan at June 30, 2002 which are available to purchase common stock in the offering. Pursuant to Rule 457(h)(2), no additional fee is required with respect to the interests of plan participants.


The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

[LOGO]
PROVIDENT FINANCIAL SERVICES, INC.

                                 Proposed Holding Company for The Provident Bank
                                               46,667,000 Shares of Common Stock
================================================================================

         The Provident Bank is converting from the mutual to the stock form of organization. As part of the conversion, Provident Financial Services, Inc. is offering shares of common stock. The Provident Bank will become a wholly-owned subsidiary of Provident Financial Services, Inc. Applicable regulations require Provident Financial Services, Inc. to sell its common stock in the offering in an aggregate amount equal to the estimated pro forma market value of The Provident Bank as determined by an independent appraiser.


         We expect that the common stock of Provident Financial Services, Inc. will be listed on the New York Stock Exchange under the symbol "PFS."

         We are offering up to 46,667,000 shares of common stock on a best efforts basis, subject to certain conditions. We must sell a minimum of 34,493,000 shares of common stock, including any shares purchased by our directors and executive officers, to complete this offering. Purchasers will not pay commissions in connection with the sale of common stock in the offering. If we do not receive orders for the minimum number of shares offered, the offering will be terminated. Directors and executive officers intend to purchase 483,750 shares of common stock, or 1.19% of the offering at the midpoint of the offering range. The offering period is expected to expire on _____ __, 2002. We may extend this expiration date without notice to you, until _____ __, 2003.

         The minimum number of shares that you may purchase is 25 shares. Once submitted, orders are irrevocable unless the offering is terminated or extended beyond _____ __, 2003. If the offering is extended beyond _____ __, 2003, subscribers will have the right to modify or rescind their purchase orders. Funds received prior to the completion of the offering will be held in a segregated account at The Provident Bank and will bear interest at our passbook savings rate. If the offering is terminated, subscribers will have their funds returned promptly, with interest at our passbook savings rate.

         Sandler O'Neill & Partners, L.P. will assist us in our selling efforts. Sandler O'Neill & Partners, L.P. is not obligated to purchase any shares in the offering.

   This investment involves a degree of risk, including the possible loss of principal.
              Please read the "Risk Factors" beginning on page 14.



                              TERMS OF THE OFFERING
                             Price: $10.00 per share


                                                                                    Minimum           Maximum
                                                                                ---------------   ---------------
Number of shares ...........................................................         34,493,000       46,667,000
Gross proceeds .............................................................    $   344,930,000   $  466,670,000
Estimated underwriting commissions and other expenses ......................    $     6,428,000   $    7,548,000
Estimated net proceeds to Provident Financial Services, Inc. ...............    $   338,502,000   $  459,122,000
Estimated net proceeds per share to Provident Financial Services, Inc. .....    $          9.81   $         9.84


   We may sell up to 53,667,050 shares because of regulatory considerations, demand for the shares, or changes in market or economic conditions without the resolicitation of subscribers.

                            -------------------------




         These securities are not deposits or savings accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

         Neither of the Securities and Exchange Commission, the Commissioner of Banking and Insurance of the State of New Jersey, the Federal Deposit Insurance Corporation, nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.




    For assistance, please contact the conversion center at (___) ___-____.

                            -------------------------

                        SANDLER O'NEILL & PARTNERS, L.P.
                            -------------------------

                              ___________ __, 2002

                                      [MAP]

                                TABLE OF CONTENTS

TERMS OF THE OFFERING............................................................................     1
SUMMARY..........................................................................................     1
SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA...................................................    12
RISK FACTORS.....................................................................................    14
FORWARD LOOKING STATEMENTS.......................................................................    22
THE PROVIDENT BANK...............................................................................    23
PROVIDENT FINANCIAL SERVICES, INC................................................................    23
HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING..............................................    23
OUR POLICY REGARDING DIVIDENDS...................................................................    25
MARKET FOR THE COMMON STOCK......................................................................    26
REGULATORY CAPITAL COMPLIANCE....................................................................    27
CAPITALIZATION...................................................................................    28
PRO FORMA DATA...................................................................................    29
COMPARISON OF VALUATION AND PRO FORMA INFORMATION WITH AND WITHOUT THE FOUNDATION................    35
MANAGEMENT'S DISCUSSION AND ANALYSIS OF  FINANCIAL CONDITION AND RESULTS OF OPERATIONS...........    36
BUSINESS OF PROVIDENT FINANCIAL SERVICES, INC....................................................    55
BUSINESS OF THE PROVIDENT BANK...................................................................    56
FEDERAL AND STATE TAXATION.......................................................................    89
REGULATION.......................................................................................    91
MANAGEMENT.......................................................................................   110
THE CONVERSION AND OFFERING......................................................................   125
RESTRICTIONS ON ACQUISITION OF PROVIDENT FINANCIAL SERVICES, INC. AND THE PROVIDENT BANK.........   154
DESCRIPTION OF CAPITAL STOCK.....................................................................   159
TRANSFER AGENT AND REGISTRAR.....................................................................   160
LEGAL AND TAX MATTERS............................................................................   160
EXPERTS..........................................................................................   160
REGISTRATION REQUIREMENTS........................................................................   161
WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION......................................................   161

                                     SUMMARY


         This summary highlights selected information from this document and may not contain all of the information that is important to you. You should read this entire prospectus carefully, including the consolidated financial statements and the notes to the consolidated financial statements.


The Provident Bank


         Originally established in 1839, we are a New Jersey chartered mutual savings bank headquartered in Jersey City, New Jersey. We are a community- and customer-oriented bank operating 49 full-service branch offices in the New Jersey counties of Hudson, Bergen, Essex, Mercer, Middlesex, Monmouth, Morris, Ocean, Somerset and Union, which we consider our primary market area. As part of our "Customer-Centric Strategy," we emphasize personal service and customer convenience in serving the financial needs of the individuals, families and businesses residing in our markets. We attract deposits from the general public in the areas surrounding our banking offices and use those funds, together with funds generated from operations and borrowings, to originate commercial real estate loans, residential mortgage loans, mortgage warehouse loans, commercial business loans and consumer loans. We also invest in mortgage-backed securities and other permissible investments. At June 30, 2002, we had total assets of $3.07 billion, total net loans of $1.92 billion, total deposits of $2.53 billion, and equity of $310.6 million. On September 6, 2002, The Provident Bank completed its acquisition of approximately $21.8 million of the deposits and certain assets of two full-service branch offices located in Brick, New Jersey. The Provident Bank consolidated its pre-existing branch office in Brick, New Jersey with one of the acquired offices. Our mailing address is 830 Bergen Avenue, Jersey City, New Jersey 07306-4599 and our telephone number is (201) 333-1000.


The following are highlights of The Provident Bank's operations:

         . Diversified Loan Portfolio. In order to improve asset yields and reduce our exposure to interest rate risk, we have diversified our loan portfolio by emphasizing the origination of commercial mortgage, commercial business and mortgage warehouse loans. These loans generally have adjustable interest rates that initially are higher than the rates applicable to one- to four-family residential mortgage loans. Residential mortgage loans as a percentage of our loan portfolio have declined from 56.5% at December 31, 1997 to 38.4% at June 30, 2002.

         . Asset Quality. As of June 30, 2002, non-performing assets were $4.8 million or 0.15% of total assets compared to $6.5 million or 0.32% of total assets at December 31, 1997. We have been able to maintain high asset quality by focusing on underwriting criteria and aggressive collection and charge off efforts.

         . Emphasis on Relationship Banking and Core Deposits. We have emphasized growth in core deposit accounts, such as checking and savings accounts, and expanding customer relationships. Core deposit accounts totaled $1.44 billion at June 30, 2002, representing 57.0% of total deposits. We have also focused on increasing the number of households and businesses served and the number of bank products per customer by delivering on our brand promise -- "Hassle-Free Banking for Busy People." At June 30, 2002, we had a banking relationship with approximately 120,400 households/businesses in our market areas.

         . Increasing Non-Interest Income. Our emphasis on transaction accounts and expanded products and services has enabled us to increase non-interest income. A primary source of non-interest income relates to fees on our core deposit accounts. Non-interest income increased to $12.0 million for the six months ended June 30, 2002 and $21.2 million for the year ended December 31, 2001, compared to $12.1 million for the year ended December 31, 1997. We have also focused on expanding our products and services to generate additional non-interest income. In addition to offering investment products and estate management and trust services, we entered into a joint venture in 2001 to sell title insurance and we acquired a mortgage banking company in July, 2001.


         . Expense Management. During 2001, a significant number of lending and marketing professionals were hired as part of our business strategy to increase business lending and deposit relationships and to develop and implement our Customer Relationship Management strategy. Non-interest expense to average assets increased to 3.02% for the six months ended June 30, 2002 compared to 2.94% for the year ended December 31, 2001. A review of current business operations and processes is currently underway to evaluate outsourcing opportunities for processes that are not considered to be core-banking activities.


         . Managing Interest Rate Risk. Although our liabilities are more sensitive to changes in interest rates than our assets, we seek to manage our exposure to interest rate risk by emphasizing the origination and retention of adjustable rate and shorter term loans. In addition, we use our investments in securities to manage interest rate risk. At December 31, 2001, 62.4% of our loan portfolio had a term to maturity of one year or less or had an adjustable interest rate. Moreover, at June 30, 2002, our securities portfolio totaled $838.6 million and had an average expected life of 3.19 years (excluding equity securities).

         . Expansion of Retail Banking Franchise. During the last several years, The Provident Bank has expanded its retail banking franchise by acquiring branches and a whole bank. We have also closed branch offices that did not meet our performance criteria. We anticipate continued expansion through the establishment of two to four de novo branch offices annually during the next three years, although no assurance can be given that we will be able to establish these branches as intended. We will consider other expansion opportunities that may arise and that complement or enhance our market presence, although we currently have no specific arrangements or understandings regarding any specific acquisition transaction.


         See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management Strategy."

Provident Financial Services, Inc.

         Provident Financial Services, Inc. is a Delaware corporation organized by The Provident Bank in connection with the conversion. Provident Financial Services, Inc. will be the holding company for The Provident Bank following the conversion. It has not engaged in any business to date. Upon completion of the conversion, we will own all of the common stock of The Provident Bank. See "Business of Provident Financial Services, Inc."

The Conversion and Stock Offering

         The conversion involves a series of transactions by which we will convert from our current status as a mutual savings bank to a stock savings bank. Following the conversion, The Provident Bank will become a subsidiary of Provident Financial Services, Inc. As a stock savings bank, we intend to continue our current business strategies, and we will continue to be subject to the regulation and supervision of the Commissioner of the New Jersey Department of Banking and Insurance and the Federal Deposit Insurance Corporation. As part of the conversion, Provident Financial Services, Inc. is offering for sale up to 46,667,000 shares of its common stock to the public.


         The conversion to a stock savings bank, and the additional capital resources that will result from the sale of common stock to the public, are intended to provide the following benefits:


         . greater flexibility to structure and finance the expansion of our operations, including the potential acquisition of other financial institutions;

         .    greater flexibility to diversify into other financial services;


         .    greater ability to issue capital stock;


         . additional resources to develop and enhance The Provident Bank's technology and delivery channels; and


         . better capital management tools, including the ability to pay dividends and repurchase shares of our common stock.


         In addition, the conversion will enable us to retain and attract qualified personnel by establishing stock benefit plans for management and employees, including a stock option plan, recognition and retention plan and an employee stock ownership plan.

         The Board of Managers of The Provident Bank unanimously approved the conversion as being in the best interests of The Provident Bank, our depositors and the communities we serve.

Terms of the Offering

         We are offering between 34,493,000 and 46,667,000 shares of common stock of Provident Financial Services, Inc. for sale to qualifying depositors, The Provident Bank Employee Stock Ownership Plan, which we refer to as the ESOP, our employees, officers and directors, and possibly to the public. The maximum number of shares that we sell in the offering may increase by up to 15%, to 53,667,050 shares, as a result of regulatory considerations, demand for the shares in the offering, or positive changes in financial markets in general and with respect to financial institution stocks in particular. The increase in the offering range may also occur to fill the purchase order of our ESOP. If the ESOP's subscription is not filled in its entirety, it may purchase shares in the open market. Unless the number of shares to be sold is increased to more than 53,667,050, you will not have the opportunity to change or cancel your stock order. The offering price is $10.00 per share. All investors will pay the same purchase price per share of common stock in the offering. Sandler O'Neill & Partners, L.P., our financial and marketing advisor in connection with the conversion, will use its best efforts to assist us in selling our stock. Sandler O'Neill & Partners, L.P. is not obligated to purchase any shares in the offering.

Who May Order Stock in the Offering

         We are offering the shares of common stock of Provident Financial Services, Inc. in a "subscription offering" in the order of priority listed below:

         (1) Depositors with accounts at The Provident Bank with aggregate balances of at least $50 on March 31, 2001;

         (2) The Provident Bank Employee Stock Ownership Plan, which will provide retirement benefits to our employees; and

         (3) Officers, employees and directors of The Provident Bank who are not depositors entitled to purchase shares in category (1) above.


         Our directors and executive officers intend to purchase 483,750 shares of common stock, or 1.19% of the offering at the midpoint of the offering range. The shares of common stock not purchased in the subscription offering will be offered in a "direct community offering," with preference to natural persons residing in the State of New Jersey. Shares may also be offered to the general public. The direct community offering, if any, may commence concurrently with, during or promptly after, the subscription offering. We also may offer shares of common stock not purchased in the subscription offering or the direct community offering through a syndicate of brokers in a "syndicated community offering" managed by Sandler O'Neill & Partners, L.P. or in an underwritten public offering. We have the right to accept or reject orders received in the direct community offering and the syndicated community offering at our sole discretion.

How We Determined the Offering Range and the $10.00 Price Per Share

         The offering range is based on an independent valuation prepared by RP Financial, LC, an appraisal firm experienced in appraisals of financial institutions. RP Financial will receive a fee of $100,000 for preparing the independent appraisal.


         The appraisal incorporated an analysis of a peer group of publicly-traded financial institutions that RP Financial considered to be comparable to Provident Financial Services, Inc. This analysis included an evaluation of the average and median price-to-earnings and price-to-book value ratios indicated by the market prices of the peer companies. RP Financial applied the peer group's pricing ratios, as adjusted for certain qualitative valuation factors to account for differences between Provident Financial Services, Inc. and the peer group, to Provident Financial Services, Inc.'s pro forma earnings and book value to derive the estimated pro forma market value of Provident Financial Services, Inc. RP Financial defines the estimated pro forma market value as the price at which our common stock, immediately upon completion of the conversion, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts.

         RP Financial has estimated that as of August 2, 2002 the pro forma market value of Provident Financial Services, Inc. ranged from a minimum of $361,486,640 to a maximum of $485,870,000, with a midpoint of $425,000,000.
Based on this valuation and the $10.00 per share price, the number of shares of common stock being issued by Provident Financial Services, Inc. will range from 34,493,000 shares to 46,667,000 shares. The $10.00 price per share was selected primarily because $10.00 is the price per share most commonly used in stock offerings involving conversions of mutual savings banks. In addition, we will establish a charitable foundation with an initial contribution valued at 6% of the offering, subject to a maximum contribution of $24,000,000. The contribution will be in the form of shares of common stock and cash, with common stock representing 80% of the contribution and the balance in cash. The shares of common stock contributed to the charitable foundation will not be included in determining whether the minimum number of shares of common stock (34,493,000) has been sold in order to complete the offering. The establishment of the charitable foundation has the effect of reducing the valuation of Provident Financial Services, Inc. See "Comparison of Valuation and Pro Forma Information With and Without the Foundation" and "Risk Factors--The Contribution of Shares and Cash to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Impact Net Income in 2002."


         The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Provident Financial Services, Inc. Compared to the median pricing ratios of the peer group, Provident Financial Services, Inc.'s pro forma pricing ratios at the maximum of the offering range indicated a premium of 1.1% on a price-to-earnings basis and a discount of 50.3% on a price-to-book basis and 54.3% on a price-to-tangible book basis. The estimated appraised value and the resulting discounts took into consideration the potential financial impact of the conversion.

                                                     Price to earnings       Price to book      Price to tangible
                                                        multiple (1)          value ratio       book value ratio
                                                     -----------------     -----------------  --------------------
Provident Financial Services, Inc.
Pro forma data based on financial data as of June
30, 2002
Maximum number of shares                                    16.33x                67.70%               69.91%
Minimum number of shares                                    12.38x                59.14%               61.41%

Valuation of peer group companies as of August 2,
2002
Averages                                                    16.77x               145.99%              158.04%
Medians                                                     16.16x               136.24%              153.12%

-------------------------
(1)  Based on trailing twelve-month earnings.

The independent appraisal does not indicate market value. Do not assume or expect that the valuation of Provident Financial Services, Inc. as indicated above means that the common stock will trade at or above the $10.00 purchase price after the conversion.

         The independent appraisal will be updated before we complete the offering and conversion. Any changes in the appraisal would be subject to regulatory approval. The estimated pro forma market value of Provident Financial Services, Inc. may be increased by up to 15%, to up to $555,870,500. If this occurs, the maximum number of shares sold to depositors and the public will increase. See "Pro Forma Data."

Limits on Your Purchase of the Common Stock

         The minimum purchase is $250 (25 shares). No individual, or individuals through a single account, may purchase more than $500,000 (50,000 shares). If any of the following persons purchase stock, their purchases when combined with your purchases cannot exceed $700,000 (70,000 shares):

         . your parents, spouse, sisters, brothers, children or anyone married to any of these persons;

         .    accounts registered to the same address;

         . companies, trusts or other entities in which you have an interest or hold a position; or

         .    other persons who may be acting together with you.

         We may increase or decrease the purchase limitations at any time. The ESOP is authorized to purchase up to 8% of the shares sold in the offering without regard to these purchase limitations. For example, the ESOP may purchase 2,759,440 and 3,733,360 shares of common stock, respectively, at the minimum and maximum of the offering range. For additional information on these purchase limitations see "The Conversion and Offering--Limitations on Purchases of Common Stock."

How You May Pay for Your Shares

         In the subscription offering and the direct community offering you may pay for your shares only by:

         (1)  personal check, bank check or money order; or
         (2) authorizing us to withdraw money from your deposit accounts maintained with The Provident Bank.

         The Provident Bank cannot lend funds to anyone for the purpose of purchasing shares.

You May Not Sell or Transfer Your Subscription Rights

         If you order stock in the subscription offering, you will be required to state that you are purchasing the stock for yourself and that you have no agreement or understanding to sell or transfer your subscription rights. Any transfer of subscription rights is prohibited by law. We intend to take legal action, including reporting persons to federal or state regulatory agencies, against anyone who we believe sells or gives away his or her subscription rights. We will not accept your order if we have reason to believe that you sold or transferred your subscription rights. In addition, joint stock registration will only be allowed if the qualifying account is so registered.

Deadline for Orders of Common Stock

         If you wish to purchase shares, a properly completed stock order form, together with payment for the shares, must be received by The Provident Bank no later than 5:00 p.m., New Jersey time, on _____ __, 2002, unless we extend this deadline. You may submit your order form by mail using the return envelope provided, by overnight courier to the indicated address on the order form, or by bringing your order form to one of our full-service branch offices. Once submitted, your order is irrevocable unless the offering is terminated or extended beyond _____ __, 2003.

Termination of the Offering

         The subscription offering will expire at 5:00 p.m., New Jersey time, on _____ __, 2002. We expect that the direct community offering would expire at the same time. We may extend this expiration date without notice to you, until _____ __, 2003, unless regulators approve a later date. If the subscription offering and/or community offerings extend beyond _____ __, 2003, we will resolicit subscriptions before proceeding with the offerings. All further extensions, in the aggregate, may not last beyond November __, 2004.

Steps We May Take if We Do Not Receive Orders for the Minimum Number of Shares

         If we do not receive orders for at least 34,493,000 shares of common stock, we may take several steps in order to sell the minimum number of shares in the offering range. Specifically, we may increase the purchase limitations and we may seek regulatory approval to extend the offering beyond the _____ __, 2003 expiration date, provided that any such extension will require us to resolicit subscriptions received in the offering. See "The Conversion and Offering--Limitations on Purchases of Common Stock."

Our Contribution of Stock and Cash to the Charitable Foundation

         To further our commitment to our local community, we intend to establish a charitable foundation as part of the conversion. We will make an initial contribution to the foundation in an aggregate amount equal to 6% of the offering, up to a maximum contribution of $24,000,000. The contribution will be in the form of shares of common stock (80% of the contribution) and cash (20% of the contribution). As a result of the contribution of cash and stock to the charitable foundation, Provident Financial Services, Inc. will record a pre-tax expense of up to $24,000,000. The foundation will be dedicated exclusively to supporting charitable causes and community development activities.

         The contribution of these additional shares of common stock and cash to the foundation will:

         . dilute the voting interests of purchasers of Provident Financial Services, Inc. common stock in this offering to the extent of the contribution of the common stock;

         . result in an expense, and a reduction in earnings, equal to the full amount of the contribution to the foundation, offset in part by a corresponding tax benefit, during the quarter in which the contribution is made; and

         . reduce our pro forma market value and, accordingly, the number of shares that we otherwise would have offered.

         See "Risk Factors--The Contribution of Shares and Cash to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Impact Net Income in 2002," "Comparison of Valuation and Pro Forma Information With and Without the Foundation" and "The Conversion and Offering--Establishment of the Charitable Foundation."

Market for the Common Stock


         We expect to receive conditional approval for the common stock of Provident Financial Services, Inc. to be listed on the New York Stock Exchange under the symbol "PFS". See "Market for the Common Stock."


How We Intend to Use the Proceeds We Raise from the Offering

         Assuming we sell 46,667,000 shares in the offering, we intend to distribute the net proceeds as follows:

         . $229.6 million will be invested in The Provident Bank in exchange for 100% of the outstanding shares of The Provident Bank; and

         . $229.6 million will be retained by Provident Financial Services, Inc., of which $37.3 million will be loaned by Provident Financial Services, Inc. to the ESOP to fund its purchase of common stock and $18.7 million will be used to fund the acquisition of shares in the open market for our recognition and retention plan, subject to shareholder approval.


         We intend to use the net proceeds retained from the offering to invest in securities, to finance the possible acquisition of other financial institutions and other financial service businesses, to pay dividends and for other general corporate purposes, including possibly the repurchase of shares of common stock. The Provident Bank may use the proceeds it receives to make loans, to purchase securities, to expand its retail banking franchise internally or through acquisitions, to enhance its technology and delivery channels and for general corporate purposes. See "How We Intend to Use the Proceeds from the Offering." We currently have no specific arrangements or understandings regarding any specific acquisition transaction.


Our Policy Regarding Dividends


         We will consider the payment of a cash dividend no earlier than the completion of the first calendar quarter of 2003. With the additional capital that is being raised in the conversion, Provident Financial Services, Inc. will have a significant dividend paying capacity. However, we do not guarantee that we will pay dividends during such quarter or at any time in the future. For a discussion of Provident Financial Services, Inc.'s anticipated dividend policy, including restrictions on its ability to pay dividends, see "Our Policy Regarding Dividends."


Our Directors, Officers and Employees Will Receive Additional Compensation and Benefit Programs After the Conversion

         In order to align the interests of our directors, officers and employees more closely to our stockholders' interests, we intend to establish certain benefit plans that use our common stock as compensation. Accordingly, we are adding new benefit plans for our officers and employees at no cost to them, including an employee stock ownership plan. We also plan to adopt a stock option plan and a recognition and retention plan no earlier than six months following the conversion, subject to shareholder approval. We also plan to enter into employment agreements with Paul M. Pantozzi, our Chairman, Chief Executive Officer and President, Kevin J. Ward, our Executive Vice President and Chief Operating Officer, and Glenn H. Shell, our Executive Vice President, Customer Management Group, and change in control agreements with certain of our executive officers. The new benefit plans will increase our future compensation costs, thereby reducing our earnings and our new employment agreements and change in control agreements may make it more expensive to acquire us. Additionally, stockholders will experience a reduction in ownership interest if newly issued shares are used to fund stock options and the recognition and retention plan. See "Risk Factors--Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income and Stockholders' Equity" and "Management-Future Stock Benefit Plans."

         The following table summarizes the benefits that our directors, officers and employees may receive as a result of the conversion, at the midpoint of the offering range:


                                                                                  Value of          Pro Forma
                                                                                Shares Based     Aggregate Book
                                   Individuals Eligible to     % of Shares     on Midpoint of    Value of Shares
              Plan                     Receive Awards           Issued(1)      Offering Range      at Midpoint
-------------------------------- --------------------------- --------------- ------------------ ----------------
Employee stock ownership plan      All employees                   8%           $32,464,000       $50,806,160

Recognition and retention plan     Directors and officers          4%           $16,232,000       $25,403,080

Stock option plan                  Directors, officers and        10%               (2)           $   (2)
                                   employees


--------------------------
(1)  Does not include shares contributed to the foundation.
(2) Stock options will be granted with a per share exercise price at least equal to the market price of our common stock on the date of grant. The value of a stock option will depend upon increases, if any, in the price of our stock during the life of the stock option.




We Believe that Subscription Rights Have No Value, But the Internal Revenue Service May Disagree


         Luse Gorman Pomerenk & Schick, P.C., counsel to The Provident Bank, believes that it is more likely than not (greater than a 50 percent likelihood) that the nontransferable subscription rights to purchase common stock have no value for tax purposes. Further, our counsel notes that they are unaware of any instance in which the Internal Revenue Service has reached a different conclusion involving nontransferable subscription rights issued by a converting financial institution. Moreover, the Internal Revenue Service no longer issues rulings on the value of nontransferable subscription rights. Whether or not the subscription rights are considered to have value for tax purposes is an inherently factual determination. If the Internal Revenue Service were to determine that subscription rights granted to eligible subscribers have an ascertainable value, receipt of such rights would most likely be taxable only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and Provident Financial Services, Inc. could recognize gain on such distribution. See "The Conversion and Offering--Federal and State Tax Consequences of the Conversion."

         We have received an opinion from our federal income tax counsel, Luse Gorman Pomerenk & Schick, P.C., that, under federal income tax law and regulation, the tax basis to the shareholders of the common stock purchased in the conversion will be the amount paid for the common stock, and that the conversion will not be a taxable event for us. This opinion, however, is not binding on the Internal Revenue Service. We also have received an opinion from KPMG LLP that, more likely than not, the conversion will not be a taxable event for us under New Jersey income tax laws. The full texts of the opinions are filed as exhibits to the Registration Statement of which this document is a part, and copies may be obtained from the SEC. See "Where You Can Obtain Additional Information"

How You May Obtain Additional Information Regarding the Conversion


         If you have any questions regarding the conversion, please call the Conversion Center at (___) ___-____, Monday through Friday between 10:00 a.m. and 4:00 p.m., New Jersey time.

                 SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA

         The summary information presented below at or for each of the periods presented is derived in part from the consolidated financial statements of The Provident Bank. The information presented as of June 30, 2002, and for the six months ended June 30, 2002 and 2001 is unaudited, but in the opinion of management, contains all adjustments (none of which were other than normal recurring entries) necessary for a fair presentation of the results for these periods. The following information is only a summary, and you should read it in conjunction with our consolidated financial statements and notes beginning on page F-1.

                                                                                    At December 31,
                                               At June 30,   -------------------------------------------------------------
                                                   2002         2001        2000         1999         1998        1997
                                               ------------  ----------  ----------   ----------   ----------  -----------
                                                                              (In thousands)
 Selected Financial Condition Data:
  Total assets ..............................   $3,066,277   $2,869,717  $2,641,579   $2,578,249    2,454,586   2,060,205
  Loans, net(1) .............................    1,919,729    1,994,636   1,954,992    1,876,433    1,680,091   1,399,575
  Investment securities(2) ..................      110,131      112,951     124,059      162,680      233,099     290,776
  Securities available for sale .............      728,509      494,716     335,039      361,832      317,464     198,287
  Deposits ..................................    2,526,611    2,341,723   2,168,336    2,096,604    2,056,053   1,764,080
  Borrowings ................................      194,925      195,767     179,903      216,641      146,620      70,192
  Equity ....................................      310,568      292,130     263,072      236,664      224,019     203,651


                                                 For the Six Months
                                                   Ended June 30,                 For the Year Ended December 31,
                                               ---------------------- -------------------------------------------------------
                                                  2002        2001       2001       2000       1999       1998       1997
                                               ----------  ---------- ---------- ---------- ---------- ---------- -----------
                                                                              (In thousands)
 Selected Operations Data:
 Interest income ............................   $  88,272  $  90,727  $ 180,979  $ 179,520  $ 166,046  $ 149,983   $ 140,026
 Interest expense ...........................      32,093     45,317     84,523     89,690     77,244     70,890      66,589
                                                ---------  ---------  ---------  ---------  ---------  ---------   ---------
  Net interest income .......................      56,179     45,410     96,456     89,830     88,802     79,093      73,437
 Provision for loan losses ..................       1,200      1,200      1,900      2,060      2,100      1,950       2,350
                                                ---------  ---------  ---------  ---------  ---------  ---------   ---------
 Net interest income after provision for
  loan losses ...............................      54,979     44,210     94,556     87,770     86,702     77,143      71,087
                                                ---------  ---------  ---------  ---------  ---------  ---------   ---------
 Non-interest income ........................      11,978     10,423     21,236     18,276     15,688     15,005      12,186
                                                ---------  ---------  ---------  ---------  ---------  ---------   ---------
 Non-interest expenses ......................      44,626     38,116     80,629     75,865     71,853     60,985      52,735
                                                ---------  ---------  ---------  ---------  ---------  ---------   ---------
 Income before income tax expense and the
  cumulative effect of a change in
  accounting principle ......................      22,331     16,517     35,163     30,181     30,537     31,163      30,538
 Income tax expense .........................       6,786      5,127     11,083      9,283     10,907     11,465      11,484
                                                ---------  ---------  ---------  ---------  ---------  ---------   ---------
 Income before the cumulative effect of a
  change in accounting principle ............      15,545     11,390     24,080     20,898     19,630     19,698      19,054
                                                ---------  ---------  ---------  ---------  ---------  ---------   ---------
 Cumulative effect of change in accounting
  principle (3) .............................        (519)        --         --         --         --         --          --
                                                ---------  ---------  ---------  ---------  ---------  ---------   ---------
 Net income .................................   $  15,026  $  11,390  $  24,080  $  20,898  $  19,630  $  19,698   $  19,054
                                                =========  =========  =========  =========  =========  =========   =========

------------------------
(1) Loans are shown net of allowance for loan losses, deferred fees and unearned discount.
(2)  Investment securities are held to maturity.
(3) In accordance with FASB Statement No. 142, we performed a goodwill impairment test on the goodwill associated with the purchase of Provident Mortgage Company. It was determined that the goodwill was impaired and a charge of $519,000 was recorded as a cumulative effect of a change in accounting principle.

                                                            At or For
                                                          the Six Months
                                                          Ended June 30,              At or For the Year Ended December 31,
                                                      ----------------------  -----------------------------------------------------
                                                        2002(1)     2001(1)     2001       2000       1999       1998        1997
                                                      -----------  ---------  --------   --------   --------   --------    --------
Selected Financial and Other Data(2)
Performance Ratios:
  Return on average assets .........................     1.02%       0.84%       0.88%      0.80%      0.80%      0.92%      0.96%
  Return on average equity .........................    10.24        8.44        8.70       8.37       8.53       9.19       9.88
  Interest rate spread information:
   Average during period ...........................     3.74        3.12        3.29       3.20       3.43       3.41       3.47
   End of period ...................................     3.99        3.18        3.85       3.05       3.55       3.72       3.51
  Net interest margin(3) ...........................     4.09        3.64        3.79       3.70       3.87       3.88       3.90
  Average interest-earning assets to average
   interest-bearing liabilities ....................     1.15        1.14        1.15       1.14       1.13       1.14       1.13
  Non-interest income to average total assets ......     0.81        0.78        0.77       0.70       0.64       0.70       0.61
  Non-interest expenses to average total assets ....     3.02        2.81        2.94       2.90       2.92       2.84       2.66
  Efficiency ratio(4) ..............................    65.48       68.27       68.51      70.18      68.77      64.81      61.59

  Asset Quality Ratios:
  Non-performing loans to total loans ..............     0.24%       0.23%       0.40%      0.48%      0.43%      0.33%      0.43%
  Non-performing assets to total assets ............     0.15        0.17        0.28       0.37       0.31       0.23       0.32
  Allowance for loan losses to non-performing
   loans ...........................................   474.56      457.70      271.02     213.06     233.93     316.94     247.63
  Allowance for loan losses to total loans .........     1.13        1.06        1.09       1.02       0.99       1.02       1.06

  Capital Ratios:
  Leverage capital(5) ..............................     9.39%       9.31%       9.41%      9.12%      8.47%      8.23%      9.64%
  Total risk based capital(5) ......................    14.93       13.89       14.15      14.38      13.96      13.27      16.75
  Average equity to average assets .................     9.92       10.05       10.10       9.56       9.34       9.97       9.72

  Other Data:
  Number of full-service offices(6) ................       48          47          48         49         52         49         41
  Full time equivalent employees ...................      689         668         688        613        604        604        515


---------------------------
(1)  Ratios for six month periods have been annualized.
(2)  Averages presented are daily averages.
(3)  Net interest income divided by average interest-earning assets.
(4) Represents the ratio of non-interest expense divided by the sum of net interest income and non-interest income.
(5) Leverage capital ratios are presented as a percentage of tangible assets. Risk-based capital ratios are presented as a percentage of risk-weighted assets.
(6) On September 6, 2002, The Provident Bank completed its acquisition and assumption of approximately $21.8 million in deposits of two additional full-service branches in Brick, New Jersey, from another financial institution. The Provident Bank consolidated a pre-existing branch office in Brick, New Jersey with one of the acquired branch offices.

                                  RISK FACTORS

 You should consider carefully the following risk factors in evaluating an investment in the common stock.

Our Commercial Real Estate, Multi-Family, Mortgage Warehouse and Commercial Loans Expose Us to Increased Lending Risks

         We have significantly increased our construction loans, commercial mortgage loans, mortgage warehouse loans and commercial loans. Our strategy is to continue to grow our portfolios of these types of loans. These loans are generally regarded to have a higher risk of default and loss than single-family residential mortgage loans. Our construction loans have increased from an aggregate of $16.3 million or 1.2% of our total loan portfolio at December 31, 1997 to $92.9 million or 4.8% of our total loan portfolio at June 30, 2002, while our commercial loans have increased from an aggregate of $51.8 million or 3.7% of our total loan portfolio, at December 31, 1997 to $152.0 million or 7.9% of our total loan portfolio at June 30, 2002. Our commercial mortgage loans have increased from $197.1 million or 14.1% of our total loan portfolio, at December 31, 1997 to $422.6 million or 22.0% of our total loan portfolio, at June 30, 2002, while our mortgage warehouse loans have increased from $36.1 million at December 31, 1997 or 2.6% of our total loan portfolio to $147.0 million or 7.7% of our total loan portfolio at June 30, 2002. At the same time, while the dollar amount of our single-family residential mortgage loans has remained relatively level in recent years, the percentage of our single-family residential mortgage loans in our portfolio has significantly decreased. Single-family residential mortgage loans have decreased from 56.5% of our total loan portfolio at December 31, 1997 to 38.4% at June 30, 2002.

         Construction loans, commercial mortgage loans, multi-family mortgage loans, mortgage warehouse loans, marine loans and commercial loans all generally have a higher risk of loss than single-family residential mortgage loans, because repayment of the loans often depends on the successful operation of a business or of the underlying property. In addition, our construction loans, commercial mortgage loans, multi-family mortgage loans, mortgage warehouse loans and commercial loans have significantly larger average loan balances compared to our single-family residential mortgage loans. Also, many of our borrowers of these types of loans have more than one loan outstanding with us. Consequently, any adverse development with respect to one loan or one credit relationship can expose us to a significantly greater risk of loss compared to an adverse development with respect to one single-family residential mortgage loan. In addition, at June 30, 2002, the aggregate principal balance of loans to our fifty largest lending relationships was $380.1 million, or 19.8% or our total loan portfolio. At June 30, 2002, the average loan size for a construction loan was $1.3 million, for a commercial real estate loan was $1.2 million, for a multi-family loan was $529,000, for a mortgage warehouse loan was $5.9 million, and for a commercial loan was $145,000, compared to an average loan size of $108,000 for a single-family residential mortgage loan.

Our Continuing Concentration of Loans in Our Primary Market Area May Increase Our Risk

         Our success depends primarily on the general economic conditions in northern-central New Jersey. Unlike larger banks that are more geographically diversified, we provide banking and financial services to customers primarily in northern-central New Jersey. The local economic conditions in northern-central New Jersey have a significant impact on our commercial, real estate, mortgage warehouse and construction loans, the ability of the borrowers to repay these loans and the value of the collateral securing these loans. A significant decline in general economic conditions caused by inflation, recession, unemployment or other factors beyond our control would impact these local economic conditions and could negatively affect the financial results of our banking operations. Additionally, because we have a significant amount of real estate loans, decreases in real estate values may also have a negative effect on the ability of many of our borrowers to make timely repayments of their loans, which would have an adverse impact on our earnings.

         We target our business development and marketing strategy for loans to serve primarily the banking and financial services needs of small- to medium-sized businesses in northern-central New Jersey. These small to medium-sized businesses generally have fewer financial resources in terms of capital or borrowing capacity than larger entities. If general economic conditions negatively impact these businesses, our results of operations and financial condition may be adversely affected.

If Our Allowance for Loan Losses is Not Sufficient to Cover Actual Loan Losses, Our Earnings Could Decrease

         Our loan customers may not repay their loans according to the terms of the loans, and the collateral securing the payment of these loans may be insufficient to pay any remaining loan balance. We may experience significant loan losses, which could have a material adverse effect on our operating results. We make various assumptions and judgments about the collectibility of our loan portfolio, including the creditworthiness of our borrowers and the value of the real estate and other assets serving as collateral for the repayment of many of our loans. In determining the amount of the allowance for loan losses, we rely on our loan quality reviews, our experience and our evaluation of economic conditions, among other factors. If our assumptions prove to be incorrect, our allowance for loan losses may not be sufficient to cover losses inherent in our loan portfolio, resulting in additions to our allowance. Material additions to our allowance would materially decrease our net income.

         Our emphasis on continued diversification of our loan portfolio through the origination of construction loans, commercial mortgage loans, mortgage warehouse loans and commercial loans has been one of the more significant factors we have taken into account in evaluating our allowance for loan losses and provision for loan losses. In the event we were to further increase the amount of such types of loans in our portfolio, we may determine to make additional or increased provisions for loans losses, which could adversely affect our earnings.

         In addition, bank regulators periodically review our allowance for loan losses and may require us to increase our provision for loan losses or recognize further loan charge-offs. Any increase in our allowance for loan losses or loan charge-offs as required by these regulatory authorities could have a material adverse effect on our results of operations and financial condition.

Changes in Interest Rates Could Adversely Affect Our Results of Operations and Financial Condition

         Our results of operations and financial condition are significantly affected by changes in interest rates. Our results of operations are substantially dependent on our net interest income, which is the difference between the interest income earned on our interest-earning assets and the interest expense paid on our interest-bearing liabilities. Because as a general matter our interest-bearing liabilities reprice or mature more quickly than our interest-earning assets, an increase in interest rates generally would result in a decrease in our average interest rate spread and net interest income, which would have a negative effect on our profitability. In the event of an immediate and sustained 200 basis point increase in interest rates, we are projecting that net interest income would decrease 20.37% or $23.6 million.

         Changes in interest rates also affect the value of our interest-earning assets, and in particular our securities portfolio. Generally, the value of securities fluctuates inversely with changes in interest rates. At June 30, 2002, our available for sale securities portfolio totaled $728.5 million. Unrealized gains and losses on securities available for sale are reported as a separate component of equity. Decreases in the fair value of securities available for sale resulting from increases in interest rates therefore could have an adverse effect on stockholders' equity. Changes in interest rates could have an adverse affect on net interest income.

         We are also subject to prepayment and reinvestment risk relating to interest rate movements. Changes in interest rates can affect the average life of loans and mortgage related securities. Decreases in interest rates can result in increased prepayments of loans and mortgage related securities, as borrowers refinance to reduce borrowing costs. Under these circumstances, we are subject to reinvestment risk to the extent that we are unable to reinvest such prepayments at rates that are comparable to the rates on existing loans or securities.

Strong Competition Within Our Market Area May Limit Our Growth and Profitability

         Competition in the banking and financial services industry is intense. In our market area, we compete with commercial banks, savings institutions, mortgage brokerage firms, credit unions, finance companies, mutual funds, insurance companies, and brokerage and investment banking firms operating locally and elsewhere. In particular, over the past decade, New Jersey has experienced the effects of substantial banking consolidation. In the early 1990's, certain out-of-state banks acquired New Jersey financial institutions and, later in the decade, such acquirers became subject to mergers themselves. In the northern New Jersey market, for example, large out-of-state competitors have grown significantly. There are also a number of strong locally-based competitors in our market. Many of these competitors (whether regional or national institutions) have substantially greater resources and lending limits than we do and may offer certain services that we do not or cannot provide. Our profitability depends upon our continued ability to successfully compete in our market area.

Adoption of State Tax Legislation May Have a Negative Impact on Our Net Income.

         The New Jersey State Legislature enacted the Business Tax Reform Act in July 2002 which will affect The Provident Bank's net income in 2002 and beyond. The changes to the state tax code include, among other things, an increase to the income tax rate for companies like The Provident Bank to 9% from 3% and the establishment of alternative minimum tax assessments based on the gross receipts or gross profits for each applicable reporting entity. The legislation is retroactive to January 1, 2002. We are exploring strategies to mitigate the effect of the changes to the state tax code; however, we can give no assurance that such strategies will be implemented or, if implemented, will be effective. An increase in tax expense, if any, would be included during the quarter ending September 30, 2002.

We Operate in a Highly Regulated Environment and may be Adversely Affected by Changes in Laws and Regulations

         We are subject to extensive regulation, supervision and examination by the New Jersey Department of Banking and Insurance, our chartering authority, and by the Federal Deposit Insurance Corporation, as insurer of our deposits. As a bank holding company, Provident Financial Services, Inc. also will be subject to regulation and oversight by the Board of Governors of the Federal Reserve System. Such regulation and supervision govern the activities in which a bank and its holding company may engage and are intended primarily for the protection of the insurance fund and depositors. These regulatory authorities have extensive discretion in connection with their supervisory and enforcement activities, including the imposition of restrictions on the operation of a bank, the classification of assets by the bank and the adequacy of a bank's allowance for loan losses. Any change in such regulation and oversight, whether in the form of regulatory policy, regulations, or legislation, could have a material impact on The Provident Bank, Provident Financial Services, Inc., and our operations.

The Future Price of the Common Stock may be Less Than the Purchase Price in the Offering

         We cannot assure you that if you purchase common stock in the offering you will later be able to sell it at or above the purchase price in the offering. The final aggregate purchase price of the common stock in the conversion will be based on an independent appraisal. The appraisal is not intended, and should not be construed, as a recommendation of any kind as to the advisability of purchasing shares of common stock. The valuation is based on estimates and projections of a number of matters, all of which are subject to change from time to time.

There is No Guarantee That an Active Trading Market for Our Stock Will Develop, Which may Hinder Your Ability to Sell Your Common Stock

         We have never issued stock. Accordingly, there is no current trading market for our common stock. Consequently, we cannot assure or guarantee that an active trading market for our common stock will develop or that, if developed, will continue. An active and orderly trading market will depend on the existence, and individual decisions, of willing buyers and sellers at any given time. We will not have any control over these factors. If an active trading market does not develop or is sporadic, this may hurt the market value of our common stock and make it difficult to buy or sell shares on short notice.

Our Return on Equity Will be Low Compared to Other Companies. This Could Hurt the Trading Price of Our Common Stock


         Net income divided by average equity, known as "return on equity," is a ratio many investors use to compare the performance of a financial institution to its peers. We expect our return on equity to decrease as compared to our performance in recent years until we are able to leverage our increased equity from the offering. Our return on equity will also be reduced due to the costs of being a public company, added expenses associated with our employee stock ownership plan, and, later on, our recognition and retention plan. Until we can increase our net interest income and non-interest income, we expect our return on equity to be below the industry average, which may negatively impact the value of our common stock. Following conversion, our return on equity is projected to be significantly lower than our peer group due to the projected higher pro forma capital levels resulting from the infusion of conversion proceeds. At the midpoint, pro forma return on equity is estimated to be 4.78% compared to the comparable peer group return on equity of 9.19%.


Our Stock Benefit Plans Will Increase Our Costs, Which Will Reduce Our Income and Stockholders' Equity

         We anticipate that our employee stock ownership plan will purchase 8% of the common stock sold in the offering with funds borrowed from Provident Financial Services, Inc. The cost of acquiring the employee stock ownership plan shares will be between $27,594,400 at the minimum of the offering range and $42,933,640 at the adjusted maximum of the offering range. This cost may be greater if the employee stock ownership plan purchases the shares in the open market following completion of the conversion because depositors subscribe for all shares in the offering. We will record annual employee stock ownership plan expenses in an amount equal to the fair value of shares committed to be released to employees. If shares of common stock appreciate in value over time, compensation expense relating to the employee stock ownership plan will increase.

         We also intend to implement a recognition and retention plan after the conversion. Under this plan, our officers and directors could be awarded, at no cost to them, shares of common stock in an aggregate amount equal to 4% of the shares sold in the offering. The recognition and retention plan cannot be implemented until at least six months after the conversion, and if it is adopted within twelve months after the conversion, it is subject to regulatory restrictions. The recognition and retention plan must be approved by our shareholders. Assuming the shares of common stock to be awarded under the plan are repurchased in the open market and cost the same as the purchase price in the offering, the reduction to stockholders' equity from the plan would be between $13,797,200 at the minimum of the offering range and $21,466,820 at the adjusted maximum of the offering range. If shares of our common stock appreciate in value over time, the net after-tax expense relating to the recognition and retention plan will increase. In the event that a portion of the shares used to
(i) fund the recognition and retention plan or (ii) satisfy the exercise of options from our stock option plan, is obtained from authorized but unissued shares, the issuance of additional shares will decrease our net income per share and stockholders' equity per share.

The Implementation of Stock-Based Benefit Plans may Dilute Your Ownership
Interest

         We intend to adopt a stock option plan and a recognition and retention plan following the conversion. These stock benefit plans will be funded through either open market purchases, if permitted, or from the issuance of authorized but unissued shares. Stockholders will experience a reduction in ownership interest in the event newly issued shares are used to fund stock options and awards made under the recognition and retention plan.

The Contribution of Shares and Cash to the Charitable Foundation Will Dilute Your Ownership Interests and Adversely Impact Net Income in 2002

         We intend to establish a charitable foundation in connection with the conversion. We will make a contribution to the foundation valued at 6% of the offering. The form of the contribution will be 80% common stock and 20% cash. The maximum amount of this initial contribution shall be $24,000,000. As a result of the contribution of cash and stock to the charitable foundation, we will record a pre-tax expense of up to $24,000,000. Persons purchasing shares in the offering will have their ownership and voting interests in Provident Financial Services, Inc. diluted by up to 4.58% and 3.95% at the minimum and maximum of the offering range, respectively, due to the issuance of additional shares of common stock to the foundation.

         The aggregate contribution will also have an adverse impact on our reported net income for the quarter and year in which the contribution to the foundation is made. The after-tax expense of the contribution will reduce net income to be reported by us in 2002 by approximately $15,120,000 at the maximum of the offering range. We believe that our contribution to the charitable foundation should be deductible for federal income tax purposes. If the contribution is not deductible, we would not receive any tax benefit from the contribution.


Our Ability to Grow may be Limited if We Cannot Make Acquisitions

         In an effort to fully deploy the capital we raise in the offering, we intend to continue to expand our banking franchise, internally and by acquiring other financial institutions or branches and other financial services providers. Our business plan contemplates opening 6 to 12 de novo branches over the next three years, although there are no specific plans for such branches at this time. Our ability to grow through selective acquisitions of other financial institutions or branches will depend on successfully identifying, acquiring and integrating such institutions or branches. We cannot assure prospective purchasers of common stock that we will be able to generate internal growth or identify attractive acquisition candidates, make acquisitions on favorable terms or successfully integrate any acquired institutions or branches into Provident Financial Services, Inc. We currently have no specific plans, arrangements or understandings regarding any such acquisitions.

We Have Broad Discretion in Using the Proceeds of the Offering. Our Failure to Effectively Utilize Such Proceeds Could Hurt Our Profits

         We intend to contribute approximately 50% of the net proceeds of the offering to The Provident Bank. Provident Financial Services, Inc. will use a portion of the net proceeds to fund the ESOP and may use the remaining net proceeds as a possible source of funds to finance the acquisition of other financial institutions or financial services companies, pay dividends to stockholders, repurchase common stock, purchase investment securities, or for other general corporate purposes. The Provident Bank may use the proceeds it receives to establish or acquire new branches, acquire financial institutions or financial services companies, fund new loans, purchase investment securities, enhance our technology and delivery channels and for general corporate purposes. We have not, however, allocated specific amounts of proceeds for any of these purposes and we will have significant flexibility in determining the amounts of net proceeds we apply to different uses and the timing of such applications. Our failure to utilize these funds effectively could hurt our profits.

Our Stock Value May Suffer Due to Our Ability to Impede Potential Takeovers

         Provisions in our corporate documents and in Delaware corporate law, as well as certain banking regulations, make it difficult and expensive to pursue a tender offer, change in control or to attempt a takeover that our Board of Directors opposes. For example, our corporate documents require a supermajority vote of stockholders to amend or repeal specific sections of Provident Financial Services, Inc.'s certificate of incorporation and bylaws, or to remove directors from our Board of Directors. As a result, you may not have an opportunity to participate in this type of transaction, and the trading price of our common stock may not rise to the level of other institutions that are more vulnerable to hostile takeovers.

         These provisions also will make it more difficult for an outsider to remove our current Board of Directors or management. See "Restrictions on Acquisition of Provident Financial Services, Inc." for a description of anti-takeover provisions in our corporate documents and under Delaware law and federal banking regulations.


Potential Voting Control by Management and Employees Could Make a Takeover Attempt More Difficult to Achieve.

         The shares of common stock that our directors and officers intend to purchase in the conversion, when combined with the shares that may be awarded to participants under our employee stock ownership plan and other stock benefit plans, could result in management and employees controlling a significant percentage of our common stock. It is expected that the executive officers and directors as a group will purchase 483,750 shares in the offering, representing 1.19% of the shares offered at the minimum of the offering range. If these individuals were to act together, they could have significant influence over the outcome of any stockholder vote. This voting power may discourage takeover attempts that other stockholders may desire.


Once Submitted, Your Purchase Order may not be Revoked Unless the Stock Offering is Terminated or Extended Beyond _____ __, 2003

         Funds submitted in connection with a purchase of common stock in the offering will be held by Provident Financial Services, Inc. until the termination or completion of the conversion, including any extension of the expiration date. Because completion of the conversion will be subject to an update of the independent appraisal prepared by RP Financial, among other factors, there may be one or more delays in the completion of the conversion. Orders submitted in the offering are irrevocable, and subscribers will have no access to subscription funds unless the stock offering is terminated, or extended beyond _____ __, 2003.

                           FORWARD LOOKING STATEMENTS

         This prospectus contains forward-looking statements, which can be identified by the use of such words as estimate, project, believe, intend, anticipate, plan, seek, expect and similar expressions. These forward-looking statements include:

         .    statements of our goals, intentions and expectations;

         . statements regarding our business plans and prospects and growth and operating strategies;

         . statements regarding the asset quality of our loan and investment portfolios; and

         .    estimates of our risks and future costs and benefits.

         These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

         . significantly increased competition among depository and other financial institutions;

         . inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

         . general economic conditions, either nationally or in our market areas, that are worse than expected;

         .    adverse changes in the securities markets;

         . legislative or regulatory changes that adversely affect our business;

         . our ability to enter new markets successfully and capitalize on growth opportunities;

         .    changes in consumer spending, borrowing and savings habits;

         . changes in accounting policies and practices, as may be adopted by the bank regulatory agencies and the Financial Accounting Standards Board; and

         .    changes in our organization, compensation and benefit plans.

         Because of these and other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements. We discuss these uncertainties and others in "Risk Factors" beginning on page 14.

                               THE PROVIDENT BANK

         Established in 1839, we are a New Jersey chartered savings bank, headquartered in Jersey City, New Jersey. Our deposits are insured by the FDIC, primarily through the Bank Insurance Fund. We are examined and regulated by the New Jersey Department of Banking and Insurance and the FDIC.


         We are a community- and customer-oriented bank providing retail and small business customers with a wide range of financial products and services. We operate through our executive offices and 49 retail banking offices located in Hudson, Bergen, Essex, Mercer, Middlesex, Monmouth, Morris, Ocean, Somerset and Union Counties, New Jersey. At June 30, 2002, we had total assets of $3.07 billion, net loans of $1.92 billion, total deposits of $2.53 billion and equity of $310.6 million.


         Our executive offices are located at 830 Bergen Avenue, Jersey City, New Jersey, and our telephone number is (201) 333-1000. For further information on our operations and financial condition, see "Business of The Provident Bank."

                       PROVIDENT FINANCIAL SERVICES, INC.

         Provident Financial Services, Inc. is a Delaware corporation organized for the purpose of serving as the holding company of The Provident Bank following the conversion. Provident Financial Services, Inc. has not engaged in any business to date. Provident Financial Services, Inc. will be a bank holding company registered with the Board of Governors of the Federal Reserve System. Upon completion of the conversion, Provident Financial Services, Inc. will have no significant assets other than shares of common stock of The Provident Bank and an amount equal to 50% of the net proceeds of the offering, including the loan to the ESOP, and will have no significant liabilities. Provident Financial Services, Inc.'s executive offices are located at 830 Bergen Avenue, Jersey City, New Jersey, and our telephone number is (201) 333-1000.

               HOW WE INTEND TO USE THE PROCEEDS FROM THE OFFERING

         The net proceeds will depend on the total number of shares of common stock sold in the offering, which in turn will depend on RP Financial's appraisal as well as regulatory and market considerations, and the expenses incurred in connection with the offering. Although we will not be able to determine the actual net proceeds from the sale of the common stock until we complete the offering, we estimate the net proceeds to be between $338.5 million and $459.1 million, or $528.5 million if the offering is increased by 15%.

         Provident Financial Services, Inc. intends to distribute the net proceeds from the offering as follows:

                                                                                                     53,667,050
                                                          34,493,000 Shares   46,667,000 Shares   Shares (Adjusted
                                                              (Minimum)           (Maximum)           Maximum)
                                                          -----------------   -----------------   ----------------
                                                                               (In thousands)
   Gross proceeds ....................................        $    344,930        $    466,670        $    536,671
   Less: Expenses ....................................              (6,428)             (7,548)             (8,192)
                                                              ------------        ------------        ------------
   Estimated net proceeds ............................        $    338,502        $    459,122        $    528,479
   Less:
      Net proceeds to Bank ...........................            (169,251)           (229,561)           (264,239)
      Loan to our Employee Stock Ownership Plan ......             (27,594)            (37,334)            (42,934)
      Purchase of shares for Recognition and
        Retention Plan ...............................             (13,797)            (18,667)            (21,467)
   Net cash proceeds retained by Provident Financial
      Services .......................................        $    127,860        $    173,560        $    199,839
                                                              ============        ============        ============

         The net proceeds may vary because total expenses relating to the conversion may be more or less than our estimates. For example, our expenses would increase if a syndicated community offering is used to sell shares not purchased in the subscription offering and community offering. The net proceeds will also vary if the number of shares to be sold in the offering is adjusted to reflect a change in the estimated pro forma market value of Provident Financial Services, Inc. and The Provident Bank or if our ESOP purchases shares in the open market at an average cost that is higher or lower than $10.00 per share. Payments for shares made through withdrawals from existing deposit accounts will not result in the receipt of new funds for investment but will result in a reduction of The Provident Bank's deposits.

         We are undertaking the conversion and offering at this time in order to have the capital resources available to expand and diversify our business. For further information, see "Management's Discussion and Analysis of Financial Condition and Results of Operations--Management Strategy." The offering proceeds will increase our capital and the amount of funds available to us for lending and investment. The proceeds will also give us greater flexibility to diversify operations, enhance our technology and delivery systems and expand the products and services we offer.

Provident Financial Services, Inc. may Use the Proceeds it Retains from the
Offering:

         Assuming we sell 46,667,000 shares in the offering, we intend to distribute the net proceeds as follows:

         . $229.6 million will be invested in The Provident Bank in exchange for 100% of the outstanding shares of The Provident Bank; and

         . $229.6 million will be retained by Provident Financial Services, Inc., of which $37.3 million will be loaned by Provident Financial Services, Inc. to the ESOP to fund its purchase of common stock and $18.7 million will be used to fund the acquisition of shares in the open market for our recognition and retention plan, subject to shareholder approval.

         We intend to use the net cash proceeds retained from the offering to invest in securities, to finance the possible acquisition of other financial institutions and other financial service businesses, to pay dividends and for other general corporate purposes, including possibly the repurchase of shares of common stock. The Provident Bank may use the proceeds it receives to make loans, to purchase securities, to expand its retail banking franchise internally or through acquisitions, to enhance its technology and delivery channels and for general corporate purposes. See "How we Intend to Use the Proceeds from the Offering." We currently have no specific arrangements or understandings regarding any specific acquisition transaction.


         Following the conversion, we may also implement a dividend and/or a stock repurchase program. However, under current regulations, we may not repurchase shares of common stock during the first year following the conversion, except when extraordinary circumstances exist and with prior regulatory approval.

The Provident Bank may Use the Proceeds it Receives from the Offering:

         .    to fund new loans;


         . to expand our retail banking franchise, by establishing or acquiring new branches or by acquiring other financial institutions, or other financial services companies, although we currently have no specific agreements or understandings regarding any specific acquisition transaction;


         .    to enhance our technology and delivery channels;

         .    to invest in securities; and

         .    for general corporate purposes.

                         OUR POLICY REGARDING DIVIDENDS


         Provident Financial Services, Inc. will consider the payment of a cash dividend no earlier than the completion of the first calendar quarter of 2003. With the additional capital that is being raised in the conversion, Provident Financial Services, Inc. will have a significant dividend paying capacity. The payment of dividends, if any, and the amount of any such dividend, will be subject to the determination of our Board of Directors, which will take into account, among other factors, our financial condition, results of operations, tax considerations, industry standards, economic conditions and regulatory restrictions that affect the payment of dividends by The Provident Bank to Provident Financial Services, Inc. We cannot guarantee that we will pay dividends or that, if paid, we will not reduce or eliminate dividends in the future.


         The Provident Bank will provide a future source of funds for the payment of dividends by Provident Financial Services, Inc. The Provident Bank will not be permitted to pay cash dividends to Provident Financial Services, Inc. if its surplus and reserves would thereby be reduced below the amount required for the liquidation account or applicable regulatory capital requirements. See "The Conversion and Offering--Effects of the Conversion--Liquidation Account" and "Regulation--Federal Banking Regulation--Capital Requirements." Under New

Jersey law, The Provident Bank may not pay a cash dividend unless, after the payment of such dividend, its capital stock will not be impaired and either it will have a statutory surplus of not less than 50% of its capital stock, or the payment of such dividend will not reduce its statutory surplus. The Provident Bank's certificate of incorporation requires a capital surplus of $6.0 million, which is unavailable for the payment of the dividends.

         Any payment of dividends by The Provident Bank to Provident Financial Services, Inc., which would be deemed to be drawn out of The Provident Banks' bad debt reserves component of equity, would require a payment of taxes at the then-current tax rate by The Provident Bank on the amount of earnings deemed to be removed from the bad debt reserves component of equity for such distribution. However, dividends paid out of The Provident Bank's current or accumulated earnings and profits, as calculated for federal income tax purposes, will not be considered to be drawn out of The Provident Bank's bad debt reserves component of equity and, therefore, will not be included in The Provident Bank's income. The Provident Bank does not intend to make any distribution to Provident Financial Services, Inc. that would create this type of a tax liability.

         Provident Financial Services, Inc. is subject to the requirements of Delaware law that generally limits dividends to an amount equal to the difference between the amount by which total assets exceed total liabilities and the amount equal to the aggregate par value of the outstanding shares of capital stock. If there is no difference between these amounts, dividends are limited to net income for the current and/or immediately preceding year.

                           MARKET FOR THE COMMON STOCK


         Provident Financial Services, Inc. is being formed and has never issued capital stock. The Provident Bank, as a mutual institution, has never issued capital stock. Provident Financial Services, Inc. expects to receive conditional approval to have its common stock listed on the New York Stock Exchange under the symbol "PFS" subject to the completion of the offering and compliance with certain conditions.


         The development of an active trading market depends on the existence of willing buyers and sellers, the presence of which is not within our control. The number of active buyers and sellers of the common stock at any particular time may be limited. Under such circumstances, you could have difficulty selling your shares on short notice, and, therefore, you should not view the common stock as a short-term investment. We cannot assure you that an active trading market for the common stock will develop or that, if it develops, it will continue. Nor can we assure you that, if you purchase shares, you will be able to sell them at or above $10.00 per share.

                          REGULATORY CAPITAL COMPLIANCE

         At June 30, 2002, The Provident Bank exceeded all applicable regulatory capital requirements. Set forth below is a summary of our capital under accounting principles accepted in the United States of America, as of June 30, 2002, and our compliance with the applicable regulatory capital standards, on a historical and pro forma basis assuming that the indicated number of shares were sold as of such date and receipt by The Provident Bank of 50% of the net proceeds. The capital table below does not reflect the capital requirements that will be applicable to Provident Financial Services, Inc. as a registered bank holding company. For a discussion of the applicable regulatory capital requirements, see "Regulation--Federal Banking Regulation--Capital Requirements."

                                                      Pro Forma at June 30, 2002, Based Upon the Sale at $10.00 per Share of
                                                    --------------------------------------------------------------------------------
                                                                                                                      53,667,050
                                                        34,493,000          40,580,000           46,667,000             Shares
                                   Historical at           Shares              Shares               Shares             (Adjusted
                                   June 30, 2002         (Minimum)           (Midpoint)           (Maximum)           Maximum)(1)
                                ------------------- -------------------   -----------------    ------------------  -----------------
                                           Percent              Percent             Percent              Percent            Percent
                                              of                   of                  of                  of                 of
                                Amount    Assets(2)   Amount   Assets(2)  Amount   Assets(2)   Amount   Assets(2)  Amount  Assets(2)
                                ------    ---------   ------   ---------  ------   ---------   ------   ---------  ------  ---------
                                                                       (Dollars in thousands)
GAAP capital .................  $310,568   10.13%   $434,289    13.50%   $456,478   14.07%    $479,328   14.65%   $505,606  15.30%
                                ========  ======    ========   ======    ========  ======     ========  ======    ========  =======

Leverage capital:
  Capital level(3) ...........  $279,979    9.39%   $403,700    12.89%   $425,889   13.48%    $448,739   14.08%   $475,017  14.76%
  Requirement(4) .............   119,217    4.00     125,269     4.00     126,352    4.00      127,461    4.00     128,736   4.00
                                --------  ------    --------   ------    --------  ------     --------  ------    --------  -------
     Excess ..................  $160,762    5.39%   $278,431     8.89%   $299,537    9.48%    $321,278   10.08%   $346,281  10.76%
                                ========  ======    ========   ======    ========  ======     ========  ======    ========  =======

Risk-based capital:
  Tier 1 capital level(3) ....  $279,979   13.84%   $403,700    19.66%   $425,889   20.69%    $448,739   21.74%   $475,017  22.94%
  Requirement(5) .............    80,914    4.00      82,124     4.00      82,341    4.00       82,562    4.00      82,817   4.00
                                --------  ------    --------   ------    --------  ------     --------  ------    --------  -------
     Excess ..................  $199,065    9.84%   $321,576    15.66%   $343,548   16.69%    $366,177   17.74%   $392,200  18.94%
                                ========  ======    ========   ======    ========  ======     ========  ======    ========  =======

  Total capital level(3) .....  $301,937   14.93%   $425,658    20.73%   $447,847   21.76%    $470,697   22.80%   $496,975  24.00%
  Requirement(5) .............   161,827    8.00     164,248     8.00     164,681    8.00      165,125    8.00     165,635   8.00
                                --------  ------    --------   ------    --------  ------     --------  ------    --------  -------
     Excess ..................  $140,110    6.93%   $261,410    12.73%   $283,166   13.76%    $305,572   14.80%   $331,340  16.00%
                                ========  ======    ========   ======    ========  ======     ========  ======    ========  =======

--------------
(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated valuation range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market conditions or general financial and economic conditions following the commencement of the offering.
(2) Leverage capital levels are shown as a percentage of tangible assets. Risk-based capital levels are calculated on the basis of a percentage of risk-weighted assets.

(3) Pro forma capital levels assume receipt by The Provident Bank of 50% of the estimated net proceeds from the offering or $169.3 million, $199.4 million, $229.6 million or $264.2 million at the minimum, midpoint, maximum and maximum adjusted of the estimated price range, respectively. These levels also assume funding of the recognition and retention plan equal to 4% of the common stock sold in the offering through purchases in the open market, or $13.8 million, $16.2 million, $18.7 million or $21.5 million at the minimum, midpoint, maximum and maximum adjusted of the estimated price range, respectively, the repayment of Provident Financial Services, Inc.'s loan to the ESOP to enable the ESOP to purchase 8% of the common stock sold in the offering or $27.6 million, $32.5 million, $37.3 million or $42.9 million at the minimum, midpoint, maximum and maximum adjusted of the estimated price range, respectively and the cash contribution to the foundation in the amount of $4.1 million, $4.8 million, $4.8 million or $4.8 million at the minimum, midpoint, maximum and maximum adjusted of the estimated price range, respectively.

(4) The current leverage capital requirement is 4% of total adjusted assets for banks that receive the highest supervisory rating for safety and soundness and that are not experiencing or anticipating significant growth. The current leverage capital ratio applicable to all other banks is 5%.
(5) Assumes net proceeds are initially invested in assets that carry a risk-weighting equal to 20%.

                                 CAPITALIZATION

         The following table presents our historical capitalization at June 30, 2002, and the pro forma consolidated capitalization of Provident Financial Services, Inc. after giving effect to the conversion, including the contribution of shares to the foundation, based upon the sale of the number of shares indicated in the table and the other assumptions set forth under "Pro Forma Data."

                                                                            Pro Forma Based Upon the Sale at $10.00 per Share
                                                                   -----------------------------------------------------------------
                                                                                                                         53,667,050
                                                                    34,493,000       40,580,000       46,667,000          Shares
                                                                       Shares          Shares            Shares          (Adjusted
                                                Bank Historical      (Minimum)       (Midpoint)        (Maximum)         Maximum)(1)
                                                ---------------    -------------- ----------------    -------------    -------------
                                                                                 (In thousands)
Deposits(2) ..................................  $  2,526,611       $  2,526,611   $   2,526,611      $  2,526,611      $  2,526,611
Borrowings ...................................       194,925            194,925         194,925           194,925           194,925
                                                ------------       ------------   -------------        ----------      -------------
Total deposits and borrowings ................  $  2,721,536       $  2,721,536   $   2,721,536      $  2,721,536      $  2,721,536
                                                ============       ============   =============        ==========      =============
Stockholders' equity
   Preferred stock, $0.01 par value,
     50,000,000 shares authorized; none to
     be issued ...............................  $         --       $        --    $          --      $         --      $         --
  Common stock, $0.01 par value,
     200,000,000 shares authorized, shares
     to be issued as reflected(3) ............            --              3,615           4,250             4,859             5,559
   Additional paid-in capital(3) .............            --            351,444         413,762           473,463           542,120
  Retained earnings(4) .......................       302,561            302,561         302,561           302,561           302,561
Less:
  Expense of contribution to foundation ......            --            (20,696)        (24,000)          (24,000)          (24,000)
Plus:
  Tax benefit of contribution to
  foundation(5) ..............................            --              7,657           8,880             8,880             8,880
  Accumulated other comprehensive income .....         8,007              8,007           8,007             8,007             8,007
Less:
  Common stock acquired by the ESOP(6) .......            --            (27,594)        (32,464)          (37,334)          (42,934)
  Common stock acquired by the recognition
     and retention plan(7) ...................            --            (13,797)        (16,232)          (18,667)          (21,467)
                                                ------------       ------------   -------------        ----------      ------------
Total stockholders' equity ...................  $    310,568       $    611,197   $     664,764      $    717,769      $    778,726
                                                ============       ============   =============        ==========      ============

-----------------------

(1) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated valuation range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.
(2) Does not reflect withdrawals from deposit accounts for the purchase of common stock, which would reduce pro forma deposits by the amount of such withdrawals. (3) Includes shares to be issued to depositors and the public in the offering net of appliance expenses as well as shares to be contributed to the foundation. No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan to be adopted by Provident Financial Services, Inc. and presented for approval of stockholders following the offering. The stock option plan would provide for the grant of stock options to purchase a number of shares of common stock equal to 10% of the shares of common stock sold in the offering.
(4) The retained earnings of The Provident Bank will be substantially restricted after the offering.
(5) Represents the tax effect of the contribution to the foundation based on a 37.0% tax rate. The realization of the deferred tax benefit is limited annually to a maximum deduction for charitable contributions equal to 10% of Provident Financial Services, Inc.'s annual taxable income, subject to the ability of Provident Financial Services, Inc. to carry forward any unused portion of the deduction for five years following the year in which the contribution is made.
(6) Assumes that the ESOP will purchase 8% of the shares sold in the offering and that the funds used to acquire the ESOP shares will be borrowed from Provident Financial Services, Inc. The common stock acquired by the ESOP is reflected as a reduction of stockholders' equity. See "Pro Forma Data" for further information regarding the ESOP purchase.
(7) Assumes that, subsequent to the offering, an amount equal to 4% of the shares of common stock sold in the offering is purchased by the recognition and retention plan through open market purchases at $10.00 per share. The actual purchase price per share may be more or less than $10.00. The common stock to be purchased by the recognition and retention plan is reflected as a reduction to stockholders' equity. See "Pro Forma Data" for further information regarding the purchase of shares by the recognition and retention plan.

                                 PRO FORMA DATA

         We cannot determine the actual net proceeds from the sale of the common stock until the offering is completed. However, we estimate that net proceeds will be between $338.5 million and $459.1 million, or $528.5 million if the offering range is increased by 15%, based upon the following assumptions:

         . we will sell all shares of common stock in the subscription offering;

         . 483,750 shares of common stock will be purchased by our directors and executive officers, and their associates;

         . our ESOP will purchase 8% of the shares of common stock sold in the offering with a loan from Provident Financial Services, Inc. The loan will be repaid in substantially equal principal payments over a period of thirty years;

         . we will make a contribution to the charitable foundation valued at a maximum of $24.0 million, consisting of shares of common stock (80% of contribution) and cash (20% of contribution);

         . we will pay Sandler O'Neill & Partners, L.P. fees and expenses of approximately $4,245,000 at the maximum offering range. No fee will be paid with respect to shares of common stock contributed to the charitable foundation and shares purchased by the ESOP and by our directors, officers and employees, and their immediate families; and

         . total expenses, excluding fees and expenses paid to Sandler O'Neill & Partners, L.P., will be approximately $3.3 million.

         We calculated the pro forma consolidated net income and stockholders' equity of Provident Financial Services, Inc. for the six months ended June 30, 2002 and for the year ended December 31, 2001, as if the common stock had been sold at the beginning of those periods and the net proceeds had been invested at 2.06% for the six months ended June 30, 2002 and at 2.06% for the year ended December 31, 2001. We chose these yields because they represent the yields on one-year U.S. Government securities for the corresponding periods. We believe these rates more accurately reflect pro forma reinvestment rates than the arithmetic average method, which assumes reinvestment of the net proceeds at a rate equal to the average of the yield on interest-earning assets and the cost of deposits for these periods. We assumed a tax rate of 37.0% for both periods. This results in an annualized after-tax yield of 1.30% for the six months ended June 30, 2002 and 1.30% for the year ended December 31, 2001.

         We calculated historical and pro forma per share amounts by dividing historical and pro forma amounts of consolidated net income and stockholders' equity by the indicated number of shares of common stock. We adjusted these figures to give effect to the shares purchased by the ESOP. We computed per share amounts for each period as if the common stock was outstanding at the beginning of the periods, but we did not adjust per share historical or pro forma stockholders' equity to reflect the earnings on the estimated net proceeds.

         The pro forma tables do not reflect the possible issuance of additional shares, up to 10% of the shares sold in the offering, pursuant to our proposed stock option plan. The pro forma tables give effect to the implementation of a recognition and retention plan. Subject to the receipt of stockholder approval, the recognition and retention plan will acquire an amount of common stock equal to 4% of the shares of common stock sold in the offering. In preparing the table below, we assumed that stockholder approval has been obtained and that the recognition and retention plan purchases in the open market a number of shares equal to 4% of the shares sold in the offering at the same price for which they were sold in the stock offering. We assume that shares of stock are granted under the plan in awards that vest over five years.

         As discussed under "How We Intend to Use the Proceeds from the Offering," Provident Financial Services, Inc. intends to invest 50% of the net proceeds from the offering in The Provident Bank in exchange for 100% of The Provident Bank's outstanding common stock, make a loan to the ESOP, and retain the rest of the proceeds for future use.

         The pro forma table does not give effect to:

         .  shares to be reserved for issuance under the stock option plan;

         . withdrawals from deposit accounts for the purpose of purchasing common stock in the offering;

         .  our results of operations after the conversion; or

         . changes in the market price of the common stock after the conversion.

         The following pro forma information may not represent the financial effects of the conversion at the date on which the conversion actually occurs and you should not use the table to indicate future results of operations. Pro forma stockholders' equity represents the difference between the stated amount of assets and liabilities of The Provident Bank computed in accordance with generally accepted accounting principles. We did not increase or decrease stockholders' equity to reflect the difference between the carrying value of loans and other assets and their market value. Pro forma stockholders' equity is not intended to represent the fair market value of the common stock and may be different than amounts that would be available for distribution to stockholders if we liquidated.

                                                                 At or For the Six Months Ended June 30, 2002
                                                   -------------------------------------------------------------------------
                                                                                                               53,667,050
                                                      34,493,000         40,580,000         46,667,000       Shares Sold at
                                                    Shares Sold at     Shares Sold at     Shares Sold at    $10.00 per share
                                                   $10.00 per share   $10.00 per share   $10.00 per share       (Adjusted
                                                       (Minimum)         (Midpoint)          (Maximum)         Maximum)(8)
                                                   ----------------   ----------------   ----------------   ----------------
                                                               (Dollars in thousands, except per share amounts)
Gross proceeds ..................................  $        344,930   $        405,800   $        466,670   $        536,671
Plus: shares contributed to foundation ..........            16,557             19,200             19,200             19,200
                                                   ----------------   ----------------   ----------------   ----------------
Pro forma market capitalization .................  $        361,487   $        425,000   $        485,870   $        555,871
                                                   ================   ================   ================   ================

Gross proceeds ..................................  $        344,930   $        405,800   $        466,670   $        536,671
Less: offering expenses and commissions .........            (6,428)            (6,988)            (7,548)            (8,192)
                                                   ----------------   ----------------   ----------------   ----------------

Estimated net proceeds ..........................           338,502            398,812            459,122            528,479
Less: cash contribution to foundation ...........            (4,139)            (4,800)            (4,800)            (4,800)
Less: common stock purchased by ESOP(1) .........           (27,594)           (32,464)           (37,334)           (42,934)
Less: common stock purchased by recognition
         and retention plan(2) ..................           (13,797)           (16,232)           (18,667)           (21,467)
                                                   ----------------   ----------------   ----------------   ----------------
  Estimated net proceeds, as adjusted ...........  $        292,972   $        345,316   $        398,321   $        459,278
                                                   ================   ================   ================   ================

Consolidated net income(3):
  Historical ....................................  $         15,026   $         15,026   $         15,026   $         15,026
Plus: Pro forma income on net proceeds, as
       adjusted .................................             1,901              2,241              2,585              2,980
Less: Pro forma ESOP adjustment(1) ..............              (290)              (341)              (392)              (451)
Less: Pro forma recognition and retention
       plan adjustment(2) .......................              (869)            (1,023)            (1,176)            (1,352)
                                                   ----------------   ----------------   ----------------   ----------------
     Pro forma net income(3) ....................  $         15,768   $         15,903   $         16,043   $         16,203
                                                   ================   ================   ================   ================

Per share net income(3):
   Historical ...................................  $           0.45   $           0.38   $           0.33   $           0.29
Plus: Pro forma income on net proceeds, as
       adjusted .................................              0.06               0.06               0.06               0.06
Less: Pro forma ESOP adjustment(1) ..............             (0.01)             (0.01)             (0.01)             (0.01)
Less: Pro forma recognition and retention
       plan adjustment(2) .......................             (0.03)             (0.03)             (0.03)             (0.03)
                                                   ----------------   ----------------   ----------------   ----------------
Pro forma net income per share(3)(4) ............  $           0.47   $           0.40   $           0.35   $           0.31
                                                   ================   ================   ================   ================

Stockholders' equity:
Historical ......................................  $        310,568   $        310,568   $        310,568   $        310,568
Estimated net proceeds ..........................           338,502            398,812            459,122            528,479
  Plus: shares contributed to foundation ........            16,557             19,200             19,200             19,200
  Less: shares contributed to foundation ........           (16,557)           (19,200)           (19,200)           (19,200)
  Less: cash contributed to foundation ..........            (4,139)            (4,800)            (4,800)            (4,800)
  Plus: tax benefit of contribution to
         foundation .............................             7,657              8,880              8,880              8,880
  Less: common stock acquired by ESOP(1) ........           (27,594)           (32,464)           (37,334)           (42,934)
  Less: common stock acquired by recognition
         and retention plan(2) ..................           (13,797)           (16,232)           (18,667)           (21,467)
                                                   ----------------   ----------------   ----------------   ----------------
  Pro forma stockholders' equity (4)(5) .........  $        611,197   $        664,764   $        717,769   $        778,726
                                                   ================   ================   ================   ================

Stockholders' equity per share(6):
Historical ......................................  $           8.59   $           7.31   $           6.39   $           5.59
Estimated net proceeds ..........................              9.36               9.38               9.45               9.51
  Plus: shares contributed to foundation ........              0.46               0.45               0.40               0.35
  Less: shares contributed to foundation ........             (0.46)             (0.45)             (0.40)             (0.35)
  Less: cash contributed to foundation ..........             (0.11)             (0.11)             (0.10)             (0.09)
  Plus: tax benefit of contribution to
         foundation .............................              0.21               0.21               0.18               0.16
  Less: common stock acquired by ESOP(1) ........             (0.76)             (0.76)             (0.77)             (0.77)
  Less: common stock acquired by recognition
         and retention plan(2) ..................             (0.38)             (0.38)             (0.38)             (0.39)
                                                   ----------------   ----------------   ----------------   ----------------
  Pro forma stockholders' equity per
         share(4)(5) ............................  $          16.91   $          15.65   $          14.77   $          14.01
                                                   ================   ================   ================   ================

Offering price to pro forma net income
  per share(7) ..................................             10.64x             12.50x             14.29x             16.13x
                                                   ================   ================   ================   ================
Offering price as a percentage of pro
  forma stockholders' equity per share(6) .......             59.14%             63.90%             67.70%             71.38%
                                                   ================   ================   ================   ================
Offering price as a percentage of pro forma
  tangible stockholder's equity per share(9) ....             61.41%             66.15%             69.91%             73.52%
                                                   ================   ================   ================   ================

                                                   (footnotes on following page)

----------------

(1) It is assumed that 8% of the shares sold in the offering will be purchased by the ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from Provident Financial Services, Inc. The amount to be borrowed is reflected as a reduction to stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. Our total annual payment of the ESOP debt is based upon thirty equal annual installments of principal, with an assumed interest rate at 4.75%. The pro forma net income assumes: (i) that the contribution to the ESOP is equivalent to the debt service requirement for the six months ended June 30, 2002, and was made at the end of the period; (ii) that 45,951, 54,107, 62,263 and 71,592 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, were committed to be released during the six months ended June 30, 2002, at an average fair value of $10.00 per share in accordance with Statement of Position, which we refer to as SOP, 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for purposes of the net income per share calculations.
(2) Gives effect to the recognition and retention plan expected to be adopted by Provident Financial Services, Inc. following the offering. This plan intends to acquire a number of shares of common stock equal to 4% of the shares of common stock sold in the offering or 1,379,700, 1,623,200, 1,866,700 and 2,146,700 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of common stock or treasury stock of Provident Financial Services, Inc., if any. Funds used by the recognition and retention plan to purchase the shares will be contributed to the plan by The Provident Bank. In calculating the pro forma effect of the recognition and retention plan, it is assumed that the shares were acquired by the recognition and retention plan at the beginning of the period presented in open market purchases at $10.00 per share and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of common stock to the recognition and retention plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.85%.
(3) Does not give effect to the non-recurring expense that will be recognized in 2002 as a result of the establishment of the foundation. Provident Financial Services, Inc. will recognize an after-tax expense of $13,038,354, $15,120,000, $15,120,000 and $15,120,000, at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, related to the contribution to the foundation. Per share net income data is based on 33,435,215, 39,307,707, 44,915,863 and 51,365,242 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, which represents shares issued in the conversion, shares contributed to the foundation and shares to be allocated or distributed under the ESOP and recognition and retention plan for the period presented.
(4) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan expected to be adopted by Provident Financial Services, Inc. following the conversion. Under the stock option plan, an amount equal to 10% of the common stock sold in the offering, or 3,449,300, 4,058,000, 4,666,700 and 5,366,705 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing stockholders' interests by approximately 9.09%.
(5) The retained earnings of The Provident Bank will continue to be substantially restricted after the conversion.
(6) Stockholders' equity per share data is based upon 36,148,664, 42,500,000, 48,587,000 and 55,587,050 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, representing shares issued in the conversion, (including the shares purchased by the ESOP in the conversion) and the recognition and retention plan, and shares contributed to the foundation, and assumes the recognition and retention plan is funded by shares purchased in the open market.
(7) Based on pro forma net income for the six months ended June 30, 2002 that has been annualized.
(8) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated valuation range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.
(9) Equity is adjusted to exclude $22,654,000 of goodwill and core deposit intangibles as of June 30, 2002.

                                                                          At of For the Year Ended December 31, 2001
                                                           ------------------------------------------------------------------------
                                                                                                                      53,667,050
                                                              34,493,000         40,580,000        46,667,000       Shares Sold at
                                                            Shares Sold at     Shares Sold at     Shares Sold at   $10.00 per share
                                                           $10.00 per share   $10.00 per share   $10.00 per share     (Adjusted
                                                               (Minimum)         (Midpoint)         (Maximum)         Maximum)(7)
                                                           -----------------  ----------------   ----------------  ----------------
                                                                        (Dollars in thousands, except per share amounts)

Gross proceeds ...........................................  $       344,930    $       405,800   $       466,670    $       536,671
Plus: shares contributed to foundation ...................           16,557             19,200            19,200             19,200
                                                            ---------------    ---------------   ---------------    ---------------
Pro forma market capitalization ..........................  $       361,487    $       425,000   $       485,870    $       555,871
                                                            ===============    ===============   ===============    ===============

Gross proceeds ...........................................  $       344,930    $       405,800   $       466,670    $       536,671
Less: offering expenses and commissions ..................           (6,428)            (6,988)           (7,548)            (8,192)
                                                            ---------------    ---------------   ---------------    ---------------

Estimated net proceeds ...................................          338,502            398,812           459,122            528,479
Less: cash contribution to foundation ....................           (4,139)            (4,800)           (4,800)            (4,800)
Less: common stock purchased by ESOP(1) ..................          (27,594)           (32,464)          (37,334)           (42,934)
Less: common stock purchased by
      recognition and retention plan(2) ..................          (13,797)           (16,232)          (18,667)           (21,467)
                                                            ---------------    ---------------   ---------------    ---------------
Estimated net proceeds, as adjusted ......................  $       292,972    $       345,316   $       398,321    $       459,278
                                                            ===============    ===============   ===============    ===============

Consolidated net income(3):
  Historical .............................................  $        24,080    $        24,080   $        24,080    $        24,080
Plus: Pro forma income on net proceeds,
            as adjusted ..................................            3,802              4,482             5,169              5,961
Less: Pro forma ESOP adjustment(1) .......................             (579)              (682)             (784)              (902)
Less: Pro forma recognition and
            retention plan adjustment(2) .................           (1,738)            (2,045)           (2,352)            (2,705)
                                                            ---------------    ----------------  ---------------    ---------------
     Pro forma net income(3) .............................  $        25,565    $        25,835   $        26,113    $        26,434
                                                            ===============    ===============   ===============    ===============

Per share net income(3):
  Historical .............................................  $          0.72    $          0.61   $          0.54    $          0.47
Plus: Pro forma income on net proceeds,
            as adjusted ..................................             0.11               0.11              0.11               0.12
Less: Pro forma ESOP adjustment(1) .......................            (0.02)             (0.02)            (0.02)             (0.02)
Less: Pro forma recognition and
            retention plan adjustment(2) .................            (0.05)             (0.05)            (0.05)             (0.05)
                                                            ---------------    ---------------   ---------------    ---------------
     Pro forma net income per share(3)(4) ................  $          0.76    $          0.65   $          0.58    $          0.52
                                                            ===============    ===============   ===============    ===============

Stockholders' equity:
Historical ...............................................  $       292,130    $       292,130   $       292,130    $       292,130
Estimated net proceeds ...................................          338,502            398,812           459,122            528,479
   Plus: shares contributed to foundation ................           16,557             19,200            19,200             19,200
   Less: shares contributed to foundation ................          (16,557)           (19,200)          (19,200)           (19,200)
   Less: cash contributed to foundation ..................           (4,139)            (4,800)           (4,800)            (4,800)
   Plus: tax benefit of contribution to
            foundation ...................................            7,657              8,880             8,880              8,880
   Less: common stock acquired by ESOP(1) ................          (27,594)           (32,464)          (37,334)           (42,934)
   Less: common stock acquired by recognition and
            retention plan(2) ............................          (13,797)           (16,232)          (18,667)           (21,467)
                                                            ---------------    ----------------  ---------------    ---------------
     Pro forma stockholders' equity (4)(5) ...............  $       592,759    $       646,326   $       699,331    $       760,288
                                                            ===============    ===============   ===============    ===============

Stockholders' equity per share(6):
Historical ...............................................  $          8.08    $          6.87   $          6.01    $          5.26
Estimated net proceeds ...................................             9.36               9.38              9.45               9.51
   Plus: shares contributed to foundation ................             0.46               0.45              0.40               0.35
   Less: shares contributed to foundation ................            (0.46)             (0.45)            (0.40)             (0.35)
   Less: cash contributed to foundation ..................            (0.11)             (0.11)            (0.10)             (0.09)
   Plus: tax benefit of contribution to
            foundation ...................................             0.21               0.21              0.18               0.16
   Less: common stock acquired by ESOP(1) ................            (0.76)             (0.76)            (0.77)             (0.77)
   Less: common stock acquired by
            recognition and retention plan(2) ............            (0.38)             (0.38)            (0.38)             (0.39)
                                                            ---------------    ---------------   ---------------    ---------------
     Pro forma stockholders' equity per
            share(4)(5) ..................................  $         16.40    $         15.21   $         14.39    $         13.68
                                                            ===============    ===============   ===============    ===============
Offering price to pro forma net income
            per share ....................................            13.16x             15.38x            17.24x             19.23x
                                                            ===============    ===============   ===============    ===============
Offering price as a percentage of pro
            forma stockholders' equity per share(6) ......            60.98%             65.75%            69.49%             73.10%
                                                            ===============    ===============   ===============    ===============
Offering price as a percentage of pro
            forma tangible stockholders' equity
            per share(8) .................................            63.25%             68.25%            71.94%             75.46%
                                                            ===============    ===============   ===============    ===============

                                                   (footnotes on following page)

--------------------------------
(1) It is assumed that 8% of the shares sold in the offering will be purchased by the ESOP. The funds used to acquire such shares are assumed to have been borrowed by the ESOP from Provident Financial Services, Inc. The amount to be borrowed is reflected as a reduction of stockholders' equity. The Bank intends to make annual contributions to the ESOP in an amount at least equal to the principal and interest requirement of the debt. Our total annual payment of the ESOP debt is based upon thirty equal annual installments of principal, with an assumed interest rate at 4.75%. The pro forma net income assumes: (i) that our contribution to the ESOP is equivalent to the debt service requirement for the year ended December 31, 2001, and was made at the end of the period; (ii) that 91,941, 108,213, 124,485 and 143,148 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, were committed to be released during the year ended December 31, 2000, at an average fair value of $10.00 per share in accordance with SOP 93-6; and (iii) only the ESOP shares committed to be released were considered outstanding for proposes of the net income per share calculations.
(2) Gives effect to the recognition and retention plan expected to be adopted by Provident Financial Services, Inc. following the offering. This plan intends to acquire a number of shares of common stock equal to 4% of the shares of common stock sold in the offering, or 1,379,700, 1,623,200, 1,866,700 and 2,146,700 shares of common stock at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, either through open market purchases, if permissible, or from authorized but unissued shares of common stock or treasury stock of Provident Financial Services, Inc., if any. Funds used by the recognition and retention plan to purchase the shares will be contributed to the plan by The Provident Bank. In calculating the pro forma effect of the recognition and retention plan, it is assumed that the shares were acquired by the recognition and retention plan at the beginning of the period presented in open market purchases at $10.00 per share and that 20% of the amount contributed was an amortized expense during such period. The issuance of authorized but unissued shares of common stock to the recognition and retention plan instead of open market purchases would dilute the voting interests of existing stockholders by approximately 3.85%.
(3) Does not give effect to the non-recurring expense that will be recognized in 2002 as a result of the establishment of the foundation. Provident Financial Services, Inc. will recognize an after-tax expense of $13,038,354, $15,120,000, $15,120,000 and $15,120,000 at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, related to the contribution to the foundation. Per share net income data is based on 33,481,205, 39,361,813, 44,978,085 and 51,436,798 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, which represents shares issued in the conversion, shares contributed to the foundation and shares to be allocated or distributed under the ESOP and recognition and retention plan for the period presented.
(4) No effect has been given to the issuance of additional shares of common stock pursuant to the stock option plan expected to be adopted by Provident Financial Services, Inc. following the offering. Under the stock option plan, an amount equal to 10% of the common stock sold in the conversion, or 3,449,300, 4,058,000, 4,666,700 and 5,366,705 shares at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, will be reserved for future issuance upon the exercise of options to be granted under the stock option plan. The issuance of common stock pursuant to the exercise of options under the stock option plan will result in the dilution of existing stockholders' interests by approximately 9.09%.
(5) The retained earnings of The Provident Bank will continue to be substantially restricted after the conversion.
(6) Stockholders' equity per share data is based upon 36,148,664, 42,500,000, 48,587,000 and 55,587,050 shares outstanding at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively, representing shares issued in the conversion, (including the shares purchased by the ESOP in the conversion) and recognition and retention plan, and shares contributed to the foundation, and assumes the recognition and retention plan is funded by shares in the open market.
(7) As adjusted to give effect to an increase in the number of shares which could occur due to an increase in the estimated valuation range of up to 15% as a result of regulatory considerations, demand for the shares, or changes in market or general financial and economic conditions following the commencement of the offering.
(8) Equity is adjusted to exclude $23,743,000 of goodwill and core deposit intangibles as of December 31, 2001.

                COMPARISON OF VALUATION AND PRO FORMA INFORMATION
                         WITH AND WITHOUT THE FOUNDATION

         As reflected in the table below, if the charitable foundation was not established and funded as part of the conversion, RP Financial estimates that the pro forma valuation of Provident Financial Services, Inc. would be greater, and as a result a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint and maximum of the valuation range, the pro forma valuation of Provident Financial Services, Inc. is $361.5 million, $425.0 million and $485.9 million with the foundation, as compared with $374.0 million, $440.0 million and $506.0 million, respectively, without the foundation. There is no assurance that in the event the foundation were not formed that the appraisal prepared at that time would conclude that the pro forma market value of Provident Financial Services, Inc. would be the same as that estimated in the table below. Any appraisal prepared at that time would be based on the facts and circumstances existing at that time, including, among other things, market and economic conditions.

         For comparative purposes only, set forth below are certain pricing ratios and financial data and ratios, at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, assuming the conversion was completed at June 30, 2002, with and without the foundation.

                                           Minimum                 Midpoint                Maximum             Adjusted Maximum
                                    ----------------------  ----------------------  ----------------------  ----------------------
                                       With      Without       With      Without       With      Without       With      Without
                                    Foundation  Foundation  Foundation  Foundation  Foundation  Foundation  Foundation  Foundation
                                    ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                           (Dollars in thousands, except per share amounts)
Estimated offering amount ........ $   344,930  $  374,000  $  405,800  $  440,000  $  466,670  $  506,000     536,671     581,900
Pro forma market capitalization ..     361,487     374,000     425,000     440,000     485,870     506,000     555,871     581,900
Total assets .....................   3,366,906   3,388,701   3,420,473   3,446,174   3,473,478   3,503,647   3,534,435   3,569,741
Total liabilities ................   2,755,709   2,755,709   2,755,709   2,755,709   2,755,709   2,755,709   2,755,709   2,755,709
Pro forma stockholders' equity ...     611,197     632,992     664,764     690,465     717,769     747,938     778,726     814,032
Pro forma net income .............      15,768      15,862      15,903      16,012      16,043      16,164      16,203      16,338

Pro forma stockholders' equity per
    share ........................       16.91       16.92       15.65       15.69       14.77       14.78       14.01       13.99
Pro forma net income per share ...        0.47        0.46        0.40        0.39        0.35        0.34        0.31        0.30

Pro forma pricing ratios:
  Offering price as a percentage
    of pro forma stockholders'
    equity per share .............       59.14%      59.10%      63.90%      63.73%      67.70%      67.66%      71.38%      71.48%
  Offering price to pro forma
    net income per share .........       10.64x      10.87x      12.50x      12.82x      14.29x      14.71x      16.13x      16.67x

Pro forma financial ratios:
  Return on assets ...............        0.94%       0.94%       0.93%       0.93%       0.92%       0.92%       0.92%       0.92%
  Return on equity ...............        5.16        5.01        4.78        4.64        4.47        4.32        4.16        4.01
  Equity/assets ..................       18.15       18.68       19.44       20.04       20.66       21.35       22.03       22.80

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

General

         Provident Financial Services, Inc. was formed by us in connection with our conversion and has not yet commenced operations. Provident Financial Services, Inc.'s results of operations will be dependent on the results of The Provident Bank, which will be a wholly-owned subsidiary. The Provident Bank's results from operations are generally dependent upon net interest income. Net interest income is the difference between interest income earned on loans and investments less interest expense paid on deposits and borrowings. Results from operations are also affected by provisions for loan losses, fees collected on deposit accounts, investment and loan sales, loan servicing income, income accrued on the cash surrender value on bank owned life insurance and income from our products and services. Non-interest expense consists mainly of salary and benefit expense, net occupancy expense, data processing expense, advertising and promotion expense and other operating expenses. Results from operations are also impacted by changes in interest rates, economic conditions, competition and changes in government policies, accounting changes or regulatory actions.

         Following the completion of the conversion, non-interest expenses can be expected to increase as a result of the increase in costs associated with managing a public company, increased compensation expenses associated with adopting and funding our employee stock ownership plan and the recognition and retention plan, if approved by the stockholders, and the costs of funding the charitable foundation.

         Assuming that the adjusted maximum number of shares are sold in the offering: (i) the contribution to the charitable foundation will be approximately $24.0 million, all of which will be expensed in the quarter during which the conversion is completed; (ii) the ESOP will acquire 4,293,364 shares with a $42.9 million loan that is expected to be repaid over 30 years, resulting in an annual expense (pre-tax) of approximately $1.4 million (assuming that the common stock maintains a value of $10 per share); and (iii) the recognition and retention plan would award 4% of shares sold, or 2,146,682 shares to eligible participants, which would be expensed as the awards vest. Assuming all shares are awarded under the recognition and retention plan at a price of $10 per share, and that the awards are subject to a five-year vesting period, the corresponding annual expense (pre-tax) associated with shares awarded under the recognition and retention plan would be approximately $4.3 million.

         The actual expense that will be recorded for the ESOP will be determined by the market value of the shares released to employees over the term of the loan. Accordingly, increases in the stock price above $10 per share will increase the ESOP expense. Further, the actual expense of the recognition and retention plan will be determined by the fair market value of the stock on the grant date, which might be greater than $10 per share.

Critical Accounting Policies and Use of Estimates

         The calculation of the allowance for loan losses is a critical accounting policy of The Provident Bank. Provisions for loan losses will continue to be based upon our assessment of the overall loan portfolio and the underlying collateral, trends in non-performing loans, current economic conditions and other relevant factors in order to maintain the allowance for loan losses at adequate levels to provide for estimated losses. Although management uses the best information available, the level of the allowance for loan losses remains an estimate which is subject to significant judgment and short-term change.

Management Strategy

         It is our goal to achieve and maintain strong financial results and grow profitably by offering high quality products and delivering outstanding customer service to our individual and business customers within the market areas where we have branch offices. We believe that what sets us apart from our competitors is our commitment to personalized, responsive customer service and our focus on our "Customer-Centric Strategy." In order to attain our financial goals, our strategy is to continue to expand our core deposit accounts and to improve asset yield by continuing to diversify our lending portfolio. Growth in core deposit accounts and other retail products and services will contribute to increases in non-interest income. As part of our strategy to diversify and increase non-interest income, we have added complementary products and services through Provident Mortgage Company, a mortgage banking company that specializes in FHA and VA loans, and Provident Title, LLC, a title insurance company. Controlling expenses and expanding our franchise through selective acquisition or de novo branching are an integral part of our business strategy.

         Our business strategy focuses on the following areas:

         Loan Portfolio Diversification. As part of our strategy to improve the yield on the loan portfolio and reduce exposure to interest rate risk, our business plan focuses on maintaining a diversified loan portfolio to reduce the percentage of retail loans and increase the percentage of commercial loans that are in portfolio. Most of our commercial real estate loans have interest rates that reset in five years and are subject to prepayment penalties if the loan is paid off before maturity. Construction loans and mortgage warehouse loans are priced at a spread over the prime rate or the federal funds rate and they change when the federal funds rate or prime rate changes.

         Asset Quality. As of June 30, 2002, non-performing assets were $4.8 million or 0.15% of total assets compared to $6.5 million or 0.32% of total assets at December 31, 1997. We have been able to maintain high asset quality by focusing on underwriting criteria and aggressive collection and charge off efforts.

         Increase Core Deposits. Our focus is to improve our net interest margin by acquiring and maintaining a stable, low cost funding base. Our business strategy focuses on acquiring and retaining core deposit accounts, such as checking and savings accounts and expanding customer relationships.

         Net Interest Margin. Our net interest margin has benefited from the decline in market interest rates and there has been a significant reduction in interest rates paid on time deposits. Our goal to improve asset yield led to a diversification of the lending portfolio to reflect a greater balance between mortgage and consumer lending and commercial real estate and other commercial loans. Net interest margin for the six months ended June 30, 2002 has improved to 4.09% compared to 3.79% for the year ended December 31, 2001.

         Non-Interest Revenue. Our continuing emphasis on expanding non-interest income resulted in fee income increasing to $8.4 million for the six months ended June 30, 2002 compared to $7.9 million for the six months ended June 30, 2001. The majority of our fee income from deposit accounts is derived from core deposit accounts. We have also focused on expanding our products and services to generate additional non-interest income. In addition to offering investment products and estate management and trust services, we entered into a joint venture in 2001 to sell title insurance and we acquired a mortgage banking company in July, 2001.


         Non-Interest Expense. During 2001, a significant number of lending and marketing professionals were hired as part of our business strategy to increase business lending and deposit relationships and to develop and implement our Customer Relationship Management strategy. Non-interest expense to average assets increased to 3.02% for the six months ended June 30, 2002 compared to 2.94% for the year ended December 31, 2001. A review of current business operations and processes is currently underway to evaluate outsourcing opportunities for processes that are not considered to be core-banking activities.


         Investment Portfolio Strategy. Our investment strategy is to maximize the return on the investment portfolio consistent with guidelines that have been established for liquidity, safety, duration, and diversification. The composition of the portfolio is diversified among U.S. Treasury and Agency securities, mortgage-backed securities, corporate securities and tax exempt municipal securities. Securities purchased for the investment portfolio have a minimum credit rating of A by Moody's or Standard and Poor's. As of June 30, 2002, 83.7% of all investment securities in our portfolio were rated AAA.

         Interest Rate Risk Management. We use several measures to manage and monitor interest rate risk. Short term interest rate risk is managed by analyzing the changes in net interest income over a 12 to 24 month time horizon. In order to limit exposures to changes in interest rates, generally all twenty and thirty year fixed-rate residential mortgages are sold at origination. The reallocation of the lending portfolio to include more adjustable rate loans such as mortgage warehouse loans, and commercial real estate and construction loans in addition to adjustable rate mortgage loans reduces our exposure to the volatility that results from changes in interest rates.

         In 2001, the Federal Reserve Bank reduced interest rates eleven times, resulting in a decline in the Federal Funds rate to 1.75% from 6.50%. The reduction in short term rates led to a steepening of the yield curve. The combination of lower short-term rates and a steeper yield curve contributed to an improvement in our net interest spread and net interest margin. The reduction of short-term market rates has resulted in a lower cost of funds. Long-term rates have also declined and this has resulted in increases in cash flows from prepayments, which have been reinvested at lower rates.

         Measuring the economic value of equity gives us an indication of the exposure of the net present value of equity to changes in interest rates over a longer time horizon. Economic value of equity is an assessment of the present value of expected future cash flows on assets minus the expected cash flows on liabilities, plus or minus the present value of the expected cash flows of any off balance sheet instruments. As of June 30, 2002, an immediate and sustained increase in interest rates of 200 basis points would result in a reduction in the net present value of equity of $84.7 million or a decrease of 15.96%. The ratio of the present value of equity as a percentage of the present value of assets is projected to be 13.98% in that scenario.


         Expansion of Retail Banking Franchise. During the last several years, The Provident Bank has expanded its retail banking franchise by acquiring branches and a whole bank. We have also closed branch offices that did not meet our performance criteria. We anticipate continued expansion through the establishment of two to four de novo branch offices annually during the next three years, although no assurance can be given that we will be able to establish these branches as intended. We will consider other expansion opportunities that may arise and that complement or enhance our market presence, although we currently have no specific arrangements or understandings regarding any specific acquisition transaction.


Management of Market Risk

         Qualitative Analysis. Interest rate risk is the exposure of a bank's current and future earnings and capital arising from adverse movements in interest rates. Our most significant risk exposure is interest rate risk. The guidelines of our interest rate risk policy seek to limit the exposure to changes in interest rates that affect the underlying economic value of assets and liabilities, earnings and capital. To minimize interest rate risk we generally sell all twenty and thirty year fixed-rate mortgage loans at origination. A majority of residential loans that are in portfolio are adjustable rate mortgages. Commercial real estate loans generally have interest rates that reset in five years and other commercial loans such as construction loans, commercial lines of credit and mortgage warehouse loans reset with changes in the prime rate or the federal funds rate. Investment securities purchases generally have maturities of five years or less and mortgage-backed securities have weighted average lives between three and five years.

         The Asset/Liability Committee meets on a monthly basis to review the impact of interest rate changes on net interest income, net interest margin, net income and economic value of equity. Members of the Asset/Liability Committee include our Chief Executive Officer and President and our Chief Operating Officer as well as senior officers from our finance, lending and customer management departments. The Asset/Liability Committee reviews a variety of strategies that project changes in asset or liability mix and the impact of those changes on projected net interest income and net income.


         Our strategy for liabilities has been to maintain a stable core-funding base by focusing on core deposit account acquisition and increasing products and services per household. Our focus on core deposit accounts has led to a shift in our funding base to less interest rate sensitive liabilities. Certificate of deposit accounts as a percentage of total deposits have declined to 43.0% at June 30, 2002 from 44.9% at December 31, 2001, 47.7% at December 31, 2000 and
48.3% at December 31, 1999. Certificate of deposit accounts are generally short term. As of June 30, 2002, 84.5% of all time deposits had maturities of one year or less compared to 83.8% at December 31, 2001 and 87.0% at December 31, 2000. Our ability to retain maturing certificate of deposit accounts is the result of our strategy to remain competitively priced within our marketplace, typically within the upper quartile of rates offered by our competitors. Our pricing strategy may vary depending upon our funding needs and our ability to fund operations through alternative sources, primarily by accessing our short-term lines of credit with the Federal Home Loan Bank during periods of pricing dislocation.


         Quantitative Analysis. We measure our sensitivity to changes in interest rates through the use of balance sheet and income simulation models. The analyses capture changes in net interest income using flat rates as a base, a most likely rate forecast and rising and declining interest rate forecasts. We measure changes in net interest income and net income for the forecast period, generally twelve to twenty-four months, within our limits for acceptable change.

         The following sets forth the result of our net interest income model as of June 30, 2002.

                          Change in                 Net Interest Income
                        Interest Rates      ------------------------------------
                       in Basis Points        Amount ($) Change ($) Change (%)
                         (Rate Shock)       ------------ ---------- ------------
                      -----------------             (Dollars in thousands)

                             -100           $  125,996   $  10,083      8.70%
                            Static             115,913          --        --
                             +100              104,370     (11,543)    (9.96)%
                             +200               92,306     (23,607)   (20.37)%
                             +300               79,940     (35,973)   (31.03)%

         The above table indicates that as of June 30, 2002, in the event of an immediate and sustained 200 basis point increase in interest rates, we would experience a 20.37%, or $23.6 million decrease in net interest income. In the event of a 100 basis point decrease in interest rates, we would experience a 8.70%, or $10.1 million increase in net interest income.

         Another measure of interest rate sensitivity is to model changes in economic value of equity through the use of immediate and sustained interest rate shocks. The following table illustrates the result of our economic value of equity model results as of June 30, 2002.

                                                     Present Value of Equity as
                                                     Percent of Present Value of
                          Present Value of Equity               Assets
                   --------------------------------  ---------------------------
  Change in          Dollar      Dollar    Percent        Present     Percent
Interest Rates       Amount      Change    Change       Value Ratio    Change
--------------     ---------- ----------  ---------  --------------  -----------
(Basis Points)             (Dollars in thousands)

      -100         $ 552,067  $  21,592      4.07%      16.61%           3.10%
     Static          530,475         --        --       16.11              --
      +100           489,121    (41,354)   (7.80)%      15.09          (6.33)%
      +200           445,803    (84,672)  (15.96)%      13.98         (13.22)%
      +300           399,684   (130,791)  (24.66)%      12.75         (20.86)%

         The above table indicates that as of June 30, 2002, in the event of an immediate and sustained 200 basis point increase in interest rates, we would experience a 15.96% or $84.7 million reduction in the present value of equity. If rates were to decrease 100 basis points, we would experience a 4.07% or $21.6 million increase in our present value of equity.

         Certain shortcomings are inherent in the methodologies used in the above interest rate risk measurement. Modeling changes in net interest income requires the making of certain assumptions regarding prepayment and deposit decay rates, which may or may not reflect the manner in which actual yields and costs respond to changes in market interest rates. While we believe such assumptions to be reasonable, there can be no assurance that assumed prepayment rates and decay rates will approximate actual future loan prepayment and deposit withdrawal activity. Moreover, the net interest income table presented assumes that the composition of our interest sensitive assets and liabilities existing at the beginning of a period remains constant over the period being measured and also assumes that a particular change in interest rates is reflected uniformly across the yield curve regardless of the duration to maturity or repricing of specific assets and liabilities. Accordingly, although the net interest income table provides an indication of our interest rate risk exposure at a particular point in time, such measurement is not intended to and does not provide a precise forecast of the effect of changes in market interest rates on our net interest income and will differ from actual results.

Analysis of Net Interest Income

         Net interest income represents the difference between income on interest-earning assets and expense on interest-bearing liabilities. Net interest income depends on the relative amounts of interest-earning assets and interest-bearing liabilities and the interest rate earned on such assets and paid on such liabilities.

         Average Balance Sheet. The following table sets forth certain information at June 30, 2002, for the six months ended June 30, 2002 and 2001, and for the years ended December 31, 2001, 2000 and 1999. For the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on average interest-bearing liabilities, is expressed both in dollars and rates. No tax equivalent adjustments were made. Average balances are daily averages.

                                                                           For the Six Months Ended June 30,
                                                               ---------------------------------------------------------------------
                                         At June 30, 2002                      2002                                 2001
                                      ----------------------   ---------------------------------    --------------------------------
                                                                 Average                 Average    Average                Average
                                      Outstanding    Yield/    Outstanding   Interest    Yield/   Outstanding    Interest   Yield/
                                        Balance        Rate      Balance    Earned/Paid    Rate     Balance    Earned/Paid   Rate
                                                                           (Dollars in thousands)
Interest-earning assets:
 Federal funds sold and short-term
  investments ........................  $   70,406     1.64%   $   103,477   $       890    1.72%   $   24,233   $      580    4.79%
 Investment securities (1) ...........     110,131     4.53        113,982         2,693    4.72       116,568        2,993    5.13
 Securities available for sale .......     728,509     5.26        596,917        16,540    5.54       392,849       11,744    5.98
 Net loans (2) .......................   1,919,729     7.10      1,929,574        68,149    7.06     1,958,118       75,410    7.70
                                        ----------             -----------   -----------            ----------   ----------
     Total interest-earning assets ...   2,828,775     6.30      2,743,950        88,272    6.43     2,491,768       90,727    7.28
                                                     ------                  -----------  ------                 ----------  ------
 Non-interest earning assets .........     237,502                 215,883                             191,891
                                        ----------             -----------                          ----------
     Total assets ....................  $3,066,277             $ 2,959,833                          $2,683,659
                                        ==========             ===========                          ==========

 Interest-bearing liabilities:
  Savings deposits ...................  $  823,530     1.81    $   785,557         6,873    1.75       664,881   $    8,241    2.48
  Money market accounts ..............      88,913     1.81         89,532           851    1.90        72,665          831    2.29
  Interest bearing checking ..........     264,955     1.19        250,961         1,519    1.21       202,893        1,561    1.54
  Time accounts ......................   1,087,081     3.23      1,065,741        18,741    3.52     1,062,738       29,802    5.61
  Borrowings .........................     194,925     4.18        191,195         4,109    4.30       177,178        4,882    5.51
                                        ----------   ------    -----------   -----------            ----------   ----------
     Total interest-bearing
      liabilities ....................   2,459,404     2.57      2,382,986        32,093    2.69     2,180,355       45,317    4.16
                                                     ------                  -----------  ------                 ----------  ------
  Non-interest bearing liabilities ...     296,305                 283,348                             233,465
                                        ----------             -----------                          ----------
     Total liabilities ...............   2,755,709               2,666,334                           2,413,820
  Equity .............................     310,568                 293,499                             269,839
                                        ----------             -----------                          ----------
     Total liabilities and equity ....  $3,066,277             $ 2,959,833                          $2,683,659
                                        ==========             ===========                          ==========

 Net interest income .................                                       $    56,179                         $   45,410
                                                                             ===========                         ==========

 Net interest rate spread ............                 3.73%                                3.74%                              3.12%
                                                     ======                               ======                             ======

 Net interest earning assets .........  $  369,371             $   360,964                          $  311,413
                                        ==========             ===========                          ==========

 Net interest margin (3) .............                                                      4.09%                              3.64%
                                                                                          ======                             ======

 Ratio of interest-earning assets
  to total interest-bearing
  liabilities ........................        1.15x                   1.15x                               1.14x
                                        ==========             ===========                          ==========

                          (footnotes on following page)

                                                                   For the Year Ended December 31,
                                ----------------------------------------------------------------------------------------------------
                                               2001                              2000                              1999
                                --------------------------------- ---------------------------------- -------------------------------
                                  Average     Interest   Average    Average     Interest   Average     Average    Interest  Average
                                Outstanding    Earned/    Yield/  Outstanding    Earned/    Yield/   Outstanding   Earned/   Yield/
                                  Balance       Paid       Rate     Balance       Paid       Rate      Balance      Paid      Rate
                                -----------  ----------  -------- -----------  ---------- ---------- ----------- ---------- --------
Interest-earning assets:
 Federal funds sold and
  short-term investments .....  $   32,558    $  1,114     3.42%  $    5,444    $    325     5.97%   $   14,192   $    745    5.25%
 Investment securities (1) ...     112,659       5,784     5.13      140,926       7,589     5.39       192,925     10,693    5.54
 Securities available for
  sale .......................     437,147      25,337     5.80      351,439      21,577     6.14       373,052     22,199    5.95
 Net loans(2) ................   1,961,612     148,744     7.58    1,933,075     150,029     7.76     1,715,404    132,409    7.72
                                ----------    --------            ----------    --------             ----------   --------
    Total interest-earning
      assets .................   2,543,976     180,979     7.11    2,430,884     179,520     7.39     2,295,573    166,046    7.23
                                              --------   ------                 --------     ----                 --------    ----
 Non-interest earning
  assets .....................     196,863                           182,705                            166,712
                                ----------                        ----------                         ----------
    Total assets .............  $2,740,839                        $2,613,589                         $2,462,285
                                ==========                        ==========                         ==========

 Interest-bearing
 liabilities:
  Savings deposits ...........  $  690,324      15,966     2.31      633,128      16,143     2.55       615,449     14,488    2.35
  Money market accounts ......      72,735       1,612     2.22       83,738       1,975     2.36       102,771      2,469    2.40
  Interest-bearing
    checking .................     213,441       3,091     1.45      195,258       2,932     1.50       186,100      2,880    1.55
  Time accounts ..............   1,060,920      54,620     5.15    1,018,213      56,259     5.53       972,839     48,984    5.04
  Borrowings .................     176,688       9,234     5.23      210,144      12,381     5.89       154,132      8,423    5.46
                                ----------    --------            ----------    --------             ----------   --------
    Total interest-bearing
      liabilities ............   2,214,108      84,523     3.82%   2,140,481      89,690     4.19%    2,031,291     77,244    3.80%
                                              --------   ------                 --------     ----                 --------    ----
 Non-interest bearing
  liabilities ................     249,913                           223,339                            200,906
                                ----------                        ----------                         ----------
    Total liabilities ........   2,464,021                         2,363,820                          2,232,197
  Equity .....................     276,818                           249,769                            230,088
                                ----------                        ----------                         ----------
    Total liabilities and
      equity .................  $2,740,839                        $2,613,589                         $2,462,285
                                ==========                        ==========                         ==========

 Net interest income .........                $ 96,456                          $ 89,830                          $ 88,802
                                              ========                          ========                          ========

 Net interest rate spread ....                             3.29%                             3.20%                            3.43%
                                                         ======                              ====                             ====

 Net interest earning
  assets .....................  $  329,868                        $  290,403                         $  264,282
                                ==========                        ==========                         ==========

 Net interest margin (3) .....                             3.79%                             3.70%                            3.87%
                                                         ======                              ====                             ====

 Ratio of interest-earning
  assets to total
  interest-bearing
  liabilities ................        1.15x                             1.14x                               1.13x
                                ==========                        ==========                         ===========

---------------------------------
(1)  Average outstanding balance amounts shown are amortized cost.
(2) Average outstanding balances shown net of the allowance for loan losses, deferred loan fees and expenses, and loan premiums and discounts and include non-accrual loans.
(3)  Net interest income divided by average interest-earning assets.

          Rate/Volume Analysis. The following table presents the extent to which changes in interest rates and changes in the volume of interest-earning assets and interest-bearing liabilities have affected our interest income and interest expense during the periods indicated. Information is provided in each category with respect to: (i) changes attributable to changes in volume (changes in volume multiplied by prior rate); (ii) changes attributable to changes in rate (changes in rate multiplied by prior volume); and (iii) the net change. The changes attributable to the combined impact of volume and rate have been allocated proportionately to the changes due to volume and the changes due to rate.

                                    Six Months Ended June 30,                          Year Ended December 31,
                                 -------------------------------  -----------------------------------------------------------------
                                          2002 vs. 2001                    2001 vs. 2000                     2000 vs. 1999
                                 -------------------------------  -------------------------------  --------------------------------
                                 Increase/(Decrease)     Total    Increase/(Decrease)     Total     Increase/(Decrease)     Total
                                       Due to          Increase/         Due to         Increase/         Due to          Increase/
                                 -------------------              -------------------              --------------------
                                  Volume      Rate    (Decrease)   Volume      Rate    (Decrease)   Volume       Rate    (Decrease)
                                 --------   --------  ----------  --------   --------  ----------  --------    --------  ----------
                                                                          (In thousands)
Interest-earning assets:
 Federal funds sold and
  short-term investments........ $  1,502   $ (1,192)  $    310   $    982   $   (193)  $    789   $   (511)   $     91   $   (420)
 Investment securities..........      (65)      (235)      (300)    (1,465)      (340)    (1,805)    (2,808)       (296)    (3,104)
 Securities available for sale..    7,215     (2,419)     4,796      5,023     (1,262)     3,761     (1,312)        690       (622)
 Loans..........................   (1,086)    (6,175)    (7,261)     2,195     (3,480)    (1,285)    16,890         731     17,621
                                 --------   --------   --------   --------   --------   --------   --------    --------   --------
    Total interest-earning
     assets..................... $  7,566    (10,021)    (2,455)     6,735     (5,275)     1,460     12,259       1,216     13,475
                                 --------   --------   --------   --------   --------   --------   --------    --------   --------

Interest-bearing liabilities:

 Savings deposits............... $  3,178     (4,546)    (1,368)     1,392     (1,569)      (177)       425       1,230      1,655
 Money market accounts..........      337       (317)        20       (249)      (114)      (363)      (450)        (44)      (494)
 Interest-bearing checking......      679       (721)       (42)       267       (107)       160        139         (87)        52
 Time accounts..................      251    (11,312)   (11,061)     2,298     (3,937)    (1,639)     2,357       4,918      7,275
 Borrowings.....................      932     (1,705)      (773)    (1,841)    (1,306)    (3,147)     3,258         701      3,959
                                 --------   --------   --------   --------   --------   --------   --------    --------   --------
    Total interest-bearing
     liabilities................ $  5,377   $(18,601)   (13,224)     1,867     (7,033)    (5,166)     5,729       6,718     12,447
                                 --------   --------   --------   --------   --------   --------   --------    --------   --------

 Net interest income............ $  2,189   $  8,580   $ 10,769   $  4,868   $  1,758   $  6,626   $  6,530    $ (5,502)  $  1,028
                                 ========   ========   ========   ========   ========   ========   ========    ========   ========

     Comparison of Financial Condition at June 30, 2002 and December 31, 2001

          Total assets increased by $196.6 million or 6.8% to $3.07 billion at June 30, 2002 compared to $2.87 billion at December 31, 2001. This increase is due to an increase in securities and short-term investments.


          Net loans decreased $74.9 million or 3.8% to $1.92 billion from $1.99 billion at December 31, 2001. Residential real estate loans decreased $57.6 million or 7.2% to $737.8 million at June 30, 2002 from $795.4 million at December 31, 2001. This decrease is due to continued high levels of refinance and prepayment activity resulting from lower interest rates and $43.3 million in fixed-rate loan sales for the six month period ended June 30, 2002. Prepayments of residential real estate loans for the six-month period ended June 30, 2002 totaled $168.7 million compared to prepayments in the amount of $245.7 million for the year ended December 31, 2001. Residential mortgage loan originations for the six months ended June 30, 2002 were $154.2 million compared to $215.9 million in residential mortgage loans originated for the year ended December 31, 2001. Commercial real estate and construction loans increased $22.5 million or 4.6% to $515.5 million at June 30, 2002 compared to $493.0 million at

December 31, 2001. Commercial real estate loan originations totaled $76.2 million for the six months ended June 30, 2002 compared to $90.3 million for the year ended December 31, 2001. Competitive factors have kept interest rates stable, resulting in lower refinance activity in the fixed commercial real estate portfolio. Commercial loans increased $10.5 million or 7.4% to $152.0 million during the period and consumer loans decreased $28.0 million or 8.7% to $294.2 million at June 30, 2002 compared to $322.2 million at December 31, 2001. Repayments in the consumer loan portfolio for the six-month period ended June 30, 2002 totaled $90.9 million compared to repayments in the amount of $112.7 million for the year ended December 31, 2001, causing the decline in the consumer loan portfolio.


     The investment portfolio increased $230.9 million or 38.0% to $838.6 million at June 30, 2002 compared to $607.7 million at December 31, 2001. The largest increase was in the available for sale portfolio, which increased $233.8 million or 47.3% to $728.5 million at June 30, 2002 from $494.7 million at December 31, 2001. Available for sale U.S. Agency collateralized mortgage obligations increased $131.6 million or 47.7% during the period. Available for sale Corporate and other securities increased $65.3 million or 61.8% to $171.0 million for the period ended June 30, 2002 compared to $105.7 million at December 31, 2001. The increase in the corporate and other securities category is attributable to an increase of $43.5 million in corporate issued mortgage-backed securities to $48.9 million at June 30, 2002 from $5.4 million at December 31, 2001. The increase in investment securities is attributable to increases in cash flows from prepayments and increases in deposits. Our investment management strategy is to maximize the return on the portfolio consistent with our guidelines for liquidity, safety, duration and diversification. In periods of decreasing interest rates, our strategy is to purchase collateralized mortgage obligations that are well-structured and have principal lock out periods ranging from three to five years, reducing our reinvestment risk.

     Total deposits increased $184.9 million or 7.9% to $2.53 billion at June 30, 2002 compared to $2.34 billion at December 31, 2001. Core deposit accounts increased $150.3 million or 11.7% during the period. Savings account deposits increased $89.0 million or 12.0% during the period and demand deposit accounts increased $69.4 million or 12.7% during the period. The increase in deposits is attributable to the continued focus on sales training and our business strategy to increase core deposits. Competitive pricing on deposit accounts and continued volatility in the financial markets have also contributed to deposit inflows.

     Federal Home Loan Bank borrowings increased $7.5 million or 5.2% to $152.1 million at June 30, 2002 compared to $144.7 million at December 31, 2001. Retail repurchase agreements decreased $8.3 million or 16.3% to $42.8 million at June 30, 2002 from $51.1 million at December 31, 2001.

     Total equity increased $18.4 million or 6.3% to $310.6 million at June 30, 2002 compared to $292.1 million at December 31, 2001. Retained earnings increased $15.0 million or 5.2% to $302.6 million. After tax unrealized gains on investment securities increased $3.4 million or 74.3%. Interest rates in the three to five year sector of the yield curve have declined approximately 30 basis points since year end 2001, resulting in an increase in the value of the investment portfolio.

Comparison of Operating Results for the Six Months Ended June 30, 2002 and June 30, 2001

         General. Net income for the six months ended June 30, 2002 was $15.0 million, an increase of $3.6 million or 32% over net income of $11.4 million for the six months ended June 30, 2001. Return on average assets was 1.02% for the period ended June 30, 2002 compared to 0.84% for the period ended June 30, 2001. Return on average equity was 10.24% for the period ended June 30, 2002 compared to 8.44% for the period ended June 30, 2001.

         Net Interest Income. Net interest income for the first six months of 2002 was $56.2 million, an increase of $10.8 million or 24% over net interest income of $45.4 million for the first six months of 2001. The net interest rate spread, the difference between the yield on average earning assets and the cost of average interest bearing liabilities for the six months ended June 30, 2002 and June 30, 2001 was 3.74% and 3.12%, respectively. The net interest margin for the six months ended June 30, 2002 was 4.09% compared to 3.64% for the six month period ending June 30, 2001.

         Interest income declined by $2.5 million or 2.7% for the six months ended June 30, 2002 to $88.3 million compared to $90.7 million for the six months ended June 30, 2001, primarily as a result of the decline in prevailing market interest rates and loan balances. Retail loans, consisting of residential mortgage and consumer loans, decreased 7.7% for the period ending June 30, 2002, while commercial loan balances increased 7.4% during the period. The yield on short-term loans tied to indexes such as the prime rate and the federal funds rate have decreased significantly. Loan origination volume, while increasing in 2001 and the first six months of 2002, has not kept pace with the increases in cash flow from loan prepayments and deposit inflows. Excess cash flows have been reinvested in lower yielding investment securities. The composition of interest earning assets has changed significantly. The yield on interest earning assets decreased to 6.43% from 7.28% for the comparative period. The average balance of loans decreased to $1.93 billion at June 30, 2002 from $1.96 billion at June 30, 2001. The average balance of securities increased to $710.9 million from $509.4 million and the average balance of federal funds sold and short term investments increased to $103.5 million from $24.2 million. The increase in short term investments reflects the reinvestment of excess cash flows from prepayments and deposit inflows. The balance of average interest bearing liabilities increased to $2.38 billion from $2.18 billion, the balance of average non-interest bearing liabilities increased to $283.3 million from $233.5 million and the average of total borrowings increased from $177.2 million to $191.2 million during the comparative period.

         Interest expense decreased $13.2 million or 29.2% to $32.1 million for the period ended June 30, 2002 from $45.3 million. This decrease is attributable to the significant decline in short term interest rates. The cost of interest bearing liabilities declined to 2.69% at June 30, 2002 from 4.16% at June 30, 2001. The Federal Funds rate declined 225 basis points from June 2001 to June 2002 and interest rates on deposits continued to decline. The average rate paid on time deposits declined to 3.52% at June 30, 2002 from 5.61% at June 30, 2001. The improvement in net interest margin is attributable to the decline in our cost of funds.

         Provision For Loan Losses. We establish provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level management considers necessary to absorb probable incurred credit losses in the loan portfolio. In determining the level of the allowance for loan losses, management considers past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect the borrower's ability to repay the loan and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or later events change. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance. Our emphasis on continued diversification of our loan portfolio through the origination of construction loans, commercial mortgage loans, mortgage warehouse loans and commercial loans has been one of the more significant factors we have taken into account in evaluating our allowance for loan losses and provision for loan losses. In the event we were to further increase the amount of such types of loans in our portfolio, we may determine to make additional or increased provisions for loan losses, which could adversely affect our earnings. See "Business of The Provident Bank--Asset Quality--Allowance for Loan Losses."

         Based on management's assessment of the above factors, the provision for loan losses for the six months ended June 30, 2002 was $1.2 million, no change from a provision of $1.2 million for the six months ended June 30, 2001. The allowance for loan losses was $22.0 million or 1.13% of total loans at June 30, 2002 compared to an allowance of $21.0 million or 1.06% of total loans at June 30, 2001. Although total loans declined during the six months ended June 30, 2002, the provision for loan losses remained unchanged due to the increase in net charge offs from $353,000 for the six months ended June 30, 2001 as compared to $1.2 million for the comparable period in 2002. The increase in net charge offs is attributable to the determination by management as to the uncollectibility of certain loans in the portfolio. There were no significant changes in the concentration of the loan portfolio for the six months ended June 30, 2002. Due to the net charge offs noted above, the quality of the loan portfolio improved slightly at June 30, 2002. There were no significant changes in the method or assumptions used in determining the provision for loan losses for the six months ended June 30, 2002.


         Non-Interest Income. Non-interest income consists mainly of fee income on deposit accounts, loan servicing fee income and increases in the cash surrender value of bank owned life insurance.

         Non-interest income increased $1.6 million or 14.9% to $12.0 million for the six months ended June 30, 2002 compared to $10.4 million for the six months ended June 30, 2001. This increase was primarily attributable to income recorded in the amount of $959,000, related to the receipt of stock as the result of an insurance company demutualization. Fee income increased $459,000 or 5.8% to $8.4 million for the six months ended June 30, 2002 compared to $7.9 million for the six months ended June 30, 2001 due primarily to increased fee income on deposit accounts, particularly transaction accounts. A gain of $192,000 was recorded on the sale of a bank owned property and fee income associated with Provident Title, LLC was $124,000. Provident Title commenced operations in October 2001.

         Non-Interest Expense. Non-interest expense increased $6.5 million or 17.1% to $44.6 million for the six months ended June 30, 2002 compared to $38.1 million for the six months ended June 30, 2001. Salaries and employee benefits increased $4.0 million or 20.6% to $23.2 million at June 30, 2002 compared to $19.2 million at June 30, 2001. During 2001, a significant number of lending and marketing professionals were hired as part of our strategy to increase business lending and deposit relationships and to develop and implement our Customer Relationship Management strategy. Expenses associated with the amortization of mortgage servicing rights increased $299,000 or 35.3% to $1.1 million at June 30, 2002 compared to $846,000 at June 30, 2001. The increase in mortgage servicing rights amortization is attributable to lower interest rates and a higher volume of residential mortgage loan prepayments.
For the comparative period consulting expenses increased $504,000 due to the design and implementation of our Customer Relationship Management system (which assists us in leveraging customer relationships), advertising and promotion increased $457,000 due to an increase in core account, internet banking and loan product advertising. Education expenses increased $318,000 due to our ongoing commitment to sales training, management training and the implementation of a tuition disbursement program to encourage employees to obtain college degrees.

         Income Tax Expense. Income tax expense increased $1.7 million or 32.4% to $6.8 million at June 30, 2002 resulting in an effective tax rate of 30.4%, compared to income tax expense of $5.1 million at June 30, 2001 resulting in an effective tax rate of 31.0%. The increase in income tax expense is attributable to a 32.1% increase in net income before taxes during this period.

         Change In Accounting Principle. In accordance with FASB Statement No. 142, we performed a goodwill impairment test on the goodwill associated with the purchase of Provident Mortgage Company. It was determined that the goodwill was impaired and we recorded a charge of $519,000 as a cumulative effect of a change in accounting principle.

Comparison of Financial Condition at December 31, 2001 and December 31, 2000

         Total assets increased $228.1 million or 8.6% to $2.87 billion at December 31, 2001 from $2.64 billion at December 31, 2000.

         Net loans increased by $39.6 million or 2.0% to $1.99 billion at December 31, 2001 compared to $1.95 billion at December 31, 2000. Residential mortgage loans decreased $110.4 million or 12.2% to $795.4 million compared to $905.8 million at December 31, 2000. Factors that contributed to the decline in residential mortgage balances included a sharp increase in prepayment activity caused by mortgage refinancing at lower interest rates and the sale of $36.0 million in adjustable rate mortgage loans. Consumer loans, consisting mainly of home equity and marine loans, decreased $6.6 million or 2.0% to $322.2 million at December 31, 2002 from $328.8 million at December 31, 2000. This portfolio had an increase in prepayment activity due to a significant decline in interest rates. Commercial real estate, multi family, and construction loans increased $36.9 million or 6.7% to $588.5 million from $551.6 million at

December 31, 2000. Competitive pricing and an increase in construction lending and loans on office, industrial and retail properties contributed to the increase. Mortgage warehouse loans increased $101.0 million or 150.8% to $167.9 million at December 31, 2001 from $66.9 million at December 31, 2000. Mortgage warehouse loan volume increased in line with significant increases in fixed-rate lending activity. Commercial loans increased $20.0 million or 16.4% to $141.5 million at December 31, 2001, compared to $121.5 million at December 31, 2000.

         Investment securities held to maturity decreased $11.1 million or 9.0% to $113.0 million at December 31, 2001 from $124.1 million at December 31, 2000. Securities available for sale increased $159.7 million or 47.7% to $494.7 million at December 31, 2001 compared to $335.0 million at December 31, 2000. The increase in available for sale securities resulted from increases in cash flows from the loan portfolios, increases in deposits and the reinvestment of proceeds from the sale of $36.0 million in ARM loans. As part of a balance sheet management strategy, we sold a portion of high coupon adjustable rate mortgages that were likely to refinance and we invested the proceeds in U.S. Agency collateralized mortgage obligations with principal lock out periods ranging from three to five years. The strategy was implemented to maintain asset yield in a declining interest rate environment and to minimize reinvestment risk.

         Total deposits increased $173.4 million or 8.0% to $2.34 billion at the end of December 31, 2001 compared to $2.17 billion at December 31, 2000. All deposit categories increased during the period with the most significant increases in core accounts. Interest bearing checking deposits and non-interest bearing checking deposits increased 16.9% and 9.7%, respectively. Savings deposits increased $96.1 million or 14.9% to $742.5 million at December 31, 2001 from $646.5 million at December 31, 2000 and interest-bearing DDA accounts increased $34.9 million or 16.9% to $241.2 million at December 31, 2001 from $206.4 million at December 31, 2000.


         Total borrowings increased $15.9 million or 8.8% to $195.8 million at December 31, 2001 compared to $179.9 million at December 31, 2000. Federal Home Loan Bank borrowings increased $5.4 million or 3.9% to $144.7 million from $139.2 million.

         Total equity increased $29.1 million or 11.0% to $292.1 million at December 31, 2001 from $263.1 million at December 31, 2000. This increase is attributable to an increase in retained earnings of $24.0 million and an increase of $5.0 million in net unrealized gains (after tax) on available for sale securities, as a result of a decrease in interest rates.

Comparison of Operating Results for the Years Ended December 31, 2001 and December 31, 2000

         General. Net income for the year ended December 31, 2001 was $24.1 million, an increase of $3.2 million from December 31, 2000. Return on average assets for the year ended December 31, 2001 was 0.88% compared to 0.80% for the year ended December 31, 2000. Return on average equity for the year ended December 31, 2001 was 8.70% compared to 8.37% for the year ended December 31, 2000.

         Net Interest Income. Net interest income increased $6.7 million or 7.4% to $96.5 million at December 31, 2001 from $89.8 million at December 31, 2000. Our average interest rate spread improved 9 basis points to 3.29% for the year ended December 31, 2001 from 3.20% at December 31, 2000. Net interest margin improved 9 basis points to 3.79% at December 31, 2001 from 3.70% at December 31, 2000. The improvement in net interest margin was attributable primarily to a significant decline in interest expense as well as a slight increase in interest income.

         Interest income increased $1.5 million or 0.81% to $181.0 million at December 31, 2001 from $179.5 million at December 31, 2000. Average interest earning assets increased $113.1 million or 4.7% to $2.54 billion in 2001 compared to $2.43 billion in 2000. Average outstanding loan balances increased $28.5 million or 1.5% to $1.96 billion in 2001 from $1.93 billion in 2000. The average balance of securities increased $57.4 million or 11.7% to $549.8 million in 2001 compared to $492.4 million in 2000. Average federal funds sold and short-term investment balances increased $27.2 million to $32.6 million from $5.4 million in 2000. The yield on interest earning assets decreased 28 basis points to 7.11% in 2001 from 7.39% in 2000. Interest expense decreased $5.2 million or 5.8% to $84.5 million in 2001 compared to $89.7 million in 2000, reflecting the rapid decline in interest rates during the year. The balance of average interest-bearing liabilities increased to $2.21 billion for the year ended December 31, 2001 from $2.14 billion for the year ended December 31, 2000 and the balance of average non-interest bearing liabilities increased to $249.9 million from $223.3 million during the comparative period. Rates paid on interest bearing liabilities decreased 37 basis points to 3.82% in 2001 from 4.19% in 2000. Average outstanding borrowings decreased $33.5 million or 15.9% to $176.7 million for the year ended December 31, 2001 compared to $210.1 million for the year ended December 31, 2000. The average rate paid on borrowings decreased to 5.23% for the year ended December 31, 2001 from 5.89% for the year ended December 31, 2000.


         Provision For Loan Losses. We establish provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level management considers necessary to absorb probable incurred credit losses in the loan portfolio. In determining the level of the allowance for loan losses, management considers past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect the borrower's ability to repay the loan and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or later events change. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance. Our emphasis on continued diversification of our loan portfolio through the origination of construction loans, commercial mortgage loans, mortgage warehouse loans and commercial loans has been one of the more significant factors we have taken into account in evaluating our allowance for loan losses and provision for loan losses. In the event we were to further increase the amount of such types of loans in our portfolio, we may determine to make additional or increased provisions for loan losses, which could adversely affect our earnings. See "Business of The Provident Bank--Asset Quality--Allowance for Loan Losses."

         Based on management's assessment of the above factors, the provision for loan losses was $1.9 million in 2001 compared to $2.1 million in 2000. The allowance for loan losses was $21.9 million or 1.09% of total loans at December 31, 2001 compared to $20.2 million or 1.02% of total loans at December 31, 2000. Although there was a slight change in the concentration of the loan portfolio, as residential mortgages declined during 2001 and commercial mortgages, construction, mortgage warehouse and commercial loans increased, it did not have a significant impact on the provision for loan losses as these factors were offset by the increase in asset quality and reduced level of net charge offs.

         At December 31, 2001, non-performing loans amounted to $8.1 million as compared to $9.5 million at December 31, 2000. There were no significant changes in the method or assumptions used in determining the provision for loan losses for the year ended December 31, 2001.




         Non-Interest Income. Non-interest income consists of fees on retail accounts, investment services, loan servicing fees and increases in the cash surrender value of bank owned life insurance. Non-interest income increased $2.9 million or 16.2% to $21.2 million at December 31, 2001 from $18.3 million at December 31, 2000. This increase was attributable to an increase of $904,000 in fees on deposit accounts pursuant to our strategy to increase core deposit growth, and an increase of $722,000 in the cash surrender value of bank owned life insurance. Gains on sales of loans, which is a component of non-interest income, increased by $1.4 million to $1.7 million as a result of $80.7 million in residential loan sales.

         Non-Interest Expense. Non-interest expense increased $4.7 million or 6.3% to $80.6 million at December 31, 2001 from $75.9 million at the end of December 31, 2000. This increase was the result of an increase of $5.8 million or 16.8% in salaries and benefits as a result of a significant number of lending and marketing professionals that were hired in 2001 as part of our strategy to increase business lending and deposit relationships and customer relationship management, an increase of $730,000 or 25.3% in marketing and advertising expense and an increase of $453,000 or 3.9% in net occupancy expense offset in part by a $3.7 million reduction in other operating expense at December 31, 2001. In 2000, we recorded a charge of $3.7 million related to the settlement of outstanding litigation.

         Income Tax Expense. Income tax expense increased $1.8 million or 19.4% to $11.1 million on net income before taxes of $35.2 million in 2001, resulting in an effective tax rate of 31.5% compared to income tax expense of $9.3 million on net income before taxes of $30.2 million in 2000, resulting in an effective tax rate of 30.8%.

Comparison of Operating Results for the Years Ended December 31, 2000 and 1999

         General. Net income increased $1.3 million or 6.5% to $20.9 million for the year ended December 31, 2000 compared to $19.6 for the year ended December 31, 1999. Return on average assets and return on average equity was 0.80% and 8.37%, respectively, for the year ended December 31, 2000 compared to 0.80% and 8.53% for the year ended December 31, 1999.

         Net Interest Income. Net interest income increased $1.0 million or 1.2% to $89.8 million at December 31, 2000 from $88.8 million at December 31, 1999. Net interest margin decreased 17 basis points to 3.70% at December 31, 2000 from 3.87% at December 31, 1999. Increases in short term interest rates resulted in increases in our cost of funds and compression of the net interest margin. Interest income increased $13.5 million or 8.1% to $179.5 million at December 31, 2000 compared to $166.0 million at December 31, 1999. Average interest earning assets increased $135.3 million or 5.9% to $2.43 billion at December 31, 2000 compared to $2.30 billion at December 31, 1999. Average outstanding loan balances increased $217.7 million or 12.7% to $1.93 billion in 2000 compared to $1.72 billion in 1999. The average balance of securities decreased $73.6 million or 13.0% to $492.4 million in 2000 compared to $566.0 million in 1999. The decrease is the result of funding strong loan activity with cash flows and maturities from the securities portfolio. Average federal funds sold and short-term investments decreased $8.8 million or 61.6% to $5.4 million in 2000 compared to $14.2 million in 1999. The average yield on earning assets increased to 7.39% at December 31, 2000 from 7.23% at December 31, 1999. Interest expense increased $12.5 million or 16.1% to $89.7 million at December 31, 2000 from $77.2 million at December 31, 1999. The average rate paid on interest bearing liabilities increased to 4.19% at December 31, 2000 from 3.80% at December 31, 1999. Average outstanding balances on borrowings increased $56.0 million or 36.3% to $210.1 million for the year ended December 31, 2000 from $154.1 million for the year ended December 31, 1999. The average rate paid on borrowings increased to 5.89% at December 31, 2000 from 5.46% at December 31, 1999.

         Provision For Loan Losses. We establish provisions for loan losses, which are charged to operations, in order to maintain the allowance for loan losses at a level management considers necessary to absorb probable incurred credit losses in the loan portfolio. In determining the level of the allowance for loan losses, management considers past and current loss experience, evaluations of real estate collateral, current economic conditions, volume and type of lending, adverse situations that may affect the borrower's ability to repay the loan and the levels of non-performing and other classified loans. The amount of the allowance is based on estimates and the ultimate losses may vary from such estimates as more information becomes available or later events change. Management assesses the allowance for loan losses on a quarterly basis and makes provisions for loan losses in order to maintain the adequacy of the allowance. Our emphasis on continued diversification of our loan portfolio through the origination of construction loans, commercial mortgage loans, mortgage warehouse loans and commercial loans has been one of the more significant factors we have taken into account in evaluating our allowance for loan losses and provision for loan losses. In the event we were to further increase the amount of such types of loans in our portfolio, we may determine to make additional or increased provisions for loan losses, which could adversely affect our earnings. See "Business of The Provident Bank--Asset Quality--Allowance for Loan Losses."

         Based on management's assessment of the above factors, the provision for loan losses was $2.1 million in 2000 compared to $2.1 million in 1999. The allowance for loan losses was $20.2 million or 1.02% of total loans at December 31, 2000 compared to $18.8 million or 0.99% of total loans at December 31, 1999. Although the balance of loans increased during 2000 as compared to 1999, the provision remained at $2.1 million for 2000 due to the slight reduction in net charge offs for 2000 as compared to 1999. Non performing loans increased to $9.5 million at December 31, 2000 as compared to $8.0 million at December 31, 1999. However, this did not have a significant impact on the provision for loan losses as the increase in non performing loans did not result in an increase in net charge offs for the period. Although there was a slight change in the concentration of the loan portfolio, as mortgage warehouse and commercial loans comprised a greater percentage of the loan portfolio in 2000 as compared to 1999, it did not have a significant impact on the provision for loan losses as these factors were offset by the continued low levels of net charge offs during 2000.





         Non-Interest Income. Non-interest income consists of fees from deposit accounts, investment services, loan-servicing fees and increases in the cash surrender value of bank owned life insurance. Non-interest income increased $2.6 million to $18.3 million or 16.5% from $15.7 million at December 31, 1999. The increase in non-interest income is attributable to a $2.0 million increase in the cash surrender value of bank owned life insurance that was purchased in February 2000. The purchase of bank owned life insurance is a financing transaction that allows the bank to offset employee benefit plan expense. We also received a $1.0 million dollar merger termination fee from Ridgewood Savings Bank. Fees on deposit accounts increased $326,000 or 4.4% in 2000 to $7.8 million from $7.5 million in 1999.

         Non-Interest Expense. Non-interest expense increased $4.0 million or 5.6% to $75.9 million at December 31, 2000 compared to $71.9 million at December 31, 1999. This increase was attributable to a charge in the amount of $3.7 million related to a settlement of a litigation matter.

         Income Tax Expense. Income tax expense decreased $1.6 million or 14.9% to $9.3 million on net income before taxes of $30.2 million resulting in an effective tax rate of 30.8% at December 31, 2000, compared to income tax expense of $10.9 million on net income before taxes of $30.5 million, resulting in an effective tax rate of 35.7%. The improvement in the effective tax rate is attributable to the tax free earnings on bank owned life insurance and the deduction for dividend income received from PSB Funding Corporation, The Provident Bank's majority owned real estate investment trust subsidiary.

Liquidity and Capital Resources

         Liquidity refers to our ability to generate adequate amounts of cash to meet our financial obligations to our borrowers and depositors, to fund loan and securities purchases, deposit withdrawals and operating expenses. Sources of funds include scheduled amortization of loans, loan prepayments, scheduled maturities of investments, cash flows from mortgage-backed securities and the ability to borrow funds from the Federal Home Loan Bank of New York and approved broker dealers. We have a $100 million line of credit with the Federal Home Loan

Bank of New York. As of June 30, 2002, we had no outstanding borrowings against our line of credit. We have also established an overnight line of credit and a one-month overnight repricing line of credit with the Federal Home Loan Bank of New York, each in the amount of $50 million, neither of which was drawn on at June 30, 2002. These lines are renewable annually and we are charged a $500 maintenance fee for these lines.


         Cash flows from loan payments and maturing investment securities are a fairly predictable source of funds. Changes in interest rates, local economic conditions and the competitive marketplace can influence loan prepayments, prepayments on mortgage-backed securities and deposit flows. As of June 30, 2002, loan prepayments, excluding mortgage warehouse activity, totaled $410.2 million compared to $572.9 million for the year ended December 31, 2001.

         One- to four-family residential loans, commercial real estate loans, multi-family loans and commercial and small business loans are our primary investments. Purchasing securities for the investment portfolio is a secondary use of funds and the investment portfolio is structured to complement and facilitate our lending activities and ensure adequate liquidity. Loan originations, excluding mortgage warehouse loans, for the six months ended June 30, 2002 totaled $399.5 million. Loan originations, excluding mortgage warehouse loans, for the year ended December 31, 2001 were $593.3 million.

         Purchases for the investment portfolio totaled $355.5 million for the six months ended June 30, 2002 compared to $323.2 million for the year ended December 31, 2001.

         At June 30, 2002, The Provident Bank had outstanding loan commitments to borrowers of $129.1 million. Undisbursed mortgage warehouse loans were $72.0 million at June 30, 2002. Undisbursed home equity lines and personal credit lines were $48.7 million at June 30, 2002. Total deposits increased $184.9 million during the six months ended June 30, 2002 and increased $173.4 million for the year ended 2001. Deposit inflows are affected by changes in interest rates, competitive pricing and product offerings in our marketplace and local economic and other factors. Certificate of deposit accounts that are scheduled to mature within one year totaled $918.3 million at June 30, 2002. Based on our current pricing strategy and customer retention experience we expect to retain a significant share of these accounts. We manage our liquidity on a daily basis and we expect to have sufficient funds to meet all of our funding requirements.

         As of June 30,2002, The Provident Bank exceeded all regulatory capital requirements. Our leverage (Tier 1) capital ratio was 9.39% at June 30, 2002. FDIC regulations currently require banks to maintain a minimum leverage ratio of Tier 1 capital to adjusted total assets of 4.0%. Our total risk based capital ratio was 14.93% at June 30, 2002. Under current regulations the minimum required ratio of total capital to risk-weighted assets is 8.0%. A bank is considered to be well capitalized if it has a leverage (Tier 1) capital ratio of at least 5.0% and a risk based capital ratio of at least 10.0%. As of June 30, 2002, The Provident Bank exceeded the well capitalized capital requirements.


         Bank Owned Life Insurance is a tax-advantaged financing transaction that is used to offset employee benefit plan costs. Policies are purchased insuring officers of the bank using a single premium method of payment. The Provident Bank is the owner and beneficiary of the policies we record tax-free income through cash surrender value accumulation. We have minimized our credit exposure by choosing carriers that are highly rated. The investment in Bank Owned Life Insurance has no significant impact on our capital and liquidity.


Recent Accounting Pronouncements

         In July 2001, the FASB issued SFAS No. 141, "Business Combinations," which requires that all business combinations be accounted for under the purchase method. Use of the pooling-of-interests method is no longer permitted. SFAS No. 141 requires that the purchase method be used for business combinations initiated after June 30, 2001. This pronouncement will have no effect on our financial statements unless we enter into a business combination transaction.

         On July 20, 2001, the FASB issued Statement No. 142, "Goodwill and Other Intangible Assets." Statement No. 142 will require that goodwill and intangible assets with indefinite useful lives no longer be amortized but instead tested for impairment at least annually in accordance with the provisions of Statement No. 142. Statement No. 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets." The Provident Bank adopted Statement No. 142 effective January 1, 2002. As of December 31, 2001, The Provident Bank had goodwill in the amount of $20.0 million as a result of the acquisition of financial institutions for which the amortization ceased upon the adoption of Statement No. 142 and $519,000 resulting from the acquisition of a mortgage banking company in 2001. At June 30, 2002, The Provident Bank determined that the carrying amount of $519,000 of goodwill related to the acquisition of the mortgage company was impaired, and recognized the impairment charge as a cumulative effect of a change in accounting principle in accordance with Statement No. 142. In addition, at December 31, 2001, The Provident Bank had $3.3 million in intangible assets with definite useful lives that continued to be amortized upon the adoption of SFAS No. 142.

         On October 3, 2001, the FASB issued SFAS No. 144 "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. While SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," it retains many of the fundamental provisions of the Statement. The Statement is effective for fiscal years beginning after December 15, 2001. The initial adoption of this standard did not have a significant impact on our financial statements.

                 BUSINESS OF PROVIDENT FINANCIAL SERVICES, INC.

         Provident Financial Services, Inc. is incorporated in the State of Delaware. We have not engaged in any business to date. Upon completion of the conversion, we will own all of the issued and outstanding stock of The Provident Bank. We will retain up to 50% of the net proceeds from the offering, make a loan to the ESOP, and invest 50% of the remaining net proceeds in The Provident Bank as additional capital in exchange for 100% of the outstanding common stock of The Provident Bank. At a later date, we may use the net proceeds to pay dividends to stockholders and may repurchase shares of common stock, subject to regulatory limitations. We will invest our initial capital as discussed in "How We Intend to Use the Proceeds from the Offering."

         In the future, Provident Financial Services, Inc., as the holding company of The Provident Bank, will be authorized to pursue other business activities permitted by applicable laws and regulations for bank holding companies, which may include the acquisition of banking and financial services companies. See "Regulation--Holding Company Regulation--Permitted Activities" for a discussion of the activities that are permitted for bank holding companies. We may also borrow funds for reinvestment in The Provident Bank. We currently have no specific arrangements or understandings regarding any specific acquisition transaction.


         Our cash flow will depend on earnings from the investment of the net proceeds we retain, and any dividends received from The Provident Bank. Initially, Provident Financial Services, Inc. will neither own nor lease any property, but will instead use the premises, equipment and furniture of The Provident Bank. At the present time, we intend to employ only persons who are officers of The Provident Bank to serve as officers of Provident Financial Services, Inc. We will however, use the support staff of The Provident Bank from time to time. These persons will not be separately compensated by Provident Financial Services, Inc. Provident Financial Services, Inc. may hire additional employees, as appropriate, to the extent it expands its business in the future.

                         BUSINESS OF THE PROVIDENT BANK

General

         The Provident Bank is a community- and customer-oriented bank that attracts deposits from the general public in the areas surrounding its 49 full-service banking offices and uses those funds, together with funds generated from operations and borrowings, to originate commercial real estate loans, residential mortgage loans, mortgage warehouse loans, commercial business loans and consumer loans. As part of our "Customer-Centric Strategy," we have focused on increasing the number of households and businesses served and the number of bank products per customer. We emphasize personal service and customer convenience in serving the financial needs of the individuals, families and businesses residing in our markets by delivering on our brand promise -- "Hassle-Free Banking for Busy People."


         Although The Provident Bank generally holds the loans it originates for investment, we also sell loans, primarily long-term fixed-rate residential mortgages, in the secondary market while generally retaining the servicing rights. We also invest in mortgage-backed securities, debt and equity securities and other permissible investments. The Provident Bank's primary sources of funds are deposits, principal and interest payments on loans and investments and advances from the Federal Home Loan Bank of New York. Our revenues are derived primarily from the generation of interest and fees on loans originated and from interest and dividends on investments. To a lesser extent revenue is also derived from fees and charges on deposit accounts and fees for the delivery of a variety of financial services to our customers.

Market Area

         We are headquartered in Jersey City, New Jersey in Hudson County. In addition to our banking offices throughout Hudson County, we operate offices in nine additional counties in northern and central New Jersey, namely, Bergen, Essex, Mercer, Middlesex, Monmouth, Morris, Ocean, Somerset and Union. The Provident Bank's lending activities, though concentrated in the communities surrounding its offices, extend throughout the State of New Jersey.

         The Provident Bank's ten-county primary market area includes a mix of urban and suburban communities. Hudson County is an urban area situated across the Hudson River from New York City. Extensive development of new office space has been a primary source of economic growth in Hudson County. The Provident Bank's ten-county market area has a diversified mix of industry groups including pharmaceutical and other manufacturing, network communications, insurance and financial services, and retail. Major employers in the area include several prominent companies such as AT&T, Prudential Insurance Co. and Johnson & Johnson. New Jersey has the highest population density of any state in the United States, and our ten-county market area has a population of 5.8 million, which is 69.0% of the state's total population. Population growth in our market area between 1990 and 2000 was 9.6% compared to the state average of 8.6% and the national average of 13.10%. Median household income in our market area is among the highest in the United States at $51,500, compared to $47,900 for New Jersey as a whole and $37,000 nationally.


         Within its ten-county market area The Provident Bank has an approximate 1.7% share of bank deposits as of June 30, 2001, the latest date for which statistics are available, and an approximate 1.4% deposit share of the New Jersey market statewide. Our market share in each of Hudson and Essex Counties was in excess of 4.0% at that period. Of the 180 FDIC insured institutions operating within New Jersey as of June 30, 2001, The Provident Bank was 15th in total deposits within the state.


         Because of the diversity of industries in The Provident Bank's market area and, to a lesser extent, because of its proximity to the New York City financial markets, the area's economy can be significantly affected by changes in national and international economies. While the growth rate of New Jersey's gross domestic product over the last several years has been less than the national rate, the state's overall unemployment rate has been significantly below the national average. This gap has recently narrowed, particularly in the manufacturing sector, due to the recent recession.

Competition

         We face intense competition within our market both in originating loans and attracting deposits. The northern-central New Jersey area has a high concentration of financial institutions including large money center and regional banks, community banks, credit unions, investment brokerage firms and insurance companies. We face direct competition for loans from each of these institutions as well as from the mortgage companies, mortgage brokers and other loan origination firms operating in our market area. The Provident Bank's most direct competition for deposits has come from the several commercial banks and savings banks in our market area, especially large regional banks which have obtained a major share of the available deposit market due in part to acquisitions and consolidations. Many of these banks have substantially greater financial resources than The Provident Bank and offer services, such as private banking, that we do not provide. In addition, we face significant competition for deposits from the mutual fund industry and from investors' direct purchase of short-term money market securities and other corporate and government securities.

         The Provident Bank expects to compete in this environment by maintaining a diversified product line, including mutual funds, annuities and other investment services made available through our investment subsidiary. Relationships with our customers are built and maintained through The Provident Bank's branch network, its deployment of branch and off-site ATMs, and continuing development of its telephone and web-based banking services.

Future Acquisition and Expansion Activity

         Both nationally and in the New York/New Jersey metropolitan area, the banking industry is undergoing a period of consolidation marked by mergers and acquisitions. We may from time to time be presented with opportunities to acquire institutions or bank branches that could expand and strengthen our market position. If such an opportunity arises, we may from time to time engage in discussions or negotiations and we may conduct a business investigation of a target institution. We anticipate expanding our branch office network by establishing two to four de novo branch offices annually during the next three years, although there can be no assurance that we will be able to expand our branch office network as intended.

Lending Activities

         General. Historically, our principal lending activity has been the origination of fixed-rate and adjustable-rate mortgage loans collateralized by one- to four-family residential real estate located within our primary market area. Since 1997, we have taken a more balanced approach to the composition of our loan portfolio by increasing our emphasis on originating commercial real estate loans, commercial business loans and mortgage warehouse loans. A substantial majority of our borrowers are located in the State of New Jersey.

         Residential mortgage loans are primarily underwritten to standards that allow the sale of the loans to the secondary markets, primarily to the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation. To manage interest rate risk, we generally sell the 20 year and 30 year fixed-rate residential mortgages that we originate. We retain the majority of the originated adjustable rate mortgages for our portfolio. See "--Residential Mortgage Lending."

         The Provident Bank originates commercial real estate loans that are secured by income-producing properties such as multifamily residences, office buildings, and retail and industrial properties. In order to limit exposure to interest rate risk, The Provident Bank adjusts the rate following the initial five-year period in the majority of the real estate loans it originates. See "--Commercial Real Estate Loans."

         We provide construction loans for both single family and condominium projects intended for sale and projects that will be retained as investments of the borrower. The Provident Bank underwrites most construction loans for a term of three years or less. The majority of these loans are underwritten on a floating rate basis. The Provident Bank recognizes that there is higher risk in construction lending than permanent lending. As such, we take certain precautions to mitigate this risk, including the retention of an outside engineering firm to review all construction advances made against work in place and a limitation on how and when loan proceeds are advanced. In most cases, for the single family/condominium projects we manage our exposure against houses or units that are not under contract. Similarly, commercial construction loans usually have commitments for significant pre-leasing, or funds are held back until the leases are finalized. See "--Commercial Construction Loans."

         The Provident Bank originates consumer loans that are secured in most cases by the individual's assets. Home equity loans and home equity lines of credit that are primarily secured by a second mortgage lien on the borrower's residence comprise the largest category of our consumer loan portfolio. Our consumer loan portfolio also includes marine loans that are secured by a first lien on recreation boats. The marine loans we finance are generated by boat dealers located on the Atlantic Coast of the United States. To a lesser extent, The Provident Bank originates personal unsecured loans, primarily as an accommodation to customers. All loans, whether originated directly or purchased, are underwritten to The Provident Bank's lending standards. See "--Consumer Loans."

         Commercial loans are loans to businesses of varying size and type to borrowers in our market. The Provident Bank's underwriting standards for commercial loans less than $100,000, utilize an industry recognized automated credit scoring system. The Provident Bank lends to established businesses, and the loans are generally secured by business assets such as equipment, receivables, inventory, real estate or marketable securities. On occasion we make unsecured commercial loans. Most commercial loans are made on a floating interest rate basis and fixed interest rates are rarely offered for more than five years. See "--Commercial Business Loans."

         The Provident Bank provides lines of credit for working capital to mortgage bankers conducting business primarily in New Jersey. These loans are secured by mortgages originated by the mortgage banker with the proceeds of our warehouse loan that will be sold to a recognized lender under a firm takeout commitment. Mortgage warehouse loans are made on a floating interest rate basis tied to the prime rate, federal funds or similar index. See "--Mortgage Warehouse Loans."

         Loan Portfolio Composition. Set forth below is selected information concerning the composition of our loan portfolio in dollar amounts and in percentages (before deductions for deferred fees and costs, unearned discounts and premiums and allowances for losses) as of the dates indicated.

                                                                                              At December 31,
                                                  ----------------------------------------------------------------------------------
                                At June 30, 2002      2001                  2000                     1999                    1998
                               ------------------- -------------------- --------------------   -------------------  ----------------
                                  Amount   Percent    Amount   Percent    Amount     Percent     Amount   Percent Amount     Percent
                               ----------  ------- ----------  -------- ----------- --------   ---------- ------- ------     -------
                                                                                   (Dollars in thousands)
Residential mortgage loans ... $  737,821   38.43% $  795,442    39.88% $  905,825    46.33% $  884,680   47.15% $  843,210   50.19%
Commercial mortgage loans ....    422,569   22.01     412,280    20.67     380,237    19.45     387,435   20.64     300,478   17.88
Multi-family mortgage loans ..     94,158    4.90      95,456     4.78      95,387     4.88      96,476    5.14      88,598    5.27
Construction loans ...........     92,898    4.84      80,717     4.05      75,980     3.89      69,946    3.73      25,510    1.52
                               ----------  ------  ----------  -------  ----------  -------  ----------  ------  ---------   ------
   Total mortgage loans ......  1,347,446   70.18   1,383,895    69.38   1,457,429    74.55   1,438,537   76.66   1,257,796   74.86
                               ----------  ------  ----------  -------  ----------  -------  ----------  ------  ---------   ------

Mortgage warehouse loans .....    146,994    7.66     167,905     8.42      66,949     3.42      47,719    2.54      85,477    5.09
Commercial loans .............    151,999    7.92     141,491     7.09     121,540     6.22      85,357    4.55      68,556    4.08
Consumer loans ...............    294,176   15.32     322,219    16.15     328,831    16.82     324,431   17.29     287,531   17.11
                               ----------  ------  ----------  -------  ----------  -------  ----------  ------  ---------   ------
   Total other loans .........    593,169   30.90     631,615    31.66     517,320    26.46     457,507   24.38     441,564   26.28
                               ----------  ------  ----------  -------  ----------  -------  ----------  ------  ---------   ------

Premium on purchased loans ...      2,266    0.12       2,566     0.13       3,264     0.17       2,925    0.16       1,109    0.07
Less net deferred fees .......     (1,194)  (0.06)     (1,531)   (0.07)     (2,823)   (0.15)     (3,742)  (0.20)     (2,997)  (0.18)
Less: Allowance Loan Loss ....    (21,958)  (1.14)    (21,909)   (1.10)    (20,198)   (1.03)    (18,794)  (1.00)    (17,381)  (1.03)
                               ----------  ------  ----------  -------  ----------  -------  ----------  ------  ---------   ------
   Total loans, net .......... $1,919,729  100.00% $1,994,636   100.00% $1,954,992   100.00% $1,876,433  100.00% $1,680,091  100.00%
                               ==========  ======  ==========  =======  ==========  =======  ==========  ======  ==========  ======

                                        1997
                               ---------------------
                                 Amount      Percent
                               ----------    -------
Residential mortgage loans ... $  791,216      56.53%
Commercial mortgage loans ....    197,061      14.08
Multi-family mortgage loans ..     65,494       4.68
Construction loans ...........     16,298       1.16
                               ----------    -------
   Total mortgage loans ......  1,070,069      76.45
                               ----------    -------

Mortgage warehouse loans .....     36,131       2.58
Commercial loans .............     51,804       3.70
Consumer loans ...............    257,884      18.43
                               ----------    -------
   Total other loans .........    345,819      24.71
                               ----------    -------

Premium on purchased loans ...      1,527       0.11
Less net deferred fees .......     (2,804)     (0.20)
Less: Allowance Loan Loss ....    (15,036)     (1.07)
                               ----------    -------
   Total loans, net .......... $1,399,575     100.00%
                               ==========    =======

         Loan Maturity Schedule. The following table sets forth certain information as of December 31, 2001, regarding the maturities of loans in our loan portfolio. Demand loans having no stated schedule of repayment and no stated maturity, and overdrafts are reported as due in one year or less.

                                              One         Three                  Ten
                                             Through     Through    Five        Through     Beyond
                                Within One    Three       Five     Through      Twenty      Twenty
                                   Year       Years       Years    Ten Years     Years       Years       Total
                               -----------  ---------   --------- ----------   ---------   ---------   ----------
                                                                   (In thousands)
 Residential mortgage loans ... $ 125,014   $ 134,439   $ 106,270   $ 202,931  $ 163,059   $  63,729   $  795,442
 Commercial mortgage loans ....    20,274     111,172     134,647     133,060     10,930       2,197      412,280
 Multi-family mortgage loans ..     9,639      24,153      27,143      30,409      3,229         883       95,456
 Construction loans ...........    59,150      21,567          --          --         --          --       80,717
                                ---------   ---------   ---------   ---------  ---------   ---------   ----------
     Total mortgage loans ..... $ 214,077   $ 291,331   $ 268,060   $ 366,400  $ 177,218   $  66,809   $1,383,895

 Mortgage warehouse loans .....   167,905          --          --          --         --          --      167,905
 Commercial loans .............    44,565      31,471      20,269      29,600     14,300       1,286      141,491
 Consumer loans ...............    49,945      18,486      23,234      59,184    171,370          --      322,219
                                ---------   ---------   ---------   ---------  ---------   ---------   ----------
     Total loans .............. $ 476,492   $ 341,288   $ 311,563   $ 455,184  $ 362,888   $  68,095   $2,015,510
                                =========   =========   =========   =========  =========   =========   ==========

         Fixed- and Adjustable-Rate Loan Schedule. The following table sets forth at December 31, 2001, the dollar amount of all fixed-rate and adjustment-rate loans due after December 31, 2002. Adjustable and floating rate loans are included based on contractual maturities.

                                                Due After December 31, 2002
                                            ------------------------------------
                                              Fixed     Adjustable       Total
                                            --------- -------------  -----------
                                                     (In thousands)

          Residential mortgage loans ...... $ 327,072   $ 343,356    $  670,428
          Commercial mortgage loans .......    87,813     304,194       392,007
          Multi-family mortgage loans .....    21,749      64,068        85,817
          Construction loans ..............         -      21,566        21,566
                                            ---------   ---------    ----------
             Total mortgage loans ......... $ 436,634   $ 733,184    $1,169,818
                                            =========   =========    ==========

          Mortgage warehouse loans ........        --          --            --
          Commercial loans ................    48,492      48,434        96,926
          Consumer loans ..................   272,274          --       272,274
                                            ---------   ---------    ----------
             Total loans .................. $ 757,400   $ 781,618    $1,539,018
                                            =========   =========    ==========

         Residential Mortgage Lending. A principal lending activity of The Provident Bank is to originate loans secured by first mortgages on one- to four-family residences in the State of New Jersey. We originate residential mortgages primarily through commissioned mortgage representatives and our branch offices. The Provident Bank originates both fixed-rate and adjustable-rate mortgages. Residential lending, while declining as a percentage of the loan portfolio, represents the largest single component of our total portfolio. As of June 30, 2002, $737.8 million or 38.43% of the total portfolio consisted of one- to four-family real estate loans. Of the one- to four-family loans at that date, 41% were fixed-rate and 59% were adjustable rate loans.

         The Provident Bank originates fixed-rate fully amortizing residential mortgage loans, with the principal and interest due each month that have maturities ranging from 10 to 30 years. We also originate fixed-rate residential mortgage loans with maturities of 15, 20 and 30 years

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

that require the payment of principal and interest on a biweekly basis. Fixed-rate jumbo residential mortgage loans (loans over the maximum that one of the government-sponsored agencies will purchase) are originated with maturities of up to 30 years. Adjustable rate mortgage loans are offered with a fixed-rate period of 1, 3, 5, 7 or 10 years prior to the first annual interest rate adjustment. The standard adjustment formula is the one-year constant maturity Treasury rate plus 2 3/4%, adjusting annually with a 2% maximum annual adjustment and a 6% maximum adjustment over the life of the loan.


         The residential mortgage portfolio is primarily underwritten to Federal Home Loan Mortgage Corporation (Freddie Mac) and Federal National Mortgage Association (Fannie Mae) standards. The Provident Bank's standard loan to value ratio is 80%. However, working through mortgage insurance companies, we underwrite loans for sale to Freddie Mac or Fannie Mae programs that will finance up to 100% of the value of the residence. Generally all fixed-rate loans with terms of 20 years or more, as well as loans with a loan to value ratio of 97% or more, are sold into the secondary market with servicing rights retained. Fixed-rate residential mortgage loans retained in our portfolio generally include loans with a term of 15 years or less and biweekly payment loans with a term of 20 years or less. We retain the majority of the originated adjustable rate mortgages for our portfolio.

         The percentage of loans sold into the secondary market will vary depending upon interest rates and our strategies for reducing our exposure to interest rate risk. In 2000, when long term fixed mortgage rates were significantly higher than current rates, we sold approximately 16.5% of residential real estate loans that originated. In 2000, a majority of residential real estate loans that we originated were adjustable rate mortgages. In 2001, approximately $80.7 million or 37.3% of residential real estate loans originated were sold into the secondary market. Of the total amount of loans sold, long term fixed rate mortgages accounted for $44.7 million. Approximately $36.0 million in adjustable rate mortgages with initial fixed rate periods of five years prior to the first annual interest rate adjustment were sold as part of our strategy to reduce our reinvestment risk associated with falling interest rates. The portfolio of five year adjustable rate mortgages that were sold were high coupon mortgages that were subject to above average prepayment risk. The proceeds from the sale of five year adjustable rate mortgages were reinvested in mortgage-backed securities that were structured so that we would not receive principal payments for at least three years. Generally it is our policy to retain all adjustable-rate mortgages and 10 and 15 year fixed-rate loans in portfolio and sell all 20 and 30 year fixed rate mortgages. For loans that are sold, they are sold without recourse and we usually retain servicing on these loans.


         The retention of adjustable rate mortgages, as opposed to longer term, fixed-rate residential mortgage loans, in our loan portfolio helps reduce our exposure to interest rate risk. However, adjustable rate mortgages generally pose credit risks different from the credit risks inherent in fixed-rate loans primarily because as interest rates rise, the underlying debt service payments of the borrowers rise, thereby increasing the potential for default. In order to minimize

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

this risk, borrowers of one- to four-family one year adjustable-rate loans are qualified at the maximum rate which would be in effect after the first interest rate adjustment, if that rate is higher than the initial rate. We believe that these risks, which have not had a material adverse effect on The Provident Bank to date, generally are less onerous than the interest rate risks associated with holding 20-30 year fixed-rate loans in our loan portfolio.


         The Provident Bank has for many years offered discounted rates for low- to moderate-income individuals. Loans originated in this category over the last five years have totaled $54.0 million. We also offer a special rate program for first time homebuyers and this activity has totaled over $83.0 million for the past five years.

         Commercial Real Estate Loans. The Provident Bank originates loans secured by mortgages on various commercial income producing properties, including office buildings, retail and industrial properties. We have increased our emphasis on commercial real estate lending. Commercial real estate and construction loans have increased to 26.85% of the portfolio at June 30, 2002 from 15.24% at December 31, 1997. Over 95% of our commercial real estate loans are secured by properties located in the State of New Jersey.


         The Provident Bank originates adjustable rate loans and loans with fixed interest rates for a period that is generally five or fewer years, which then adjust after the initial period. Typically the loans are written for maturities of 10 years or less and have an amortization schedule of 20 or 25 years. As a result, the typical amortization schedule will result in a substantial principal payment upon maturity. We generally underwrite commercial real estate loans to a 75% advance against either the appraised value of the property, or its purchase price (for loans to fund the acquisition of real estate), whichever is less. We generally require minimum debt service coverage of 1.20 times. There is a potential risk that the borrower may be unable to pay off or refinance the outstanding balance at the loan maturity date. The Provident Bank typically lends to experienced owners or developers who have knowledge and contacts in the commercial real estate market.

         Among the reasons for our continued emphasis on commercial real estate lending is our desire to invest in assets bearing interest rates which are generally higher than interest rates on residential mortgage loans, and are more rate sensitive to changes in market interest rates. Commercial real estate loans, however, entail significant additional credit risk as compared with one- to four-family residential mortgage lending, as they typically involve larger loan balances concentrated with single borrowers or groups of related borrowers. In addition, the payment experience on commercial real estate loans secured by income producing properties is typically dependent on the successful operation of the related real estate project and thus may be more significantly impacted by adverse conditions in the real estate market or in the economy generally.

         The Provident Bank performs more extensive diligence in underwriting commercial real estate loans than loans secured by owner occupied one- to four-family residential properties due to the larger loan amounts and the riskier nature of such loans. We attempt to understand and control the risk in several ways including inspection of all such properties and the review of the overall financial condition of the borrower, which may include, for example, the review of the

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

rent rolls and the verification of income. For commercial real estate secured loans in excess of $750,000 and for all other commercial real estate loans where it is appropriate, we employ environmental experts to inspect the property and ascertain any environmental risks.

         The Provident Bank requires a full independent appraisal for commercial real estate. The appraiser must be selected from The Provident Bank's approved list. The Provident Bank also employs an independent review appraiser to verify that the appraisal meets our standards. The underwriting guidelines provide that generally the loan to value ratio shall not exceed 75% of the appraised value and the debt service coverage should be at least 1.20 times. In addition, financial statements are required annually and reviewed by us. The Provident Bank's policy also requires that a property inspection of commercial mortgages over $1,000,000 be completed at least every 18 months.

         Our largest commercial real estate loan at June 30, 2002 was a $12 million loan secured by an office/research building in Cranbury, New Jersey. The building was fully leased and the loan was performing in accordance with its terms and conditions as of June 30, 2002.

         Multifamily Lending. The Provident Bank underwrites loans secured by apartment buildings that have five or more units. We classify multi-family lending as a component of the commercial real estate lending portfolio. The underwriting standards and procedures that are used to underwrite commercial real estate loans are used to underwrite multi-family loans.


         Mortgage Warehouse Loans. The Provident Bank's mortgage warehouse financing provides the interim financing that allows the mortgage banker to fund residential mortgage loans until the loan is delivered for sale to the ultimate permanent investor of the mortgage loan. We lend to mortgage bankers that underwrite loans insured by the Federal Housing Administration (FHA), loans guaranteed by the Veterans Administration (VA), and other residential loans. Each advance under a mortgage warehouse line is secured by the underlying mortgage loan financed by the advance and by the purchase commitment of the investor (which, in most cases, is a bank, other larger mortgage companies or government agency). The underlying mortgage loans are underwritten by the mortgage banker to the guidelines of the ultimate investor. Loans to mortgage warehousing customers are made on a floating rate basis tied to the prime rate, federal funds or similar indices and the maximum advance is generally 98% of the value of the underlying loan. We mitigate risk by knowing our customers, hiring outside specialized auditors on a periodic basis to audit the operations of the mortgage banker and keeping apprised of developments in this market. In addition to the financial strength of the borrower and the guarantors, The Provident Bank's analysis includes the number of days that mortgage loans remain under the line of credit before delivery to the ultimate investor and the types of loans that are originated. Our largest mortgage banking relationship was $30 million, consisting of a $20 million mortgage warehouse line of credit and a $10 million unsecured line of credit. Each of these credit relationships was performing in accordance with its terms and conditions as of June 30, 2002.


         Commercial Loans. The Provident Bank underwrites commercial loans to corporations, partnerships and other businesses. The majority of our commercial loan customers are local businesses with revenues of less than $50.0 million. The Provident Bank offers commercial

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

loans for equipment purchases, lines of credit or letters of credit as well as loans where the borrower is the sole occupant of the property. Most commercial loans are originated on a floating rate basis and the majority of fixed-rate commercial loans are fully amortized over a five-year period.

         The Provident Bank also underwrites Small Business Administration guaranteed loans and guaranteed or assisted loans through various state, county and municipal programs. We typically utilize these governmental guarantees in cases where the borrower requires additional credit support.

         The underwriting of a commercial loan is based upon a review of the financial statements of the prospective borrower and guarantors. In most cases we obtain a general lien on accounts receivable and inventory, along with the specific collateral such as real estate or equipment, as appropriate.

         For commercial loans less than $100,000, we use an automated underwriting system, which includes a nationally recognized credit scorecard to assist in our decision-making process. For larger commercial loans a traditional approach of reviewing all the financial information and collateral in greater detail by seasoned lenders is utilized.


         Commercial business loans generally bear higher interest rates than residential loans, but they also involve a higher risk of default since their repayment is generally dependent on the cash flow of the borrower's business. As a result, the availability of funds for the repayment of commercial business loans may be substantially dependent on the success of the business itself and the general economic environment. Our largest commercial loan was a $7.5 million term loan, with an assignment of mortgage as collateral.


         Construction Loans. Over the last five years The Provident Bank has expanded its activities in commercial construction lending. Commercial construction lending includes both new construction of residential and commercial real estate projects and the reconstruction of existing structures.

         Our commercial construction financing takes two forms: projects for sale (single family/condominiums) and projects that are constructed for investment purposes (rental property). We attempt to mitigate the speculative nature of construction loans by generally requiring significant pre-leases on rental properties and a percentage of the single-family residences or condominiums to be under contract to support construction loan advances.


         The Provident Bank underwrites most construction loans for a term of three years or less. The majority of The Provident Bank's construction loans are floating rate loans and we utilize a procedure to attempt to insure that the maximum 75% loan to value ratio of the completed project is not exceeded. We employ professional engineering firms to assist in the review of construction cost estimates and make site inspections to determine if the work has been completed prior to the advance of funds for the project.

         Construction lending generally involves a greater degree of risk than other one- to four-family mortgage lending. Repayment of a construction loan is, to a great degree, dependent upon the successful and timely completion of the construction of the subject project and the successful marketing of the sale or lease of the project. Construction delays or the financial impairment of the builder may further impair the borrower's ability to repay the loan.

         For all construction loans, we require an independent appraisal. For construction loans in excess of $1.5 million, we require an independent feasibility report to assist us in determining if the project is acceptable to the market. The feasibility report reviews market rents, competing projects and the absorption of new construction in a particular market for the type of project to be financed. We also attempt to procure personal guarantees and conduct environmental due diligence as appropriate.

         The Provident Bank also attempts to control the risk of the construction lending process by other means. For single family/condominium financings, The Provident Bank generally requires payment for the release of a unit that exceeds the amount of the loan advance attributable to such unit. On commercial construction projects that the developer holds for rental, we typically hold back funds for tenant improvements until a signed lease is executed.

         Our largest construction loan as of June 30, 2002 was a commitment to loan $17.5 million for a residential project in Lopatcong, New Jersey. As of June 30, 2002, $12 million of that loan was outstanding and the loan was performing in accordance with its terms and conditions.

         Consumer Loans. The Provident Bank offers a variety of consumer loans to individuals. Home equity loans and home equity lines of credit constitute 51.1% of the portfolio as of June 30, 2002. Marine loans comprised 35.0% of the consumer loan portfolio as of June 30, 2002. The remainder of the consumer loan portfolio includes personal loans and unsecured lines of credit, automobile loans and recreational vehicle loans.

         Interest rates on our home equity loans are fixed for a term not to exceed 15 years and the maximum loan amount is $350,000. This portfolio includes in excess of $35.0 million of "first lien product loans," under which we have offered special rates to borrowers who refinance first mortgage loans on the home equity (first lien) basis. The Provident Bank's home equity lines are made at floating interest rates and we provide lines of credit up to $250,000. The approved home equity lines and utilization amounts as of June 30, 2002 were $45.7 million and $28.9 million respectively.

         The Provident Bank originates a majority of its home equity and automobile loans directly. We also originate loans through established relationships with brokers, using our underwriting standards. The Provident Bank purchases marine loans from established boat dealers and brokers. The maximum loan for boats is $750,000, with a maximum advance of 80% against the appraised value. All marine loans are collateralized by a first lien on the vessel. Marine loans must be secured by a recreational boat that is maintained on the Atlantic Coast of the United States.

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

         The Provident Bank's consumer loan portfolio contains other type of loans such as loans on motorcycles, recreational vehicles and personal loans, which represent less than 1% of the portfolio. Personal unsecured loans are originated primarily as an accommodation to existing customers.

         Consumer loans generally entail greater credit risk than residential mortgage loans, particularly in the case of consumer loans that are unsecured or that are secured by assets that tend to depreciate, such as automobiles, boats, recreational vehicles and mobile homes. Collateral repossessed by us for a defaulted consumer loan may not provide an adequate source of repayment for the outstanding loan and the remaining deficiency may warrant further substantial collection efforts against the borrower. In addition, consumer loan collections are dependent on the borrower's continued financial stability, and this is more likely to be adversely affected by job loss, divorce, illness or personal bankruptcy. Furthermore, the application of various federal and state laws, including bankruptcy and insolvency laws, may limit the amount which can be recovered on such loans.

         Loan Originations, Purchases, and Repayments. The following table sets forth our loan origination, purchase and repayment activities for the periods indicated.

                                    Six Months Ended June 30,                  Year Ended December 31,
                                  ------------------------------   -----------------------------------------------
                                      2002             2001             2001             2000            1999
                                  -------------    -------------   -------------    ---------------  -------------
                                                                   (In thousands)
 Originations:
 ------------
   Residential mortgage ......... $     154,247    $      70,501   $     215,941    $     153,383   $     296,974
   Commercial mortgage ..........        76,161           57,301          90,316           38,927         148,183
   Multi-family mortgage ........         4,560            8,523          13,893           11,409          13,477
   Construction loans ...........        45,041           47,847          96,344           75,201          76,572
   Commercial ...................        56,604           30,897          70,760           36,242          28,450
   Consumer .....................        62,899           46,977         106,081           98,049         144,018
                                  -------------    -------------   -------------    -------------   -------------
     Subtotal of loans
     originated .................       399,512          262,046         593,335          413,211         707,674
   Mortgage warehouse loans .....     1,320,128          699,978       1,641,316          844,151         941,781
                                  -------------    -------------   -------------    -------------   -------------
     Total loans originated .....     1,719,640          962,024       2,234,651        1,257,362       1,649,455
                                  -------------    -------------   -------------    -------------   -------------

 Loans sold or securitized ......        43,256           60,110          80,652           25,264          46,396

 Repayments:
 ----------
   Residential mortgage .........       168,665           97,721         245,672          106,974         209,151
   Commercial mortgage ..........        65,872           36,490          58,272           46,126          61,226
   Multi-family mortgage ........         5,858            7,225          13,824           12,498           5,599
   Construction .................        32,860           39,727          91,607           69,167          32,136
   Commercial ...................        46,096           25,152          50,809               59          11,649
   Consumer .....................        90,889           54,478         112,693           93,649         107,118
                                  -------------    -------------   -------------    -------------   -------------
     Subtotal repayments ........       410,240          260,793         572,877          328,473         426,879
   Mortgage warehouse loans .....     1,341,039          630,746       1,540,360          824,921         979,539
                                  -------------    -------------   -------------    -------------   -------------
     Total repayments ...........     1,751,279          891,539       2,113,237        1,153,394       1,406,418
                                  -------------    -------------   -------------    -------------   -------------

        Total reductions ........     1,794,535          951,649       2,193,889        1,178,658       1,452,814
                                  -------------    -------------   -------------    -------------   -------------

      Decrease other items, net
      (1) .......................        (4,611)          (5,558)         (5,059)          (7,896)         (9,019)
                                  -------------    -------------   -------------    -------------   -------------

        Net increase
      (decrease) ................ $     (79,506)   $       4,817   $      35,703    $      70,808   $     187,622
                                  =============    =============   =============    =============   =============

------------------
(1) Other items include charge-offs, deferred fees and expenses, and discounts and premiums.

         Loan Approval Procedures and Authority. The Provident Bank's Board of Managers approves the Loan Policy and Procedures Manual on an annual basis as well as on an interim basis as modifications are warranted. The loan policy sets The Provident Bank's lending

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

authority for each type of loan. The Provident Bank's individual lending officers are assigned dollar authority limits based upon their experience and expertise.

         The largest individual lending authority is $1.5 million, which only our Chief Executive Officer and President, Executive Vice President, Customer Manager Group and Chief Lending Officer have. Loans in excess of $1.5 million or when combined with existing credits of the borrower or related borrowers exceeds $1.5 million are presented to the Credit Committee. The Credit Committee consists of six senior officers and requires a majority vote for approval of a credit. The Credit Committee has a $5.0 million approval authority and the Executive Committee of the Board of Managers has approval authority of up to $12.0 million. The Provident Bank's Board of Managers approves all exposures exceeding $12.0 million.

         The Provident Bank has adopted a risk rating system as part of the risk assessment of the loan portfolio. Our commercial real estate and commercial lending officers are required to assign a risk rating to each loan in their portfolio at origination. When the lender learns of important financial developments, the risk rating is reviewed accordingly. Similarly, the Credit Committee can adjust a risk rating. In addition, the Loan Review Department in their periodic review of the loan portfolio may also change risk ratings. The risk ratings play an important role in the establishment of the loan loss provision and to confirm the adequacy of the allowance for loan losses.

         Loans to One Borrower. The Provident Bank's regulatory limit on total loans to any borrower or attributed to any one borrower is fifteen percent (15%) of our unimpaired capital. As of June 30, 2002, our regulatory lending limit was $48,689,000. Our internal policy limit on total loans to a borrower or related borrowers that constitute a group exposure is $35.0 million. We review these group exposures on a quarterly basis. We also set additional limits on size of loans by loan type. At June 30, 2002, our largest client relationship with an individual borrower and related entities (excluding mortgage warehouse loans) was $28.2 million, consisting of a variety of construction and commercial loans to a real estate developer based in the State of New Jersey. Each of these credit relationships was performing in accordance with its terms and conditions as of June 30, 2002. Our largest client relationship including mortgage warehouse lending was $30 million to a mortgage banking client, consisting of a $20 million mortgage warehouse line of credit and a $10 million unsecured line of credit. Each of these credit relationships was performing in accordance with its terms and conditions as of June 30, 2002.

         As of June 30, 2002, The Provident Bank had $380.1 million in loans outstanding to our 50 largest borrowers and their related entities. See "Risk Factors--Our Continuing Concentration of Loans in Our Primary Market May Increase Our Risk."

Asset Quality

         General. One of our key objectives has been and continues to be to maintain a high level of asset quality. In addition to maintaining sound credit standards for new loan originations, we employ proactive collection and workout processes in dealing with delinquent or problem loans. We actively market properties that we may acquire through foreclosure or otherwise in the loan collection process.

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

         Collection Procedures. In the case of residential mortgage and consumer loans the collections personnel in our Special Loan Department are responsible for collection activities from the fifteenth day of delinquency. Collection efforts include automated notices of delinquency generated by our system, telephone calls, letters and other notices to the delinquent borrower. Foreclosure proceedings and other appropriate collection activities such as repossession of collateral are commenced within at least 90 to 120 days after the loan is delinquent. Periodic inspections of real estate and other collateral are conducted throughout the collection process. The collection procedures for Federal Housing Association (FHA) and Veteran's Administration (VA) one- to four-family mortgage loans follow the collection guidelines outlined by those agencies.

         Real estate taken by foreclosure or in connection with a loan workout is held as other real estate owned. We carry other real estate owned at its fair market value less estimated selling costs. We attempt to sell the property at foreclosure sale or as soon as practicable after the foreclosure sale through a proactive marketing effort.

         The collection procedures for commercial real estate and commercial loans include our sending periodic late notices and letters to a borrower once a loan is past due. We attempt to make direct contact with a borrower once a loan is 15 days past due, usually by telephone. The Chief Lending Officer reviews all commercial real estate and commercial loan delinquencies on a weekly basis. Delinquent commercial real estate and commercial loans will be transferred to our Special Loan Department for further action if the delinquency is not cured within a reasonable period of time, typically 30 to 90 days. Our Chief Lending Officer has the authority to transfer performing commercial real estate or commercial loans to the Special Loan Department if, in his opinion, a credit problem exists or is likely to occur.

         Loans deemed uncollectible are proposed for charge-off on a monthly basis. The recommendation is then submitted to our Chief Lending Officer, Executive Vice President - Customer Management Group and Chief Executive Officer for approval.

         Delinquent Loans and Non-performing Loans and Assets. Our policies require that the Chief Lending Officer continuously monitor the status of the loan portfolios and report to the Board of Managers on a monthly basis. These reports include information on impaired loans, delinquent loans, criticized and classified assets, and foreclosed real estate. An impaired loan is defined as a loan for which it is probable, based on current information, that we will not collect amounts due under the contractual terms of the loan agreement. We have defined the population of impaired loans to be all commercial loans as well as residential mortgage loans greater than $500,000. Impaired loans are individually assessed to determine that each loan's carrying value is not in excess of the fair value of the related collateral or the present value of the expected future cash flows. At June 30, 2002, the impaired loan portfolio totaled $1.4 million.

         With the exception of first mortgage loans insured or guaranteed by the FHA or VA or for which the borrower has obtained private mortgage insurance, accruing income is stopped on loans when interest or principal payments are 90 days in arrears or earlier when the timely collectibility of such interest or principal is doubtful. When accruing has stopped, loans are designated as non-accrual loans and the outstanding interest previously credited is reversed. A non-accrual loan is returned to accrual status when factors indicating doubtful collection no longer exist and the loan has been brought current.

         Federal and state regulations as well as our policy require that we utilize an internal asset classification system as a means of reporting problem and potential problem assets. Under our internal risk rating system, we currently classify problem and potential problem assets as "substandard," "doubtful" or "loss" assets. An asset is considered "substandard" if it is inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. "Substandard" assets include those characterized by the "distinct possibility" that we will sustain "some loss" if the deficiencies are not corrected. Assets classified as "doubtful" have all of the weaknesses inherent in those classified "substandard" with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as "loss" are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted. Assets which do not currently expose The Provident Bank to sufficient risk to warrant classification in one of the aforementioned categories but possess weaknesses are required to be designated "special mention."

         General valuation allowances represent loss allowances which have been established to recognize the inherent risk associated with lending activities, but which , unlike specific allowances, have not been allocated to particular problem assets. When we classify one or more assets, or portions thereof, as "substandard" or "doubtful," we determine that a specific allowance for loan losses be established for loan losses in an amount deemed prudent by management. When we classify one or more assets, or portions thereof, as "loss," we are required either to establish a specific allowance for losses equal to 100% of the amount of the asset so classified or to charge off such amount.

         Our determination as to the classification of our assets and the amount of our valuation allowances is subject to review by the FDIC and the New Jersey Department of Banking and Insurance which can order the establishment of additional general or specific loss allowances. The FDIC, in conjunction with the other federal banking agencies, has adopted an interagency policy statement on the allowance for loan and lease losses. The policy statement provides guidance for financial institutions on both the responsibilities of management for the assessment and establishment of adequate allowances and guidance for banking agency examiners to use in determining the adequacy of general valuation guidelines. Generally, the policy statement recommends that institutions have effective systems and controls to identify, monitor and address asset quality problems; that management has analyzed all significant factors that affect that collectibility of the portfolio in a reasonable manner; and that management has established acceptable allowance evaluation processes that meet the objectives set forth in the policy statement. In July 2001, the SEC issued Staff Accounting Bulleting, referred to as SAB, No. 102, "Selected Loan Loss Allowance Methodology and Documentation Issues." The guidance contained in the SAB is effective immediately and focuses on the documentation the SEC staff normally expects registrants to prepare and maintain in support of the allowance for loan and lease losses. Concurrent with the SEC's issuance of SAB No. 102, the federal banking agencies, represented by the Federal Financial Institutions Examination Council, referred to as FFIEC, issued an interagency policy statement entitled "Allowance for Loan and Lease Losses Methodologies and Documentation for Bank and Savings Institutions" (Policy Statement). The SAB and Policy Statement were the result of an agreement between the SEC and the federal banking agencies in March 1999 to provide guidance on allowance for loan and lease losses methodologies and supporting documentation. There is no expected impact on earnings, financial condition, or equity upon implementation of the SAB or FFIEC pronouncement. We believe that our documentation relating to the allowance for loan loss is consistent with these pronouncements. Although we believe that, based on information currently available to us at this time, our allowance for loans losses is adequate, actual losses are dependent upon future events and, as such, further additions to the level of allowances for loan losses may become necessary.

         We classify assets in accordance with the management guidelines described above. At June 30, 2002, we had $14.9 million of assets classified as "substandard" which consisted of $4.7 million in residential loans, $5.0 million in commercial mortgage loans, $3.3 million in commercial loans, $1.0 million in consumer loans and $906,000 in construction loans. At that same date we had no loans classified as "doubtful" or "loss." In addition, as of June 30, 2002 we had $577,000 of loans designated "special mention."

         The following table sets forth delinquencies in our loan portfolio as of the dates indicated.

                                                       At June 30, 2002                            At December 31, 2001
                                        ---------------------------------------------- --------------------------------------------
                                              60-89 Days           90 Days or More           60-89 Days          90 Days or More
                                        ---------------------- ----------------------- ---------------------- ---------------------
                                                     Principal              Principal              Principal             Principal
                                          Number      Balance    Number      Balance     Number     Balance     Number    Balance
                                         of Loans     of Loans  of Loans     of Loans   of Loans    of Loans   of Loans   of Loans
                                        ----------  ----------- --------   ----------- ---------- ----------- ---------- ----------
                                                                           (Dollars in thousands)
 Residential mortgage loans .........          25    $     854        60    $   3,604         27   $   1,176         75  $   4,171
 Commercial mortgage loans ..........          --           --        --           --          1         188          2        345
 Multi-family mortgage loans ........          --           --        --           --         --          --         --         --
 Construction loans .................          --           --        --           --         --          --          4      1,071
                                        ---------    ---------   -------    ---------  ---------   ---------  ---------  ---------
     Total mortgage loans ...........          25          854        60        3,604         28       1,364         81      5,587

 Mortgage warehouse loans ...........          --           --        --           --         --          --         --         --
 Commercial loans ...................           1           48        --           --          2       1,520         12      1,084
 Multi-family mortgage loans ........          --           --        --           --         --          --         --         --
 Consumer loans .....................          30          582        55        1,023         34         444         82      1,413
                                        ---------    ---------   -------    ---------  ---------   ---------  ---------  ---------
     Total loans ....................          56    $   1,484       115    $   4,627         64   $   3,328        175  $   8,084
                                        =========    =========   =======    =========  =========   =========  =========  =========

                                                      At December 31, 2000                          At December 31, 1999
                                         ---------------------------------------------  -------------------------------------------
                                                60-89 Days          90 Days or More          60-89 Days        90 Days or More
                                         ---------------------  ----------------------  --------------------   --------------------
                                                     Principal               Principal             Principal              Principal
                                           Number     Balance      Number     Balance    Number     Balance     Number     Balance
                                          of Loans    of Loans    of Loans    of Loans  of Loans    of Loans   of Loans    of Loans
                                         ---------  ----------  ----------   --------- ----------  ---------  ---------   ---------
                                                                            (Dollars in thousands)
 Residential mortgage loans ..........          27  $   1,218           74   $   2,413        41   $     589        102   $   3,466
 Commercial mortgage loans ...........          --         --            2         144         3       2,684          1         146
 Multi-family mortgage loans .........          --         --           --          25        --          --         --          --
 Construction loans ..................          --         --            1       5,166        --          --          1       1,195
                                         ---------  ---------    ---------   --------- ---------   ---------  ---------   ---------
     Total mortgage loans ............          27      1,218           77       7,748        44       3,273        104       4,807

 Mortgage warehouse loans ............          --         --           --          --        --          --         --          --
 Commercial loans ....................           2        138            3         274         1          90          2       1,641
 Consumer loans ......................          30        377           60       1,458        34         653         57       1,586
                                         ---------  ---------    ---------   --------- ---------   ---------  ---------   ---------
     Total loans .....................          59  $   1,733          140   $   9,480        79   $   4,016        163   $   8,034
                                         =========  =========    =========   ========= =========   =========  =========   =========

         Non-Accrual Loans and Non-Performing Assets. The following table sets forth information regarding our non-accrual loans and other non-performing assets. There were no troubled debt restructurings as defined in SFAS 15 at any of the dates indicated.

                                         At June 30,                            At December 31,
                                                       -----------------------------------------------------------------
                                            2002          2001          2000         1999          1998          1997
                                         -----------   ----------    ----------   ----------    ----------    ----------
                                                                      (Dollars in thousands)
 Non-accruing loans:
   Residential mortgage loans ........   $    3,604    $    4,171    $    2,413   $    3,466    $    3,673    $    4,523
   Commercial mortgage loans .........           --           345           144          146           101            --
   Multi-family mortgage loans .......           --            --            25           --            --            --
   Construction loans ................           --         1,071         5,166        1,195            --            --
   Mortgage warehouse loans ..........           --            --            --           --            --            --
   Commercial loans ..................           --         1,084           274        1,641            91           126
   Consumer loans ....................        1,023         1,413         1,458        1,586         1,619         1,423
                                         ----------    ----------    ----------   ----------    ----------    ----------
     Total non-accruing loans ........        4,627         8,084         9,480        8,034         5,484         6,072
 Accruing loans delinquent
   90 days or more ...................           --            --            --           --            --            --
                                         ----------    ----------    ----------   ----------    ----------    ----------
     Total non-performing loans ......        4,627         8,084         9,480        8,034         5,484         6,072
 Other real estate owned .............          123            --           204           40           251           449
                                         ----------    ----------    ----------   ----------    ----------    ----------

     Total non-performing assets .....   $    4,750    $    8,084    $    9,684   $    8,074    $    5,735    $    6,521
                                         ==========    ==========    ==========   ==========    ==========    ==========

     Total non-performing
      assets as a percentage of
      total assets ...................         0.15%         0.28%         0.37%        0.31%         0.23%         0.32%
                                         ==========    ==========    ==========   ==========    ==========    ==========

     Total non-performing loans
      to total loans .................         0.24%         0.40%         0.48%        0.43%         0.33%         0.43%
                                         ==========    ==========    ==========   ==========    ==========    ==========

-------------------------------
(1) Loans generally are placed on non-accrual status when they become 90 days or more past due or if they have been identified by us as presenting uncertainty with respect to the collectibility of interest or principal.

         If the non-accrual loans had performed in accordance with their original terms, interest income would have increased by $209,000 during the six months ended June 30, 2002. At June 30, 2002, there were no commitments to lend additional funds to borrowers whose loans were on non-accrual status.

         Allowance for Loan Losses. The allowance for loan losses is a valuation account that reflects our evaluation of the probable incurred losses in our loan portfolio. We maintain the allowance for loan losses through provisions for loan losses that are charged to income. Charge-offs against the allowance for loan losses are taken on loans where we determine that the collection of loan principal is unlikely. Recoveries made on loans that have been charged-off are credited to the allowance for loan losses.

         Our evaluation of the adequacy of the allowance for loan losses includes the review of all loans on which the collectibility of principal may not be reasonably assured. For residential mortgage and consumer loans this is determined primarily by delinquency and collateral values. For commercial real estate and commercial loans an extensive review of financial performance, payment history and collateral values is conducted on a quarterly basis.


         As part of our evaluation of the adequacy of our allowance for loan losses, each quarter we prepare a worksheet. This worksheet categorizes the entire loan portfolio by certain risk characteristics such as loan type (residential mortgage, commercial mortgage, construction, commercial, etc.) and loan risk rating. The factors we consider in assessing loan risk ratings include the following:

         . results of the routine loan quality reviews by our Loan Review Department of the Risk Management Group and by third parties retained by the Loan Review Department;

         . general economic and business conditions affecting our key lending areas;

         . credit quality trends (including trends in non-performing loans, including anticipated trends based on market conditions);

         .        collateral values;

         .        loan volumes and concentrations;

         .        seasoning of the loan portfolio;

         .        specific industry conditions within portfolio segments;

         . recent loss experience in particular segments of the loan portfolio; and

         .        duration of the current business cycle.


         When assigning a risk rating to a loan, management utilizes The Provident Bank's internal risk rating system which is a nine point rating system. Loans deemed to be "acceptable quality" are rated one through four, with a rating of one established for loans with minimal risk. Loans that are deemed to be of "questionable quality" are rated five (watch) or six (special mention). Loans with adverse classifications (substandard, doubtful or loss) are rated seven, eight or nine, respectively. Commercial mortgage, commercial, mortgage warehouse and construction loans are rated individually and each lending officer is responsible for risk rating loans in his or her portfolio. These risk ratings are then reviewed by the department manager and/or the Chief Lending Officer and by the Credit Administration Department. The risk ratings are then confirmed by the Loan Review Department of the Risk Management Group and they are periodically reviewed by the Credit Committee in the credit renewal or approval process.

         Each quarter the lending groups prepare the PEWS Reports (Provident Early Warning System) for the Credit Administration Department. These reports review all commercial loans and commercial mortgage loans that have been determined to involve above average risk (risk rating of five or worse). The PEWS reports contain the reason for the risk rating assigned to each loan, status of the loan and any current developments. These reports are submitted to a committee chaired by the Chief Lending Officer. Each loan officer reviews the loan and the corresponding PEWS report with the committee and the risk rating is evaluated for appropriateness.

         Based upon market conditions and The Provident Bank's historical experience dealing with problem credits, the reserve for each risk rating by type of loan is established based on estimates of probable losses in the loan portfolio. In addition reserves are established for unused lines and anticipated closings and projected growth. We use a five-year moving average of charge-off and recovery experience as a tool to assist in the development of the loan loss factors in determining the provision for loan losses.

         The loss factors applied to each loan risk rating are inherently subjective in nature. Loan loss factors are assigned to each of the risk rating categories. Our methodology permits adjustments to the allowance for loan losses in the event that, in management's judgment, significant conditions impacting the credit quality and collectibility of the loan portfolio as of the evaluation date otherwise are not adequately reflected in the analysis.

         We establish the provision for loan losses after considering the allowance for loan loss worksheet, the amount of the allowance for loan losses in relation to the total loan balance, loan portfolio growth, loan delinquency trends and peer group analysis. As a result of this process, management has established an unallocated portion of the allowance for loan losses. The unallocated portion of the allowance for loan losses is warranted based on factors such as the geographic concentration of our loan portfolio and the losses inherent in commercial lending, as these types of loans are typically riskier than residential mortgages.

         The Loan Review Department of the Risk Management Group also uses an historic model from the early 1990's when there were severe problems in the New Jersey commercial real estate markets. This tool applies the problem loan reserve percentages from our own portfolio for these prior years to the current portfolio. The Loan Review Department of the Risk Management Group continuously reviews the risk ratings.

         Based on the composition of our loan portfolio, we believe the primary risks inherent in our portfolio are possible increases in interest rates, a possible decline in the economy and a possible decline in real estate market values. Management will continue to review the entire loan portfolio to determine the extent, if any, to which further additional loan loss provisions may be deemed necessary. The allowance for loan losses is maintained at a level that represents management's best estimate of inherent losses in the loan portfolio. There can be no assurance that the allowance for loan losses will be adequate to cover all losses that may in fact be realized in the future or that additional provisions for loan losses will be required.

         Analysis of the Allowance for Loan Losses. The following table sets forth the analysis of the allowance for loan losses for the periods indicated.

                                            Six Months Ended
                                                 June 30,                          Year Ended December 31,
                                           -------------------      ------------------------------------------------------
                                            2002        2001         2001       2000        1999        1998        1997
                                           -------    --------      ------    --------    --------    --------   ---------
                                                                        (Dollars in thousands)
 Balance at beginning of period .......... $ 21,909    $ 20,198    $ 20,198   $ 18,794    $ 17,381    $ 15,036    $ 13,134

 Charge offs:
   Residential mortgage loans ............      826         638         411        770       1,475       1,541         960
   Commercial mortgage loans .............       --          --         208         --          --          --          --
   Multi-family mortgage loans ...........       --          --          --         --          --          --          --
   Construction loans ....................       --          --          --         --          --          --          --
   Mortgage warehouse loans ..............       --          --          --         --          --          --          --
   Commercial loans ......................      948          --          46        845         435          77         217
   Consumer loans ........................       --         133         297        194         442         322         392
                                           --------    --------    --------   --------    --------    --------    --------
     Total ...............................    1,774         771         962      1,809       2,352       1,940       1,569
                                           --------    --------    --------   --------    --------    --------    --------

 Recoveries:
   Residential mortgage loans ............      257          59         256        315         313         480         991
   Commercial mortgage loans .............       --         149         168        289         350          --          --
   Multi-family mortgage loans ...........       --          --          --         --          --          --          --
   Construction loans ....................       --          --          --         --          --          --          --
   Mortgage warehouse loans ..............       --          --          --         --          --          --          --
   Commercial loans ......................      260         167         201        265         236         166          91
   Consumer loans ........................      106          43         148        284         766         325          39
                                           --------    --------    --------   --------    --------    --------    --------
     Total ...............................      623         418         773      1,153       1,665         971       1,121
                                           --------    --------    --------   --------    --------    --------    --------

 Net charge-offs .........................    1,151         353         189        656         687         969         448
 Provision for loan losses ...............    1,200       1,200       1,900      2,060       2,100       1,950       2,350
 Acquisition-related allowance ...........       --          --          --         --          --       1,364          --
                                           --------    --------    --------   --------    --------    --------    --------
 Balance at end of period ................ $ 21,958    $ 21,045    $ 21,909   $ 20,198    $ 18,794    $ 17,381    $ 15,036
                                           ========    ========    ========   ========    ========    ========    ========

 Ratio of net charge-offs
   during the period to average
   loans outstanding during the
   period(1) .............................     0.12%       0.04%       0.01%      0.03%       0.04%       0.06%       0.03%
                                           ========    ========    ========   ========    ========    ========    ========

 Allowance for loan losses to
   total loans ...........................     1.13%       1.06%       1.09%      1.02%       0.99%       1.02%       1.06%
                                           ========    ========    ========   ========    ========    ========    ========

 Allowance for loan losses to
   non-performing loans ..................   474.56%     457.70%     319.84%    213.06%     233.93%     316.94%     247.63%
                                           ========    ========    ========   ========    ========    ========    ========

--------------------------------------
(1) Annualized for six month period.

         Allocation of Allowance for Loan Losses. The following table sets forth the allocation of the allowance for loan losses by loan category for the periods indicated. This allocation is based on management's assessment, as of a given point in time, of the risk characteristics of each of the component parts of the total loan portfolio and is subject to changes as and when the risk factors of each such component part change. The allocation is neither indicative of the specific amounts or the loan categories in which future charge-offs may be taken nor is it an indicator of future loss trends. The allocation of the allowance to each category does not restrict the use of the allowance to absorb losses in any category.

                                                                                             At December 31,
                                                                        -----------------------------------------------------
                                             At June 30, 2002                   2001                         2000
                                        ----------------------------    --------------------------  -------------------------
                                                         Percent of                   Percent of                  Percent of
                                                          Loans in       Amount of     Loans in      Amount of     Loans in
                                          Amount of         Each         Allowance       Each        Allowance       Each
                                        Allowance for    Category to     for Loan     Category to     for Loan    Category to
                                         Loan Losses     Total Loans      Losses      Total Loans      Losses     Total Loans
                                        -------------    -----------     ---------    -----------   -----------   -----------
                                                                        (Dollars in thousands)
   Residential mortgage loans ........   $     1,710          37.98%  $     1,598           39.43%  $     1,464         45.83%
   Commercial mortgage loans .........         4,696          21.76         5,436           20.44         4,695         19.25
   Multi-family mortgage loans .......           906           4.85           992            4.73           993          4.83
   Construction loans ................         1,437           4.78         1,528            4.00         1,981          3.85
   Mortgage warehouse loans ..........         1,663           7.57         2,612            8.33         1,155          3.39
   Commercial loans ..................         2,067           7.83         2,281            7.02         1,744          6.15
   Consumer loans ....................         3,206          15.23         3,615           16.05         3,805         16.70
   Unallocated .......................         6,273             --         3,847              --         4,361            --
                                         -----------    -----------   -----------     -----------   -----------   -----------
     Total ...........................   $    21,958         100.00%  $    21,909          100.00%  $    20,198        100.00%
                                         ===========    ===========   ===========     ===========   ===========   ===========


                                                                           At December 31,
                                        -------------------------------------------------------------------------------------
                                                   1999                          1998                         1997
                                        ----------------------------     -------------------------  -------------------------
                                                         Percent of                   Percent of                  Percent of
                                                          Loans in       Amount of     Loans in      Amount of     Loans in
                                          Amount of         Each         Allowance       Each        Allowance       Each
                                        Allowance for    Category to     for Loan     Category to     for Loan    Category to
                                         Loan Losses     Total Loans      Losses      Total Loans      Losses     Total Loans
                                        -------------    -----------     ---------    -----------   -----------   -----------
                                                                        (Dollars in thousands)
   Residential mortgage loans ........   $     1,627          46.57%  $     2,329           49.51%  $     1,474         55.76%
   Commercial mortgage loans .........         4,795          20.44         3,918           17.70         3,121         13.93
   Multi-family mortgage loans .......         1,047           5.09           864            5.22           722          4.63
   Construction loans ................         1,997           3.73           792            1.52           433          1.16
   Mortgage warehouse loans ..........           477           2.52           855            5.04           361          2.55
   Commercial loans ..................         1,675           4.50         1,171            4.04         1,294          3.66
   Consumer loans ....................         3,551          17.15         3,500           16.97         2,855         18.31
   Unallocated .......................         3,625            --          3,952             --          4,776           --
                                         -----------    -----------   -----------     -----------   -----------   -----------
     Total ...........................   $    18,794         100.00%  $    17,381          100.00%  $    15,036        100.00%
                                         ===========    ===========   ===========     ===========   ===========   ===========

Investment Activities

         General. Our investment policy is approved annually by the Board of Managers. The Chief Financial Officer and the Treasurer are authorized by the Board to implement the investment policy and establish investment strategies. The Chief Financial Officer, Treasurer and Assistant Treasurer are authorized to make investment decisions consistent with the investment policy. Investment transactions are reported to the Executive Committee of the Board of Managers on a monthly basis.

         Our investment policy is designed to generate a favorable rate of return consistent with established guidelines for liquidity, safety, diversification and to complement the lending activities of the bank. Investment decisions are made in accordance with the policy and are based on credit quality, interest rate risk, balance sheet composition, market expectations, liquidity, income and collateral needs.

         The investment policy does not permit participation in hedging programs, interest rate swaps, options or futures transactions or the purchase of any securities that are below investment grade.

         Our investment strategy is to maximize the return on the investment portfolio consistent with guidelines that have been established for liquidity, safety, duration and diversification. Our investment strategy also considers our interest rate risk position as well as our liquidity, loan demand and other factors. Acceptable investment securities include U. S. Treasury and Agency obligations, collateralized mortgage obligations issued by Fannie Mae and Freddie Mac, corporate debt obligations, New Jersey municipal bonds, mortgage-backed securities, commercial paper, mutual funds, bankers acceptances and federal funds. Securities purchased for the investment portfolio require a minimum credit rating of "A" by Moody's or Standard & Poor's.

         Securities for the investment portfolio are classified as held to maturity, available for sale or held for trading. Securities that are classified as held to maturity are securities that we have the intent and ability to hold until their contractual maturity date and are reported at cost. Securities that are classified as available for sale are reported at fair value. Available for sale securities include U.S. Treasury and Agency Obligations, U.S. Agency and private collateralized mortgage obligations (CMOs), corporate debt obligations and equities. Sales of securities may occur from time to time in response to changes in market rates and to facilitate balance sheet reallocation to effectively manage interest rate risk. At the present time there are no securities that are classified as held for trading.

         CMOs are a type of debt security issued by a special-purpose entity that aggregates pools of mortgages and mortgage related securities and creates different classes of CMO securities with varying maturities and amortization schedules as well as a residual interest with each class possessing different risk characteristics. In contrast to mortgage-backed securities from which cash flow is received (and prepayment risk is shared) pro rata by all securities holders, the cash flow from the mortgages or mortgage related securities underlying CMOs is paid in accordance with predetermined priority to investors holding various tranches of such securities or obligations. A particular tranche of CMOs may therefore carry prepayment risk that differs from that of both the underlying collateral and other tranches. Accordingly, CMOs attempt to moderate risks associated with conventional mortgage related securities resulting from unexpected prepayment activity. In declining interest rate environments, we try to purchase CMOs with principal lock out periods, reducing prepayment risk in the investment portfolio. During rising interest rate periods, our strategy is to purchase CMOs that are receiving principal payments that can be reinvested at higher current yields. Investments in CMOs involve a risk that actual prepayments will differ from those estimated in pricing the security, which may result in adjustments to the net yield on such securities. Additionally, the market value of such securities may be adversely affected by changes in the market interest rates. Management believes these securities may represent attractive alternatives relative to other investments due to the wide variety of maturity, repayment and interest rate options available. All CMOs in the investment portfolio are rated "AAA."

         Amortized Cost and Fair Value of Securities. The following tables sets forth certain information regarding the amortized cost and fair values of our securities as of the dates indicated.

                                                                                         At December 31,
                                                              ----------------------------------------------------------------------
                                         At June 30, 2002              2001                    2000                    1999
                                      ----------------------  ---------------------- ------------------------ ----------------------
                                      Amortized               Amortized               Amortized               Amortized
                                         Cost     Fair Value     Cost     Fair Value     Cost     Fair Value     Cost     Fair Value
                                      ----------  ----------  ----------  ---------- ------------ ----------- ----------  ----------
                                                                          (Dollars in thousands)
Held to Maturity:
 U.S. Government & Agency
  Collateralized Mortgage
    Obligations ...................   $   19,852  $   20,424  $   32,849  $   33,615  $   51,367  $   51,280  $   85,617  $   84,358
 State and municipal ..............       86,868      89,239      75,562      75,871      59,751      60,003      58,162      56,095
 Corporate and other ..............        3,411       3,398       4,540       4,556      12,941      12,938      18,901      18,645
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------

    Total held-to-maturity ........   $  110,131  $  113,061  $  112,951  $  114,042  $  124,059  $  124,221  $  162,680  $  159,098
                                      ==========  ==========  ==========  ==========  ==========  ==========  ==========  ==========

Available  for sale:
 U.S. Government & Agency
    obligations ...................   $  105,985  $  107,638  $   76,111  $   78,042  $   80,994  $   81,222  $   70,866  $   69,905
 U.S. Government & Agency Pass
  Thrus ...........................       41,718      42,532      35,106      35,225      38,970      38,499      41,713      39,259
 U.S. Government & Agency
  Collateralized Mortgage
    Obligations ...................      400,912     407,334     274,100     275,741     128,170     127,542     140,222     135,994
 Corporate and other ..............      166,989     171,005     101,988     105,708      87,523      87,776     118,535     116,674
                                      ----------  ----------  ----------  ----------  ----------  ----------  ----------  ----------

    Total available for sale ......   $  715,604  $  728,509  $  487,305  $  494,716  $  335,657  $  335,039  $  371,336  $  361,832
                                      ==========  ==========  ==========  ==========  ==========  ==========  ==========  ==========

Average expected life of
 securities(1) ....................   3.19 years              3.3 years               3.22 years              3.24 years

-----------------------
(1) Average expected life is based on prepayment assumptions utilizing interest rates as of the reporting dates and does not include FNMA and FHLB stock.

     The following table sets forth certain information regarding the carrying value, weighted average yields and contractual maturities of our securities portfolio as of June 30, 2002. No tax equivalent adjustments were made to the weighted average yields. Amounts are shown at amortized cost for held to maturity securities and at fair value for available for sale securities.

                                                                         At June 30, 2002
                                            --------------------------------------------------------------------------
                                                                      More Than One Year to    More Than Five Years to
                                               One Year or Less             Five Years                Ten Years
                                            ---------------------    -----------------------   -----------------------
                                                        Weighted                   Weighted                  Weighted
                                            Carrying     Average      Carrying      Average     Carrying      Average
                                              Value       Yield         Value        Yield        Value        Yield
                                            ---------   ---------    ----------    ---------   -----------   ---------
                                                                                               (Dollars in thousands)
Held to Maturity:
  U.S. Government & Agency
    Collateralized Mortgage Obligations ... $      --          --%   $    5,290         6.44%  $     7,773        5.99%
  State and municipal .....................     2,926        2.33        18,739         4.14        37,633        4.39
  Corporate and other .....................       ---          --            --           --            --          --
                                            ---------   ---------    ----------    ---------   -----------   ---------
    Total held-to-maturity ................ $   2,926        2.33%   $   24,029         4.65%  $    45,406        4.66%
                                            =========   =========    ==========    =========   ===========   =========
Available  for sale:
  U.S. Government Agency Pass Thrus ....... $  45,592        5.16%   $   62,046         3.92%  $        --          --%
  U.S. Government Agency
    Collateralized Mortgage Obligations ...        --          --           778         5.72       148,306        5.52
  Corporate and other .....................    14,443        6.77       107,633         5.58         4,806        6.59
                                            ---------   ---------    ----------    ---------   -----------   ---------
    Total available for sale (1) .......... $  60,035        5.52%   $  170,457         4.97%  $   153,112        5.55%
                                            =========   =========    ==========    =========   ===========   =========


                                             ------------------------------------------------
                                                After Ten Years                Total
                                             ----------------------    ----------------------
                                                          Weighted                  Weighted
                                              Carrying     Average      Carrying     Average
                                                Value       Yield         Value       Yield
                                             ----------   ---------    ----------   ---------
Held to Maturity:
  U.S. Government & Agency
    Collateralized Mortgage Obligations ...  $    6,789        6.06%   $   19,852        6.13%
  State and municipal .....................      27,570        4.59        86,868        4.33
  Corporate and other .....................       3,411        6.92         3,411        6.92
                                             ----------   ---------    ----------   ---------
    Total held-to-maturity ................  $   37,770        5.07%   $  110,131        4.71%
                                             ==========   =========    ==========   =========
Available  for sale:
  U.S. Government Agency Pass Thrus .......  $       --          --%   $  107,638        4.45%
  U.S. Government Agency
    Collateralized Mortgage Obligations ...     300,782        5.56       449,866        5.53
  Corporate and other .....................      44,123        5.90       171,005        5.78
                                             ----------   ---------    ----------   ---------
    Total available for sale (1) ..........  $  344,905        5.38%   $  728,509        5.33%
                                             ==========   =========    ==========   =========

-------------------
(1)   Excludes FHLB stock.

Sources of Funds

     General. Sources of funds consist of principal and interest cash flows received from loans and mortgage-backed securities, contractual maturities on investments, deposits and Federal Home Loan Bank advances. These sources of funds are for lending, investing and general corporate purposes.

     Deposits. We offer a variety of deposits for retail and business accounts. Deposit products include savings accounts, checking accounts, interest bearing checking accounts, money market deposit accounts and certificate of deposit accounts at varying interest rates and terms. We also offer IRA and KEOGH accounts. For business customers we offer several checking account and savings plans, cash management services, payroll origination service, escrow account management and master card business cards. Our customer relationship management strategy focuses on relationship banking for retail and business customers to enhance the customer experience. Deposit activity is influenced by state and local economic activity, changes in interest rates, internal pricing decisions and competition. Deposits are primarily obtained from the areas surrounding our branch locations. In order to attract and retain deposits we offer competitive rates, quality customer service and we offer a wide variety of products and services that meet the needs of our customers, including online banking. We do not have any brokered deposits.

     Deposit pricing strategy is monitored monthly by the Asset/Liability Committee. Deposit pricing is set weekly by our Treasury Department. When considering our deposit pricing we consider competitive market rates, FHLB advance rates and rates on other sources of funds. Core deposits, defined as savings accounts, interest and non-interest bearing checking accounts and money market deposit accounts represented 55% of total deposits at December 31, 2001 and 57% at June 30, 2002. As of June 30, 2002 and December 31, 2001, time deposits maturing in less than one year amounted to $918.3 million and $881.7 million, respectively.

     The following table indicates the amount of our certificates of deposit by time remaining until maturity as of June 30, 2002.

                                                                         Maturity
                                               -----------------------------------------------------------
                                                3 Months or    Over 3 to 6    Over 6 to 12      Over 12
                                                    less         Months          Months         Months          Total
                                               -------------  -------------   -------------  -------------  -------------
                                                                              (In thousands)
Certificates of deposit less than $100,000 ... $     309,854  $     220,743   $     225,815  $     145,926  $     902,338
Certificates of deposit of $100,000 or more ..        91,973         37,135          32,826         22,809        184,743
                                               -------------  -------------   -------------  -------------  -------------

Total of certificates of deposit ............. $     401,827  $     257,878   $     258,641  $     168,735  $   1,087,081
                                               =============  =============   =============  =============  =============

         Certificates of Deposit Maturities. The following table sets forth certain information regarding our certificates of deposit.

                                           Period to Maturity from June 30, 2002                   At December 31,
                            -------------------------------------------------------------   ---------------------------------
                                                  Two to                          Five        At
                            Less Than   One to    Three   Three to   Four to    Years or    June 30,
                            One Year   Two Years  Years  Four Years Five Years    More        2002         2001       2000
                            --------   ---------  -----  ---------- ---------- ----------   ---------   ----------  --------
                                                                     (In thousands)
 Rate:
 1.00 to 2.00% ............ $ 33,018  $     37  $     -- $    --    $    10    $    --      $   33,065  $    2,913 $        9
 2.01 to 3.00% ............  622,054     4,929        --      --         --         15         626,998     270,298         18
 3.01 to 4.00% ............  155,649    52,627    13,669     239      4,271         --         226,455     363,796        114
 4.01 to 5.00% ............   36,485    23,267    12,349   2,304     19,728        920          95,053     194,786     40,498
 5.01 to 6.00% ............   41,501    14,090     2,192   4,249        840      1,126          63,998     154,084    588,850
 6.01 to 7.00% ............   29,639     8,688     1,656   1,501         --         --          41,484      66,632    404,155
   Over 7.01% .............       --         6        20      --         --          2              28          28        633
                            --------  --------  -------- -------    -------    -------      ----------  ---------- ----------
    Total ................. $918,346  $103,644  $ 29,886 $ 8,293    $24,849    $ 2,063      $1,087,081  $1,052,537 $1,034,277
                            ========  ========  ======== =======    =======    =======      ==========  ========== ==========


                                1999
                               ------
Rate:
1.00 to 2.00% ............  $       --
2.01 to 3.00% ............         646
3.01 to 4.00% ............       6,078
4.01 to 5.00% ............     401,848
5.01 to 6.00% ............     592,970
6.01 to 7.00% ............       9,838
  Over 7.01% .............       1,698
                            ----------
   Total .................  $1,013,078
                            ==========

         Borrowed Funds. At June 30, 2002, we had $194.9 million of borrowed funds. Borrowed funds consist primarily of FHLB advances and repurchase agreements with existing commercial customers. Repurchase agreements are contracts for the sale of securities owned or borrowed by us, with an agreement to repurchase those securities at an agreed upon price and date. We use repurchase agreements as an investment vehicle for our commercial sweep checking product. Our policies limit the use of repurchase agreements to collateral consisting of U.S. Treasury obligations, U.S. agency obligations or mortgage related securities. There were $42.8 million of repurchase agreements outstanding as of June 30, 2002, and we averaged approximately $42.1 million outstanding pursuant to such agreements during the year ended December 31, 2001.

         As a member of the Federal Home Loan Bank of New York, The Provident Bank is eligible to obtain advances upon the security of the FHLB common stock owned and certain residential mortgage loans, provided certain standards related to credit-worthiness have been met. FHLB advances are available pursuant to several credit programs, each of which has its own interest rate and range of maturities. We had $152.1 million of FHLB advances outstanding as of June 30, 2002, and we averaged approximately $132.8 million of FHLB advances during the year ended December 31, 2001.

         The following table sets forth the maximum month-end balance and average monthly balance of FHLB advances and securities sold under agreements to repurchase for the periods indicated.

                                                             Six Months Ended
                                                                 June 30,                Year Ended December 31,
                                                          ----------------------  -------------------------------------
                                                             2002        2001         2001         2000        1999
                                                          ----------  ----------  ------------  ---------- ------------
                                                                             (Dollars in thousands)
    Maximum Balance:
    ----------------
    FHLB advances ......................................  $ 152,653   $ 136,966    $ 144,664    $ 145,563   $ 145,556
    FHLB line of credit ................................         --      26,900       26,900       82,000      53,300
    Securities sold under agreements to repurchase .....     49,776      46,751       51,103       47,784      33,537

    Average Balance:
    ----------------
    FHLB advances ......................................    146,079     135,430      132,756      139,650     119,627
    FHLB line of credit ................................         --       3,439        1,788       32,714      10,023
    Securities sold under agreements to repurchase .....     45,116      38,309       42,144       37,780      24,482

    Weighted Average Interest Rate:
    -------------------------------
    FHLB advances ......................................       5.14%       6.08%        5.90%        6.11%       6.02%
    FHLB line of credit ................................        N/A        5.44         5.50         6.93        5.77
    Securities sold under agreements to repurchase .....       1.58        3.57         3.07         4.21        3.89

         The following table sets forth certain information as to our borrowings at the dates indicated.

                                                                                 At December 31,
                                                   At June 30,   -----------------------------------------------
                                                      2002             2001            2000            1999
                                                 --------------- ---------------- --------------   -------------
                                                                      (Dollars in thousands)
    FHLB advances .............................  $    152,131     $    144,664    $    132,240     $    145,270
    FHLB line of credit .......................            --               --           7,000           39,300
    Securities sold under agreements to
    repurchase ................................        42,794           51,103          40,663           32,071
                                                 ------------     ------------    ------------     ------------
       Total borrowings .......................  $    194,925     $    195,767    $    179,903     $    216,641
                                                 ============     ============    ============     ============

    Weighted average interest rate of FHLB
       advances ...............................          5.14%            5.90%           6.11%            6.02%

    Weighted average interest rate of FHLB
       line of credit .........................           N/A             5.50%           6.93%            5.77%

    Weighted average interest rate of
       securities sold under agreements to
       repurchase .............................          1.58%            3.07%           4.21%            3.89%

Financial Management and Trust Services

         The Provident Bank offers a full range of trust and financial management services primarily to individuals. These services include wealth management services, such as investment management and investment advisory accounts, as well as custody accounts. We also serve as trustee for living and testamentary trusts. Our trust officers also provide estate settlement services when The Provident Bank has been named executor or guardian of an estate. At June 30, 2002 the book value of assets under administration was $191.7 million and the number of accounts under administration was 507.

Subsidiary Activities

         Provident Mortgage Corporation is a wholly-owned subsidiary of The Provident Bank. It was established as a New Jersey corporation to provide mortgage banking services as a successor to Residential Home Funding Corp., a mortgage company specializing in FHA-insured loans and VA-guaranteed loans and, to a lesser extent, alternative residential loan products. We acquired Residential Home Funding Corp. in July 2001. All loans originated by the mortgage company are sold to established investors with the loan servicing released.

         Provident Investment Services, Inc. is a wholly-owned subsidiary of The Provident Bank. It was established as a New Jersey corporation to provide life, health, property and casualty insurance in the State of New Jersey and conducts non-deposit investment product and insurance sales.

         Provident Title, LLC is a joint venture in which The Provident Bank has a 49% interest and Investor's Title Agency, Inc. has a 51% interest. Provident Title, LLC is licensed to sell title insurance in the State of New Jersey. It commenced business in October 2001.

         PSB Funding Corporation is a majority owned subsidiary of The Provident Bank. It was established as a New Jersey corporation to engage in real estate activities (including the acquisition of mortgage loans from The Provident Bank) that enable it to be taxed as a real estate investment trust for federal and New Jersey tax purposes.

         The Provident Bank maintains several subsidiaries, including Dudley Investment Corp., Beehive Investment, Inc. and Paulus Hook Corp., which currently conduct no business.

Properties


         We conduct our business through 49 full-service branch offices located in Hudson, Bergen, Essex, Mercer, Middlesex, Monmouth, Morris, Ocean, Somerset and Union Counties, New Jersey. The aggregate net book value of our premises and equipment was $42.5 million at June 30, 2002. On September 6, 2002, The Provident Bank completed its acquisition of approximately $21.8 million of the deposits and certain assets of two full-service branch offices located in Brick, New Jersey. The Provident Bank consolidated its pre-existing branch office in Brick, New Jersey with one of the acquired offices. The following table sets forth certain information with respect to our headquarters office and branch offices at June 30, 2002.


                                                                  Original Year
                                                  Leased or         Leased or      Date of Lease
Location                                            Owned           Acquired         Expiration      Net Book Value
------------------------------------          -----------------  ---------------  ---------------  ------------------
                                                                                                     (In thousands)
Jersey City Headquarters (1)                        Owned             1986              N/A        $     10,845.0
830 Bergen Avenue
Jersey City, New Jersey 07306

Ampere                                              Owned             1983              N/A        $        448.8
100 Bloomfield Avenue
Bloomfield, New Jersey 07003

Bayonne 20/th/                                      Owned             1972              N/A        $        334.9
464-472 Avenue C
Bayonne, New Jersey 07002

Bayonne 26/th/                                      Owned             1976              N/A        $        335.4
569 Broadway
Bayonne, New Jersey 07002

Belleville                                          Owned             1973              N/A        $        408.8
208-218 Washington Street
Belleville, New Jersey 07109

Bergen/Harrison                                     Owned             1960              N/A        $        250.4
533 Bergen Avenue
Jersey City, New Jersey 07304

                                                                  Original Year
                                                  Leased or         Leased or      Date of Lease
Location                                            Owned           Acquired         Expiration      Net Book Value
------------------------------------          -----------------  ---------------  ---------------  ------------------
                                                                                                     (In thousands)
Bergen Journal Square                              Leased           12/28/01          1/31/07      $         55.8
895 Bergen Avenue
Jersey City, New Jersey 07306

Berkeley                                           Leased            7/5/94           7/31/04      $        105.8
Holiday Plaza 2
1 Plaza Drive
Toms River, New Jersey  08753

Bloomfield                                          Owned             1960              N/A        $      1,069.4
11 Broad Street
Bloomfield, New Jersey 07003

Brick Township                                     Leased            2/1/94           1/31/04      $         78.8
1930 Route 88
Brick, New Jersey 08724

Bridgewater                                        Leased            1/1/01           10/31/05     $        464.7
715 Promenade Boulevard, Unit 2
Bridgewater, New Jersey 08807

Brookdale                                           Owned             1968              N/A        $        609.2
1260 Broad Street
Bloomfield, New Jersey 07003

Clark                                               Owned             1998              N/A        $        704.1
10 Westfield Avenue
Clark, New Jersey 07066

Denville                                           Leased            6/1/99           5/31/04      $        101.2
490 East Main Street
Denville, New Jersey 07834

Dumont                                              Owned             1971              N/A        $        359.5
21 Washington Avenue
Dumont, New Jersey 07628

Dunellen                                            Owned             1978              N/A        $        641.0
333 North Avenue
Dunellen, New Jersey 08812

East Brunswick                                     Leased            11/1/84          9/30/11      $        511.2
308 Rues Lane
East Brunswick, New Jersey 08816

East Windsor                                        Owned             1978              N/A        $        454.6
Rte 130 & Dutch Neck Road
East Windsor, New Jersey 08520

                                                                  Original Year
                                                  Leased or         Leased or      Date of Lease
Location                                            Owned           Acquired         Expiration      Net Book Value
------------------------------------          -----------------  ---------------  ---------------  ------------------
                                                                                                     (In thousands)
Freehold (2)                                       Leased             1996            5/31/10      $        274.9
4331 Route 9 and Pond Road
Freehold, New Jersey 07728

Greenbrook                                          Owned             1978              N/A        $        245.2
930 N. Washington Avenue
Green Brook, New Jersey 08812

Greenville                                          Owned             1963              N/A        $        423.4
1553 Kennedy Boulevard
Jersey City, New Jersey  07305

Heights                                             Owned             1964              N/A        $      1,312.1
3670 Kennedy Boulevard
Jersey City, New Jersey 07307

Hillsborough                                        Owned             1992              N/A        $        962.5
425 Route 206
Hillsborough, New Jersey 08876

Hoboken                                            Leased            5/12/95          5/31/05      $         65.5
77 River Street
Hoboken, New Jersey 07030

Kearny                                              Owned             1998              N/A        $        740.5
249 Kearney Avenue
Kearny, New Jersey 07032

Keyport                                            Leased           11/12/98          11/30/03     $        128.2
c/o Stop and Shop Supermarket
100 Highway 35
Keyport, New Jersey 07735

Lafayette                                           Owned             1960              N/A        $         53.0
350 Communipaw Avenue
Jersey City, New Jersey 07304

Leonia                                             Leased            2/1/72           1/31/07      $         16.3
320-322 Broad Avenue
Leonia, New Jersey 07605

Main                                               Leased            4/1/88           3/31/08      $        139.8
239 Washington Street
Jersey City, New Jersey 07302

Manasquan                                          Leased            3/1/00           2/28/07      $        306.3
Highway 71 and 205 Main Street
Manasquan, New Jersey 08736

                                                                  Original Year
                                                  Leased or         Leased or      Date of Lease
Location                                            Owned           Acquired         Expiration      Net Book Value
------------------------------------          -----------------  ---------------  ---------------  ------------------
                                                                                                     (In thousands)
Monroe                                             Leased            6/1/97           5/31/07      $        145.9
170 Overlook Drive
Monroe, New Jersey 08343

Montgomery                                         Leased            12/1/95          6/30/03      $         75.1
2162 Route 206 South
Belle Mead, New Jersey 08502

Morris Plains                                      Leased            2/1/88           1/31/06      $        146.4
Routes 10 & 202
Morris Plains, New Jersey 07950

New Providence                                      Owned             1996              N/A        $      1,223.0
65 South Street
New Providence, New Jersey 07974

Ocean Grove (2)                                    Leased             1992            1/22/18      $        162.7
40 Main Street
Ocean Grove, New Jersey 07756

Ocean Township                                     Leased            4/1/98           3/31/18      $        877.9
1502 Route 35 South
Ocean Township, New Jersey 07712

Oradell (3)                                        Leased            7/1/97           6/30/02      $         92.7
550 Kinderkamack Road
Oradell, New Jersey 07649

Piscataway                                         Leased            3/15/99          3/31/04      $        282.6
Centennial Square Shopping Plaza
1297 Centennial Avenue, Unit 1
Piscataway, New Jersey 08854

Point Pleasant                                      Owned             2002              N/A        $      2,045.1
604-610 Laurel Avenue
Pt. Pleasant, New Jersey 08742

Roseland                                           Leased            4/1/98           3/31/08      $         95.9
161 Eagle Rock Avenue
Roseland, New Jersey 07068

South Freehold                                     Leased            4/1/98           3/31/03      $         24.3
3585 Route 9 North
Freehold, New Jersey  07728

South Orange                                        Owned             1995              N/A        $        783.6
159 South Orange Avenue
South Orange, New Jersey 07079

                                                                  Original Year
                                                  Leased or         Leased or      Date of Lease
Location                                            Owned           Acquired         Expiration      Net Book Value
------------------------------------          -----------------  ---------------  ---------------  ------------------
                                                                                                     (In thousands)
Teaneck                                            Leased            1/1/76           12/31/05     $        123.5
464 Cedar Lane
Teaneck, New Jersey 07666

Toms River                                         Leased            7/5/94           7/31/04      $        155.2
Bellcrest Plaza
953 Fischer Boulevard
Toms River, New Jersey 08753

Union City                                          Owned             1974              N/A        $        869.2
3720 Bergenline Avenue
Union City, New Jersey 07087

Wall                                               Leased           11/15/86          11/30/11     $        183.9
Route 35 & New Bedford Road
Wall Township, New Jersey 07719

West New York - 55/th/ Street                       Owned             1970              N/A        $      1,019.0
5410 Bergenline Avenue
West New York, New Jersey 07093

West New York - 60/th/ Street                       Owned             1971              N/A        $        542.8
6002 Broadway and 60/th/ Street
West New York, New Jersey 07093

West New York - 62/nd/ Street                       Owned             1985              N/A        $        574.0
6141 Bergenline Avenue
West New York, New Jersey 07093

(1)  The main office building also houses certain administrative offices.
(2)  The Provident Bank owns the building but leases the land.
(3)  The Provident Bank is negotiating an extension of this lease.

Legal Proceedings

         The Provident Bank is not involved in any pending legal proceedings other than routine legal proceedings occurring in the ordinary course of business which, in the aggregate, involve amounts which are believed by management to be immaterial to its financial condition or results of operations.

Personnel

         As of June 30, 2002, we had 646 full-time employees and 85 part-time employees. Our employees are not represented by a collective bargaining unit. We consider our relationship with our employees to be good.

                           FEDERAL AND STATE TAXATION

Federal Taxation

     General. Provident Financial Services, Inc. and The Provident Bank will be subject to federal income taxation in the same general manner as other corporations, with some exceptions discussed below. The most recent tax period audited by the Internal Revenue Service was December 31, 1996. The following discussion of federal taxation is intended only to summarize certain pertinent federal income tax matters and is not a comprehensive description of the tax rules applicable to The Provident Bank.

     Method of Accounting. For federal income tax purposes, The Provident Bank currently reports its income and expenses on the accrual method of accounting and uses a tax year ending December 31 for filing its consolidated federal income tax returns.

     Bad Debt Reserves. Prior to the Small Business Protection Act of 1996 (the 1996 Act), The Provident Bank was permitted to establish a reserve for bad debts and to make annual additions to the reserve. These additions could, within specified formula limits, be deducted in arriving at our taxable income. The Provident Bank was required to use the direct charge off method to compute its bad debt deduction beginning with its 1996 federal tax return. Savings institutions were required to recapture any excess reserves over those established as of December 31, 1987 (base year reserve).

     Taxable Distributions and Recapture. Prior to the 1996 Act, bad debt reserves created prior to January 1, 1988 were subject to recapture into taxable income should The Provident Bank fail to meet certain asset and definitional tests. Federal legislation has eliminated these recapture rules.

     Retained earnings at June 30, 2002 and December 31, 2001 included approximately $33.7 million for which no provisions for income tax had been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions and excess distributions to shareholders. At June 30, 2002 and December 31, 2001, The Provident Bank has an unrecognized tax liability of $13.9 million with respect to this reserve.

     Corporate Alternative Minimum Tax. The Internal Revenue Code of 1986, as amended, which we refer to as the Code, imposes an alternative minimum tax (AMT) at a rate of 20% on a base of regular taxable income plus certain tax preferences (alternative minimum taxable income or AMTI). The AMT is payable to the extent such AMTI is in excess of an exemption amount and the AMT exceeds the regular income tax. Net operating losses can offset no more than 90% of AMTI. Certain payments of alternative minimum tax may be used as credits against regular tax liabilities in future years. The Provident Bank has not been subject to the alternative minimum tax and has no such amounts available as credits for carryover.

     Net Operating Loss Carryovers. A financial institution may carry back net operating losses to the preceding two taxable years and forward to the succeeding 20 taxable years. At

June 30, 2002, The Provident Bank had no net operating loss carryforwards for federal income tax purposes.

     Corporate Dividends-Received Deduction. Provident Financial Services, Inc. may exclude from its income 100% of dividends received from The Provident Bank as a member of the same affiliated group of corporations.

State Taxation

     New Jersey State Taxation. The Provident Bank files New Jersey Savings Institution income tax returns. Generally, the income of savings institutions in New Jersey, which is calculated based on federal taxable income, subject to certain adjustments, is subject to New Jersey tax. The Provident Bank is not currently under audit with respect to its New Jersey income tax returns and The Provident Bank' state tax returns have not been audited for the past five years.

     On July 2, 2002, the State of New Jersey enacted income tax law changes which will be retroactive to tax years beginning January 1, 2002. The more relevant changes include an increase in the tax rate for savings bank from three percent to nine percent and the establishment of an Alternative Minimum Assessment (AMA) tax. Under the new legislation, a taxpayer will pay the greater of the corporate business (CBT) tax (at 9% of taxable income) or the AMA tax. There are two methods for calculating the AMA tax, the gross receipts method or the gross profits method. Under the gross receipts method, the tax is calculated by multiplying the gross receipts by the applicable factor, which ranges from 0.125% to 0.4%. Under the gross profits method, the tax is calculated by multiplying the gross profits by the applicable factor, which ranges from 0.25% to 0.8%. The taxpayer has the option of choosing either the gross receipts or gross profits method, but once an election is made, the taxpayer must use the same method for the next four tax years. The AMA tax is creditable against the CBT in a year in which the CBT is higher, limited to the AMA for that year, and limited to an amount such that the tax is not reduced by more than 50% of the tax otherwise due and other statutory minimums. The AMA tax for each taxpayer may not exceed $5.0 million per year and the sum of the AMA for each member of an affiliated group may not exceed $20.0 million per year for members of an affiliated group with five or more taxpayers. The AMA for tax years beginning after June 30, 2006 shall be zero.

     New Jersey tax law does not and has not allowed for a taxpayer to file a tax return on a combined or consolidated basis with another member of the affiliated group where there is common ownership. However, under the new tax legislation, if the taxpayer cannot demonstrate by clear and convincing evidence that the tax filing discloses the true earnings of the taxpayer on its business carried on in the State of New Jersey, the New Jersey Director of the Division of Taxation may, at the director's discretion, require the taxpayer to file a consolidated return of the entire operations of the affiliated group or controlled group, including its own operations and income. See "Risk Factors--Adoption of State Tax Legislation may Have a Negative Impact on Our Net Income."

     Delaware State Taxation. As a Delaware holding company not earning income in Delaware, Provident Financial Services, Inc. is exempted from Delaware corporate income tax

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

but is required to file annual returns and pay annual fees and a franchise tax to the State of Delaware.

                                   REGULATION

General

     The Provident Bank is a New Jersey chartered savings bank, and its deposit accounts are insured up to applicable limits by the Federal Deposit Insurance Corporation (FDIC) under the Bank Insurance Fund (BIF) and the Savings Association Insurance Fund (SAIF). The Provident Bank is subject to extensive regulation, examination and supervision by the Commissioner of the New Jersey Department of Banking and Insurance (the Commissioner) as the issuer of its charter, and by the FDIC as the deposit insurer. The Provident Bank must file reports with the Commissioner and the FDIC concerning its activities and financial condition, and it must obtain regulatory approval prior to entering into certain transactions, such as mergers with, or acquisitions of, other depository institutions and opening or acquiring branch offices. The Commissioner and the FDIC conduct periodic examinations to assess The Provident Bank's compliance with various regulatory requirements. This regulation and supervision establishes a comprehensive framework of activities in which a savings bank can engage and is intended primarily for the protection of the deposit insurance fund and depositors. The regulatory structure also gives the regulatory authorities extensive discretion in connection with their supervisory and enforcement activities and examination policies, including policies with respect to the classification of assets and the establishment of adequate loan loss reserves for regulatory purposes.

     Provident Financial Services, Inc., as a bank holding company controlling The Provident Bank, will be subject to the Bank Holding Company Act of 1956, as amended ("BHCA"), and the rules and regulations of the Federal Reserve Board under the BHCA and to the provisions of the New Jersey Banking Act of 1948 (the "New Jersey Banking Act") and the regulations of the Commissioner under the New Jersey Banking Act applicable to bank holding companies. The Provident Bank and Provident Financial Services, Inc. will be required to file reports with, and otherwise comply with the rules and regulations of the Federal Reserve Board and the Commissioner. Provident Financial Services, Inc. will be required to file certain reports with, and otherwise comply with, the rules and regulations of the Securities and Exchange Commission under the federal securities laws.

     Any change in such laws and regulations, whether by the Commissioner, the FDIC, the Federal Reserve Board or through legislation, could have a material adverse impact on The Provident Bank and Provident Financial Services, Inc. and their operations and stockholders.

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--------------------------------------------------------------------------------
Certain of the laws and regulations applicable to The Provident Bank and Provident Financial Services, Inc. are summarized below or elsewhere in this prospectus. These summaries do not purport to be complete and are qualified in their entirety by reference to such laws and regulations.
--------------------------------------------------------------------------------

New Jersey Banking Regulation

     Activity Powers. The Bank derives its lending, investment and other activity powers primarily from the applicable provisions of the New Jersey Banking Act and its related regulations. Under these laws and regulations, savings banks, including The Provident Bank, generally may invest in:

     (1)   real estate mortgages;

     (2)   consumer and commercial loans;

     (3) specific types of debt securities, including certain corporate debt securities and obligations of federal, state and local governments and agencies;

     (4)   certain types of corporate equity securities; and

     (5)   certain other assets.

     A savings bank may also invest pursuant to a "leeway" power that permits investments not otherwise permitted by the New Jersey Banking Act. "Leeway" investments must comply with a number of limitations on the individual and aggregate amounts of "leeway" investments. A savings bank may also exercise trust powers upon approval of the Commissioner. New Jersey savings banks may exercise those powers, rights, benefits or privileges authorized for national banks or out-of-state banks or for federal or out-of-state savings banks or savings associations, provided that before exercising any such power, right, benefit or privilege, prior approval by the Commissioner by regulation or by specific authorization is required. The exercise of these lending, investment and activity powers are limited by federal law and the related regulations. See "--Federal Banking Regulation--Activity Restrictions on State-Chartered Banks" below.

     Loans-to-One-Borrower Limitations. With certain specified exceptions, a New Jersey chartered savings bank may not make loans or extend credit to a single borrower and to entities related to the borrower in an aggregate amount that would exceed 15% of the bank's capital funds. A savings bank may lend an additional 10% of the bank's capital funds if secured by collateral meeting the requirements of the New Jersey Banking Act. The Provident Bank currently complies with applicable loans-to-one-borrower limitations.

     Dividends. Under the New Jersey Banking Act, a stock savings bank may declare and pay a dividend on its capital stock only to the extent that the payment of the dividend would not impair the capital stock of the savings bank. In addition, a stock savings bank may not pay a dividend unless the savings bank would, after the payment of the dividend, have a surplus of not less than 50% of its capital stock, or the payment of the dividend would not reduce the surplus.

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

Federal law may also limit the amount of dividends that may be paid by The Provident Bank. See "--Federal Banking Regulation--Prompt Corrective Action" below.

     Minimum Capital Requirements. Regulations of the Commissioner impose on New Jersey chartered depository institutions, including The Provident Bank, minimum capital requirements similar to those imposed by the FDIC on insured state banks. See "--Federal Banking Regulation--Capital Requirements."

     Examination and Enforcement. The New Jersey Department of Banking and Insurance may examine The Provident Bank whenever it deems an examination advisable. The Department examines The Provident Bank at least every two years. The Commissioner may order any savings bank to discontinue any violation of law or unsafe or unsound business practice and may direct any director, officer, attorney or employee of a savings bank engaged in an objectionable activity, after the Commissioner has ordered the activity to be terminated, to show cause at a hearing before the Commissioner why such person should not be removed.

Federal Banking Regulation

     Capital Requirements. FDIC regulations require banks to maintain minimum levels of capital. The FDIC regulations define two tiers, or classes, of capital.

     Tier 1 capital is comprised of the sum of:

     . common stockholders' equity, excluding the unrealized appreciation or depreciation, net of tax, from available for sale securities;

     . non-cumulative perpetual preferred stock, including any related retained earnings; and

     . minority interests in consolidated subsidiaries minus all intangible assets, other than qualifying servicing rights and any net unrealized loss on marketable equity securities.

     The components of Tier 2 capital currently include:

     .     cumulative perpetual preferred stock;

     . certain perpetual preferred stock for which the dividend rate may be reset periodically;

     . hybrid capital instruments, including mandatory convertible securities;

     .     term subordinated debt;

     .     intermediate term preferred stock;

     .     allowance for possible loan losses; and

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

     . up to 45% of pretax net unrealized holding gains on available for sale equity securities with readily determinable fair market values.

Allowance for possible loan losses includible in Tier 2 capital is limited to a maximum of 1.25% of risk-weighted assets. Overall, the amount of Tier 2 capital that may be included in total capital cannot exceed 100% of Tier 1 capital. The FDIC regulations establish a minimum leverage capital requirement for banks in the strongest financial and managerial condition, with a rating of 1 (the highest examination rating of the FDIC for banks) under the Uniform Financial Institutions Rating System, of not less than a ratio of 3.0% of Tier 1 capital to total assets. For all other banks, the minimum leverage capital requirement is 4.0%, unless a higher leverage capital ratio is warranted by the particular circumstances or risk profile of the depository institution.

     The FDIC regulations also require that banks meet a risk-based capital standard. The risk-based capital standard requires the maintenance of a ratio of total capital, which is defined as the sum of Tier 1 capital and Tier 2 capital, to risk-weighted assets of at least 8% and a ratio of Tier 1 capital to risk-weighted assets of at least 4%. In determining the amount of risk-weighted assets, all assets, plus certain off balance sheet items, are multiplied by a risk-weight of 0% to 100%, based on the risks the FDIC believes are inherent in the type of asset or item.

     The federal banking agencies, including the FDIC, have also adopted regulations to require an assessment of an institution's exposure to declines in the economic value of a bank's capital due to changes in interest rates when assessing the bank's capital adequacy. Under such a risk assessment, examiners will evaluate a bank's capital for interest rate risk on a case-by-case basis, with consideration of both quantitative and qualitative factors. According to the agencies, applicable considerations include:

     .     the quality of the bank's interest rate risk management process;

     .     the overall financial condition of the bank; and

     .     the level of other risks at the bank for which capital is needed.

     Institutions with significant interest rate risk may be required to hold additional capital. The agencies also issued a joint policy statement providing guidance on interest rate risk management, including a discussion of the critical factors affecting the agencies' evaluation of interest rate risk in connection with capital adequacy.

     The FDIC adopted regulations, effective April 1, 2002, establishing minimum regulatory capital requirements for equity investments in non-financial companies. The regulations apply a series of marginal capital charges that range from 8% to 25% depending upon the size of the aggregate equity investment portfolio of the banking organization relative to its Tier 1 capital. The capital charge would be applied by making a deduction, which would be based on the adjusted carrying value of the equity investment from the organization's Tier 1 capital. We do not believe this new capital requirement will have a material adverse effect upon our operations. However, we will have to take this requirement into consideration should we, at some point in the future, decide to invest in non-financial companies.

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

       The following table shows our leverage ratio, our Tier 1 risk-based capital ratio, and our total risk-based capital ratio, at June 30, 2002:

                                                                            As of June 30, 2002
                                            -------------------------------------------------------------------------------------
                                            Historical   Percent of    Pro Forma     Percent of   Pro Forma Capital   Percent of
                                              Capital   Assets/(1)/   Capital/(2)/   Assets/(1)/     Requirements     Assets/(1)/
                                            ----------  -----------   ------------   -----------  -----------------  ------------
                                                                        (Dollars in thousands)
Regulatory Tier 1 leverage capital ......   $  279,979       9.39%    $  403,700      12.89%      $    125,269               4.0%
Tier 1 risk-based capital ...............      279,979      13.84        403,700      19.66             82,124               4.0
Total risk-based capital ................      301,937      14.93        425,658      20.73            164,248               8.0

-------------------------------
(1) For purposes of calculating Regulatory Tier 1 leverage capital, assets are based on adjusted total leverage assets. In calculating Tier 1 risk based capital and total risk-based capital, assets are based on total risk-weighted assets.
(2) Assumes the sale of 34,493,000 shares of common stock in the stock offering.

       As the table shows, as of June 30, 2002, The Provident Bank was considered "well capitalized" under FDIC guidelines.

       Activity Restrictions on State-Chartered Banks. Section 24 of the Federal Deposit Insurance Act, as amended, (FDIA) which was added by the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDIC Improvement Act), generally limits the activities and investments of state-chartered FDIC insured banks and their subsidiaries to those permissible for federally chartered national banks and their subsidiaries, unless such activities and investments are specifically exempted by Section 24 or consented to by the FDIC.

       Section 24 provides an exception for investments by a bank in common and preferred stocks listed on a national securities exchange or the shares of registered investment companies if:

       . the bank held such types of investments during the 14-month period from September 30, 1990 through November 26, 1991;

       . the state in which the bank is chartered permitted such investments as of September 30, 1991; and

       . the bank notifies the FDIC and obtains approval from the FDIC to make or retain such investments. Upon receiving such FDIC approval, an institution's investment in such equity securities will be subject to an aggregate limit up to the amount of its Tier 1 capital.

       Section 24 provides an exception for majority owned subsidiaries of a bank, but Section 24 limits the activities of such subsidiaries to those permissible for a national bank, permissible under Section 24 of the FDIA and the related FDIC regulations, or as approved by the FDIC.

       Before making a new investment or engaging in a new activity that is not permissible for a national bank or otherwise permissible under Section 24 of the FDIC regulations, an insured bank must seek approval from the FDIC to make such investment or engage in such activity. The FDIC will not approve the activity unless the bank meets its minimum capital requirements and the FDIC determines that the activity does not present a significant risk to the FDIC

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

insurance funds. Certain activities of subsidiaries that are engaged in activities permitted for national banks only through a "financial subsidiary" are subject to additional restrictions.

     The Gramm-Leach Bliley Act (Gramm-Leach) permits a state-chartered savings bank to engage, through financial subsidiaries, in any activity in which a national bank may engage through a financial subsidiary and on substantially the same terms and conditions. In general, Gramm-Leach permits a national bank that is well-capitalized and well-managed to conduct, through a financial subsidiary, any activity permitted for a financial holding company other than insurance underwriting, insurance investments, real estate investment or development or merchant banking. The total assets of all such financial subsidiaries may not exceed the lesser of 45% of the bank's total assets or $50 billion. The bank must have policies and procedures to assess the financial subsidiary's risk and protect the bank from such risk and potential liability, must not consolidate the financial subsidiary's assets with the bank's and must exclude from its own assets and equity all equity investments, including retained earnings, in the financial subsidiary. State chartered savings banks may retain subsidiaries in existence as of March 11, 2000 and may engage in activities that are not authorized under Gramm-Leach; otherwise, Gramm-Leach will preempt all state laws regarding the permissibility of certain activities for state chartered banks if such state law is in conflict with the provisions of Gramm Leach (with the exception of certain insurance activities), regardless of whether the state law would authorize broader or more restrictive activities. Although The Provident Bank meets all conditions necessary to establish and engage in permitted activities through financial subsidiaries, it has not yet determined whether or the extent to which it will seek to engage in such activities.

     Federal Home Loan Bank System. The Provident Bank is a member of the FHLB system, which consists of twelve regional FHLBs, each subject to supervision and regulation by the Federal Housing Finance Board (FHFB). The FHLB provides a central credit facility primarily for member thrift institutions as well as other entities involved in home mortgage lending. It is funded primarily from proceeds derived from the sale of consolidated obligations of the FHLBs. It makes loans to members (i.e., advances) in accordance with policies and procedures, including collateral requirements, established by the respective boards of directors of the FHLBs. These policies and procedures are subject to the regulation and oversight of the FHFB. All long term advances are required to provide funds for residential home financing. The FHFB has also established standards of community or investment service that members must meet to maintain access to such long term advances. The Provident Bank, as a member of the FHLB of New York, is required to purchase and hold shares of capital stock in that FHLB in an amount at least equal to the greater of (i) 1% of the aggregate principal amount of its unpaid mortgage loans, home purchase contracts and similar obligations at the beginning of each year; (ii) 0.3% of its assets; or
(iii) 5% (or such greater fraction as established by the FHLB) of its advances from the FHLB as of December 31, 2001. Pursuant to Gramm-Leach, the foregoing minimum share ownership requirements will be replaced by regulations to be promulgated by the FHFB. Gramm-Leach specifically provides that the minimum requirements in existence immediately prior to adoption of Gramm-Leach shall remain in effect until such regulations are adopted. The Provident Bank is in compliance with these requirements.

     Enforcement. The FDIC has extensive enforcement authority over insured savings banks, including The Provident Bank. This enforcement authority includes, among other things, the ability to assess civil money penalties, to issue cease and desist orders and to remove directors and officers. In general, these enforcement actions may be initiated in response to violations of laws and regulations and to unsafe or unsound practices.

     The FDIC is required, with some exceptions, to appoint a receiver or conservator for an insured state bank if that bank is "critically undercapitalized." For this purpose, "critically undercapitalized" means having a ratio of tangible capital to total assets of less than 2%. The FDIC may also appoint a conservator or receiver for a state bank on the basis of the institution's financial condition or upon the occurrence of certain events, including:

     . insolvency, or when the assets of the bank are less than its liabilities to depositors and others;

     . substantial dissipation of assets or earnings through violations of law or unsafe or unsound practices;

     .     existence of an unsafe or unsound condition to transact business;

     . likelihood that the bank will be unable to meet the demands of its depositors or to pay its obligations in the normal course of business; and

     . insufficient capital, or the incurring or likely incurring of losses that will deplete substantially all of the institution's capital with no reasonable prospect of replenishment of capital without federal assistance.

     Deposit Insurance. Pursuant to FDIC Improvement Act, the FDIC established a system for setting deposit insurance premiums based upon the risks a particular bank or savings association posed to its deposit insurance funds. Under the risk-based deposit insurance assessment system, the FDIC assigns an institution to one of three capital categories based on the institution's financial information, as of the reporting period ending six months before the assessment period. The three capital categories are (1) well capitalized, (2) adequately capitalized and (3) undercapitalized. With respect to the capital ratios, institutions are classified as well capitalized, adequately capitalized or undercapitalized using ratios that are substantially similar to the prompt corrective action capital ratios discussed below. The FDIC also assigns an institution to supervisory subgroups based on a supervisory evaluation provided to the FDIC by the institution's primary federal regulator and information that the FDIC determines to be relevant to the institution's financial condition and the risk posed to the deposit insurance funds, which may include information provided by the institution's state supervisor.

     An institution's assessment rate depends on the capital category and supervisory category to which it is assigned. Under the final risk-based assessment system, there are nine assessment risk classifications, or combinations of capital groups and supervisory subgroups, to which different assessment rates are applied. Assessment rates for deposit insurance currently range from 0 basis points to 27 basis points. The capital and supervisory subgroup to which an institution is assigned by the FDIC is confidential and may not be disclosed. A bank's rate of deposit insurance assessments will depend upon the category and subcategory to which the bank is assigned by the FDIC. Any increase in insurance assessments could have an adverse effect on the earnings of insured institutions, including The Provident Bank.

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

     Under the Deposit Insurance Funds Act of 1996, the assessment base for the payments on the bonds issued in the late 1980's by the Financing Corporation to recapitalize the now defunct Federal Savings and Loan Insurance Corporation was expanded to include, beginning January 1, 1997, the deposits of institutions insured by the Bank Insurance Fund, such as The Provident Bank. The annual rate of assessments for the payments on the Financing Corporation bonds for the quarterly period beginning on January 1, 2002 was 0.0182% for both BIF-assessable deposits and SAIF-assessable deposits.

     Under the FDIA, the FDIC may terminate the insurance of an institution's deposits upon a finding that the institution has engaged in unsafe or unsound practices, is in an unsafe or unsound condition to continue operations or has violated any applicable law, regulation, rule, order or condition imposed by the FDIC. The management of The Provident Bank does not know of any practice, condition or violation that might lead to termination of deposit insurance.

     Transactions with Affiliates of The Provident Bank. Transactions between an insured bank, such as The Provident Bank, and any of its affiliates is governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a bank is any company or entity that controls, is controlled by or is under common control with the bank. Currently, a subsidiary of a bank that is not also a depository institution generally is not treated as an affiliate of the bank for purposes of Sections 23A and 23B, but the Federal Reserve Board has proposed a comprehensive regulation implementing Sections 23A and 23B, which would establish certain exceptions to this policy.

     Section 23A:

     . limits the extent to which the bank or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such bank's capital stock and retained earnings, and limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and retained earnings; and

     . requires that all such transactions be on terms that are consistent with safe and sound banking practices.

     The term "covered transaction" includes the making of loans, purchase of assets, issuance of guarantees and other similar types of transactions. Further, most loans by a bank to any of its affiliates must be secured by collateral in amounts ranging from 100 to 130 percent of the loan amounts. In addition, any covered transaction by a bank with an affiliate and any purchase of assets or services by a bank from an affiliate must be on terms that are substantially the same, or at least as favorable to the bank, as those that would be provided to a non-affiliate.

     In addition, provisions of the BHCA prohibit extensions of credit to a bank's insiders and their related interests by any other institution that has a correspondent banking relationship with the bank, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

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

     Prohibitions Against Tying Arrangements. Banks are subject to the prohibitions of 12 U.S.C. Section 1972 on certain tying arrangements. A depository institution is prohibited, subject to some exceptions, from extending credit to or offering any other service, or fixing or varying the consideration for such extension of credit or service, on the condition that the customer obtain some additional service from the institution or its affiliates or not obtain services of a competitor of the institution.

     Privacy Standards. Effective July 1, 2001, financial institutions, including Provident Financial Services, Inc. and The Provident Bank, became subject to FDIC regulations implementing the privacy protection provisions of Gramm-Leach-Bliley Financial Services Modernization Act. These regulations require Provident Financial Services, Inc. and The Provident Bank to disclose their privacy policy, including identifying with whom they share "non-public personnel information" to customers at the time of establishing the customer relationship and annually thereafter.

     The regulations also require Provident Financial Services, Inc. and The Provident Bank to provide their customers with initial and annual notices that accurately reflect its privacy policies and practices. In addition, Provident Financial Services, Inc. and The Provident Bank are required to provide their customers with the ability to "opt-out" of having Provident Financial Services, Inc. and The Provident Bank share their non-public personal information with unaffiliated third parties before they can disclose such information, subject to certain exceptions. The implementation of these regulations did not have a material adverse effect on Provident Financial Services, Inc. and The Provident Bank. Gramm-Leach also provides for the ability of each state to enact legislation that is more protective of consumers' personal information. Currently there are a number of privacy bills pending in the New Jersey legislature. No action has been taken on any of these bills, and we cannot predict whether any of them will become law or what impact, if any, these bills will have if enacted into law.

     On February 1, 2001, the FDIC and other federal banking agencies adopted guidelines establishing standards for safeguarding customer information to implement certain provisions of Gramm-Leach. The guidelines describe the agencies' expectations for the creation, implementation and maintenance of an information security program, which would include administrative, technical and physical safeguards appropriate to the size and complexity of the institution and the nature and scope of its activities. The standards set forth in the guidelines are intended to insure the security and confidentiality of customer records and information, protect against any anticipated threats or hazards to the security or integrity of such records and protect against unauthorized access to or use of such records or information that could result in substantial harm or inconvenience to any customer. We implemented the guidelines prior to their effective date of July 1, 2001 and such implementation did not have a material adverse effect on our operations.

     Uniform Real Estate Lending Standards. Under the FDIA, the federal banking agencies adopted uniform regulations prescribing standards for extensions of credit that are secured by liens on interests in real estate or made for the purpose of financing the construction of a building or other improvements to real estate. Under the joint regulations adopted by the federal banking agencies, all insured depository institutions must adopt and maintain written policies that establish appropriate limits and standards for extensions of credit that are secured by liens or interests in real estate or are made for the purpose of financing permanent improvements to real estate. These policies must establish loan portfolio diversification standards, prudent underwriting standards, including loan-to-value limits, that are clear and measurable, loan administration procedures, and documentation, approval and reporting requirements. The real estate lending policies must reflect consideration of the Interagency Guidelines for Real Estate Lending Policies that have been adopted by the federal bank regulators.

     The Interagency Guidelines, among other things, require a depository institution to establish internal loan-to-value limits for real estate loans that are not in excess of the following supervisory limits:

     . for loans secured by raw land, the supervisory loan-to-value limit is 65% of the value of the collateral;

     . for land development loans, or loans for the purpose of improving unimproved property prior to the erection of structures, the supervisory limit is 75%;

     . for loans for the construction of commercial, multi-family or other non-residential property, the supervisory limit is 80%;

     . for loans for the construction of one- to four-family residential properties, the supervisory limit is 85%; and

     . for loans secured by other improved property, for example, farmland, completed commercial property and other income-producing property including non-owner occupied, one-to four-family property, the limit is 85%.

     Although no supervisory loan-to-value limit has been established for owner-occupied, one-to four-family and home equity loans, the Interagency Guidelines state that for any such loan with a loan-to-value ratio that equals or exceeds 90% at origination, an institution should require appropriate credit enhancement in the form of either mortgage insurance or readily marketable collateral.

     The Provident Bank has established, however, internal loan-to-value limits for real estate loans that are more stringent than the maximum limits currently imposed under federal law.

     Community Reinvestment Act. Under the Community Reinvestment Act, any insured depository institution, including The Provident Bank, has a continuing and affirmative obligation consistent with its safe and sound operation to help meet the credit needs of its entire community, including low- and moderate-income neighborhoods. The Community Reinvestment Act does not establish specific lending requirements or programs for financial institutions nor does it limit an institution's discretion to develop the types of products and services that it believes are best suited to its particular community. The Community Reinvestment Act requires the FDIC, in connection with its examination of a savings bank, to assess the depository institution's record of meeting the credit needs of its community and to take such record into account in its evaluation of certain applications by such institution, including applications for additional branches and acquisitions.

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

     Among other things, the current Community Reinvestment Act regulations replace the prior process-based assessment factors with a new evaluation system that rates an institution based on its actual performance in meeting community needs. In particular, the current evaluation system focuses on three tests:

     . a lending test, to evaluate the institution's record of making loans in its service areas;

     . an investment test, to evaluate the institution's record of investing in community development projects, affordable housing, and programs benefiting low or moderate income individuals and businesses; and

     . a service test, to evaluate the institution's delivery of services through its branches, ATMs and other offices.

     The Community Reinvestment Act requires the FDIC to provide a written evaluation of an institution's Community Reinvestment Act performance utilizing a four-tiered descriptive rating system and requires public disclosure of an institution's Community Reinvestment Act rating. The Provident Bank received a "satisfactory" rating in its Community Reinvestment Act examination conducted by the FDIC as of April 9, 1999.

     Safety and Soundness Standards. Pursuant to the requirements of FDIA, as amended by the Riegle Community Development and Regulatory Improvement Act of 1994, each federal banking agency, including the FDIC, has adopted guidelines establishing general standards relating to internal controls, information and internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, asset quality, earnings, and compensation, fees and benefits. In general, the guidelines require, among other things, appropriate systems and practices to identify and manage the risks and exposures specified in the guidelines. The guidelines prohibit excessive compensation as an unsafe and unsound practice and describe compensation as excessive when the amounts paid are unreasonable or disproportionate to the services performed by an executive officer, employee, director, or principal stockholder.

     In addition, the FDIC adopted regulations to require a bank that is given notice by the FDIC that it is not satisfying any of such safety and soundness standards to submit a compliance plan to the FDIC. If, after being so notified, a bank fails to submit an acceptable compliance plan or fails in any material respect to implement an accepted compliance plan, the FDIC may issue an order directing corrective and other actions of the types to which a significantly undercapitalized institution is subject under the "prompt corrective action" provisions of FDIA. If a bank fails to comply with such an order, the FDIC may seek to enforce such an order in judicial proceedings and to impose civil monetary penalties.

     Prompt Corrective Action. The FDIC Improvement Act also established a system of prompt corrective action to resolve the problems of undercapitalized institutions. The FDIC, as well as the other federal banking regulators, adopted regulations governing the supervisory actions that may be taken against undercapitalized institutions. The regulations establish five categories, consisting of "well capitalized," "adequately capitalized," "undercapitalized,"

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

"significantly undercapitalized" and "critically undercapitalized." The FDIC's regulations defines the five capital categories as follows:

     An institution will be treated as "well capitalized" if:

     .    its ratio of total capital to risk-weighted assets is at least 10%;

     .    its ratio of Tier 1 capital to risk-weighted assets is at least 6%;
          and

     . its ratio of Tier 1 capital to total assets is at least 5%, and it is not subject to any order or directive by the FDIC to meet a specific capital level.

     An institution will be treated as "adequately capitalized" if:

     .    its ratio of total capital to risk-weighted assets is at least 8%; or

     .    its ratio of Tier 1 capital to risk-weighted assets is at least 4%;
          and

     . its ratio of Tier 1 capital to total assets is at least 4% (3% if the bank receives the highest rating under the Uniform Financial Institutions Rating System) and it is not a well-capitalized institution.

     An institution will be treated as "undercapitalized" if:

     .    its total risk-based capital is less than 8%; or

     .    its Tier 1 risk-based-capital is less than 4%; and

     . its leverage ratio is less than 4% (or less than 3% if the institution receives the highest rating under the Uniform Financial Institutions Rating System).

     An institution will be treated as "significantly undercapitalized" if:

     .    its total risk-based capital is less than 6%;

     .    its Tier 1 capital is less than 3%; or

     .    its leverage ratio is less than 3%.

     An institution that has a tangible capital to total assets ratio equal to or less than 2% would be deemed to be "critically undercapitalized."

     The severity of the action authorized or required to be taken under the prompt corrective action regulations increases as a bank's capital decreases within the three undercapitalized categories. All banks are prohibited from paying dividends or other capital distributions or paying management fees to any controlling person if, following such distribution, the bank would be undercapitalized. The FDIC is required to monitor closely the condition of an undercapitalized bank and to restrict the growth of its assets. An undercapitalized bank is

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required to file a capital restoration plan within 45 days of the date the bank receives notice that it is within any of the three undercapitalized categories, and the plan must be guaranteed by any parent holding company. The aggregate liability of a parent holding company is limited to the lesser of:

     . an amount equal to the five percent of the bank's total assets at the time it became "undercapitalized," or

     . the amount that is necessary (or would have been necessary) to bring the bank into compliance with all capital standards applicable with respect to such bank as of the time it fails to comply with the plan.

     If a bank fails to submit an acceptable plan, it is treated as if it were "significantly undercapitalized." Banks that are significantly or critically undercapitalized are subject to a wider range of regulatory requirements and restrictions.

     The FDIC has a broad range of grounds under which it may appoint a receiver or conservator for an insured depository bank. If one or more grounds exist for appointing a conservator or receiver for a bank, the FDIC may require the bank to issue additional debt or stock, sell assets, be acquired by a depository bank holding company or combine with another depository bank. Under the FDIA, the FDIC is required to appoint a receiver or a conservator for a critically undercapitalized bank within 90 days after the bank becomes critically undercapitalized or to take such other action that would better achieve the purposes of the prompt corrective action provisions. Such alternative action can be renewed for successive 90-day periods. However, if the bank continues to be critically undercapitalized on average during the quarter that begins 270 days after it first became critically undercapitalized, a receiver must be appointed, unless the FDIC makes certain findings, including that the bank is viable.

Loans to a Bank's Insiders

     Federal Regulation. A bank's loans to its executive officers, directors, any owner of 10% or more of its stock (each, an insider) and any of certain entities affiliated to any such person (an insider's related interest) are subject to the conditions and limitations imposed by Section 22(h) of the Federal Reserve Act and the Federal Reserve Board's Regulation O thereunder. Under these restrictions, the aggregate amount of the loans to any insider and the insider's related interests may not exceed the loans-to-one-borrower limit applicable to national banks, which is comparable to the loans-to-one-borrower limit applicable to The Provident Bank's loans. See "--New Jersey Banking Regulation--Loans-to-One Borrower Limitations." All loans by a bank to all insiders and insiders' related interests in the aggregate may not exceed the bank's unimpaired capital and unimpaired surplus. With certain exceptions, loans to an executive officer, other than loans for the education of the officer's children and certain loans secured by the officer's residence, may not exceed the lesser of (1) $100,000 or (2) the greater of $25,000 or 2.5% of the bank's unimpaired capital and surplus. Regulation O also requires that any proposed loan to an insider or a related interest of that insider be approved in advance by a majority of the board of directors of the bank, with any interested directors not participating in the voting, if such loan, when aggregated with any existing loans to that insider and the insider's related interests, would exceed either (1) $500,000 or (2) the greater of $25,000 or 5% of the

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

bank's unimpaired capital and surplus. Generally, such loans must be made on substantially the same terms as, and follow credit underwriting procedures that are not less stringent than, those that are prevailing at the time for comparable transactions with other persons.

     An exception is made for extensions of credit made pursuant to a benefit or compensation plan of a bank that is widely available to employees of the bank and that does not give any preference to insiders of the bank over other employees of the bank.

     In addition, provisions of the BHCA prohibit extensions of credit to a bank's insiders and their related interests by any other institution that has a correspondent banking relationship with the bank, unless such extension of credit is on substantially the same terms as those prevailing at the time for comparable transactions with other persons and does not involve more than the normal risk of repayment or present other unfavorable features.

     New Jersey Regulation. Provisions of the New Jersey Banking Act impose conditions and limitations on the liabilities to a savings bank of its directors and executive officers and of corporations and partnerships controlled by such persons that are comparable in many respects to the conditions and limitations imposed on the loans and extensions of credit to insiders and their related interests under Regulation O, as discussed above. The New Jersey Banking Act also provides that a savings bank that is in compliance with Regulation O is deemed to be in compliance with such provisions of the New Jersey Banking Act.

Federal Reserve System

     Under Federal Reserve Board regulations, The Provident Bank is required to maintain noninterest-earning reserves against its transaction accounts. The Federal Reserve Board regulations generally require that reserves of 3% must be maintained against aggregate transaction accounts of $41.3 million or less, subject to adjustment by the Federal Reserve Board, and an initial reserve of $1.2 million plus 10%, subject to adjustment by the Federal Reserve Board between 8% and 14%, against that portion of total transaction accounts in excess of $41.3 million. The first $5.7 million of otherwise reservable balances, subject to adjustments by the Federal Reserve Board, are exempted from the reserve requirements. The Provident Bank is in compliance with these requirements. Because required reserves must be maintained in the form of either vault cash, a noninterest-bearing account at a Federal Reserve Bank or a pass-through account as defined by the Federal Reserve Board, the effect of this reserve requirement is to reduce The Provident Bank's interest-earning assets.

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Internet Banking

     Technological developments are dramatically altering the ways in which most companies, including financial institutions, conduct their business. The growth of the Internet is prompting banks to reconsider business strategies and adopt alternative distribution and marketing systems. The federal bank regulatory agencies have conducted seminars and published materials targeted to various aspects of internet banking, and have indicated their intention to reevaluate their regulations to ensure that they encourage banks' efficiency and competitiveness consistent with safe and sound banking practices. We cannot assure you that the bank regulatory agencies will adopt new regulations that will not materially affect our internet operations or restrict any such further operations.

The USA PATRIOT Act

     In response to the events of September 11/th/, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, or the USA PATRIOT Act, was signed into law on October 26, 2001. The USA PATRIOT Act gives the federal government new powers to address terrorist threats through enhanced domestic security measures, expanded surveillance powers, increased information sharing, and broadened anti-money laundering requirements. By way of amendments to the Bank Secrecy Act, Title III of the USA PATRIOT Act takes measures intended to encourage information sharing among bank regulatory agencies and law enforcement bodies. Further, certain provisions of Title III impose affirmative obligations on a broad range of financial institutions, including banks, thrifts, brokers, dealers, credit unions, money transfer agents and parties registered under the Commodity Exchange Act.

     Among other requirements, Title III of the USA PATRIOT Act impose the following requirements with respect to financial institutions:

     . Pursuant to Section 352, all financial institutions must establish anti-money laundering programs that include, at minimum: (i) internal policies, procedures, and controls; (ii) specific designation of an anti-money laundering compliance officer; (iii) ongoing employee training programs; and (iv) an independent audit function to test the anti-money laundering program.

     . Section 326 of the Act authorizes the Secretary of the Department of Treasury, in conjunction with other bank regulators, to issue regulations by October 26, 2002 that provide for minimum standards with respect to customer identification at the time new accounts are opened.

     . Section 312 of the Act requires financial institutions that establish, maintain, administer, or manage private banking accounts or correspondence accounts in the United States for non-United States persons or their representatives (including foreign individuals visiting the United States) to establish appropriate, specific, and, where necessary, enhanced due diligence policies, procedures, and controls designed to detect and report money laundering.

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

     . Effective December 25, 2001, financial institutions are prohibited from establishing, maintaining, administering or managing correspondent accounts for foreign shell banks (foreign banks that do not have a physical presence in any country), and will be subject to certain record keeping obligations with respect to correspondent accounts of foreign banks.

     . Bank regulators are directed to consider a holding company's effectiveness in combating money laundering when ruling on Federal Reserve Act and Bank Merger Act applications.

     The federal banking agencies have begun to propose and implement regulations pursuant to the USA PATRIOT Act. These proposed and interim regulations would require financial institutions to adopt the policies and procedures contemplated by the USA PATRIOT Act.

Holding Company Regulation

     Federal Regulation. After the conversion, Provident Financial Services, Inc. will be regulated as a bank holding company. Bank holding companies are subject to examination, regulation and periodic reporting under the Bank Holding Company Act, as administered by the Federal Reserve Board. The Federal Reserve Board has adopted capital adequacy guidelines for bank holding companies on a consolidated basis substantially similar to those of the FDIC for The Provident Bank. As of June 30, 2002, Provident Financial Services, Inc.'s total capital and Tier 1 capital ratios for Provident Financial Services, Inc. would, on a pro forma basis, exceed these minimum capital requirements. See "Regulatory Capital Compliance."

     Regulations of the Federal Reserve Board provide that a bank holding company must serve as a source of strength to any of its subsidiary banks and must not conduct its activities in an unsafe or unsound manner. Under the prompt corrective action provisions of the FDIA, a bank holding company parent of an undercapitalized subsidiary bank would be directed to guarantee, within limitations, the capital restoration plan that is required of such an undercapitalized bank. See "--Federal Banking Regulation--Prompt Corrective Action." If the undercapitalized bank fails to file an acceptable capital restoration plan or fails to implement an accepted plan, the Federal Reserve Board may prohibit the bank holding company parent of the undercapitalized bank from paying any dividend or making any other form of capital distribution without the prior approval of the Federal Reserve Board.

     As a bank holding company, Provident Financial Services, Inc. will be required to obtain the prior approval of the Federal Reserve Board to acquire all, or substantially all, of the assets of any bank or bank holding company. Prior Federal Reserve Board approval will be required for Provident Financial Services, Inc. to acquire direct or indirect ownership or control of any voting securities of any bank or bank holding company if, after giving effect to such acquisition, it would, directly or indirectly, own or control more than 5% of any class of voting shares of such bank or bank holding company.

     A bank holding company is required to give the Federal Reserve Board prior written notice of any purchase or redemption of its outstanding equity securities if the gross consideration for the purchase or redemption, when combined with the net consideration paid for

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all such purchases or redemptions during the preceding 12 months, will be equal to 10% or more of the company's consolidated net worth. The Federal Reserve Board may disapprove such a purchase or redemption if it determines that the proposal would constitute an unsafe and unsound practice, or would violate any law, regulation, Federal Reserve Board order or directive, or any condition imposed by, or written agreement with, the Federal Reserve Board. Such notice and approval is not required for a bank holding company that would be treated as "well capitalized" under applicable regulations of the Federal Reserve Board, that has received a composite "1" or "2" rating, as well as a "satisfactory" rating for management, at its most recent bank holding company inspection by the Federal Reserve Board, and that is not the subject of any unresolved supervisory issues.

     In addition, a bank holding company which does not qualify as a financial holding company under Gramm-Leach, is generally prohibited from engaging in, or acquiring direct or indirect control of any company engaged in non-banking activities. One of the principal exceptions to this prohibition is for activities found by the Federal Reserve Board to be so closely related to banking or managing or controlling banks as to be permissible. Some of the principal activities that the Federal Reserve Board has determined by regulation to be so closely related to banking as to be permissible are:

     .    making or servicing loans;

     .    performing certain data processing services;

     . providing discount brokerage services; or acting as fiduciary, investment or financial advisor;

     .    leasing personal or real property;

     . making investments in corporations or projects designed primarily to promote community welfare; and

     .    acquiring a savings and loan association.

Bank holding companies that do qualify as a financial holding company may engage in activities that are financial in nature or incident to activities which are financial in nature. Provident Financial Services, Inc. has not elected to qualify as a financial holding company under Gramm-Leach, although it may seek to do so in the future. Bank holding companies may qualify to become a financial holding company if:

     .    each of its depository institution subsidiaries is "well capitalized";

     .    each of its depository institution subsidiaries is "well managed";

     . each of its depository institution subsidiaries has at least a "satisfactory" Community Reinvestment Act rating at its most recent examination; and

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

     . the bank holding company has filed a certification with the Federal Reserve Board that it elects to become a financial holding company.

     Under the Federal Deposit Insurance Act, depository institutions are liable to the FDIC for losses suffered or anticipated by the FDIC in connection with the default of a commonly controlled depository institution or any assistance provided by the FDIC to such an institution in danger of default. This law would potentially be applicable to Provident Financial Services, Inc. if it ever acquired as a separate subsidiary a depository institution in addition to The Provident Bank.

     New Jersey Regulation. Under the New Jersey Banking Act, a company owning or controlling a savings bank is regulated as a bank holding company. The New Jersey Banking Act defines the terms "company" and "bank holding company" as such terms are defined under the BHCA. Each bank holding company controlling a New Jersey chartered bank or savings bank must file certain reports with the Commissioner and is subject to examination by the Commissioner.

     Acquisition Of Provident Financial Services, Inc. Under federal law and under the New Jersey Banking Act, no person may acquire control of Provident Financial Services, Inc. or The Provident Bank without first obtaining approval of such acquisition of control by the Federal Reserve Board and the Commissioner. See "Restrictions of Acquisition of Provident Financial Services, Inc.--Regulatory Restrictions."

     Federal Securities Laws. Upon completion of the offering, Provident Financial Services, Inc. common stock will be registered with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. Provident Financial Services, Inc. will then be subject to the information, proxy solicitation, insider trading restrictions and other requirements under the Securities Exchange Act of 1934.

     The registration under the Securities Act of 1933 of shares of the common stock in the offering does not cover the resale of the shares. Shares of the common stock purchased by persons who are not affiliates of Provident Financial Services, Inc. may be resold without registration. Shares purchased by an affiliate of Provident Financial Services, Inc. will be subject to the resale restrictions of Rule 144 under the Securities Act of 1933. If Provident Financial Services, Inc. meets the current public information requirements of Rule 144 under the Securities Act of 1933, each affiliate of Provident Financial Services, Inc. who complies with the other conditions of Rule 144, including those that require the affiliate's sale to be aggregated with those of other persons, would be able to sell in the public market, without registration, a number of shares not to exceed, in any three-month period, the greater of 1% of the outstanding shares of Provident Financial Services, Inc., or the average weekly volume of trading in the shares during the preceding four calendar weeks. Provision may be made in the future by Provident Financial Services, Inc. to permit affiliates to have their shares registered for sale under the Securities Act of 1933.

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Sarbanes-Oxley Act of 2002


     On July 30, 2002, the President signed into law the Sarbanes-Oxley Act of 2002 implementing legislative reforms intended to address corporate and accounting irregularities. In addition to the establishment of a new accounting oversight board which will enforce auditing, quality control and independence standards and will be funded by fees from all publicly traded companies, the Act restricts accounting companies from providing both auditing and consulting services. To ensure auditor independence, any non-audit services being provided to an audit client will require preapproval by the company's audit committee members. In addition, the audit partners must be rotated. The Act requires chief executive officers and chief financial officers, or their equivalent, to certify to the accuracy of periodic reports filed with the SEC, subject to civil and criminal penalties if they knowingly or willfully violate this certification requirement. In addition, under the Act, counsel will be required to report evidence of a material violation of the securities laws or a breach of fiduciary duty by a company to its chief executive officer or its chief legal officer, and, if such officer does not appropriately respond, to report such evidence to the audit committee or other similar committee of the board of directors or the board itself.

     The legislation accelerates the time frame for disclosures by public companies, as they must immediately disclose any material changes in their financial condition or operations. Directors and executive officers must also provide information for most changes in ownership in a company's securities within two business days of the change. The period during which certain types of law suits can be instituted against a company or its officers has been extended, and bonuses issued to top executives prior to restatement of a company's financial statements are now subject to disgorgement if such restatement was due to corporate misconduct. Executives are also prohibited from insider trading during retirement plan "blackout" periods, and loans to company executives are restricted. In addition, civil and criminal penalties have been enhanced.

     The Act also increases the oversight of, and codifies certain requirements relating to, audit committees of public companies and how they interact with the company's "registered public accounting firm" (RPAF). Audit Committee members must be independent and are barred from accepting consulting, advisory or other compensatory fees from the issuer. In addition, companies must disclose whether at least one member of the committee is a "financial expert" (as such term will be defined by the SEC) and if not, why not. Under the Act, a RPAF is prohibited from performing statutorily mandated audit services for a company if such company's chief executive officer, chief financial officer, comptroller, chief accounting officer or any person serving in equivalent positions has been employed by such firm and participated in the audit of such company during the one-year period preceding the audit initiation date. The Act also prohibits any officer or director of a company or any other person acting under their direction from taking any action to fraudulently influence, coerce, manipulate or mislead any independent public or certified accountant engaged in the audit of the company's financial statements for the purpose of rendering the financial statement's materially misleading. The Act also requires the SEC to prescribe rules requiring inclusion of an internal control report and assessment by management in the annual report to shareholders. The Act requires the RPAF that issues the audit report to attest to and report on management's assessment of the company's internal controls. In addition, the Act requires that each financial report required to be prepared in accordance with (or reconciled to) generally accepted accounting principles and filed with the


                                       109

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SEC reflect all material correcting adjustments that are identified by a RPAF in accordance with generally accepted accounting principles and the rules and regulations of the SEC.


                                   MANAGEMENT

Shared Management Structure

     The directors of Provident Financial Services, Inc. will be those same persons who are the directors of The Provident Bank. In addition, each of the executive officers of Provident Financial Services, Inc. will also be an executive officer of The Provident Bank. Under The Provident Bank's current form of organization, we are governed by a Board of Managers, which is equivalent to a Board of Directors. After the conversion, The Provident Bank and Provident Financial Services, Inc. each will be governed by a Board of Directors. For ease of reference, we sometimes use the term "directors" instead of "managers" when referring to members of our Board of Managers.

     To date, The Provident Bank has compensated its directors and executive officers for their services. Initially, Provident Financial Services, Inc. will not separately compensate its directors and officers. We expect to continue this practice after the offering until we have a business reason to establish separate compensation programs.

Directors of Provident Financial Services, Inc.

     The Board of Directors of Provident Financial Services, Inc. initially consists of eleven members, each of whom belongs to one of three classes. Directors serve three-year staggered terms so that only a portion of the directors will be elected at each annual meeting of stockholders. The class of directors whose term of office expires at the first annual meeting of stockholders following completion of the conversion will consist of Directors Comey, Connor, O'Donnell and Sheenan. The class of directors whose term expires at the second annual meeting of stockholders following completion of the conversion will consist of Directors Fekete, Leff, Pantozzi and Scott. The class of directors whose term of office expires at the third annual meeting of stockholders following the completion of the conversion will consist of Directors Hernandez, Jackson and McConnell. The biographical information regarding these individuals is set forth under "Directors of The Provident Bank."

Executive Officers of Provident Financial Services, Inc.


     The following individuals are the executive officers of Provident Financial Services, Inc. and hold the offices set forth below opposite their names. The biographical information for each executive officer is set forth under "Executive Officers of Provident Financial Services, Inc. or The Provident Bank Who Are Not Directors."


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

          Name                   Age(1)                              Position
------------------------        --------   -------------------------------------------------------------
Paul M. Pantozzi                   57      Chairman of the Board, Chief Executive Officer and President
Kevin J. Ward                      53      Executive Vice President and Chief Operating Officer
Linda A. Niro                      47      Senior Vice President and Chief Financial Officer
John F. Kuntz                      46      General Counsel and Corporate Secretary
Kenneth J. Wagner                  51      Senior Vice President-Investor Relations

------------------------
(1) As of June 30, 2002

     The executive officers of Provident Financial Services, Inc. will be elected annually and will hold office until their respective successors have been elected or until death, resignation, retirement or removal by the Board.


Directors of The Provident Bank



     Composition of our Board. We currently have eleven directors. No director shall serve beyond The Provident Bank annual meeting following his attaining the age of 72. Directors of The Provident Bank will be elected annually by Provident Financial Services, Inc. as its sole stockholder.


     The following table states our directors' names, their ages as of June 30, 2002, the years when they began serving as directors and when their current term expires:

                                                                                  Director            Term
       Directors                  Age                   Position                    Since            Expires
-----------------------         -------    ----------------------------------   -------------     -------------
Paul M. Pantozzi                   57      Chairman of the Board, Chief              1989            2004
                                           Executive Officer and President
J. Martin Comey                    68      Director                                  1975            2003
Geoffrey M. Connor                 55      Director                                  1996            2003
Frank L. Fekete                    50      Director                                  1995            2004
Carlos Hernandez                   52      Director                                  1996            2005
William T. Jackson                 63      Director                                  1974            2005
David Leff                         68      Director                                  1992            2004
Arthur R. McConnell                64      Director                                  1990            2005
Edward O'Donnell                   52      Director                                  2002            2003
Daniel T. Scott                    57      Director                                  1987            2004
Thomas E. Sheenan                  67      Director                                  1990            2003

     The Business Background of Our Directors. The business experience for the past five years of each of our directors is as follows:

     Paul M. Pantozzi. Mr. Pantozzi has been the Chief Executive Officer and President of The Provident Bank since 1993 and Chairman since 1998.

     J. Martin Comey. Mr. Comey is retired. He previously served as Vice President of the Schering Plough Corp. of Madison, New Jersey.

     Geoffrey M. Connor. Mr. Connor is a practicing attorney and Partner in the Princeton, New Jersey office of the law firm of Reed Smith LLP.

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

     Frank L. Fekete. Mr. Fekete is a certified public accountant and the Managing Partner of the accounting firm of Mandel, Fekete & Bloom, CPAs, located in Jersey City, New Jersey.

     Carlos Hernandez. Mr. Hernandez is President of New Jersey City University, located in Jersey City, New Jersey.

     William T. Jackson. Mr. Jackson is Executive Director of Bayview/New York Cemetery located in Jersey City, New Jersey.

     David Leff. Mr. Leff is retired. He was previously a Partner in the law firm of Eichenbaum, Kantrowitz, Leff & Gulko, located in Paramus, New Jersey.

     Arthur R. McConnell. Mr. McConnell is the President of McConnell Realty, located in Atlantic Highlands, New Jersey.

     Edward O'Donnell. Mr. O'Donnell is President of Tradelinks Transport, Inc., a transportation consulting company located in Westfield, New Jersey. From March 1995 to July 1999, Mr. O'Donnell was a Director and Executive Vice President of NPR, Inc. (Navieras), a transportation company located in Edison, New Jersey.

     Daniel T. Scott. Mr. Scott is the Chairman and Chief Executive Officer of Scott Printing Corp., located in New Providence, New Jersey, and of Unz & Co., Inc., Central Avenue Corporation and Scott On-Site, Inc.

     Thomas E. Sheenan. Mr. Sheenan is the President of Sheenan Funeral Home located in Dunellen, New Jersey.

Meetings of the Board of Directors and Committees

     Our Board of Directors meets on a monthly basis and may hold additional special meetings. During 2001, the Board of Managers of The Provident Bank held twelve regular meetings and one annual meeting.

     The Board of Directors of Provident Financial Services, Inc. did not meet in 2001. Following the offering, the Board of Directors of Provident Financial Services, Inc. is expected to meet quarterly, or more often as may be necessary. The Board of Directors initially is expected to have a standing executive committee, compensation committee, audit committee and a nominating/corporate governance committee. Each of the compensation committee, audit committee and nominating/corporate governance committee will be comprised solely of independent directors within the meaning of the rules of the New York Stock Exchange. The Board of Directors may, by resolution, designate one or more additional committees.

     The Board of Directors of The Provident Bank currently maintains an Executive Committee, Examining Committee (to be renamed the Audit Committee) and Managers Trust Committee.

     The Executive Committee consists of Directors Comey, Jackson, Pantozzi, Scott and a fifth director that changes on a monthly basis, with Mr. Pantozzi serving as Chair. The

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

Executive Committee exercises general control and supervision of all matters pertaining to The Provident Bank, subject at all times to the direction of the Board of Directors. The Executive Committee met twenty-nine times during the year ended December 31, 2001.

     The Examining Committee consists of Directors Fekete, Leff, McConnell, O'Donnell and Sheenan, with Director Fekete serving as Chair. The Examining Committee reviews the annual audit prepared by the independent accountants, recommends the appointment of accountants, reviews the internal audit function and reviews internal accounting controls. The Examining Committee met five times during the year ended December 31, 2001.

     The Managers Trust Committee consists of Directors Hernandez, Connor and Pantozzi, as well as the Executive Vice President, Customer Management Group and the Vice President and Senior Trust Officer, with Director Hernandez serving as Chair. The Managers Trust Committee oversees the operations of the Trust Department of The Provident Bank. The Managers Trust Committee met four times during the year ended December 31, 2001.

Director Compensation

     The Provident Bank pays to each non-employee director an annual retainer of $21,000 and a fee of $1,000 per board meeting attended. Non-employee members of the Executive Committee receive an additional annual retainer of $25,000. Non-employee members of the Examining Committee, the rotating director of the Executive Committee, and the non-employee director members of the Managers Trust Committee receive $800 for each committee meeting attended. The Provident Bank pays the premiums for a life insurance policy, in the face amount of $10,000, for each non-employee director, until the director attains the age of 70 or has received such benefit for ten years, whichever occurs later.


     Retirement Plan for the Board of Managers of The Provident Bank. The Provident Bank maintains the Retirement Plan for the Board of Managers of The Provident Bank, a non-qualified plan which provides cash payments for up to ten years to eligible retired board members based on age and length of service requirements. The maximum payment under this plan to a board member who terminates service on or after the age of seventy with at least ten years of service on the board, is forty quarterly payments of $1,250. The Provident Bank may suspend payment if it does not meet FDIC or New Jersey Department of Banking and Insurance minimum capital requirements. The Provident Bank may terminate this plan at any time although such termination may not reduce or eliminate any benefit previously accrued to a board member without his consent. The plan has been amended to provide that, in the event of a change in control (as defined in the plan), the undistributed balance of a manager's accrued benefit will be distributed to him within 60 days of the change in control. For the year ended December 31, 2001, The Provident Bank paid $4,000 to former board members under this plan.


     Voluntary Fee Deferral Plan for the Board of Managers. The Provident Bank maintains the Board of Managers Voluntary Fee Deferral Plan, a non-qualified plan which provides for the deferral of board fees by non-employee members of The Provident Bank's Board of Managers. Board members may elect to defer board fees to a future year as determined by that board member, so long as the distribution of such fees does not begin beyond the year of the board member's normal retirement date. Deferred fees are credited to an account established for the benefit of each participant which receives interest at the prevailing prime rate. A participating board member may receive the deferral payments pursuant to his election in a lump sum or over a three year period, except in the event of a change in control, death or disability, under which circumstances a lump sum payment shall be made. In connection with the conversion and offering, the plan has been amended to allow current board members a one-time election to invest their account balances in shares of Provident Financial Services, Inc. common stock. The amendment also provides that in the event of a change in control (as defined in the plan), the undistributed balance of a participant's separate account will be distributed within 60 days of the change in control. As of June 30, 2002, The Provident Bank had accounts totaling $953,463 on behalf of four present or former board members who participate in this plan.


Executive Officers of Provident Financial Services, Inc. or the Provident Bank Who Are Not Directors

     The business experience for the past five years of each of the executive officers of Provident Financial Services, Inc. or The Provident Bank, other than Mr. Pantozzi, is set forth below:

     Kevin J. Ward. Mr. Ward has been Executive Vice President and Chief Operating Officer of The Provident Bank since 2000. He served as Executive Vice President, Chief Operating Officer and Chief Financial Officer of The Provident Bank from January to November 2000. Prior to that time, he was Executive Vice President and Chief Financial Officer of The Provident Bank.

     Glenn H. Shell. Mr. Shell has been Executive Vice President of the Customer Management Group of The Provident Bank since 2002. Prior to that time, he served as Executive Vice President and Chief Lending Officer of The Provident Bank.

     Gregory French. Mr. French has been Senior Vice President of the Market Development Group of The Provident Bank since February 2001. He was Vice President of Marketing, eBusiness for American International Group in New York, New York from January 2000 to February 2001. Prior to that time he served as Vice President, Citibank National Director, Field Marketing of Citigroup in New York, New York.

     C. Gabriel Haagensen. Mr. Haagensen has served as Executive Vice President
- Human Capital Management of The Provident Bank since 2000. Prior to that time he was Executive Vice President - Operations.

     Kenneth J. Wagner. Mr. Wagner has been Senior Vice President of Strategic Business Development of The Provident Bank since 2001. He served as Senior Vice President of Customer Relationship Management of The Provident Bank from 1998 to 2001. Prior to that time he was Senior Vice President and Comptroller of The Provident Bank.

     Linda A. Niro. Ms. Niro has served as Senior Vice President and Chief Financial Officer of The Provident Bank since 2000. Prior to that time, she served as Vice President and Treasurer of The Provident Bank.

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

     John F. Kuntz. Mr. Kuntz has been Vice President and General Counsel of The Provident Bank since September 2001. He was Vice President and Assistant General Counsel of Mellon Investor Services LLC in Ridgefield Park, New Jersey from August 2000 to September 2001. Prior to that time he was a Partner with the law firm of Bourne Noll & Kenyon P.C., Summit, New Jersey.

Executive Officer Compensation

     Summary Compensation Table. The following table sets forth for the year ended December 31, 2001, certain information as to the total remuneration paid by The Provident Bank to its Chief Executive Officer, as well as to the four most highly compensated executive officers of The Provident Bank, other than the Chief Executive Officer, who received total annual compensation in excess of $100,000. Each of the individuals listed in the table below are referred to as a Named Executive Officer.

                                                               Annual Compensation
                                              ----------------------------------------------------
                                                                             Other Annual                   All Other
                                                                             Compensation      LTIP       Compensation
 Name and Principal Position          Year      Salary        Bonus (2)          (3)         Payouts          (4)
------------------------------        ----    --------       ----------      ------------   --------      ------------
Paul M. Pantozzi                      2001    $ 500,000      $  375,000      $  53,440          --         $  51,503
     Chairman, Chief Executive
     Officer and President

Kevin J. Ward                         2001      255,000          99,450             --          --            31,302
     Executive Vice President
     and Chief Operating
     Officer

Glenn H. Shell                        2001      225,000          92,250             --          --            27,405
     Executive Vice President,
     Customer Management
     Group

Gregory French                        2001      177,692/(1)/    101,425             --          --            27,202
     Senior Vice President,
     Market Development
     Group

C. Gabriel Haagensen                  2001      185,000          50,413             --          --            22,432
     Executive Vice President,
     Human Capital
     Management

------------------------
(1) Mr. French was initially employed as Senior Vice President in February 2001 at an annual salary of $210,000.

(2) Bonus payments earned pursuant to the Incentive Program for Senior Executives of The Provident Bank. In addition, Mr. French received a signing bonus of $40,000 in February 2001.

(3) The Provident Bank provides certain of its executive officers with non-cash benefits and perquisites, such as the use of employer-owned automobiles, club membership dues and certain other personnel benefits. Management believes that the aggregate value of these benefits for 2001 did not, in the case of any Named Executive Officer, exceed $50,000 or 10% of the aggregate salary and annual bonus reported for him in the Summary Compensation Table except for Mr. Pantozzi, who had $53,440 of such benefits including a stipend of $18,000, club membership dues of $17,500 and automobile-related expenses of $17,940.


                                         (footnotes continued on following page)

(4) Includes the following components: (i) employer payment of health insurance premiums of $9,763, $8,444, $7,154, $9,763 and $5,700 for Messrs. Pantozzi,
     Ward, Shell, French and Haagensen, respectively; (ii) employer payment of dental insurance premiums of $380 each for Messrs. Pantozzi, Ward, Shell, French and Haagensen, respectively; (iii) employer payment of life insurance premiums of $4,560, $2,736, $2,451, $798 and $2,029 for Messrs.
     Pantozzi, Ward, Shell, French and Haagensen, respectively; (iv) employer payment of long term disability insurance premiums of $1,800, $1,892, $1,670, $1,561 and $1,373 for Messrs. Pantozzi, Ward, Shell, French and Haagensen, respectively; (v) employer contributions to the Savings Incentive Plan of $11,900 each for Messrs. Pantozzi, Ward, Shell and Haagensen, respectively and a payment in lieu of first year participation in the Savings Incentive Plan of $14,700 to Mr. French; and (vi) employer contribution to the Supplemental Executive Savings Plan of $23,100, $5,950, $3,850, $0 and $1,050 for Messrs. Pantozzi, Ward, Shell, French and Haagensen, respectively.

Employment Agreements


     Provident Financial Services, Inc. will enter into employment agreements with Messrs. Pantozzi, Ward and Shell, effective upon completion of the conversion. Each of these agreements has a term of thirty-six months. The agreements renew for an additional year beginning on the first anniversary date of the agreement, and on each anniversary date thereafter, so that the remaining term is thirty-six months. However, if timely written notice of nonrenewal is provided to the executive, the employment under the agreement ceases at the end of thirty-six months following such anniversary date. Under the agreements, the base salaries for Messrs. Pantozzi, Ward and Shell are $560,008, $270,300 and $238,500, respectively. In addition to the base salary, each agreement provides for, among other things, participation in bonus programs, and other employee pension benefit and fringe benefit plans applicable to executive employees. In addition, the agreements provide for reasonable vacation and sick leave, reimbursement of certain club membership fees incurred by each executive and the use of a company-owned automobile. The agreements provide for termination by Provident Financial Services, Inc. for cause at any time, in which event, the executive would have no right to receive compensation or other benefits for any period after termination. In the event the executive's employment is terminated for reasons other than for cause, for retirement or for disability or following a change in control the executive would be entitled to a lump sum payment equivalent to the greater of: the payments due for the remaining term of the employment agreement, or three times the sum of (i) the highest annual rate of base salary and (ii) the greater of (x) the average cash bonus paid over the last three years or (y) the cash bonus paid in the last year, as well as the continuation of life, medical, dental and disability insurance coverage for three years. The executive may resign from employment as a result of (i) a material change in the nature or scope of the executive's function, duties or responsibilities, (ii) a material reduction in benefits and perquisites, including base salary, from those being provided as of the effective date of the employment agreement, (iii) a relocation where the executive is required to perform services at a location more than 25 miles from The Provident Bank's principal executive offices, (iv) a failure to elect or reelect or to appoint or reappoint executive to certain position(s) at Provident Financial Services, Inc. or The Provident Bank, or to nominate or elect the Executive to the Board(s) of Directors of Provident Financial Services, Inc. or The Provident Bank, (v) a liquidation or dissolution of The Provident Bank or Provident Financial Services, Inc., or (vi) a material breach of the employment agreement by The Provident Bank or Provident Financial Services, Inc. as of the effective date of the employment agreement and be entitled to the severance benefits described above. The agreement generally provides that following a change in control (as defined in the agreement), the executive will receive the severance payments and insurance benefits described above if he resigns during the one-year period following the change in control or if he is terminated during the remaining term of the employment agreement following the change in control. Messrs. Pantozzi, Ward and Shell would receive an aggregate of $2,805,024, $1,109,250 and $992,250, respectively, pursuant to their employment agreements upon a change in control of Provident Financial Services, Inc., based upon current levels of compensation.

     Under each employment agreement, if an executive becomes disabled or incapacitated to the extent that the executive is unable to perform his duties, he will be entitled to 75% of his base salary and all comparable insurance benefits until the earlier of: (i) return to full-time employment; (ii) employment by another employer; (iii) age 65; or (iv) death. Upon retirement at age 65 or in accordance with any retirement policy established with his consent, the executive is entitled to benefits under such retirement policy and other plans to which he is a party but shall not be entitled to any benefit payments specifically as a result of the employment agreement.

Change in Control Agreements


     Provident Financial Services, Inc. will enter into change in control agreements with six other officers including Messrs. Kuntz, French and Haagensen and Ms. Niro, which provide certain benefits in the event of a change in control of The Provident Bank or Provident Financial Services, Inc. Each of the change in control agreements provides for a term of 36 months. Commencing on each anniversary date, the Board of Directors may extend any change in control agreement for an additional year. The change in control agreements enable Provident Financial Services, Inc. to offer to designated officers certain protections against termination without cause in the event of a "change in control." For these purposes, a "change in control" is defined generally to mean: (i) approval by shareholders of a plan of reorganization, merger or consolidation of The Provident Bank or Provident Financial Services, Inc. where The Provident Bank or Provident Financial Services, Inc. is not the surviving entity; (ii) changes to the Board of Directors of The Provident Bank or Provident Financial Services, Inc. whereby individuals who constitute the current Board cease to constitute a majority of the Board, subject to certain exceptions; (iii) the acquisition of all or substantially all of the assets of Provident Financial Services, Inc. or the beneficial ownership of 20% or more of the voting securities of Provident Financial Services, Inc.; or (iv) a complete liquidation or dissolution of Provident Financial Services, Inc. or The Provident Bank or approval by the shareholders of Provident Financial Services, Inc. of a plan for such dissolution or liquidation. These protections against termination without cause in the event of a change in control are frequently offered by other financial institutions, and Provident Financial Services, Inc. may be at a competitive disadvantage in attracting and retaining key employees if it does not offer similar protections. Although the change in control agreements may have the effect of making a takeover more expensive to an acquiror, we believe that the benefits of enhancing our ability to attract and retain qualified management persons by offering the change in control agreements outweighs any disadvantage of such agreements.



     Following a change in control of Provident Financial Services, Inc. or The Provident Bank, an officer is entitled to a payment under the change in control agreement if the officer's employment is terminated during the term of such agreement by Provident Financial Services, Inc. or The Provident Bank, other than for cause, disability or retirement, as defined, or if the officer terminates employment during the term of such agreement for good reason. Good reason is generally defined to include the assignment of duties materially inconsistent with the officer's positions, duties or responsibilities as in effect prior to the change in control, a reduction in his annual compensation or benefits, or relocation of his principal place of employment by more than 25 miles from its location immediately prior to the change in control, or a failure of Provident Financial Services, Inc. to obtain an assumption of the agreement by its successor. In the event that an officer who is a party to a change in control agreement is entitled to receive severance payments pursuant to the agreement, he will receive a cash payment equal to three times the highest level of aggregate annualized base salary and other cash compensation paid to the officer during the calendar year in which he was terminated or either of the immediately preceding two calendar years. In addition to the severance payment, each covered officer is generally entitled to receive life, health, dental and disability coverage for the remaining term of the agreement. Notwithstanding any provision to the contrary in the change in control agreement, payments under the change in control agreements are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.


Benefit Plans

     Employee Savings Incentive Plan. The Provident Bank maintains The Provident Bank Employee Savings Incentive Plan, a tax-qualified defined contribution plan generally covering employees who have worked at The Provident Bank for one year in which they have 1,000 or more hours of service. Participants may contribute up to 5% of their compensation to the Savings Incentive Plan on an after-tax basis. For this purpose, compensation includes wages, salaries, commissions of dedicated salespeople and overtime. Participants are immediately vested in their personal contributions. The Provident Bank currently will match 115% of the total amount contributed by the participants. The Provident Bank may from time to time amend the Savings Incentive Plan to provide for a different matching contribution. Participants become vested in the employer matching contributions as follows: 33% at the end of the first calendar year following the end of the first year of plan participation, 66% at the end of the second calendar year following the end of the first year of plan participation and 100% at the end of the third calendar year following the end of the first year of plan participation. In addition, participants' accounts generally become fully vested in the matching contributions in the event of termination of employment due to retirement, disability or death.

     The Savings Incentive Plan permits participants to direct the investment of their accounts into various investment options set forth under the plan. In connection with the stock offering, the Savings Incentive Plan intends to offer participants the opportunity to invest in an "Employer Stock Fund" which intends to purchase stock of Provident Financial Services, Inc. in the stock offering, and after the stock offering, in the open market. Each participant who directs the trustee to invest all or part of his account in the Employer Stock Fund will have assets in his account applied to the purchase of shares of Provident Financial Services, Inc.

     Upon termination of employment due to retirement at age 65 or older, a participant is eligible to receive the vested value of his account either in a single sum payment or in approximately equal annual installments, for a period not to exceed 10 years or the participant's estimated life expectancy. For a participant who terminates employment for reasons other than retirement at age 65 or older, the form of distribution of his vested account generally will be in the form of a single sum payment. In the event of the participant's death, the value of the plan account will be paid to the participant's beneficiary in a single cash payment.

         Pension Plan. The Provident Bank maintains The Provident Bank Pension Plan, a tax-qualified plan generally covering employees age 21 or older who have worked at The Provident Bank for one year in which they have accrued 1,000 or more hours of service. Pension Plan participants generally become entitled to retirement benefits upon the later of attainment of age 65 or the fifth anniversary of participation in the plan, which is referred to as the normal retirement date. The normal retirement benefit is equal to 1.35% of the participant's average final compensation up to the Average Social Security Level plus 2% of the participant's average final compensation in excess of the Average Social Security Level multiplied by the participant's years of credited service to a maximum of 30 years.

         Participants who have completed at least 5 years of vested service generally become 100% vested in their accrued retirement benefits. Vested retirement benefits generally will be paid beginning on the participant's normal retirement date.

         A participant may elect to retire prior to age 65 and receive early retirement benefits if retirement occurs after completion of at least 5 consecutive years of vested service and attainment of age 55. If such an early retirement is made, retirement benefits will begin on the first day of any month during the 10 year period preceding his normal retirement date, as directed by the retiring participant. If a participant elects to retire prior to both attaining age 65 and completing 25 years of credited service his accrued pension benefit will be reduced 3% per year for the first five years prior to age 65 and 5% thereafter to age 55. If a participant elects to retire early after both attaining age 60 and completing 25 years of credited service his accrued pension benefit will be unreduced. Any participant who terminated employment prior to January 1, 2002 will receive an early pension benefit equal to the actuarial equivalent of the annual amount of the normal pension that would otherwise have been payable to the participant had he not elected to receive an early pension. If the termination of service occurs after the normal retirement date, the participant's benefits will begin on the participant's postponed retirement date.

         The standard form of benefit payment for a married participant is a 50% joint and survivor benefit that is reduced actuarially and the standard form of benefit payment for a non-married participant is a straight life benefit. A non-married participant or a participant who has complied with the spousal consent requirements may elect to receive payment of his benefits in the following optional forms: (a) straight life benefit; (b) 100% joint and survivor benefit; (c) 50% joint and survivor benefit; or (d) period certain and life benefit.

         In the event a married participant who is vested in the Pension Plan dies prior to his termination of service, his spouse will be entitled to one-half of the amount payable to the participant had the participant elected to retire the day before his death with the 50% joint and survivor benefit, assuming the participant died after age 55. If the participant dies prior to age 55, the retirement benefits payable to the participant's spouse will commence at the time the participant would have been age 55.

         In the event a non-married participant dies before his termination of service after both attaining age 55 and completing 20 years of service, his beneficiary will be entitled to one-half of the amount payable to the participant assuming the participant retired on the first day of the month following his death, and assuming that the beneficiary had been his spouse with a 50% joint and survivor benefit and that the beneficiary had been born on the same day as the participant. Payments made to beneficiaries of non-married participants cease upon the earlier of the beneficiary's death or the receipt of the 120th monthly payment.

         If the total value of a pension payable directly to a participant or to any other beneficiary under the Pension Plan is less than $5,000, as determined by the Pension Plan's actuary, payment of such value shall automatically be made in a single sum in lieu of such pension.

         The following table indicates the annual retirement benefit that would be payable under the Pension Plan upon retirement at or after a participant's normal retirement date in calendar year 2002, considering the average annual earnings and credited service classifications specified below.

                                                 Years of Service and Benefit Payable at Retirement
                                ----------------------------------------------------------------------------------------
        Remuneration                 15                  20               25                 30                 35
-----------------------------   ------------        -----------      ------------       ------------       -------------
      $ 125,000                     $ 13,164           $ 17,554          $ 21,943           $ 26,331            $ 26,331
        150,000                       16,289             21,720            27,151             32,581              32,581
        175,000                       19,414             25,886            32,359             38,831              38,831
        200,000 and above (1)         22,539             30,054            37,568             45,081              45,081

-------------------
(1) Tax laws impose a limit ($200,000 for individuals retiring in 2002) on average final earnings that may be counted in computing benefits under the Pension Plan.

         Under the Pension Plan, average final earnings is the average base salary, as reported in the "Salary" column of the Summary Compensation Table, for the highest five consecutive years during the final 10 years of employment. Tax laws impose a limit ($200,000 for individuals retiring in 2002) on average final earnings that may be counted in computing benefits under the Pension Plan and on the annual benefits ($160,000 in 2002). The Pension Plan may also pay benefits accrued as of January 1, 1994 based on tax law limits then in effect. For Messrs. Pantozzi, Ward, Shell, and Haagensen, benefits based on average final earnings in excess of this limit are payable under the Supplemental Executive Retirement Plan.

         The benefits shown in the preceding table are annual benefits payable in the form of a single life annuity and are not subject to any deduction for Social Security benefits or other offset amounts. As of June 30, 2002, Mr. Pantozzi had 39 years of service; Mr. Ward had 30 years of service; Mr. Shell had 8 years of service; Mr. French had 1 year of service; and Mr. Haagensen had 22 years of service.

         Supplemental Executive Retirement Plan. In January 1990, The Provident Bank established the Supplemental Executive Retirement Plan, a non-qualified retirement plan. Participation in the SERP is limited to executive management or highly compensated employees as designated by the Board of Directors and currently consists of Messrs. Pantozzi, Ward, Shell and Haagensen. The SERP pays to each participant an amount equal to the amount which would have been payable under the terms of the Pension Plan but for the limitations under Sections 401(a)(17) and 415 of the Internal Revenue Code of 1986, as amended, less the amount payable under the terms of the Pension Plan. Such amounts will be paid on a monthly basis beginning within 90 days following termination of employment, but in no event before age 60, in the form of a qualified joint and 100% survivor annuity for married participants and a single life annuity for non-married participants. The plan has been amended to provide that in the event of a change in control (as defined in the plan), the undistributed balance of an employee's accrued benefit will be paid to him within 60 days of the change in control. For the year ended December 31, 2001, The Provident Bank expensed $154,644, $36,845, $18,737 and $7,213 relating to the SERP on behalf of Messrs. Pantozzi, Ward, Shell and Haagensen, respectively.

         Supplemental Executive Savings Plan. In January 1990, The Provident Bank established the Supplemental Executive Savings Plan, a non-qualified plan that provides additional benefits to certain participants whose benefits under the Employee Savings Incentive Plan are limited by tax law limitations applicable to tax-qualified plans. Participation in the Executive Savings Plan is limited to executive management or highly compensated employees as designated by the Board of Directors and currently consists of Messrs. Pantozzi, Ward, Shell and Haagensen. The Executive Savings Plan contributes for each participant an amount equal to the amount which would have been contributed under the terms of the Savings Incentive Plan but for the limitations under Section 401(a)(17), 401(m) and 415 of the Code, less the amount actually contributed under the Savings Incentive Plan. For employees who are employed by The Provident Bank on or after January 1, 1998, The Provident Bank established an investment fund to provide for payments due under this plan and allows participants to choose, with the plan administrator's consent, from a variety of investment options. Any benefits payable under the Executive Savings Plan attributable to The Provident Bank's contributions and the earnings on these contributions shall be vested under the terms and conditions of the Savings Incentive Plan. If there is a change in control, as defined in the Executive Savings Plan, the unpaid balance of the account shall become 100% vested and will be distributed within 60 days thereof. As of December 31, 2001, The Provident Bank expensed $23,100, $5,950, $3,850 and $1,050 relating to the Executive Savings Plan on behalf of Messrs. Pantozzi, Ward, Shell and Haagensen, respectively. In connection with the stock offering and adoption of the ESOP, the Supplemental Executive Savings Plan has been amended to include a feature that would require a contribution for each participant who also participates in the ESOP equal to the amount which would have been contributed under the terms of the ESOP but for the limitations under
Section 401(a)(17) and 415 of the Code, less the amount actually contributed under the ESOP. The benefit payable under this portion of the Supplemental Executive Savings Plan may be calculated as if the contribution was applied to the repayment of a loan obtained to purchase shares in the stock offering, in substantially the same manner as under the ESOP. The amendment also requires the distribution of shares equal to the value of a participants' account balance attributable to the ESOP component of the plan at the same time and in the same manner as the participant receives a distribution from the ESOP. In the event of a change in control (as defined in the amendment), the amendment requires that the undistributed balance of a participant's account be paid to him or her within 60 days.

         Voluntary Bonus Deferral Plan for the Chairman. The Provident Bank maintains the Voluntary Bonus Deferral Plan for Mr. Pantozzi, a non-qualified plan which provides for the deferral of his bonus payments. Mr. Pantozzi may defer one-quarter, one-half or all of his bonus award for a period of five years or until the attainment of age 65. The Bank established an investment fund to provide for the payment of the deferred bonus awards due under this plan and allows Mr. Pantozzi to choose, with the plan administrator's consent, from a variety of investment options. Mr. Pantozzi will receive a lump sum payment upon a change in control, as defined in the plan, and is eligible to apply for a hardship distribution of some or all of his separate account, in the event of a financial hardship. Mr. Pantozzi has never deferred any bonus payments pursuant to this plan.

         Voluntary Bonus Deferral Plan. The Provident Bank maintains the Voluntary Bonus Deferral Plan, a non-qualified plan which provides for the deferral of some or all of any bonus payments awarded under our management incentive bonus program. An eligible employee may defer either one-half or all of a bonus award for a period of 5 years or 10 years, or until the attainment of age 60 or 65, but in no event may any amount be deferred beyond the year in which such employee attains age 65. Deferred bonus awards are invested by The Provident Bank board, in its sole discretion, in a portfolio of assets consisting of any combination of obligations of the United States with maturities not exceeding five years in duration. An eligible employee will receive a lump sum payment upon a change in control, as defined in this plan, and is eligible to apply for a hardship distribution of some or all of his separate accounts. As of June 30, 2002, The Provident Bank had accounts totaling $303,741 on behalf of eight participants in this plan.


         Employee Stock Ownership Plan and Trust. The Provident Bank intends to implement an employee stock ownership plan in connection with the conversion and offering. We intend that this plan will be a tax-qualified plan generally covering employees who are at least 21 years old, who have at least one year of employment with The Provident Bank or a designated affiliated corporation and who have completed at least 1,000 hours of service. As part of the conversion and offering, the employee stock ownership plan intends to borrow funds from Provident Financial Services, Inc. and use those funds to purchase a number of shares equal to up to 8% of the common stock sold in the stock offering. Collateral for the loan will be the common stock purchased by the employee stock ownership plan. The loan will be repaid principally from a participating employers' discretionary contributions to the employee stock ownership plan over a period of up to 30 years. The loan documents will provide that the loan may be repaid over a shorter period, without penalty. It is anticipated that the interest rate for the loan will be a floating-rate equal to the prime rate. Shares purchased by the employee stock ownership plan will be held in a suspense account for allocation among participants as the loan is repaid.

         Contributions to the employee stock ownership plan and shares released from the suspense account in an amount proportional to the repayment of the employee stock ownership plan loan will be allocated among employee stock ownership plan participants on the basis of compensation in the year of allocation. Benefits under the plan will not vest at all in the first five years of credited service but will vest entirely upon completion of five years of credited service. In general, the employee stock ownership plan will credit participants with up to five years of service for employment prior to adoption of a plan. A participant's interest in his account under the plan will also fully vest in the event of a termination of service due to a participant's early or normal retirement, death, disability, or upon a change in control (as defined in the plan). Vested benefits will be payable in the form of common stock and/or cash. Contributions to the employee stock ownership plan are discretionary, subject to the loan terms and tax law limits. Therefore, benefits payable under the employee stock ownership plan cannot be estimated. Under generally accepted accounting principles, a participating employer will be required to record compensation expense each year in an amount equal to the fair market value of the shares released from the suspense account. In the event of a change in control, the employee stock ownership plan will terminate and participants will become fully vested in their account balances.

Future Stock Benefit Plans

         Stock Option Plan. We intend to adopt a stock option plan for our directors, officers and employees after the conversion and offering, subject to shareholder approval. Federal regulations prohibit us from implementing this plan until six months after the conversion and offering.

         Provident Financial Services, Inc. expects that the stock option plan will authorize a committee of non-employee directors or the full Board of Directors, to grant options to purchase up to 10% of the shares sold in the conversion. The stock option plan will have a term of 10 years. The committee will decide which directors, officers and employees will receive options and the terms of those options. Generally, no stock option will permit its recipient to purchase shares at a price that is less than the fair market value of a share on the date the option is granted, and no option will have a term that is longer than 10 years. If we implement a stock option plan before the first anniversary of the conversion, current regulations will require that:

         . the total number of options available for grant to non-employee directors be limited to 30% of the options authorized under the plan;

         . the number of options that may be granted to any one non-employee director be limited to 5% of the options authorized under the plan;

         . the number of options that may be granted to any officer or employee be limited to 25% of the options authorized for the plan;

         . the options may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan; and

         . accelerated vesting not be permitted except for death, disability or upon a change in control of The Provident Banks or Provident Financial Services, Inc.

         We may obtain the shares needed for this plan by issuing additional shares or through stock repurchases.

         Recognition and Retention Plan. We expect to implement a recognition and retention plan for our directors and officers after the conversion and offering. Federal regulations prohibit us from implementing this plan until six months after the conversion and offering. If the

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recognition plan is implemented within the first 12 months after the conversion and offering, federal regulations require that the plan be approved by a majority of the outstanding shares of common stock of Provident Financial Services, Inc.

         In the event the recognition and retention plan is implemented within 12 months after the conversion and offering, Provident Financial Services, Inc. expects that the plan will authorize a committee of non-employee directors or the full Board of Directors of Provident Financial Services, Inc. to make restricted stock awards of up to 4% of the shares sold in the offering. In the event Provident Financial Services, Inc. implements the recognition and retention plan more than 12 months after the conversion and offering, the recognition and retention plan will not be subject to regulations limiting the plan to no more than 4% of the shares sold in the offering. The committee will decide which directors, officers and employees will receive restricted stock and the terms of those awards. Provident Financial Services, Inc. may obtain the shares needed for this plan by issuing additional shares or through stock repurchases. If we implement a recognition and retention plan before the first anniversary of the conversion and offering, current regulations will require that:

         . the total number of shares that are awarded to non-employee directors be limited to 30% of the shares authorized under the plan;

         . the number of shares that are awarded to any one non-employee director be limited to 5% of the shares authorized under the plan;

         . the number of shares that are awarded to any officer or employee be limited to 25% of the shares authorized under the plan;

         . the awards may not vest more rapidly than 20% per year, beginning on the first anniversary of stockholder approval of the plan;

         . accelerated vesting not be permitted except for death, disability or upon a change in control of The Provident Bank or Provident Financial Services, Inc.

         Restricted stock awards under this plan may feature employment restrictions that require continued employment for a period of time for the award to be vested. Awards are not vested unless the specified employment restrictions are met. However, pending vesting, the award recipient may have voting and dividend rights. When an award becomes vested, the recipient must include the current fair market value of the vested shares in his or her income for federal income tax purposes. Generally, we will be allowed a federal income tax deduction (subject to limitations discussed below, and subject to certain reporting and withholding tax requirements) in the same amount and in the same year as the recipient employee recognizes the taxable income. However, if the stock award recipient elects under Code Section 83(b) to include in income the fair market value of the shares at the grant date (e.g. before the recipient vests in the property), then we will be allowed a federal income tax deduction in the same amount at the time of the grant and not when the restrictions lapse. Such deductions would also be subject to the deduction limitations of Code
Section 162(m) as described below.

Limitations on Federal Tax Deductions for Executive Officer Compensation

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         As a private entity, The Provident Bank has been subject to federal tax rules, which permit it to claim a federal income tax deduction for a reasonable allowance for salaries or other compensation for personal services actually rendered. Following the offering, federal tax laws may limit this deduction to $1.0 million each tax year for each executive officer named in the summary compensation table in Provident Financial Services, Inc.'s proxy statement for that year. This limit will not apply to non-taxable compensation under various broad-based retirement and fringe benefit plans, to compensation that is "qualified performance-based compensation" under applicable law or to compensation that is paid in satisfaction of commitments that arose before the conversion. To the extent that compensation paid to any executive officer is not deductible, the net after-tax cost of providing the compensation will be higher and the net after-tax earnings of Provident Financial Services, Inc. will be reduced.

Transactions With Directors and Executive Officers

         The Provident Bank does not originate loans for members of its Board of Managers. There is one residential mortgage loan outstanding to a current Board member that was originated prior to his service as a Board member.

         The Provident Bank adheres to relevant federal and state law for loans it makes to its executive officers. See "Regulation--Loans to a Bank's Insiders." As of June 30, 2002, The Provident Bank had loans and loan commitments totaling $811,283 to its executive officers.

         The Provident Bank retains the law firm of Reed Smith LLP to perform legal services from time to time. Director Connor is a partner at Reed Smith LLP.

                           THE CONVERSION AND OFFERING

--------------------------------------------------------------------------------
         The Commissioner of Banking and Insurance of the State of New Jersey has approved the plan of conversion, subject to approval by The Provident Bank's depositors entitled to vote on the plan and the satisfaction of certain other conditions.

         Approval by the Commissioner does not constitute a recommendation or endorsement of the plan of conversion by the Commissioner.
--------------------------------------------------------------------------------

General

         Our Board of Managers has unanimously adopted the plan of conversion, as amended, pursuant to which The Provident Bank will reorganize from a mutual savings bank to a capital stock savings bank. The plan of conversion includes the formation of Provident Financial Services, Inc. as the holding company for The Provident Bank. Following completion of the conversion, Provident Financial Services, Inc. will own 100% of the capital stock of The Provident Bank.

         Provident Financial Services, Inc. has requested approval from the Federal Reserve Bank of New York to acquire The Provident Bank and thereby become a bank holding company. The

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plan of conversion was approved by the Commissioner, and The Provident Bank has received a notice of intent not to object to the plan of conversion from the FDIC, subject to, among other things, approval of the plan of conversion by The Provident Bank's depositors.

         The Provident Bank has called a special meeting of depositors for this purpose, which will be held on ______, 2002. Depositors with deposit accounts totaling at least $100 at The Provident Bank on ______, 2002 will be entitled to vote at the special meeting. The plan of conversion must be approved by a majority of the votes entitled to be cast at the special meeting. We will complete the conversion only upon completion of the sale of the shares of common stock offered in this prospectus and approval of the plan of conversion by the voting depositors.

         The aggregate price of the shares of common stock to be issued in the conversion will be between $361,486,640 and $485,870,000, which is based upon an independent appraisal of the estimated pro forma market value of the common stock of Provident Financial Services, Inc. The appraisal was prepared by RP Financial, L.C., a consulting firm experienced in the valuation and appraisal of savings institutions. All shares of common stock to be issued and sold in the conversion will be sold at the same price ($10.00) per share. The independent appraisal will be affirmed or, if necessary, updated at the completion of the offering. See "--How We Determined Stock Pricing and the Number of Shares to be Issued" for additional information as to the determination of the estimated pro forma market value of the common stock.

Reasons for the Conversion

         In adopting the plan of conversion, our Board of Managers determined that the conversion was advisable and in the best interests of The Provident Bank, its depositors and the communities in which we operate.

         Our new structure will permit Provident Financial Services, Inc. to issue capital stock, which is a source of capital not available to a mutual savings bank, and we will take advantage of this new ability by issuing common stock in the offering.

         The conversion will also give us greater flexibility to structure and finance the expansion of our operations, including the potential acquisition of other financial institutions, and to diversify into other financial services. The holding company form of organization is expected to provide additional flexibility to diversify our business activities through existing or newly formed subsidiaries, or through acquisitions of or mergers with other financial institutions, as well as other companies. Although we have no current arrangements or understandings regarding any such opportunities, Provident Financial Services, Inc. will be in a position after the conversion, subject to regulatory limitations and Provident Financial Services, Inc.'s financial position, to take advantage of any such opportunities that may arise.

         The capital being raised in the conversion will also provide additional resources to enable us to further develop and enhance our technology and delivery channels.

         Finally, the conversion will enable us to better manage our capital by giving us broader investment opportunities through the holding company structure, and enable us to distribute

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capital to stockholders of Provident Financial Services, Inc. in the form of dividends and stock repurchases.

Effects of the Conversion

         General. Each depositor in a mutual savings bank has both a deposit account in the institution and a pro rata ownership interest in the equity of the savings institution based upon the balance in the depositor's account. This interest may only be realized in the event of a liquidation of the savings institution. However, this ownership interest is tied to the depositor's account and has no tangible market value separate from such deposit account. Any depositor who opens a deposit account obtains a pro rata ownership interest in the equity of the institution without any additional payment beyond the amount of the deposit. A depositor who reduces or closes such depositor's account receives the balance in the account but receives nothing for such depositor's ownership interest in the equity of the institution, which is lost to the extent that the balance in the account is reduced. Consequently, depositors of a mutual savings bank have no way to realize the value of their ownership interest, except in the unlikely event that the mutual savings bank is liquidated. In such event, the depositors of record at that time would share pro rata in any residual surplus and reserves after other claims, including claims of depositors to the amounts of their deposits, are paid.

         When a mutual savings bank converts to stock form, permanent non-withdrawable capital stock is created to represent the ownership of the institution's equity and the former pro rata ownership of depositors is thereafter represented exclusively by their liquidation rights. Capital stock is separate and apart from deposit accounts and cannot be and is not insured by the FDIC or any other governmental agency. Certificates are issued to evidence ownership of the capital stock sold in connection with the conversion. The stock certificates are transferable, and, therefore, the stock may be sold or traded with no effect on any deposit account the seller may hold in the institution.

         Continuity. While the conversion is being accomplished, and after completion of the conversion, the routine business of The Provident Bank of accepting deposits and making loans will continue without interruption. The Provident Bank will continue to be subject to regulation by the Commissioner and the FDIC. After the conversion, The Provident Bank will continue to provide services for depositors and borrowers under current policies by its management and staff.

         The Board of Managers serving The Provident Bank immediately before the conversion will serve as directors of The Provident Bank after the conversion. The directors of Provident Financial Services, Inc. will consist of those individuals currently serving on the Board of Managers of The Provident Bank. We anticipate that all officers of The Provident Bank serving immediately before the conversion will retain their positions after the conversion. See "Management."

         Deposit Accounts and Loans. Under the plan of conversion, each depositor in The Provident Bank at the time of the conversion will automatically continue as a depositor after the conversion. Each deposit account will remain the same with respect to deposit balance, interest rate and other terms, except to the extent affected by withdrawals made to purchase common

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stock in the offering. See "--Procedure for Purchasing Shares." Each deposit account will be insured by the FDIC to the same extent as before the conversion. Depositors will continue to hold their existing certificates of deposit, passbooks and other evidences of their accounts.

         Furthermore, no loan outstanding from The Provident Bank will be affected by the conversion, and the amount, interest rate, maturity and security for each loan will remain as they were contractually fixed prior to the conversion.

         Voting Rights of Depositors. Voting rights and control of The Provident Bank, as a mutual savings bank, are vested in the Board of Managers. After the conversion, direction of The Provident Bank will be under the control of the Board of Directors of The Provident Bank. Provident Financial Services, Inc., as the holder of all of the outstanding common stock of The Provident Bank, will have exclusive voting rights with respect to any matters concerning The Provident Bank requiring stockholder approval, including the election of directors of The Provident Bank.

         After the conversion, the holders of the common stock of Provident Financial Services, Inc. will have exclusive voting rights with respect to any matters concerning Provident Financial Services, Inc. These voting rights will be exclusive except to the extent Provident Financial Services, Inc. in the future issues preferred stock with voting rights. Each holder of common stock will be entitled to vote on any matters to be considered by Provident Financial Services, Inc.'s stockholders, including the election of directors of Provident Financial Services, Inc., subject to the restrictions and limitations set forth in Provident Financial Services, Inc.'s Certificate of Incorporation discussed below.

         Liquidation Account. In the unlikely event of a complete liquidation of The Provident Bank in its current mutual form, each depositor would receive a pro rata share of any assets of The Provident Bank remaining after payment of claims of all creditors (including the claims of all depositors to the withdrawable value of their accounts). Each depositor's pro rata share of such liquidating distribution would be in the same proportion as the value of such depositor's deposit account was to the total value of all deposit accounts in The Provident Bank at the time of liquidation.

         Upon a complete liquidation of The Provident Bank after the conversion, each depositor would have a claim as a creditor of the same general priority as the claims of all other general creditors of The Provident Bank. However, except as described below, a depositor's claim would be solely for the amount of the balance in such depositor's deposit account plus accrued interest. Such depositor would not have an interest in the value or assets of The Provident Bank above that amount. Instead, the holder of The Provident Bank's common stock (i.e., Provident Financial Services, Inc.) would be entitled to any assets remaining upon a liquidation of The Provident Bank.

         The plan of conversion provides for the establishment, upon the completion of the conversion, of a "liquidation account" for the benefit of eligible account holders in an amount equal to the surplus and reserves of The Provident Bank as of the date of its latest balance sheet contained in this prospectus. Upon a complete liquidation of The Provident Bank after the

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conversion, each eligible account holder who continues to maintain such account holder's deposit account at The Provident Bank, would be entitled to an interest in the liquidation account prior to any payment to the holders of The Provident Bank's capital stock. Each eligible account holder will have a pro rata interest in the total liquidation account for the account holder's deposit accounts based on the proportion that the aggregate balance of such person's qualifying deposit accounts on March 31, 2001 (the eligibility record date) bears to the aggregate balance of all qualifying deposit accounts of all eligible account holders. For this purpose, qualifying deposit accounts include all savings, time, demand, interest bearing demand, money market and passbook accounts maintained at The Provident Bank (excluding any escrow accounts).

         If, however, on any annual closing date (i.e., the end of any period for which The Provident Bank has prepared audited financial statements subsequent to the eligibility record date) of The Provident Bank, commencing on or after the effective date of the conversion, the amount in any deposit account is less than the amount in such deposit account on March 31, 2001 or any other annual closing date, then the interest in the liquidation account relating to the deposit account would be reduced from time to time by the proportion of any such reduction, and such interest will cease to exist if such deposit account is closed. For purposes of the liquidation account, time deposit accounts will be deemed to be closed upon maturity regardless of renewal. In addition, no interest in the liquidation account would ever be increased despite any subsequent increase in the related deposit account.

         Any assets remaining after the above liquidation rights of eligible account holders are satisfied would be distributed to Provident Financial Services, Inc. as the sole stockholder of The Provident Bank.

         We have no plans to liquidate.

Federal and State Tax Consequences of the Conversion

         Consummation of the conversion is conditioned on our prior receipt of
(i) either an IRS ruling or an opinion of counsel with respect to the federal income tax consequences of the conversion, and (ii) either a ruling from the State of New Jersey taxing authorities or an opinion of counsel or tax advisor with respect to the New Jersey tax consequences of the conversion. Unlike private letter rulings, opinions of counsel are not binding on the IRS or the State of New Jersey taxing authorities, and either could disagree with such opinions. In the event of such disagreement, there can be no assurance that The Provident Bank or the depositors would prevail in a judicial proceeding.


         Federal Tax Opinion. We intend to proceed with the conversion on the basis of an opinion from our special counsel, Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., as to federal tax matters that are material to the conversion. The opinion is based, in part, on factual representations made by us. With regard to the conversion, Luse Gorman Pomerenk & Schick, P.C. has opined as follows:


         1. No gain or loss will be recognized by The Provident Bank in its mutual or stock form by reason of the conversion;

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          2. No gain or loss will be recognized by The Provident Bank or
          Provident Financial Services, Inc. on the receipt by The Provident Bank of money from Provident Financial Services, Inc. in exchange for shares of The Provident Bank's capital stock or by Provident Financial Services, Inc. upon the receipt of money from the sale of its common stock;

          3. The basis of the assets of The Provident Bank in the stock form will be the same as immediately prior to the conversion;

          4. The holding period of the assets of The Provident Bank in the stock form will include the holding period of The Provident Bank in the mutual form;

          5. No gain or loss will be recognized by The Provident Bank's account holders upon the issuance to them of accounts in The Provident Bank immediately after the conversion, in the same dollar amounts and on the same terms and conditions as their accounts at The Provident Bank in its mutual form, plus an interest in the liquidation account;

          6. It is more likely than not that the fair market of the nontransferable subscription rights to purchase common stock of Provident Financial Services, Inc. is zero. Accordingly, no gain or loss will be recognized by eligible account holders upon the receipt of nontransferable subscription rights in the conversion, and no taxable income will be realized upon the exercise by them of the nontransferable subscription rights;

          7. The tax basis of account holders' accounts in The Provident Bank immediately after the conversion will be the same as the tax basis of their accounts immediately before conversion;

          8. The tax basis of each account holder's interest in the liquidation account will be zero; and

          9. It is more likely than not that the tax basis of the common stock purchased in the conversion will be the amount paid and the holding period for the stock purchased pursuant to subscription rights will begin on the date of purchase.


         The tax opinion as to (6) above is based on the position that subscription rights to be received by eligible account holders do not have any economic value at the time of distribution or at the time the subscription rights are exercised. Whether subscription rights are considered to have ascertainable value is an inherently factual determination. Further, our counsel notes that they are unaware of any instance in which the Internal Revenue Service has reached a different conclusion involving nontransferable subscription rights issued by a converting financial institution. Moreover, the Internal Revenue Service no longer issues rulings on the value of nontransferable subscription rights. However, Luse Gorman Pomerenk & Schick, P.C. noted that the subscription rights will be granted at no cost to the recipients, will be legally nontransferable and of short duration, and will provide the recipient with the right only to purchase shares of common stock at the same price to be paid by members of the general public in any community offering. The firm also

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noted that the Internal Revenue Service has not in the past concluded that subscription rights have value. Based on the foregoing, Luse Gorman Pomerenk & Schick, P.C. believes that it is more likely than not (more than a 50% likelihood) that the nontransferable subscription rights to purchase common stock have no value. However, the issue of whether or not the nontransferable subscription rights have value is based on all of the facts and circumstances present. If the subscription rights granted to eligible subscribers are deemed to have an ascertainable value, receipt of such rights would be taxable probably only to those eligible subscribers who exercise the subscription rights (either as a capital gain or ordinary income) in an amount equal to such value, and we could recognize gain on such distribution.


         The opinions of Luse Gorman Pomerenk & Schick, P.C., unlike a letter ruling issued by the Internal Revenue Service, are not binding on the Internal Revenue Service and the conclusions expressed therein may be challenged at a future date. The Internal Revenue Service has issued favorable rulings for transactions substantially similar to the proposed conversion, but any such ruling may not be cited as precedent by any taxpayer other than the taxpayer to whom the ruling is addressed. We do not plan to apply for a letter ruling concerning the transactions described herein.


         State Tax Opinion. KPMG LLP, in rendering their New Jersey opinion, based on the express instructions from us, relied on the opinion (Federal Opinion) of Luse Gorman Pomerenk & Schick, P.C., dated September 25, 2002, for all matters regarding federal income taxes. In addition, KPMG LLP relied on the representations made by us to Luse Gorman Pomerenk & Schick, P.C. With regard to the conversion, KPMG LLP has opined as follows:

         New Jersey Corporate Business Tax. Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, then for New Jersey Corporate Business Tax (CBT) purposes:

         1. The Conversion should be treated as a reorganization, and The Provident Bank in its mutual or stock form should not recognize any gain or loss for New Jersey CBT purposes;

         2. No gain or loss should be recognized for New Jersey CBT purposes by The Provident Bank on the receipt of money from the Provident Financial Services, Inc. in exchange for its shares or by Provident Financial Services, Inc. upon the receipt of money from the sale of its common stock;

         3. The assets of The Provident Bank in its stock form should have the same basis as they had immediately prior to the Conversion;

         4. The holding period of The Provident Bank's assets, in its stock form, should include the period during which the assets were held by The Provident Bank in its mutual form;


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          5. The Provident Bank, in its stock form, should be treated as if there had been no reorganization. Accordingly, the taxable year of The Provident Bank should not end on the effective date of the Conversion merely because of the transfer of assets of The Provident Bank, in its mutual form, to The Provident Bank in its stock form, and the tax attributes of The Provident Bank in its mutual form should be taken into account by The Provident Bank in its stock form, as if there had been no reorganization;

          6. The part of the taxable year of The Provident Bank before the reorganization and the part of the taxable year of The Provident Bank after the reorganization should constitute a single taxable year of The Provident Bank in its stock form. Consequently, The Provident Bank should not be required to file a New Jersey CBT return for any portion of such taxable year solely by reason of the Conversion;

          7. The tax attributes of The Provident Bank, in its mutual form, enumerated in Internal Revenue Code Section 381(c) should be taken into account by The Provident Bank in its stock form, with the exception of net operating losses (NOLs).

          New Jersey Gross Income Tax. Assuming that the federal income tax consequences of the proposed transaction as set forth in the Federal Opinion are the consequences of the proposed transaction, then for New Jersey Gross Income Tax (GIT) purposes:

          1. No gain or loss should be recognized by the account holders of The Provident Bank, in its mutual form, upon the issuance to them of withdrawable deposit accounts in The Provident Bank, in its stock form, in the same dollar amount and under the same terms as their deposit accounts in The Provident Bank, in its mutual form, and no gain or loss will be recognized by Eligible Account Holders (as defined in the Plan) upon receipt by them of an interest in the Liquidation Account (as defined in the Plan) of The Provident Bank, in its stock form, in exchange for their deemed ownership interests in The Provident Bank, in its mutual form;

          2. The basis of the account holders' deposit accounts in the Stock Bank should be the same as the basis of their deposit accounts in The Provident Bank, in its mutual form, surrendered in exchange therefor. In addition, the basis of each Eligible Account Holder's interests in the Liquidation Account of The Provident Bank, in its stock form, should be zero, that being the cost of such property;

          3. It is more likely than not that the fair market value of the non-transferable subscription rights to purchase Provident Financial Services, Inc. common stock should be zero. Accordingly, no gain or loss should be recognized by Eligible Account Holders upon the distribution to them of the nontransferable subscription rights to purchase Provident Financial Services, Inc. common stock. No taxable income should be realized by the Eligible Account Holders or other eligible subscribers as a result of the exercise of the nontransferable subscription rights;


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          4. It is more likely than not that the basis of the Provident
          Financial Services, Inc. common stock to its stockholders will be the purchase price thereof, increased by the basis, if any, of the subscription rights exercised. The stockholder's holding period will commence upon the exercise of the subscription rights.

          As to the New Jersey Corporate Business Tax opinions as to 1 through 7, KPMG LLP believes that the New Jersey CBT consequences described should prevail (i.e., there is a greater than 70% likelihood that those consequences should prevail) if challenged.

          In addition, as to the New Jersey Gross Income Tax opinions 1 through 4, KPMG LLP believes that the New Jersey GIT consequences described more likely than not should prevail (i.e., there is a greater than 50% likelihood that those consequences should prevail) if challenged. Since it is the opinion of Luse Gorman Pomerenk & Schick, P.C., that for federal income tax purposes, it is "more likely than not" (i.e., there is a greater than 50% likelihood that those consequences should prevail) that the nontransferable subscription rights to purchase common stock have no value, the New Jersey opinion of KPMG LLP, in its reliance on the federal opinion, is limited to that same level of comfort in its conclusion. If the fair market value of the non-transferable subscription rights to purchase Provident Financial Services, Inc. common stock is deemed to have an ascertainable value, the depositors would recognize New Jersey taxable income equal to the amount of such value recognized for Federal income tax purposes.

          The opinions of KPMG LLP, unlike a letter ruling issued by the State of New Jersey, are not binding on the State of New Jersey and the conclusions expressed therein may be challenged at a future date.


Establishment of the Charitable Foundation


          General. In furtherance of our commitment to the communities we serve, we intend to voluntarily establish a charitable foundation in connection with the conversion. The plan of conversion provides that the foundation will be established as a non-stock corporation and will be funded with an initial contribution valued at 6% of the offering. The form of funding shall be 80% common stock and 20% cash, with the maximum amount of the contribution being $24,000,000. The contribution of common stock and cash to the foundation will be dilutive to the interests of stockholders and will have an adverse impact on the reported earnings of Provident Financial Services, Inc. in 2002, the year in which the foundation is established. The contribution of the common stock to the foundation will not be included in determining whether the minimum number of shares of common stock (34,493,000) has been sold in order to complete the offering.


          Purpose of the Foundation. The purpose of the foundation is to provide funding to support charitable causes and community development activities in the communities we serve. The foundation is being formed as a complement to our existing community activities, not as a replacement for such activities. While we intend to continue to emphasize community lending and development activities following the conversion, such activities are not our sole corporate purpose. The foundation, conversely, will be completely dedicated to community activities and the promotion of charitable causes, and may be able to support such activities in ways that are not currently available to The Provident Bank.

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         We believe that the foundation will enable us to assist our local community in areas beyond community lending and development. We believe the establishment of a charitable foundation is consistent with our commitment to community service. The board further believes that the funding of the foundation with common stock of Provident Financial Services, Inc. is a means of enabling the communities served by us to share in the growth and success of Provident Financial Services, Inc. long after completion of the conversion. The foundation will accomplish that goal by providing for continued ties between the foundation and The Provident Bank, thereby forming a partnership with our community. The establishment of the foundation will also enable Provident Financial Services, Inc. and The Provident Bank to develop a unified charitable donation strategy and will centralize the responsibility for administration and allocation of corporate charitable funds. Charitable foundations have been formed by other financial institutions for this purpose, among others. We do not, however, expect the contribution to the foundation to take the place of our traditional community lending activities.

         Structure of the Foundation. The foundation will be incorporated under Delaware law as a non-stock corporation. The foundation's initial Board of Directors will consist of persons who are directors or officers of The Provident Bank. Additional directors, including persons who are not affiliated with The Provident Bank, may be appointed to the foundation's board in the future. Directors of the foundation who are affiliated with The Provident Bank are not expected to be paid additional compensation for their service on the foundation's board. The members of the foundation elect the directors of the foundation. Only persons serving as directors of the foundation qualify as members of the foundation, with voting authority. Directors may be divided into three classes with each class appointed for three-year terms. The certificate of incorporation of the foundation provides that the corporation is organized exclusively for charitable purposes, including community development, as set forth in Section 501(c)(3) of the Code. The foundation's certificate of incorporation further provides that no part of the net earnings of the foundation will inure to the benefit of, or be distributable to, its directors, officers or members.

         The authority for the affairs of the foundation will be vested in the Board of Directors of the foundation. The directors of the foundation will be responsible for establishing the policies of the foundation with respect to grants or donations by the foundation, consistent with the purpose for which the foundation was established. Although no formal policy governing foundation grants exists at this time, the foundation's Board of Directors will adopt such a policy upon establishment of the foundation. As directors of a not-for-profit corporation, directors of the foundation will at all times be bound by their fiduciary duty to advance the foundation's charitable goals, to protect the assets of the foundation and to act in a manner consistent with the charitable purpose for which the foundation is established. The directors of the foundation will also be responsible for directing the activities of the foundation, including the management of the common stock of Provident Financial Services, Inc. and the cash held by the foundation. The Board of Directors of the foundation will appoint such officers as may be necessary to manage the operation of the foundation

         The foundation has committed to the FDIC that all shares of common stock held by the foundation will be voted in the same ratio as all other shares of Provident Financial Services,

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Inc.'s common stock on all proposals considered by stockholders of Provident
Financial Services, Inc.

         As a private foundation under Section 501(c)(3) of the Code, the foundation will be required to distribute annually in grants or donations, a minimum of 5% of the average fair market value of its net investment assets. One of the conditions imposed on the gift of common stock by Provident Financial Services, Inc. is that the amount of common stock that may be sold by the foundation in any one year shall not exceed 5% of the average market value of the assets held by the foundation, except where the Board of Directors of the foundation determines that the failure to sell an amount of common stock greater than such amount would result in a longer-term reduction of the value of the foundation's assets and as such would jeopardize the foundation's capacity to carry out its charitable purposes.

         Upon completion of the conversion and the contribution of shares to the foundation, Provident Financial Services, Inc. would have 36,148,664, 42,500,000 and 48,587,000 shares issued and outstanding at the minimum, midpoint and maximum of the estimated valuation range. Because Provident Financial Services, Inc. will have an increased number of shares outstanding, the voting and ownership interests of purchasers of common stock in the offering will be diluted by 4.58% and 3.95% at the minimum and maximum of the offering, respectively, as compared to their interests in Provident Financial Services, Inc. if the foundation was not established. For additional discussion of the dilutive effect, see "Pro Forma Data." If the charitable foundation was not established and funded as part of the conversion, RP Financial estimates that the pro forma valuation of Provident Financial Services, Inc. would be greater, and as a result a greater number of shares of common stock would be issued in the offering. At the minimum, midpoint and maximum of the valuation range, the pro forma valuation of Provident Financial Services, Inc. is $361.5 million, $425.0 million and $485.9 million with the foundation, as compared with $374.0 million, $440.0 million and $506.0 million, respectively, without the foundation. See "Comparison of Valuation and Pro Forma Information With and Without the Foundation."

         Tax Considerations. We have been advised by our independent tax advisors that an organization created for the above purposes would qualify as a
Section 501(c)(3) exempt organization under the Code, and would be classified as a private foundation as determined in Section 509 of the Code. The foundation will submit a timely request to the IRS to be recognized as an exempt organization. As long as the foundation files its application for recognition of tax-exempt status within 15 months from the date of its organization, and provided the IRS approves the application, the effective date of the foundation's status as a Section 501(c)(3) organization will be the date of its organization. However, the advice we have received from our tax advisors does not consider the impact of the condition to be agreed to by the foundation that common stock of Provident Financial Services, Inc. held by the foundation be voted in the same ratio as all other shares of Provident Financial Services, Inc.'s common stock on all proposals considered by stockholders of Provident Financial Services, Inc. Consistent with this condition, in the event that Provident Financial Services, Inc. or the foundation receives an opinion of their legal counsel that compliance with the voting restriction would have the effect of causing the foundation to lose its tax-exempt status, or otherwise have a material and adverse tax consequence on the foundation or subject the foundation to an excise tax under Section 4941 of

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

the Code, the FDIC may waive such voting restriction upon submission of a legal opinion by Provident Financial Services, Inc. or the foundation that is satisfactory to them.

         The independent tax advisors' opinion further provides that there is substantial authority for the position that Provident Financial Services, Inc.'s contribution of its own stock to the foundation would not constitute an act of self-dealing, and that Provident Financial Services, Inc. would be entitled to a deduction in the amount of the fair market value of the stock at the time of the contribution less the nominal par value that the foundation is required to pay to Provident Financial Services, Inc. for such stock, subject to an annual limitation based on 10% of Provident Financial Services, Inc.'s annual taxable income. Provident Financial Services, Inc., however, would be able to carry forward any unused portion of the deduction for five years following the contribution. Provident Financial Services, Inc. estimates that all of the deduction should be deductible over the six-year period.

         Although we have received an opinion of our independent tax advisors that we will be entitled to the deduction for the charitable contribution, there can be no assurances that the IRS will recognize the foundation as a Section 501(c)(3) exempt organization or that the deduction will be permitted. In such event, Provident Financial Services, Inc.'s tax benefit related to the foundation would have to be fully expensed, resulting in a further reduction in earnings in the year in which the IRS makes such a determination.

         As a private foundation, earnings and gains, if any, from the sale of common stock or other assets are generally exempt from federal and state corporate income taxation. However, investment income, such as interest, dividends and capital gains, of a private foundation will generally be subject to a federal excise tax of 2.0%. The foundation will be required to make an annual filing with the IRS within five and one-half months after the close of the foundation's fiscal year to maintain its tax-exempt status.

         Regulatory Conditions Imposed on the Foundation. The FDIC imposes numerous requirements on the establishment and operation of a charitable foundation. As a result, the foundation will be subject to the following:

         (a) the foundation will be subject to examination by the FDIC, at the charitable foundation's expense, and must comply with supervisory directives imposed by the FDIC;

         (b) as long as the charitable foundation controls shares of Provident Financial Services, Inc., those shares must be voted in the same ratio as all other shares are voted on each proposal considered by the shareholders;

         (c) for at least five years after its establishment, at least one seat on the charitable foundation's Board of Directors must be reserved for an independent director from the local community;

         (d) for at least five years after its establishment, at least one seat on the charitable foundation's Board of Directors must be reserved for a director from the Provident Financial Services, Inc.'s or The Provident Bank's Board of Directors;

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

         (e) the charitable foundation must provide the FDIC with a copy of the annual report it submits to the IRS;

         (f) the charitable foundation must operate according to written policies adopted by its Board of Directors, including a conflict of interest policy; and

         (g) any additional purchases of Provident Financial Services, Inc. common stock by the foundation will be counted as repurchases by Provident Financial Services, Inc. for purposes of FDIC repurchase restrictions.

The Stock Offering

         Provident Financial Services, Inc. is offering between 34,493,000 and 46,667,000 shares of the common stock (subject to adjustment to up to 53,667,050) pursuant to this prospectus and in accordance with the conversion.

         The shares of common stock are being offered for sale at a fixed purchase price of $10.00 per share in the subscription offering pursuant to subscription rights in the following order of priority to: (i) holders of deposit accounts with a balance of $50.00 or more on March 31, 2001; (ii) our ESOP; and (iii) employees, officers and directors of The Provident Bank who are not eligible depositors. Subject to the prior rights of holders of subscription rights, any shares of common stock not subscribed for in the subscription offering may be offered concurrently in the community offering at $10.00 per share to certain members of the general public, with a preference first given to natural persons residing in the State of New Jersey. Subscription rights will expire if not exercised by 5:00 p.m., New Jersey time, on _____ __, 2002 unless extended by The Provident Bank and Provident Financial Services, Inc.

How We Determined Stock Pricing and the Number of Shares to be Issued


         The plan of conversion and regulations require that the aggregate purchase price of the common stock sold in the offering be based on the appraised pro forma market value of the common stock, as determined on the basis of an independent valuation. We retained RP Financial, L.C. to make the independent valuation. No limitations were imposed on the scope of RP Financial's investigation. RP Financial will receive a fee of $100,000, which amount does not include a fee of $20,000 to be paid to RP Financial for assistance in the preparation of a business plan. We have agreed to indemnify RP Financial and its employees and affiliates against certain losses (including any losses in connection with claims under the federal securities laws) arising out of its services as appraiser, except where RP Financial's liability results from its negligence or bad faith.

         The independent valuation was prepared by RP Financial in reliance upon the information contained in the prospectus, including the financial statements. RP Financial utilized the independent appraisal methodology promulgated by the federal and state banking agencies, particularly regarding the selection of the peer group, fundamental analysis of the peer group and The Provident Bank to determine the pro forma market value of Provident Financial Services, Inc. Pursuant to this methodology (1) a peer group of comparable publicly-traded institutions was selected; (2) a financial and operational comparison of The Provident Bank to


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


the peer group was conducted to discern key similarities and differences; and
(3) the pro forma market value of The Provident Bank was determined based on the market pricing of the peer group, subject to certain valuation adjustments based on the identified key similarities and differences. In addition, the pricing characteristics of recent conversions, both at conversion and in the aftermarket, were considered. Additionally, the valuation incorporated a "technical analysis" of recently completed stock conversions, including closing pricing and aftermarket trading of such offerings. RP Financial's valuation was based on the market and operating environment for The Provident Bank and for all thrifts as of the date of its appraisal and may be updated to account for changes in the market for thrift stocks and the external operation environment or changes in the operations or financial conditions of The Provident Bank, among other factors. RP Financial also considered the following factors, among others:

         . the present and projected operating results and financial condition of The Provident Bank and the economic and demographic conditions in our existing market area;

         . historical, financial and other information relating to The Provident Bank;

         .    the aggregate size of the offering;

         . a comparative evaluation of the operating and financial characteristics of The Provident Bank with those of the peer group of publicly-




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


          traded bank holding companies. Such comparative evaluations considered such key factors as financial strength, profitability, growth and viability of earnings, asset growth, primary market area, dividends, liquidity of the shares, marketing of the issue, management, and the effect of government regulations and regulatory reform.

     . Areas where RP Financial concluded that The Provident Bank's market value warranted an upward adjustment relative to the peer group included financial condition, asset growth and dividends. The valuation adjustment for financial condition was attributed to more favorable credit quality measures and our balance sheet structure after completing the offering. The valuation adjustment for asset growth reflected our stronger asset growth during the most recent 12 month period versus the peer group. The valuation adjustment for dividends reflected our higher capital after the offering and the strength of our earnings.

     . Areas where RP Financial concluded that The Provident Bank's market value warranted no adjustment relative to the peer group included primary market area, liquidity of the shares, management and effect of government regulations and regulatory reform. These conclusions reflected the comparability of operations of The Provident Bank versus the peer group in these areas.

     . Areas where RP Financial concluded that The Provident Bank's market value warranted a downward adjustment relative to the peer group included profitability, growth and viability of earnings and marketing of the issue. The valuation adjustment for profitability, growth and viability of earnings was based primarily of The Provident Bank's lower return on equity and other components of earnings relative to the peer group. The valuation adjustment for marketing of the issue reflected the significant amount of common stock represented by the offering and current conditions in the market for selling common stock.

     . Based particularly on the downward adjustments for profitability growth and viability of earnings and marketability of the issue, RP Financial concluded that the market value of The Provident Bank, as reflected in key pricing ratios, should be discounted relative to the average value of the peer group companies.



     Two of the pricing ratios that RP Financial considered in determining our market value were the price-to-book ratio and the price-to-earnings ratio or P/E ratio. The price-to-book ratio represents the price per share of stock divided by its book value, or equity, per share. Based on a $425.0 million midpoint valuation, we had a pro forma price-to-book ratio of 63.9%, compared to the peer group's price-to-book ratio of 136.2%. The P/E ratio represents the price per share of stock divided by earnings, or net income, per share. Based on a $425.0 million midpoint valuation, we had a pro forma price-to-earnings ratio of 14.4x, compared to the peer group's price-to-earnings ratio of 16.2x. The P/E ratio and the price-to-book ratio constitute pro forma information calculated using the assumptions under "Pro Forma Data."

     The following table presents a summary of selected pricing ratios for the peer group companies and the resulting pricing ratios for Provident Financial Services, Inc. Compared to the median pricing ratios of the peer group, Provident Financial Services, Inc.'s pro forma pricing ratios at the maximum of the offering range indicated a premium of 1.1% on a price-to-


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


earnings basis and a discount of 50.3% on a price-to-book basis and 54.3% on a price-to-tangible book basis. The estimated appraised value and the resulting discounts took into consideration the potential financial impact of the conversion.



                                                    Price to earnings       Price to book      Price to tangible
                                                       multiple (1)          value ratio       book value ratio
                                                    -----------------       -------------      -----------------
Provident Financial Services, Inc.
Pro forma data based on financial data as of
June 30, 2002
Maximum number of shares                                   16.33x                67.70%               69.91%
Minimum number of shares                                   12.38x                59.14%               61.41%

Valuation of peer group companies as of
August 2, 2002
Averages                                                   16.77x               145.99%              158.04%
Medians                                                    16.16x               136.24%              153.12%

-----------------

(1)  Based on trailing twelve-month earnings.



     On the basis of the foregoing, RP Financial advised us that as of August 2, 2002, the estimated pro forma market value of the common stock ranged from a minimum of $361,486,640 to a maximum of $485,870,000, with a midpoint of $425,000,000 (the estimated valuation range). RP Financial defines the estimated pro forma market value as the price at which our common stock, immediately upon completion of the conversion, would change hands between a willing buyer and a willing seller, neither being under any compulsion to buy or sell and both having reasonable knowledge of relevant facts. This pro forma market value is derived from the independent valuation prepared by RP Financial, taking into account the factors described above. The Board determined to offer the shares in the offering at the purchase price of $10.00 per share, the price most commonly used in stock offerings involving mutual to stock conversions. Based on the estimated valuation range and the purchase price of $10.00 per share, the number of shares of common stock that Provident Financial Services, Inc. will issue will range from between 34,493,000 shares to 46,667,000 shares, with a midpoint of 40,580,000 shares. In addition, up to 1,920,000 shares are being contributed to the charitable foundation as part of the conversion. The contribution of the common stock to the foundation will not be included in determining whether the minimum number of shares of common stock (34,493,000) has been sold in order to complete the offering.


     The Board of Managers of The Provident Bank reviewed the independent valuation and, in particular, considered (i) our financial condition and results of operations for the six months ended June 30, 2002, and the year ended December 31, 2001, (ii) financial comparisons in relation to other financial institutions, and (iii) stock market conditions generally and in particular for financial institutions, all of which are set forth in the independent valuation. The Board also reviewed the methodology and the assumptions used by RP Financial in preparing the independent valuation. The estimated valuation range may be amended with the approval of the regulators, if necessitated by subsequent developments in our financial condition or market conditions generally.

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

--------------------------------------------------------------------------------
The independent valuation is not intended, and must not be construed, as a recommendation of any kind as to the advisability of purchasing shares. RP Financial did not independently verify the financial statements and other information provided by The Provident Bank, nor did RP Financial value independently the assets or liabilities of The Provident Bank. The independent valuation considers The Provident Bank as a going concern and should not be considered as an indication of liquidation value. Moreover, because the valuation is necessarily based upon estimates and projections of a number of matters, all of which are subject to change from time to time, no assurance can be given that persons purchasing shares in the offering will thereafter be able to sell such shares at prices at or above the purchase price.
--------------------------------------------------------------------------------


     Following commencement of the subscription offering, the maximum of the estimated valuation range may be increased by up to 15%, to up to $536,670,500, which will result in a corresponding increase in the maximum of the offering range to up to 53,667,050 shares, to reflect changes in market and financial conditions, demand for the shares, or regulatory considerations, without the resolicitation of subscribers. The minimum of the estimated valuation range and the minimum of the offering range may not be decreased without a refund of subscriber proceeds and a resolicitation of subscribers. The purchase price of $10.00 per share will remain fixed. See "--Limitations on Purchases of Common Stock" as to the method of distribution and allocation of additional shares that may be issued in the event of an increase in the offering range to fill unfilled orders in the subscription and community offerings.


     The independent valuation will be updated at the time of the completion of the offering. We may not sell any shares of common stock unless RP Financial confirms to The Provident Bank, Provident Financial Services, Inc., the Commissioner and the FDIC that, to the best of its knowledge, nothing of a material nature has occurred which, taking into account all relevant factors, would cause RP Financial to conclude that the aggregate value of the common stock is incompatible with its estimate of the pro forma market value of the common stock at the conclusion of the offering. If the update to the independent valuation at the conclusion of the offering results in an increase in the maximum of the estimated valuation range to more than $536,670,500 and a corresponding increase in the offering range to more than 53,667,050 shares, or a decrease in the minimum of the estimated valuation range to less than $361,486,640 and a corresponding decrease in the offering range to fewer than 34,493,000 shares, then Provident Financial Services, Inc., after consulting with the bank regulators, may terminate the plan of conversion and return all funds promptly, with interest on payments made by check, certified or teller's check, bank draft or money order, extend or hold a new subscription offering, community offering, or both, establish a new offering range, commence a resolicitation of subscribers or take such other actions as permitted by the bank regulators in order to complete the conversion and the offering. In the event that a resolicitation is commenced, unless an affirmative response is received within a reasonable period of time, all funds will be promptly returned to investors as described above. A resolicitation, if any, following the conclusion of the subscription and community offerings would not exceed 45 days unless further extended with the approval of the bank regulators for periods of up to 90 days not to extend beyond 24 months following the special meeting of depositors, or _______ __, 2004.

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

     An increase in the independent valuation and the number of shares to be issued in the offering would decrease both a subscriber's ownership interest and Provident Financial Services, Inc.'s pro forma earnings and stockholders' equity on a per share basis while increasing pro forma earnings and stockholders' equity on an aggregate basis. A decrease in the independent valuation and the number of shares to be issued in the offering would increase both a subscriber's ownership interest and Provident Financial Services, Inc.'s pro forma earnings and stockholders' equity on a per share basis while decreasing pro forma net income and stockholders' equity on an aggregate basis. For a presentation of the effects of such changes, see "Pro Forma Data."

     Copies of the appraisal report of RP Financial and the detailed memorandum of the appraiser setting forth the method and assumptions for such appraisal are available for inspection at the main office of The Provident Bank and the other locations specified under "Where You Can Obtain Additional Information."

     No sale of shares of common stock may occur unless, prior to such consummation, RP Financial confirms to The Provident Bank and the bank regulators that, to the best of its knowledge, nothing of a material nature has occurred that, taking into account all relevant factors, would cause RP Financial to conclude that the independent valuation is incompatible with its estimate of the pro forma market value of the common stock of Provident Financial Services, Inc. at the conclusion of the offering. Any change that would result in an aggregate purchase price that is below the minimum or above the maximum of the estimated valuation range would be subject to regulatory approval. If such confirmation is not received, we may extend the offering, reopen or commence a new offering, establish a new estimated valuation range and commence a resolicitation of all purchasers with the approval of the bank regulators or take such other actions as permitted by the bank regulators in order to complete the offering.

Subscription Offering and Subscription Rights

     In accordance with the plan of conversion, rights to subscribe for the purchase of common stock have been granted to the following persons in the following order of priority:

     (1) Eligible accounts holders. Depositors with deposits in The Provident Bank with balances aggregating $50 or more as of March 31, 2001;

     (2)  The Provident Bank Employee Stock Ownership Plan; and

     (3) Employees, officers and directors of The Provident Bank who are not depositors entitled to purchase shares in category (1) above.

     All subscriptions received will be subject to the availability of common stock after satisfaction of all subscriptions of all subscribers having prior rights in the subscription offering and to the maximum and minimum purchase limitations set forth in the plan of conversion and as described below under "--Limitations on Purchases of Common Stock."

     The following is a more detailed description of the priorities for the purchase of shares:

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

     Priority 1: Eligible Account Holders. Subject to the maximum purchase limitations, each depositor with $50 or more on deposit at The Provident Bank as of the close of business on March 31, 2001 will receive nontransferable subscription rights to subscribe for up to the greater of the following:

     (i)     $500,000 of common stock;

     (ii)    one-tenth of one percent of the total offering of common stock; or

     (iii) 15 times the product, rounded down to the next whole number, obtained by multiplying the total number of shares of common stock to be issued by a fraction, the numerator of which is the amount of qualifying deposits of the eligible account holder and the denominator of which is the total amount of qualifying deposits of all eligible account holders.

     The following example illustrates how the maximum subscription limitation is calculated. Assuming that shares are sold at the maximum of the offering range (46,667,000 shares), a depositor had $25,000 on deposit as of March 31, 2001, and there were $1.0 billion of qualifying deposits as of that date, then the depositor would receive subscription rights to subscribe for up to $500,000 of common stock, which is the greater of:

     (i)     $500,000 of common stock;

     (ii) $466,670 of common stock, which is one-tenth of one percent of a $466,670,000 offering; and

     (iii)   $17,500 of common stock, or 1,750 shares, which is the product of:
             15 x (46,667,000 shares of common stock x ($25,000/$1.0 billion)).

     If there are insufficient shares available to satisfy all subscriptions of eligible account holders, shares will be allocated to eligible account holders so as to permit each subscribing eligible account holder to purchase the lesser of 100 shares or the number of shares subscribed for. Thereafter, unallocated shares will be allocated pro rata to remaining subscribing eligible account holders whose subscriptions remain unfilled in the same proportion that each subscriber's aggregate deposit account balances as of the eligibility record date (qualifying deposits) bears to the total amount of qualifying deposits of all subscribing eligible account holders whose subscriptions remain unfilled. Subscription rights to purchase common stock received by our executive officers and directors, including their associates, based on their increased deposits in the one year preceding the eligibility record date, shall be subordinated to the subscription rights of other eligible account holders. To ensure proper allocation of common stock, each eligible account holder must list on their subscription order form all deposit accounts in which they had an ownership interest as of the March 31, 2001 eligibility record date.

     Priority 2: The Provident Bank Employee Stock Ownership Plan. Our ESOP shall be given the opportunity to purchase in the aggregate up to 8% of the common stock issued in the offering. Our ESOP intends to purchase 8% of the shares of common stock sold in the offering. In the event the number of shares sold is increased above the maximum of the estimated valuation range, the ESOP shall have a priority right to purchase any shares exceeding that amount up to 8% of the common stock. If the ESOP's subscription is not filled in its entirety, the

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

employee stock ownership plan may purchase shares in the open market or may purchase shares directly from Provident Financial Services, Inc.

     Priority 3: Employees, officers and directors. To the extent that there are sufficient shares remaining after satisfaction of subscriptions by eligible account holders and the tax-qualified employee plans, and subject to the maximum purchase limitations, each employee, officer and director who is not an eligible depositor in category (1) above will receive a nontransferable subscription right to purchase up to $500,000 of common stock (50,000 shares).

Direct Community Offering

     Any shares of common stock not subscribed for in the subscription offering may be offered for sale in a direct community offering. This will involve an offering of shares directly to the general public. The community offering, if any, shall be for a period of not more than 45 days, unless extended, and may commence concurrently with, during or promptly after the subscription offering. In accordance with applicable regulations, the common stock will be offered and sold so as to achieve the widest distribution. No person may purchase more than $500,000 of common stock in the community offering. Further, Provident Financial Services, Inc. may limit total subscriptions so as to assure that the number of shares available for the public offering may be up to a specified percentage of the number of shares of common stock.

     In the event of an oversubscription for shares in the community offering, shares will be allocated (to the extent shares remain available):

     . first to natural persons residing in the State of New Jersey and The Provident Bank depositors entitled to vote on the plan of conversion, and

     . thereafter, on a pro rata basis to such persons based on the amount of their respective subscriptions.

     The terms "residence," "reside," "resided" or "residing" as used herein with respect to any person shall mean any person who occupied a dwelling within the indicated counties, has an intent to remain for a period of time, and who has manifested the genuineness of that intent by establishing an ongoing physical presence, together with an indication that such presence is something other than merely transitory in nature. We may utilize deposit or loan records or such other evidence provided to us to make a determination as to whether a person is a resident. In all cases, however, such a determination shall be in our sole discretion.

Syndicated Community Offering

     Any shares of common stock not sold in the subscription offering or in the community offering, if any, may be offered for sale to the general public by a selling group of broker-dealers in a syndicated community offering, subject to terms, conditions and procedures as may be determined by Sandler O'Neill & Partners, L.P. and Provident Financial Services, Inc. in a manner that is intended to achieve the widest distribution of the common stock, subject to the rights of Provident Financial Services, Inc. to accept or reject in whole or in part any order in the syndicated community offering. It is expected that the syndicated community offering, if any,

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will commence as soon as practicable after termination of the subscription offering and the community offering, if any. The syndicated community offering shall be completed within 45 days after the termination of the subscription offering, unless such period is extended as provided herein.

     If for any reason a syndicated community offering of unsubscribed shares of common stock cannot be effected and any shares remain unsold after the subscription offering and the community offering, if any, the boards of directors of Provident Financial Services, Inc. and The Provident Bank will seek to make other arrangements for the sale of the remaining shares. Such other arrangements will be subject to the approval of the bank regulators and to compliance with applicable state and federal securities laws.

--------------------------------------------------------------------------------
The opportunity to purchase shares of common stock in the direct community or syndicated offering is subject to our right, in our sole discretion, to accept or reject any order in whole or in part either at the time of receipt of an order or as soon as practicable following the expiration date. If we reject a purchase order in part, the subscriber will not have the right to cancel the remainder of the order.
--------------------------------------------------------------------------------

Public Offering Alternative

     As an alternative to a syndicated community offering, we may offer for sale shares of common stock not sold in the subscription offering, the community offering or the syndicated community offering to or through underwriters. Certain provisions restricting the purchase and transfer of common stock shall not be applicable to sales to underwriters for purposes of such public offering. Any underwriter shall agree to purchase such shares from Provident Financial Services, Inc. with a view to reoffering them to the general public, subject to certain terms and conditions described in the plan of conversion. If the public offering is utilized, then Provident Financial Services, Inc. will amend the registration statement filed with the Securities and Exchange Commission, of which this prospectus is a part, to reflect the specific terms of such public offering alternative, including, without limitation, the terms of any underwriting agreements, commission structure and plan of distribution.

Procedure For Purchasing Shares

     Prospectus Delivery. To ensure that each purchaser receives a prospectus at least 48 hours before the expiration date, prospectuses may not be mailed any later than five days prior to such date or be hand delivered any later than two days prior to such date. Order forms may only be distributed with a prospectus.

     Expiration Date. The offering will terminate at 5:00 p.m., New Jersey time on _____ __, 2002, unless extended by us for up to an additional 45 days or, if approved by the bank regulators, for an additional period after such 45-day extension. We are not required to give purchasers notice of any extension unless the expiration date is later than _____ __, 2003, in which event purchasers will be given the right to increase, decrease, confirm, or rescind their orders.

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     Use of Order Forms. In order to purchase the common stock, each purchaser must complete an order form except for certain persons purchasing in the syndicated community offering as more fully described below. Any person receiving an order form who desires to purchase common stock may do so by delivering (by mail or in person) to the Conversion Center, a properly executed and completed order form, together with full payment for the shares purchased. The order form must be received prior to 5:00 p.m., New Jersey time on _____ __, 2002. Each person ordering shares is required to represent that they are purchasing such shares for their own account. Our interpretation of the terms and conditions of the plan of conversion and of the acceptability of the order forms will be final. We are not required to accept copies of order forms.

     Payment for Shares. Payment for all shares will be required to accompany a completed order form for the purchase to be valid. Payment for shares may be made by (i) check or money order, or (ii) authorization of withdrawal from a deposit account maintained with The Provident Bank. Third party checks will not be accepted as payment for a subscriber's order. Appropriate means by which such withdrawals may be authorized are provided in the order forms.

     Once such a withdrawal amount has been authorized, a hold will be placed on such funds, making them unavailable to the depositor until the offering has been completed or terminated. In the case of payments authorized to be made through withdrawal from deposit accounts, all funds authorized for withdrawal will continue to earn interest at the contract rate until the offering is completed or terminated.

     Interest penalties for early withdrawal applicable to certificate of deposit accounts will not apply to withdrawals authorized for the purchase of shares. However, if a withdrawal results in a certificate of deposit account with a balance less than the applicable minimum balance requirement, the certificate of deposit shall be canceled at the time of withdrawal without penalty, and the remaining balance will earn interest at our passbook rate subsequent to the withdrawal.

     Payments made by check or money order will be placed in a segregated savings account and will be paid interest at our passbook rate from the date payment is received until the offering is completed or terminated. Such interest will be paid by check, on all funds held, including funds accepted as payment for shares of common stock, promptly following completion or termination of the offering.

     The ESOP will not be required to pay for the shares it intends to purchase until consummation of the offering.

     Owners of self-directed IRAs may use the assets of such IRAs to purchase shares of common stock in the offering, provided that the IRA accounts are not maintained at The Provident Bank. Persons with IRAs maintained with us must have their accounts transferred to a self-directed IRA account with an unaffiliated trustee in order to use funds in such IRA to purchase shares of common stock in the offering In addition, the provisions of ERISA and IRS regulations require that executive officers, trustees, and 10% stockholders who use self-directed IRA funds and/or Keogh plan accounts to purchase shares of common stock in the offering,

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

make such purchase for the exclusive benefit of the IRA and/or Keogh plan participant. Assistance on how to transfer IRAs maintained at The Provident Bank can be obtained from the Conversion Center. Depositors interested in using funds in an IRA maintained at the bank should contact the Conversion Center as soon as possible.

--------------------------------------------------------------------------------
Once submitted, an order cannot be modified or revoked unless the offering is terminated or extended beyond _____ __, 2003.
--------------------------------------------------------------------------------

     Depending on market conditions, the common stock may be offered for sale to the general public on a best efforts basis in a syndicated community offering by a selling group of broker-dealers to be managed by Sandler O'Neill & Partners, L.P. Sandler O'Neill & Partners, L.P., in their discretion, will instruct selected broker-dealers as to the number of shares to be allocated to each selected broker-dealer. Only upon allocation of shares to selected broker-dealers may they take orders from their customers. Investors who desire to purchase shares in the community offering directly through a selected broker-dealer, which may include Sandler O'Neill & Partners, L.P., will be advised that the members of the selling group are required either (a) upon receipt of an executed order form or direction to execute an order form on behalf of an investor, to forward the appropriate purchase price to us for deposit in a segregated account on or before twelve noon, prevailing time, of the business day next following such receipt or execution; or (b) upon receipt of confirmation by such member of the selling group of an investor's interest in purchasing shares, and following a mailing of an acknowledgment by such member to such investor on the business day next following receipt of confirmation, to debit the account of such investor on the third business day next following receipt of confirmation and to forward the appropriate purchase price to us for deposit in the segregated account on or before twelve noon, prevailing time, of the business day next following such debiting. Payment for any shares purchased pursuant to alternative (a) above must be made by check in full payment therefor. Payment for shares purchased pursuant to alternative (b) above may be made by wire transfer to The Provident Bank.

     Delivery of Stock Certificates. Certificates representing common stock issued in the offering will be mailed to the persons entitled thereto at the registration address noted on the order form, as soon as practicable following consummation of the offering. Any certificates returned as undeliverable will be held by us until claimed by persons legally entitled thereto or otherwise disposed of in accordance with applicable law. Until certificates for the common stock are available and delivered to purchasers, purchasers may not be able to sell the shares of stock which they ordered.

Restrictions on Transfer of Subscription Rights and Shares of Common Stock

     Applicable regulations and the plan of conversion prohibit any person with subscription rights from transferring or entering into any agreement or understanding to transfer the legal or beneficial ownership of the subscription rights issued under the plan of conversion or the shares of common stock to be issued upon their exercise. Such rights may be exercised only by the person to whom they are granted and only for such person's account. Joint stock registration will only be allowed if the qualifying account is so registered. Each person exercising such subscription rights will be required to certify that such person is purchasing shares solely for

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

such person's own account and that such person has no agreement or understanding regarding the sale or transfer of such shares. The regulations also prohibit any person from offering or making an announcement of an offer or an intent to make an offer to purchase such subscription rights or shares of common stock prior to the completion of the conversion.

--------------------------------------------------------------------------------
We will pursue any and all legal and equitable remedies (including forfeiture) in the event we become aware of the transfer of subscription rights and will not honor orders known by us to involve the transfer of such rights.
--------------------------------------------------------------------------------

Plan of Distribution and Marketing Arrangements


     Offering materials have been initially distributed through mailings to eligible account holders, our ESOP participants, employees, officers and directors of The Provident Bank who are not eligible account holders. Offering materials also will be initially distributed by mail in direct response to an inquiry from depositors and other customers of The Provident Bank who are otherwise not eligible account holders. Additional copies of the offering materials will be made available through our conversion information center and Sandler O'Neill & Partners, L.P. We also will distribute offering materials if requested following any informational meetings that may be held with employees, customers and natural persons residing in our local market areas, and following direct telephone solicitation of natural persons or other investors whom we believe may be interested in participating in the stock offering. All prospective purchasers are to send payment directly to The Provident Bank, where such funds will be held in a segregated savings account and not released until the offering is completed or terminated.



     We have engaged Sandler O'Neill & Partners, L.P., a broker-dealer registered with the NASD, as a financial and marketing advisor in connection with the offering of our common stock. Sandler O'Neill & Partners, L.P. has agreed to use its best efforts to assist us with the solicitation of subscriptions and orders for shares of our common stock in the offering. Sandler O'Neill & Partners, L.P. is not obligated to take or purchase any shares of our common stock in the offering. Sandler O'Neill & Partners, L.P. has expressed no opinion as to the prices at which the common stock may trade nor has Sandler O'Neill & Partners, L.P. provided any written report or opinion to us as to the fairness of the conversion. Sandler O'Neill & Partners, L.P. will assist us in the offering as follows: (i) in training and educating our employees regarding the mechanics and regulatory requirements of the offering; (ii) in conducting informational meetings for employees, customers and the general public; (iii) in coordinating the selling efforts in our local communities; and (iv) in soliciting orders for common stock. For these services, Sandler O'Neill & Partners, L.P. will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the offering, excluding shares sold to the ESOP and to our employees and directors, and their immediate families, and shares contributed to our charitable foundation. If there is a syndicated community offering, Sandler O'Neill & Partners, L.P. will receive a fee of 1.0% of the aggregate dollar amount of the common stock sold in the syndicated community offering. The total fees payable to Sandler O'Neill & Partners, L.P. and other NASD member firms in the syndicated community offering shall not exceed 5.5% of the aggregate dollar amount of the common stock sold in the syndicated community offering.


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         We also will reimburse Sandler O'Neill & Partners, L.P. for its reasonable out-of-pocket expenses associated with its marketing effort, up to a maximum of $75,000 (including legal fees and expenses). We have made an advance payment of $50,000 to Sandler O'Neill & Partners, L.P. If the plan of conversion is terminated or if Sandler O'Neill & Partners, L.P. terminates its agreement with us in accordance with the provisions of the agreement, Sandler O'Neill & Partners, L.P. will only receive reimbursement of its reasonable out-of-pocket expenses. We will indemnify Sandler O'Neill & Partners, L.P. against liabilities and expenses (including legal fees) incurred in connection with certain claims or litigation arising out of or based upon untrue statements or omissions contained in the offering material for the common stock, including liabilities under the Securities Act of 1933.

         Our directors and executive officers may participate in the solicitation of offers to purchase common stock. Other trained employees may participate in the offering in ministerial capacities, providing clerical work in effecting a sales transaction or answering questions of a ministerial nature. Other questions of prospective purchasers will be directed to executive officers or registered representatives. We will rely on Rule 3a4-1 of the Exchange Act, so as to permit officers, directors, and employees to participate in the sale of the common stock. No officer, director, or employee will be compensated for his participation by the payment of commissions or other remuneration based either directly or indirectly on the transactions in the common stock.

Limitations on Purchases of Common Stock

         The plan of conversion includes the following limitations upon the purchase of shares in the offering.

         1)   No subscription for fewer than 25 shares will be accepted;

         2)   No fractional shares will be issued;

         3) The maximum amount of common stock that may be purchased in the subscription offering by a person or group of persons acting through a single account is $500,000;

         4) No person, other than the ESOP, by himself or herself or with an associate, and no group of persons acting in concert, may subscribe for or purchase more than $700,000 of common stock in the offering;

         5) Officers and directors and their associates may not purchase, in the aggregate, more than 25% of the shares to be sold in the offering. For purposes of this limitation, members of the Board of Directors are not deemed to be acting in concert solely by reason of their board membership, and, any shares attributable to the officers and directors and their associates, but held by a tax-qualified employee plan other than that portion of a plan which is self-directed, shall not be included; and

         6) The ESOP intends to purchase 8% of the shares sold in the offering.

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--------------------------------------------------------------------------------
  Depending upon market and financial conditions, with the approval of the regulatory authorities but without further notice to subscribers, we may increase or decrease any of the above purchase limitations at any time.
--------------------------------------------------------------------------------

         The term "associate" is used above to indicate any of the following relationships with a person:

         . any corporation or organization, other than Provident Financial Services, Inc. or The Provident Bank or a majority-owned subsidiary of Provident Financial Services, Inc. or The Provident Bank, of which the person is an officer or partner or is, directly or indirectly, the beneficial owner of 10% or more of any class of equity security;

         . any trust or other estate in which the person has a substantial beneficial interest or as to which the person serves as trustee or in a similar fiduciary capacity; and

         . the parents, spouse, sisters, brothers or children of such person, and anyone married to the foregoing.

         As used above, the term "acting in concert" means:

         . knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement;

         . a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise; or

         . a person or company which acts in concert with another person or company ("other party") shall also be deemed to be acting in concert with any person or company who is also acting in concert with that other party, except that any tax-qualified employee plan will not be deemed to be acting in concert with its trustee or a person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated.

         Persons or companies who file jointly a Form 13-D or Form 13-G pursuant to the Exchange Act will be deemed to be acting in concert.

         If we increase the maximum purchase limitation to up to 9.99% of the shares sold in the offering, orders for shares exceeding 5.0% of the shares sold may not exceed, in the aggregate, 10% of the shares sold. In computing the number of shares to be allocated, all numbers will be rounded down to the next whole number.

         Common stock purchased in the offering will be freely transferable except for shares purchased by executive officers and directors of The Provident Bank or Provident Financial Services, Inc. and except as described below. In addition, under NASD guidelines, members of the NASD and their associates are subject to certain restrictions on transfer of securities

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

purchased in accordance with subscription rights and to certain reporting requirements upon purchase of these securities.

         We will make reasonable efforts to comply with the securities laws of all states in the United States in which persons entitled to subscribe for shares reside. However, no shares will be offered or sold under the plan of conversion to any person who resides in a foreign country or resides in a state of the United States in which a small number of persons otherwise eligible to subscribe for shares under the plan of conversion reside or as to which we determine that compliance with the securities laws of the state would be impracticable for reasons of cost or otherwise, including, but not limited to, a requirement that we (including any of our officers, directors or employees) register, under the securities laws of the state, as a broker, dealer, salesman or agent. No payments will be made in lieu of the granting of subscription rights to any person.

Restrictions on Sale of Stock by Directors and Officers

         All shares of the common stock purchased by our directors and executive officers in the offering will be subject to the restriction that such shares may not be sold or otherwise disposed of for value for a period of one year following the date of purchase, except for any disposition of such shares (i) following the death of the original purchaser or (ii) by reason of an exchange of securities in connection with a merger or acquisition approved by the applicable regulatory authorities. Sales of shares of the common stock by Provident Financial Services, Inc.'s directors and executive officers will also be subject to certain insider trading and other transfer restrictions under the federal securities laws. See "Regulation--Federal Securities Laws."

Interpretation, Amendment and Termination

         All interpretations of the plan of conversion by the Board of Managers will be final, subject to the authority of the New Jersey Commissioner of Banking and Insurance and the FDIC. The plan of conversion provides that, if deemed necessary or desirable by the Board of Managers of The Provident Bank, the plan of conversion may be substantively amended by a two-thirds vote of the Board of Managers as a result of comments from regulatory authorities or otherwise, at any time prior to submission of proxy materials to The Provident Bank's members. Amendment of the plan of conversion thereafter requires a two-thirds vote of the Board of Managers, with the concurrence of the New Jersey Commissioner of Banking and Insurance and the FDIC. Any amendments to the plan of conversion made after approval by voting depositors of The Provident Bank with the concurrence of the Commissioner and the FDIC will not require further approval by the voting depositors. The plan of conversion may be terminated by a two- thirds vote of the Board of Managers of The Provident Bank at any time prior to the earlier of approval of the plan by the New Jersey Commissioner of Banking and Insurance and the date of the special meeting of members, and may be terminated at any time thereafter with the concurrence of the New Jersey Commissioner of Banking and Insurance with the approval of voting depositors of The Provident Bank. The plan of conversion shall be terminated if the conversion is not completed within 24 months from the date on which the members of The Provident Bank approve the plan of conversion, and may not be extended by The Provident Bank or the New Jersey Commissioner of Banking and Insurance.

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

Conversion Center

         If you have any questions regarding the offering or the conversion, please call the Conversion Center at (___) ___-____, from 10:00 a.m. to 4:00 p.m., New Jersey time, Monday through Friday.

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

Participation by Management in the Offering

         The following table sets forth information regarding intended common stock purchases by each of the directors and executive officers of The Provident Bank and their associates, and by all directors and executive officers as a group, assuming the availability of shares. In the event the individual maximum purchase limitation is increased, persons subscribing for the maximum amount may increase their purchase order. This table excludes shares to be purchased by the ESOP, as well as any recognition and retention plan awards or stock option grants that may be made no earlier than six months after the completion of the conversion. The directors and executive officers have indicated their intention to purchase in the offering an aggregate of $4.8 million of common stock, equal to 1.40%, 1.19%, 1.04%, and 0.90% of the number of shares to be sold in the offering, at the minimum, midpoint, maximum and adjusted maximum of the estimated valuation range, respectively.

                                                                       Aggregate Purchase
Name                                                                        Price(1)          Number of Shares(1)
------------------------------------------------------------------   ----------------------   -------------------
                             Directors
J. Martin Comey .................................................    $           500,000                   50,000
Geoffrey M. Connor ..............................................                300,000                   30,000
Frank L. Fekete .................................................                300,000                   30,000
Carlos Hernandez ................................................                150,000                   15,000
William T. Jackson ..............................................                300,000                   30,000
David Leff ......................................................                300,000                   30,000
Arthur R. McConnell .............................................                100,000                   10,000
Edward O'Donnell ................................................                225,000                   22,500
Paul M. Pantozzi ................................................                500,000                   50,000
Daniel T. Scott .................................................                400,000                   40,000
Thomas E. Sheenan ...............................................                325,000                   32,500

             Executive Officers Who Are Not Directors

Donald Blum .....................................................                 50,000                    5,000
Joseph L. Derise ................................................                100,000                   10,000
Charles Firestone ...............................................                 30,000                    3,000
Gregory French ..................................................                125,000                   12,500
C. Gabriel Haagensen ............................................                200,000                   20,000
John F. Kuntz ...................................................                  7,500                      750
Linda A. Niro ...................................................                 60,000                    6,000
Giacomo Novielli ................................................                 50,000                    5,000
Michael Revesz ..................................................                100,000                   10,000
Glenn H. Shell ..................................................                350,000                   35,000
Kenneth J. Wagner ...............................................                 15,000                    1,500
Kevin J. Ward ...................................................                350,000                   35,000
                                                                     -------------------      -------------------

   All directors and executive officers as a group ..............    $         4,837,500                  483,750
                                                                     ===================      ===================

_____________________________
(1)  Includes purchases by associates.

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

RESTRICTIONS ON ACQUISITION OF PROVIDENT FINANCIAL SERVICES, INC. AND THE PROVIDENT BANK

General

         Although the Boards of Directors of The Provident Bank and Provident Financial Services, Inc. are not aware of any effort that might be made to obtain control of Provident Financial Services, Inc. after conversion, the Boards of Directors, as discussed below, believe that it is appropriate to include certain provisions as part of Provident Financial Services, Inc.'s certificate of incorporation to protect the interests of Provident Financial Services, Inc. and its stockholders from takeovers which the Board of Directors of Provident Financial Services, Inc. might conclude are not in the best interests of The Provident Bank, Provident Financial Services, Inc. or Provident Financial Services, Inc.'s stockholders.

         The following discussion is a general summary of the material provisions of Provident Financial Services, Inc.'s certificate of incorporation and bylaws, The Provident Bank's charter and bylaws and certain other regulatory provisions which may be deemed to have an "anti-takeover" effect. The following description of certain of these provisions is necessarily general and, with respect to provisions contained in Provident Financial Services, Inc.'s certificate of incorporation and bylaws and The Provident Bank's proposed stock charter and bylaws, reference should be made in each case to the document in question, each of which is part of The Provident Bank's application to the FDIC and Provident Financial Services, Inc.'s Registration Statement filed with the SEC. See "Where You Can Find Additional Information."

Provisions in Provident Financial Services, Inc.'s Certificate of Incorporation and Bylaws

         Provident Financial Services, Inc.'s certificate of incorporation and bylaws contain a number of provisions, relating to corporate governance and rights of stockholders, that might discourage future takeover attempts. As a result, stockholders who might desire to participate in such transactions may not have an opportunity to do so. In addition, these provisions will also render the removal of the Board of Directors or management of Provident Financial Services, Inc. more difficult.

         The following description is a summary of the provisions of the charter and bylaws. See "Where You Can Find Additional Information" as to how to review a copy of these documents.

         Directors. The Board of Directors will be divided into three classes. The members of each class will be elected for a term of three years and only one class of directors will be elected annually. Thus, it would take at least two annual elections to replace a majority of Provident Financial Services, Inc.'s board. Further, the bylaws impose notice and information requirements in connection with the nomination by stockholders of candidates for election to the Board of Directors or the proposal by stockholders of business to be acted upon at an annual meeting of stockholders.

         Restrictions on Call of Special Meetings. The certificate of incorporation and bylaws provide that special meetings of shareholders can be called only by the Board of Directors

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

pursuant to a resolution adopted by a majority of the total number of authorized directorships. Stockholders are not authorized to call a special meeting of stockholders.

         Prohibition of Cumulative Voting. The certificate of incorporation prohibits cumulative voting for the election of Directors.

         Limitation of Voting Rights. The certificate of incorporation provides that (i) no person shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Provident Financial Services, Inc.; and (ii) shares beneficially owned in violation of the stock ownership restriction described above shall not be entitled to vote and shall not be voted by any person or counted as voting stock in connection with any matter submitted to a vote of stockholders. For these purposes, a person (including management) who has obtained the right to vote shares of the common stock pursuant to revocable proxies shall not be deemed to be the "beneficial owner" of those shares if that person is not otherwise deemed to be a beneficial owner of those shares.

         Authorized but Unissued Shares of Capital Stock. After the conversion, Provident Financial Services, Inc. will have authorized but unissued shares of common and preferred stock. See "Description of Capital Stock." The Board of Directors could use these shares of common and preferred stock to render more difficult or to discourage an attempt to obtain control of Provident Financial Services, Inc. by means of a merger, tender offer or proxy statement.

         Restrictions on Removing Directors from Office. The certificate of incorporation provides that directors may only be removed for cause, and only by the affirmative vote of the holders of at least 80% of the voting power of all of our then-outstanding stock entitled to vote (after giving effect to the limitation on voting rights discussed above in "Limitation on Voting Rights.")

         Authorized but Unissued Shares. The certificate of incorporation also authorizes 50 million shares of serial preferred stock. Provident Financial Services, Inc. is authorized to issue preferred stock from time to time in one or more series subject to applicable provisions of law, and the Board of Directors is authorized to fix the designations, and relative preferences, limitations, voting rights, if any, including without limitation, offering rights of such shares (which could be multiple or as a separate class). In the event of a proposed merger, tender offer or other attempt to gain control of Provident Financial Services, Inc. that the Board of Directors does not approve, it might be possible for the Board of Directors to authorize the issuance of a series of preferred stock with rights and preferences that would impede that completion of the transaction. An effect of the possible issuance of preferred stock, therefore may be to deter a future attempt to gain control of Provident Financial Services, Inc. The Board of Directors has no present plan or understanding to issue any preferred stock.

         Amendments to Certificate of Incorporation and Bylaws. Amendments to the certificate of incorporation must be approved by Provident Financial Services, Inc.'s Board of Directors and also by a majority of the outstanding shares of Provident Financial Services, Inc.'s voting stock; provided, however, that approval by at least 80% of the outstanding voting stock is generally required to amend the following provisions:

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

         (i) The limitation on voting rights of persons who directly or indirectly offer to acquire or acquire the beneficial ownership of more than 10% of any class of equity security of Provident Financial Services, Inc.;

         (ii)     The inability of stockholders to act by written consent;

         (iii) The inability of stockholders to call special meetings of stockholders;

         (iv) The division of the Board of Directors into three staggered classes;

         (v) The ability of the Board of Directors to fill vacancies on the board;

         (vi) The inability to deviate from the manner prescribed in the Bylaws by which stockholders nominate directors and bring other business before meetings of stockholders;

         (vii) The requirement that at least 80% of stockholders must vote to remove directors, and can only remove directors for cause;

         (viii) The ability of the Board of Directors to amend and repeal the bylaws; and

         (ix) The ability of the Board of Directors to evaluate a variety of factors in evaluating offers to purchase or otherwise acquire Provident Financial Services, Inc.

         The bylaws may be amended by the affirmative vote of a majority of the directors of Provident Financial Services, Inc. or the affirmative vote of at least 80% of the total votes eligible to be voted at a duly constituted meeting of stockholders.

Restriction in The Provident Bank's Certificate of Incorporation and Bylaws

         The Provident Bank's charter will contain a provision whereby the acquisition of beneficial ownership of more than 10% of the issued and outstanding shares of any class of equity securities of The Provident Bank by any person (i.e., any individual, corporation, group acting in concert, trust, partnership, joint stock company or similar organization), either directly or through an affiliate, will be prohibited for a period of five years following the date of completion of the conversion. If shares are acquired in violation of this provision of The Provident Bank's charter, all shares beneficially owned by any person in excess of 10% will be considered "excess shares" and will not be counted as shares entitled to vote and will not be voted by any person or counted as voting shares in connection with any matters submitted to the stockholders for a vote. If holders of revocable proxies for more than 10% of the shares of the common stock of Provident Financial Services, Inc. seek, among other things, to elect one-third or more of Provident Financial Services, Inc.'s Board of Directors, to cause Provident Financial Services, Inc.'s stockholders to approve the acquisition or corporate reorganization of Provident Financial Services, Inc. or to exert a continuing influence on a material aspect of the business operations of Provident Financial Services, Inc., which actions could indirectly result in a change in control of The Provident Bank, the Board of Directors of The Provident Bank will be able to assert this provision of The Provident Bank's charter against these holders. Although the Board of Directors of The Provident Bank is not currently able to determine when and if it would assert this provision of The Provident Bank's charter, the Board, in exercising its fiduciary duty, may assert this provision if it were deemed to be in the best interests of The Provident Bank, Provident Financial Services, Inc. and its stockholders. It is unclear, however, whether this provision, if asserted, would be successful against such persons in a proxy contest which could result in a change in control of The Provident Bank indirectly through a change in control of Provident Financial Services, Inc.

Delaware Corporate Law

         The State of Delaware has a statute designed to provide Delaware corporations with additional protection against hostile takeovers. The takeover statute, which is codified in Section 203 of the DGCL, is intended to discourage certain takeover practices by impeding the ability of a hostile acquiror to engage in certain transactions with the target company.

         In general, Section 203 provides that a "Person" who owns 15% or more of the outstanding voting stock of a Delaware corporation may not consummate a merger or other business combination transaction with such corporation at any time during the three-year period following the date such "Person" acquired 15% of the outstanding voting stock. The term "business combination" is defined broadly to cover a wide range of corporate transactions, including mergers, sales of assets, issuances of stock, transactions with subsidiaries and the receipt of disproportionate financial benefits.

         The statute exempts the following transactions from the requirements of
Section 203:

         (1) any business combination if, prior to the date a person acquired 15% of the voting stock, the Board of Directors approved either the business combination or the transaction which resulted in the stockholder acquiring 15%;

         (2) any business combination involving a person who acquired at least 85% of the outstanding voting stock in the same transaction in which 15% was acquired (with the number of shares outstanding calculated without regard to those shares owned by the corporation's directors who are also officers and by certain employee stock plans);

         (3) any business combination that is approved by the Board of Directors and by a two-thirds vote of the outstanding voting stock not owned by the interested party; and

         (4) certain business combinations that are proposed after the corporation had received other acquisition proposals and which are approved or not opposed by a majority of certain continuing members of the Board of Directors.

         A corporation may exempt itself from the requirement of the statute by adopting an amendment to its certificate of incorporation or bylaws electing not to be governed by Section 203 of the DGCL. At the present time, the Board of Directors does not intend to propose any such amendment.

Regulatory Restrictions

         Federal Change in Bank Control Act. Federal law provides that no person, acting directly or indirectly or through or in concert with one or more other persons, may acquire control of a bank holding company unless the Federal Reserve Board has been given 60 days prior written notice. For this purpose, the term "control" means the acquisition of the ownership, control or holding of the power to vote 25% or more of any class of a bank holding company's voting stock, and the term "person" includes an individual, corporation, partnership, and various other entities. In addition, an acquiring person is presumed to acquire control if the person acquires the ownership, control or holding of the power to vote of 10% or more of any class of the holding company's voting stock if (a) the bank holding company's shares are registered pursuant to Section 12 of the Exchange Act or (b) no other person will own, control or hold the power to vote a greater percentage of that class of voting securities. Accordingly, the prior approval of the Federal Reserve Board would be required before any person could acquire 10% or more of the common stock of Provident Financial Services, Inc.

         The Federal Reserve Board may prohibit an acquisition of control if:

              . it would result in a monopoly or substantially lessen competition;

              . the financial condition of the acquiring person might jeopardize the financial stability of the institution; or

              . the competence, experience or integrity of the acquiring person indicates that it would not be in the interest of the depositors or of the public to permit the acquisition of control by such person.

         Federal Bank Holding Company Act. Federal law provides that no company may acquire control of a bank directly or indirectly without the prior approval of the Federal Reserve Board. Any company that acquires control of a bank becomes a "bank holding company" subject to registration, examination and regulation by the Federal Reserve Board. Pursuant to federal regulations, the term "company" is defined to include banks, corporations, partnerships, associations, and certain trusts and other entities, and "control" of a bank is deemed to exist if a company has voting control, directly or indirectly of at least 25% of any class of a bank's voting stock, and may be found to exist if a company controls in any manner the election of a majority of the directors of the bank or has the power to exercise a controlling influence over the management or policies of the bank. In addition, a bank holding company must obtain Federal Reserve Board approval prior to acquiring voting control of more than 5% of any class of voting stock of a bank or another bank holding company.

         An acquisition of control of a bank that requires the prior approval of the Federal Reserve Board under the BHCA is not subject to the notice requirements of the Change in Bank Control Act. Accordingly, the prior approval of the Federal Reserve Board under the BHCA would be required (a) before any bank holding company could acquire 5% or more of the common stock of Provident Financial Services, Inc. and (b) before any other company could acquire 25% or more of the common stock of Provident Financial Services, Inc.

         New Jersey Restrictions. The New Jersey Banking Act requires prior approval of the Commissioner before any person may acquire a New Jersey bank holding company, such as

Provident Financial Services, Inc. except as otherwise expressly permitted by federal law. For this purpose, the term "person" is defined broadly to mean a natural person or a corporation, company, partnership, or other forms of organized entities. The term "acquire" is defined differently for an existing bank holding company and for other companies or persons. A bank holding company will be treated as "acquiring" a New Jersey bank holding company if the bank holding company acquires more than 5% of any class of the voting shares of the bank holding company. Any other person will be treated as "acquiring" a New Jersey bank holding company if it acquires ownership or control of more than 25% of any class of the voting shares of the bank holding company.

                          DESCRIPTION OF CAPITAL STOCK

General

         Provident Financial Services, Inc. is authorized to issue 200,000,000 shares of common stock having a par value of $0.01 per share and 50,000,000 shares of serial preferred stock having a par value of $0.01 per share. Provident Financial Services, Inc. currently expects to issue between 36,148,664 and 48,587,000 shares, with an adjusted maximum of 55,587,050 shares, of common stock, including shares contributed to the foundation, and no shares of preferred stock in the conversion. Each share of the common stock will have the same relative rights as, and will be identical in all respects with, each other share of the common stock, except as noted otherwise in this prospectus. Upon payment of the purchase price for the common stock, in accordance with the plan of conversion, all such stock will be duly authorized, fully paid, validly issued, and non-assessable.

         The common stock of Provident Financial Services, Inc. will represent nonwithdrawable capital, will not be an account of an insurable type, and will not be insured by the FDIC.

Common Stock

         Voting Rights. The holders of the common stock will possess exclusive voting power in Provident Financial Services, Inc. Each stockholder will be entitled to one vote for each share held on all matters voted upon by stockholders, except as discussed in "Restrictions on Acquisition of Provident Financial Services, Inc.--Provident Financial Services, Inc.'s Charter and Bylaws--Limitation of Voting Rights." There will be no right to cumulate votes in the election of directors. If Provident Financial Services, Inc. issues preferred stock, subsequent to the conversion, holders of the preferred stock may also possess voting rights.

         Dividends. The holders of common stock will be entitled to receive and share equally in such dividends as may be declared by the Board of Directors of Provident Financial Services, Inc. out of funds legally available therefore. If Provident Financial Services, Inc. issues preferred stock, the holders thereof may have a priority over the holders of the common stock with respect to dividends. See "Dividend Policy."

         Liquidation or Dissolution. In the unlikely event of the liquidation or dissolution of Provident Financial Services, Inc., the holders of the common stock will be entitled to receive, after payment or provision for payment of all debts and liabilities of Provident Financial

Services, Inc. (including all deposits in The Provident Bank and accrued interest thereon) and after distribution of the liquidation account established upon completion of the offering for the benefit of eligible account holders who continue their deposit accounts at The Provident Bank, all assets of Provident Financial Services, Inc. available for distribution, in cash or in kind. See "The Conversion And Offering--Liquidation Rights." If preferred stock is issued subsequent to the offering, the holders thereof may have a priority over the holders of common stock in the event of liquidation or dissolution.

         No Preemptive Rights. Holders of the common stock will not be entitled to preemptive rights with respect to any shares which may be issued. The common stock will not be subject to call for redemption, and, upon receipt by Provident Financial Services, Inc. of the full purchase price therefor, each share of the common stock will be fully paid and nonassessable.

         Preferred Stock. None of the 50,000,000 authorized shares of preferred stock of Provident Financial Services, Inc. will be issued in the conversion. Provident Financial Services, Inc.'s Board of Directors is authorized, without stockholder approval, to issue serial preferred stock and to fix and state voting powers, designations, preferences or other special rights of such shares. If and when issued, the serial preferred stock may rank senior to the common stock as to dividend rights, liquidation preferences, or both, and may have full, limited or no voting rights. Accordingly, the issuance of preferred stock could adversely affect the voting and other rights of holders of common stock.

                          TRANSFER AGENT AND REGISTRAR

         _____________________ will act as the transfer agent and registrar for the common stock.

                              LEGAL AND TAX MATTERS

         Luse Gorman Pomerenk & Schick, P.C., Washington, D.C., will issue its opinion to us regarding the legality of the issuance of the common stock and the federal income tax consequences of the conversion and the establishment of the charitable foundation. The New Jersey income tax consequences of the conversion will be passed upon for us by KPMG LLP. Certain legal matters will be passed upon for Sandler O'Neill & Partners, L.P. by Thacher Proffitt & Wood.

                                     EXPERTS

         The consolidated financial statements of The Provident Bank and subsidiaries as of December 31, 2001 and 2000, and for each of the years in the three-year period ended December 31, 2001, have been included in this document and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, appearing elsewhere in this document, and upon the authority of said firm as experts in accounting and auditing.

         RP Financial, LC, has consented to the publication in this document of the summary of its report setting forth its belief as to the estimated pro forma market value of the common stock upon conversion and its opinion with respect to the value of the subscription rights.

                            REGISTRATION REQUIREMENTS

         Our common stock will be registered under Section 12(g) of the Exchange Act. We will be subject to the information, proxy solicitation, insider trading restrictions, tender offer rules, periodic reporting and other requirements of the SEC under the Exchange Act. We may not deregister the common stock under the Exchange Act for a period of at least three years following the conversion.

                   WHERE YOU CAN OBTAIN ADDITIONAL INFORMATION

         We have filed a registration statement with the SEC under the Securities Act of 1933 with respect to the common stock offered through this prospectus. As permitted by the rules and regulations of the SEC, this prospectus does not contain all the information set forth in the registration statement. You may examine this information without charge at the public reference facilities of the SEC located at 450 Fifth Street, NW, Washington, D.C. 20549. You may obtain copies of the material from the SEC at prescribed rates. The registration statement also is available through the SEC's world wide web site on the internet at http://www.sec.gov.

         This document contains a description of the material features of certain contracts and other documents filed as exhibits to the registration statement. The statements as to the contents of such exhibits are of necessity brief descriptions and are not necessarily complete. Each such statement is qualified by reference to the contract or document.

         Provident Financial Services, Inc. has filed an application for conversion with the Commissioner of Banking of the State of New Jersey and with the Federal Deposit Insurance Corporation. Provident Financial Services, Inc. has also filed an application with the Federal Reserve Bank of New York to become a bank holding company. This prospectus omits some information contained in those applications.

         In connection with the offering, Provident Financial Services, Inc. will register the common stock with the SEC under Section 12(g) of the Exchange Act. Upon this registration, Provident Financial Services, Inc. will become subject to the SEC's proxy solicitation rules and periodic reporting requirements.

         You may obtain a copy of the certificate of incorporation and bylaws of Provident Financial Services, Inc. without charge from us by contacting John F. Kuntz, 830 Bergen Avenue, Jersey City, New Jersey, 07306, or by telephone at
(201) 333-1000.

                       THE PROVIDENT BANK AND SUBSIDIARIES

                        Consolidated Financial Statements

           June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999

                   (With Independent Auditors' Report Thereon)

                       THE PROVIDENT BANK AND SUBSIDIARIES

                        Consolidated Financial Statements

                                    Contents

                                                                         Page

Independent Auditors' Report                                              F-2

Consolidated Statements of Condition as of June 30, 2002
      (unaudited), December 31, 2001 and 2000                             F-3

Consolidated Statements of Income for the six months ended
      June 30, 2002 and 2001 (unaudited), and the years ended
      December 31, 2001, 2000, and 1999                                   F-4

Consolidated Statements of Changes in Equity for the six
      months ended June 30, 2002 (unaudited), and the years
      ended December 31, 2001, 2000, and 1999                             F-6

Consolidated Statements of Cash Flows for the six months
      ended June 30, 2002 and 2001 (unaudited), and the
      years ended December 31, 2001, 2000, and 1999                       F-8

Notes to Consolidated Financial Statements                               F-10

All schedules are omitted as the required information either is not applicable or is included in the consolidated financial statements or related notes.

Separate financial statements for Provident Financial Services, Inc. have not been included in this prospectus because Provident Financial Services, Inc., which has engaged in only organizational activities to date, has no significant assets, contingent or other liabilities, revenues or expenses.

                          Independent Auditors' Report

The Examining Committee of the
Board of Managers
The Provident Bank:

We have audited the accompanying consolidated statements of condition of The Provident Bank and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income, changes in equity, and cash flows for each of the years in the three-year period ended December 31, 2001. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Provident Bank and subsidiaries as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.

                                /s/ KPMG LLP

Short Hills, New Jersey

March 20, 2002

                       THE PROVIDENT BANK AND SUBSIDIARIES

                      Consolidated Statements of Condition

              June 30, 2002 (Unaudited), December 31, 2001 and 2000

                             (Dollars in Thousands)

                       Assets                                      2002                2001                 2000
                                                              --------------      --------------       --------------
Cash and due from banks (note 2)                              $       76,198              71,539               53,356
Federal funds sold                                                    50,000              35,000               13,000
Short-term investments                                                20,406                 864                  946
                                                              --------------      --------------       --------------

                     Total cash and cash equivalents                 146,604             107,403               67,302
                                                              --------------      --------------       --------------

Investment securities (market value of $113,061
  (unaudited), $114,042 and $124,221 at June 30,
  2002, December 31, 2001 and 2000, respectively)
  (note 3)                                                           110,131             112,951              124,059
Securities available for sale, at fair value (note 4)                728,509             494,716              335,039
Federal Home Loan Bank stock                                          11,514              12,555               12,803

Loans (note 5)                                                     1,941,687           2,016,545            1,975,190
  Less allowance for loan losses (note 6)                             21,958              21,909               20,198
                                                              --------------      --------------       --------------

                     Net loans                                     1,919,729           1,994,636            1,954,992
                                                              --------------      --------------       --------------

Other real estate owned, net (note 7)                                    123                  --                  204
Banking premises and equipment, net (note 8)                          42,481              42,213               39,460
Accrued interest receivable                                           16,306              15,331               19,147
Intangible assets (note 9)                                            26,234              27,781               30,723
Bank owned life insurance                                             46,195              44,790               42,034
Other assets (note 13)                                                18,451              17,341               15,816
                                                              --------------      --------------       --------------

                     Total assets                             $    3,066,277           2,869,717            2,641,579
                                                              ==============      ==============       ==============

               Liabilities and Equity

Deposits (note 10):
  Demand deposits                                             $      616,000             546,639              487,568
  Savings deposits                                                   823,530             742,547              646,491
  Certificates of deposit of $100,000 or more                        184,743             132,614              130,141
  Other time deposits                                                902,338             919,923              904,136
                                                              --------------      --------------       --------------
                     Total deposits                                2,526,611           2,341,723            2,168,336

Mortgage escrow deposits                                              10,843              13,753               11,577
Borrowed funds (note 11)                                             194,925             195,767              179,903
Other liabilities (notes 12 and 13)                                   23,330              26,344               18,691
                                                              --------------      --------------       --------------

                     Total liabilities                             2,755,709           2,577,587            2,378,507
                                                              --------------      --------------       --------------

Retained earnings (notes 13 and 16)                                  302,561             287,535              263,455
Accumulated other comprehensive income (loss)                          8,007               4,595                 (383)
                                                              --------------      --------------       --------------
                     Total equity                                    310,568             292,130              263,072

Commitments and contingencies (notes 5, 14 and 15)
                                                              --------------      --------------       --------------

                     Total liabilities and equity             $    3,066,277           2,869,717            2,641,579
                                                              ==============      ==============       ==============

See accompanying notes to consolidated financial statements.

                       THE PROVIDENT BANK AND SUBSIDIARIES

                        Consolidated Statements of Income

            Six Months ended June 30, 2002 and 2001 (Unaudited), and
                  Years ended December 31, 2001, 2000 and 1999

                             (Dollars in Thousands)

                                                            Six-months ended
                                                                 June 30                     Years ended December 31
                                                        -------------------------    ---------------------------------------
                                                           2002           2001          2001           2000          1999
                                                        ----------     ----------    ----------     ---------     ----------
Interest income:
    Mortgage loans                                      $   48,960         53,822       105,659       111,536         98,239
    Commercial loans                                         8,274          9,376        18,771        13,522         10,954
    Consumer loans                                          10,915         12,212        24,314        24,971         23,216
    Investment securities                                    2,693          2,993         5,784         7,589         10,693
    Securities available for sale                           16,540         11,744        25,337        21,577         22,199
    Other short-term investments                               128            152           174           109             75
    Federal funds                                              762            428           940           216            670
                                                        ----------     ----------    ----------     ---------     ----------

                   Total interest income                    88,272         90,727       180,979       179,520        166,046
                                                        ----------     ----------    ----------     ---------     ----------

Interest expense:
    Deposits (note 10)                                      27,984         40,435        75,289        77,309         68,821
    Borrowed funds                                           4,109          4,882         9,234        12,381          8,423
                                                        ----------     ----------    ----------     ---------     ----------

                   Total interest expense                   32,093         45,317        84,523        89,690         77,244
                                                        ----------     ----------    ----------     ---------     ----------

                   Net interest income                      56,179         45,410        96,456        89,830         88,802

Provision for loan losses (note 6)                           1,200          1,200         1,900         2,060          2,100
                                                        ----------     ----------    ----------     ---------     ----------

                   Net interest income after
                     provision for loan losses              54,979         44,210        94,556        87,770         86,702
                                                        ----------     ----------    ----------     ---------     ----------

Non-interest income:
    Fees                                                     8,354          7,895        14,234        13,011         13,652
    Net gain (loss) on securities
       transactions (notes 3 and 4)                            995             56            94          (325)           527
    Commissions                                                598            518         1,011         1,513            250
    Bank owned life insurance                                1,405          1,344         2,756         2,034             --
    Other income (note 15)                                     626            610         3,141         2,043          1,259
                                                        ----------     ----------    ----------     ---------     ----------

                   Total non-interest income                11,978         10,423        21,236        18,276         15,688
                                                        ----------     ----------    ----------     ---------     ----------

Non-interest expenses:
    Salaries and employee benefits (note 12)                23,190         19,235        40,407        34,604         33,792
    Net occupancy expense (note 14)                          6,578          5,934        12,109        11,656         11,831
    Federal deposit insurance                                  207            205           413           431            315
    Data processing expense (note 15)                        3,023          3,127         6,496         5,784          5,542
    Advertising and promotion expense                        1,706          1,249         3,620         2,890          3,370
    Amortization of intangibles (note 9)                     1,715          2,039         4,376         3,570          4,006
    Other operating expenses (note 15)                       8,207          6,327        13,208        16,930         12,997
                                                        ----------     ----------    ----------     ---------     ----------

                   Total non-interest expenses              44,626         38,116        80,629        75,865         71,853
                                                        ----------     ----------    ----------     ---------     ----------

                                       F-4                           (Continued)

                       THE PROVIDENT BANK AND SUBSIDIARIES

                        Consolidated Statements of Income

            Six Months ended June 30, 2002 and 2001 (Unaudited), and
                  Years ended December 31, 2001, 2000 and 1999

                             (Dollars in Thousands)

                                                               Six-months ended
                                                                    June 30                    Years ended December 31
                                                           -------------------------    ---------------------------------------
                                                              2002           2001          2001           2000          1999
                                                           ----------     ----------    ----------     ---------     ----------
            Income before income tax expense and
              the cumulative effect of a change in
              accounting principle                         $   22,331         16,517        35,163        30,181         30,537


Income tax expense (note 13)                                    6,786          5,127        11,083         9,283         10,907
                                                           ----------     ----------    ----------     ---------     ----------

            Income before the cumulative effect
              of a change in accounting principle              15,545         11,390        24,080        20,898         19,630

Cumulative effect of a change in accounting principle,
    net of tax of $0                                             (519)            --            --            --             --
                                                           ----------     ----------    ----------     ---------     ----------

            Net income                                     $   15,026         11,390        24,080        20,898         19,630
                                                           ==========     ==========    ==========     =========     ==========

See accompanying notes to consolidated financial statements.

                       THE PROVIDENT BANK AND SUBSIDIARIES

                  Consolidated Statements of Changes in Equity

                 Six-months ended June 30, 2002 (Unaudited), and
                  Years ended December 31, 2001, 2000 and 1999

                             (Dollars in Thousands)

                                                                                      Accumulated
                                                                                         other
                                                                  Retained           comprehensive             Total
                                                                  earnings           income (loss)             equity
                                                               --------------       ---------------          ----------
Balance at December 31, 1998                                $        222,927               1,092               224,019
Comprehensive income:
    Net income                                                        19,630                  --                19,630
    Unrealized holding losses on securities arising
       during the period (net of tax of $4,075)                           --              (6,658)
          Less reclassification adjustment for losses
            included in net income (net of tax
            of $200)                                                      --                 327
    Net unrealized holding losses on securities                                     -------------
       arising during the period (net of tax of $4,275)                                   (6,985)               (6,985)
                                                                                                             ----------
Total comprehensive income                                                                                      12,645
                                                               --------------       -------------            ----------
Balance at December 31, 1999                                         242,557              (5,893)              236,664
                                                               --------------       -------------            ----------
Comprehensive income:
    Net income                                                        20,898                  --                20,898
    Unrealized holding gains on securities arising
       during the period (net of tax of $3,252)                           --               5,309
          Add reclassification adjustment for
            losses included in net income (net
            of tax of $124)                                               --                 201
    Net unrealized holding gains on securities                                      -------------
       arising during the period (net of tax of $3,376)                                    5,510                 5,510
                                                                                                             ----------
Total comprehensive income                                                                                      26,408
                                                               --------------       -------------            ----------
Balance at December 31, 2000                                         263,455                (383)              263,072
                                                               --------------       -------------            ----------
Comprehensive income:
    Net income                                                        24,080                  --                24,080
    Unrealized holding gains on securities arising
       during the period (net of tax of $3,087)                           --               5,036
          Less reclassification adjustment for gains
            included in net income (net of tax
            of $36)                                                       --                 (58)
    Net unrealized holding gains on securities                                      -------------
       arising during the period (net of tax
       of $3,051)                                                                          4,978                 4,978
                                                                                                             ---------
Total comprehensive income                                                                                      29,058
                                                               --------------       -------------            ----------
Balance at December 31, 2001                                         287,535               4,595               292,130
                                                               --------------       -------------            ----------

                                       F-6                           (Continued)

                       THE PROVIDENT BANK AND SUBSIDIARIES

                  Consolidated Statements of Changes in Equity

                 Six-months ended June 30, 2002 (Unaudited), and
                  Years ended December 31, 2001, 2000 and 1999

                             (Dollars in Thousands)

                                                                                      Accumulated
                                                                                         other
                                                                  Retained           comprehensive             Total
                                                                  earnings           income (loss)             equity
                                                               --------------       ---------------          ----------
The following is unaudited:
    Comprehensive income:
       Net income                                            $        15,026                  --                15,026
       Unrealized holding gains on securities arising
          during the period (net of tax of $2,467)                                         4,029
            Less reclassification adjustment for
               gains included in net income (net
               of tax of $378)                                                              (617)
                                                                                    -------------
       Net unrealized holding gains on securities
          arising during the period (net of tax
          of $2,089)                                                                       3,412                 3,412
                                                                                                             ----------
    Total comprehensive income                                                                                  18,438
                                                               --------------       -------------            ----------
Balance at June 30, 2002                                     $       302,561               8,007               310,568
                                                               --------------       -------------            ----------

See accompanying notes to consolidated financial statements.

                                      F-7                            (Continued)

                       THE PROVIDENT BANK AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

            Six Months ended June 30, 2002 and 2001 (Unaudited), and
                  Years ended December 31, 2001, 2000 and 1999

                             (Dollars in Thousands)

                                                                  Six-months ended June 30            Years ended December 31
                                                                 -------------------------      -----------------------------------
                                                                    2002           2001            2001        2000          1999
                                                                 -----------    ----------      ---------    ---------     --------
Cash flows from operating activities:
    Net income                                                    $  15,026        11,390        24,080        20,898        19,630
    Adjustments to reconcile net income to
       net cash provided by operating activities:
          Depreciation and amortization of
            intangibles                                               4,993         4,544         9,579         8,566         9,226
          Provision for loan losses                                   1,200         1,200         1,900         2,060         2,100
          Deferred tax benefit                                       (1,991)       (2,146)       (3,302)         (801)       (2,577)
          Increase in cash surrender value of
            bank owned life insurance                                (1,405)       (1,344)       (2,756)       (2,034)           --
          Net amortization of premiums and
            discount on securities                                     (193)         (205)         (368)         (368)         (235)
          Accretion of net deferred loan fees                          (526)         (690)       (1,538)       (1,405)       (2,034)
          Amortization of premiums on
            purchased loans                                             444           860         1,386         1,255            --
          Proceeds from sales of other real
            estate owned, net                                           173           204           204           154           228
          Provision for losses on other real
            estate owned                                                 --            --            --            47            16
          Net gain on investment securities
            transactions                                                (36)          (55)          (17)         (114)         (428)
          Net gain on sale of loans                                    (879)         (979)       (1,719)         (293)          (75)
          Proceeds from sale of loans                                43,256        60,110        80,652        25,264        46,396
          Net (gain) loss on securities
            available for sale                                         (959)           --           (77)          439           (98)
          Decrease (increase)  in accrued
            interest receivable                                        (975)        2,484         3,816        (4,287)       (1,336)
          Increase in other assets                                   (2,324)         (681)         (559)       (3,757)       (1,423)
          Increase (decrease) in mortgage
            escrow deposits                                          (2,910)          660         2,176          (955)       (2,949)
          Increase (decrease) in other liabilities                   (3,086)       (1,881)        7,653         2,883         3,395
                                                                   ---------    ----------     ---------     ---------     ---------
                   Net cash provided by
                      operating activities                           49,808        73,471       121,110        47,552        69,836
                                                                   ---------    ----------     ---------     ---------     ---------
Cash flows from investing activities:
    Proceeds from maturities, calls and
       paydowns of investment securities                             80,015        39,300        59,014        72,202       105,207
    Purchases of investment securities                              (77,177)      (25,447)      (47,951)      (33,481)      (34,783)
    Proceeds from sales of securities
       available for sale                                             1,041            --           248        43,564        39,185
    Proceeds from maturities and paydowns
       of securities available for sale                              51,110        89,408       123,026        48,311        75,259
    Purchases of securities available for sale                     (278,294)     (178,632)     (275,225)      (51,204)     (169,836)
    Purchase of Bank Owned Life Insurance                                --            --            --       (40,000)           --
    Net decrease (increase) in loans                                 31,679       (68,769)     (121,416)     (106,029)     (242,762)
    Purchases of premises and equipment, net                         (3,027)       (4,123)       (7,956)       (2,800)       (5,275)
                                                                   ---------    ----------     ---------     ---------     ---------
                   Net cash used in
                      investing activities                         (194,653)     (148,263)     (270,260)      (69,437)     (233,005)
                                                                   ---------    ----------     ---------     ---------     ---------

                                       F-8                           (Continued)

                      THE PROVIDENT BANK AND SUBSIDIARIES

                      Consolidated Statements of Cash Flows

            Six Months ended June 30, 2002 and 2001 (Unaudited), and
                  Years ended December 31, 2001, 2000 and 1999

                             (Dollars in Thousands)

                                                               Six-months ended June 30          Years ended December 31
                                                               ------------------------   ------------------------------------
                                                                   2002        2001         2001         2000         1999
                                                               ----------    ----------   ---------    ---------    ----------
Cash flows from financing activities:
    Net increase in deposits                                    $ 184,888      105,564      173,387       71,732       40,551
    Proceeds from borrowings                                       36,000       18,880       77,240       68,441      115,945
    Payments on borrowings                                        (36,842)     (18,021)     (61,376)    (105,179)     (45,924)
                                                               -----------   ----------   ----------   ----------   ----------
                   Net cash provided by
                      financing activities                        184,046      106,423      189,251       34,994      110,572
                                                               -----------   ----------   ----------   ----------   ----------
                   Net increase (decrease) in
                      cash and cash equivalents                    39,201       31,631       40,101       13,109      (52,597)

Cash and cash equivalents at beginning of period                  107,403       67,302       67,302       54,193      106,790
                                                               -----------   ----------   ----------   ----------   ----------

Cash and cash equivalents at end of period                      $ 146,604       98,933      107,403       67,302       54,193
                                                               ===========   ==========   ==========   ==========   ==========
Cash paid during the period for:
    Interest on deposits and borrowings                         $  31,826       45,346       84,988       89,149       77,176
                                                               ===========   ==========   ==========   ==========   ==========

    Income taxes                                                $   9,200        6,650       12,100       11,631       11,819
                                                               ===========   ==========   ==========   ==========   ==========
Noncash investing activities - transfer of loans
    receivable to other real estate owned                       $     296           --           --          539           --
                                                               ===========   ==========   ==========   ==========   ==========

See accompanying notes to consolidated financial statements.

                      THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

          June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999


(1)  Summary of Significant Accounting Policies

     Principles of Consolidation

     The consolidated financial statements include the accounts of Provident Bank and its wholly-owned subsidiaries (the Bank). All intercompany balances and transactions have been eliminated in consolidation.

     The consolidated statement of condition as of June 30, 2002, and the related consolidated statements of income and cash flows for the six-month periods ended June 30, 2002 and 2001, and consolidated statement of changes in equity for the six-month period ended June 30, 2002, are unaudited and, in the opinion of management, all adjustments (consisting of normal recurring accruals) necessary for a fair presentation have been made.

     Business

     The Bank provides a full range of banking services to individual and corporate customers through branch offices in New Jersey. The Bank is subject to competition from other financial institutions and to the regulations of certain federal and state agencies, and undergoes periodic examinations by those regulatory authorities.

     Basis of Financial Statement Presentation

     The consolidated financial statements of the Bank have been prepared in conformity with accounting principles generally accepted in the United States of America. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated balance sheets and revenues and expenses for the periods then ended. Actual results could differ from those estimates.

     A material estimate that is particularly susceptible to change in the near term relates to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management generally obtains independent appraisals for significant properties.

     Federal Home Loan Bank of New York Stock

     The Bank, as a member of the Federal Home Loan Bank of New York (FHLB), is required to hold shares of capital stock of the FHLB at cost based on a specified formula.

     Securities

     Securities include investment securities and securities available for sale. Securities that an entity has the positive intent and ability to hold to maturity are classified as "investment securities" and reported at amortized cost. Securities to be held for indefinite periods of time and not intended to be held to maturity are classified as "securities available for sale" and are reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of equity, net of deferred taxes. Gains or losses on the sale of securities are based upon the specific identification method.

                                      F-10                           (Continued)

                       THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

           June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999


     Loans

     Mortgages on real estate and other loans are stated at the face amount of the loans. Unearned income on discounted loans, principally lease financing loans, is generally included in income based on the rule of seventy-eights method, which approximates the level yield method. Accrued interest on loans that are contractually 90 days or more past due or when collection of interest appears doubtful is reversed and charged against interest income. Income is subsequently recognized only to the extent cash payments are received and the principal balance is expected to be recovered. Such loans are restored to an accrual status only if the loan is brought contractually current and the borrower has demonstrated the ability to make future payments of principal and interest.

     An impaired loan is defined as a loan for which it is probable, based on current information, that the lender will not collect amounts due under the contractual terms of the loan agreement. The Bank has defined the population of impaired loans to be all commercial loans as well as residential mortgage loans greater than $500,000. Impaired loans are individually assessed to determine that each loan's carrying value is not in excess of the fair value of the related collateral or the present value of the expected future cash flows.

     Loan Origination and Commitment Fees and Related Costs

     Loan fees and certain direct loan origination costs are deferred and the net fee or cost is recognized in interest income using the level-yield method over the contractual lives of the specifically identified loans adjusted for prepayments.

     Allowance for Loan Losses

     Losses on loans are charged to the allowance for loan losses. Additions to this allowance are made by recoveries of loans previously charged off and by a provision charged to expense. The determination of the balance of the allowance for loan losses is based on an analysis of the loan portfolio, economic conditions, historical loan loss experience and other factors that warrant recognition in providing for an adequate allowance.

     Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans and real estate, future additions to the allowance for loan losses may be necessary based on changes in economic conditions in the Bank's market area.

     In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. Such agencies may require the Bank to recognize additions to the allowance or additional write-downs based on their judgments about information available to them at the time of their examination.

     Banking Premises and Equipment


     Land is carried at cost. Banking premises, furniture, fixtures and equipment are carried at cost, less accumulated depreciation, computed using the straight-line method based on their estimated useful lives (generally 25 to 40 years for buildings and 3 to 5 years for furniture and equipment). Leasehold improvements, carried at cost, net of accumulated amortization, are amortized over the terms of the leases or the estimated useful lives of the assets, whichever are shorter, using the straight-line method. Maintenance and repairs are charged to expense as incurred.


                                      F-11                           (Continued)

                      THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

           June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999


     Other Real Estate Owned

     Other real estate owned is property acquired through foreclosure or deed in lieu of foreclosure. These properties are carried at fair value, less estimated costs to sell. Fair market value is generally based on recent appraisals. When a property is acquired, the excess of the loan balance over fair value is charged to the allowance for loan losses. A reserve for real estate owned has been established to provide for possible write-downs and selling costs. Real estate owned is carried net of the related reserve. Operating results from real estate owned, including rental income, operating expenses, and gains and losses realized from the sales of real estate owned, are recorded as incurred.

     Income Taxes

     The Bank uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Trust Department

     Trust assets consisting of securities and other property (other than cash on deposit held by the Bank in fiduciary or agency capacities for customers of the Trust Department) are not included in the accompanying consolidated statements of condition because such properties are not assets of the Bank.

     Intangible Assets

     Intangible assets of the Bank consist of goodwill, core deposit premiums, and mortgage servicing rights. Goodwill represents the excess of the purchase price over the estimated fair value of identifiable net assets acquired through purchase acquisitions. The amortization of goodwill was on a straight-line basis over a period of 20 years prior to the adoption of Statement No. 142, "Goodwill and Other Intangible Assets" on January 1, 2002. The amortization of goodwill is included in other operating expenses.

     Core deposit premiums represent the intangible value of depositor relationships assumed in purchase acquisitions and are amortized on a straight-line basis over a period of ten years. Mortgage servicing rights are recorded when purchased or originated mortgage loans are sold, with servicing rights retained. The amortization of the mortgage servicing rights is on an accelerated basis, adjusted for prepayments. The fair value of the mortgage servicing rights approximates the carrying value. The amortization of the core deposit premiums and mortgage servicing rights is recorded in other operating expenses.

     Employee Benefit Plans

     The Bank maintains a pension plan which covers substantially all employees. The Bank's policy is to fund at least the minimum contribution required by the Employee Retirement Income Security Act of 1974.

                                      F-12                           (Continued)

                       THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

           June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999


     The Bank has a savings incentive plan covering substantially all employees of the Bank. Contributions are currently made by the Bank in an amount equal to 115% of employee contributions. The contribution percentage is determined quarterly by the Board of Managers.

     Postretirement Benefits Other Than Pensions

     The Bank provides postretirement health care and life insurance plans to its employees. The medical and life insurance coverage is noncontributory to the participants. The costs of such benefits are accrued based on actuarial assumptions from the date of hire to the date the employee is fully eligible to receive the benefits.

     Comprehensive Income

     Comprehensive income is divided into net income and other comprehensive income. Other comprehensive income includes items previously recorded directly to equity, such as unrealized gains and losses on securities available for sale. Comprehensive income is presented in the statements of changes in equity.

     Segment Reporting

     The Bank's operations are solely in the financial services industry and include providing to its customers traditional banking and other financial services. The Bank operates primarily in the geographical regions of Northern and Central New Jersey. Management makes operating decisions and assesses performance based on an ongoing review of the Bank's consolidated financial results. Therefore, the Bank has a single operating segment for financial reporting purposes.

     Recent Accounting Pronouncements

     On July 20, 2001, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) Statement No. 141, "Business Combinations," and Statement No. 142, "Goodwill and Other Intangible Assets." Statement No. 141 requires that the purchase method of accounting be used for all business combinations initiated after June 30, 2001 as well as all purchase method business combinations completed after June 30, 2001. Statement No. 141 also specifies the criteria acquired intangible assets must meet to be recognized and reported apart from goodwill. Statement No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead tested for impairment at least annually in accordance with the provisions of Statement No. 142. Statement 142 also requires that intangible assets with definite useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment in accordance with SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets and for Long-Lived Assets."

     The Bank adopted the provisions of Statement No. 141 upon issuance. The initial adoption of Statement 141 had no impact on the Bank's consolidated financial statements. The Bank adopted Statement No. 142 effective January 1, 2002. In accordance with Statement No. 142, the Bank tests its intangible assets with indefinite useful lives for impairment annually on June 30. In accordance with the transitional provisions of Statement No. 142, impairment is recognized as a cumulative effect of a change in accounting principle. On October 3, 2001, the FASB issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which addresses the financial accounting and reporting for the impairment or disposal

                                       F-13                          (Continued)

                      THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

          June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999


     of long-lived assets. While SFAS No. 144 supercedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of," it retains many of the fundamental provisions of the statement. The statement is effective for fiscal years beginning after December 15, 2001. The initial adoption of SFAS No. 144 did not have a significant impact on the Bank's financial statements.

     Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash and due from banks, federal funds sold and commercial paper.

     Bank Owned Separate Account Life Insurance

     Bank owned life insurance ("BOLI") is accounted for using the cash surrender value method and is recorded at its realizable value. The change in the net asset value is included in other assets and other non-interest income.

     Reclassifications

     Certain reclassifications have been made to the 2001, 2000 and 1999 consolidated financial statements to conform to the presentation adopted in 2002.

(2)  Cash and Due from Banks

     Included in cash on hand and due from banks at June 30, 2002, December 31, 2001 and 2000 is $3,209,000 (unaudited), $5,163,000 and $3,954,000, respectively, representing reserves required by banking regulations.

(3)  Investment Securities

     Investment securities at June 30, 2002, December 31, 2001 and 2000 are summarized as follows (in thousands):

                                                                                  2002
                                          -------------------------------------------------------------------------------------
                                                                     Gross                  Gross
                                              Amortized           unrealized             unrealized               Market
                                                cost                 gains                 losses                 value
                                          -----------------   --------------------   --------------------   -------------------
                                                                              (Unaudited)
U.S. Government Agency Collateralized
    mortgage obligations                 $        19,852                   573                      1                 20,424
State and municipal                               86,868                 2,393                     22                 89,239
Corporate and other                                3,411                    29                     42                  3,398
                                          -----------------   --------------------   --------------------   -------------------

                                         $       110,131                 2,995                     65                113,061
                                          =================   ====================   ====================   ===================

                                      F-14                           (Continued)

                      THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

          June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999


                                                                                  2001
                                          ---------------------------------------------------------------------------------
                                                                       Gross                Gross
                                              Amortized             unrealized           unrealized             Market
                                                 cost                  gains               losses               value
                                          -------------------   ------------------   ------------------   -----------------
U.S. Government Agency Collateralized
    mortgage obligations                 $          32,849                   767                    1             33,615
State and municipal                                 75,562                   782                  473             75,871
Corporate and other                                  4,540                    59                   43              4,556
                                          -------------------   ------------------   ------------------   -----------------

                                         $         112,951                 1,608                  517            114,042
                                          ===================   ==================   ==================   =================

                                                                                  2000
                                          ---------------------------------------------------------------------------------
                                                                       Gross                Gross
                                              Amortized             unrealized           unrealized           Market
                                                 cost                  gains               losses             value
                                          -------------------   ------------------   ------------------   -----------------
U.S. Government Agency Collateralized
    mortgage obligations                 $          51,367                   184                  271             51,280
State and municipal                                 59,751                   449                  197             60,003
Corporate and other                                 12,941                    17                   20             12,938
                                          -------------------   ------------------   ------------------   -----------------

                                         $         124,059                   650                  488            124,221
                                          ===================   ==================   ==================   =================

       The Bank generally purchases securities for long-term investment purposes, and differences between carrying and market values may fluctuate during the investment period. In the opinion of management, the Bank expects to recover carrying values by retaining investment securities until their maturity or until such recovery has taken place.

       Investment securities having a carrying value of $7,213,160 (unaudited), $6,175,000 and $5,584,000 at June 30, 2002, December 31, 2001 and 2000,
       respectively, are pledged to qualify for fiduciary powers to secure deposits as required by law.


                                       F-15                          (Continued)

                      THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

          June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999

       The amortized cost and market value of investment securities at June 30, 2002 and December 31, 2001, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities due to prepayment or early call privileges of the issuer.

                                                                  2002                                 2001
                                                   -----------------------------------   ----------------------------------
                                                      Amortized           Market            Amortized           Market
                                                        cost               value              cost               value
                                                   ----------------   ----------------   ----------------    --------------
                                                              (Unaudited)
       Due in one year or less                  $             2,926              2,931                982               982
       Due after one year through five years                 24,029             24,754             34,246            34,993
       Due after five years through ten years                45,406             46,951             36,230            36,528
       Due after ten years                                   37,770             38,425             41,493            41,539
                                                   ----------------   ----------------   ----------------    --------------

                                                $           110,131            113,061            112,951           114,042
                                                   ================   ================   ================    ==============

       During the six months ended June 30, 2002, the Bank realized gains and losses on paydowns of investment securities of $54,000 (unaudited) and $18,000 (unaudited), respectively. During the six months ended June 30, 2001, the Bank realized gains and losses on paydowns of investment securities of $68,000 (unaudited) and $13,000 (unaudited), respectively. During 2001, the Bank realized gains and losses on paydowns of investment securities of $24,000 and $7,000, respectively. During 2000, the Bank realized gains and losses on paydowns of investment securities of $127,000 and $13,000, respectively. During 1999, the Bank realized gains and losses on paydowns of investment securities of $471,000 and $43,000, respectively.

  (4)  Securities Available for Sale

       Securities available for sale at June 30, 2002, December 31, 2001 and 2000 are summarized as follows (in thousands):

                                                                                     2002
                                            ---------------------------------------------------------------------------------------
                                                                         Gross                  Gross
                                                Amortized             unrealized             unrealized               Market
                                                   cost                  gains                 losses                 value
                                            -------------------   --------------------   --------------------   -------------------
                                                                                 (Unaudited)
U.S. Government obligations              $           105,985                 1,653                     --                107,638
U.S. Government agencies                             442,630                 7,589                    353                449,866
Corporate and other                                  166,989                 4,162                    146                171,005
                                            -------------------   --------------------   --------------------   -------------------

                                         $           715,604                13,404                    499                728,509
                                            ===================   ====================   ====================   ===================

                                       F-16                          (Continued)

                      THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

          June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999

                                                                                    2001
                                            ---------------------------------------------------------------------------------------
                                                                         Gross                  Gross
                                                Amortized             unrealized             unrealized               Market
                                                   cost                  gains                 losses                 value
                                            -------------------   --------------------   --------------------   -------------------
U.S. Government obligations              $            76,111                 1,931                     --                 78,042
U.S Government agencies                              309,206                 3,315                  1,555                310,966
Corporate and other                                  101,988                 3,756                     36                105,708
                                            -------------------   --------------------   --------------------   -------------------

                                         $           487,305                 9,002                  1,591                494,716
                                            ===================   ====================   ====================   ===================

                                                                                    2000
                                            ---------------------------------------------------------------------------------------
                                                                         Gross                  Gross
                                                Amortized             unrealized             unrealized               Market
                                                   cost                  gains                 losses                 value
                                            -------------------   --------------------   --------------------   -------------------
U.S. Government obligations              $            80,994                   331                    103                 81,222
U.S Government agencies                              167,140                   204                  1,303                166,041
Corporate and other                                   87,523                   510                    257                 87,776
                                            -------------------   --------------------   --------------------   -------------------

                                         $           335,657                 1,045                  1,663                335,039
                                            ===================   ====================   ====================   ===================

       Securities available for sale having a carrying value of $80,931,751 (unaudited), $94,896,000, and $100,027,000 at June 30, 2002, December 31,
       2001 and 2000, respectively, are pledged to secure other borrowings and securities sold under repurchase agreements.

       The amortized cost and market value of securities available for sale at June 30, 2002 and December 31, 2001, by contractual maturity, are shown below (in thousands). Expected maturities may differ from contractual maturities due to prepayment or early call privileges of the issuer.

                                                                 2002                                  2001
                                                  -----------------------------------   -----------------------------------
                                                    Amortized            Market            Amortized            Market
                                                       cost               value              cost               value
                                                  ---------------    ----------------   ----------------    ---------------
                                                             (Unaudited)
      Due in one year or less                 $            59,046              60,035             67,023             69,450
      Due after one year through five years               166,343             170,457            105,872            108,956
      Due after five years through ten years              150,110             153,112            113,075            114,576
      Due after ten years                                 340,105             344,905            201,335            201,734
                                                  ---------------    ----------------   ----------------    ---------------

                                               $          715,604             728,509            487,305            494,716
                                                  ===============    ================   ================    ===============

                                       F-17                          (Continued)

                      THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

          June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999

     Proceeds from the sale of securities available for sale during the six months ended June 30, 2002 were $1,041,300 (unaudited), resulting in gross gains and losses of $0 (unaudited) and $0 (unaudited), respectively. There were no sales of securities available for sale during the six months ended June 30, 2001. Proceeds from the sale of securities available for sale during 2001 were $248,000, resulting in gross gains and gross losses of $97,000 and $20,000, respectively. During 2000, proceeds from the sale of securities available for sale were $43,564,000, resulting in gross gains and gross losses of $84,000 and $523,000, respectively. During 1999, proceeds from the sale of securities available for sale were $39,185,000, resulting in gross gains and gross losses of $134,000 and $36,000, respectively.

(5)  Loans

     Loans receivable at June 30, 2002, December 31, 2001 and 2000 are summarized as follows (in thousands):

                                          2002             2001             2000
                                       ----------       ----------       ----------
                                       (Unaudited)
Mortgage loans:
    Residential                        $  737,821          795,442          905,825
    Commercial                            422,569          412,280          380,237
    Multifamily                            94,158           95,456           95,387
    Commercial construction                92,898           80,717           75,980
                                       ----------       ----------       ----------

              Total mortgage loans      1,347,446        1,383,895        1,457,429
                                       ----------       ----------       ----------

Mortgage warehouse loans                  146,994          167,905           66,949
Commercial loans                          151,999          141,491          121,540
Consumer loans                            294,176          322,219          328,831
                                       ----------       ----------       ----------

              Total loans                 593,169          631,615          517,320
                                       ----------       ----------       ----------

Premium on purchased loans                  2,266            2,566            3,264
Less net deferred fees                      1,194            1,531            2,823
                                       ----------       ----------       ----------

                                       $1,941,687        2,016,545        1,975,190
                                       ==========       ==========       ==========

     The premium on purchased loans is amortized using the effective interest method as payments are received. Required reductions due to loan prepayments are charged against operating expense. For the six months ended June 30, 2002 and 2001, and the years ended December 31, 2001, 2000 and 1999, $444,000 (unaudited), $860,000 (unaudited), $1,386,000, $1,255,000 and $862,000, respectively, was charged to operating expense as a result of prepayments and normal amortization.

     Included in loans are loans for which the accrual of interest income has been discontinued due to a deterioration in the financial condition of the borrowers. The principal amount of these nonaccrual loans is $4,627,000 (unaudited), $8,084,000 and $9,480,000 at June 30, 2002, December 31, 2001
     and 2000, respectively.

                                      F-18                           (Continued)

                       THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

           June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999

     If the nonaccrual loans had performed in accordance with their original terms, interest income would have increased by $209,000 (unaudited), $146,000 (unaudited), $653,000, $662,000 and $342,000 during the six months ended June 30, 2002, 2001 and for years 2001, 2000 and 1999, respectively. At June 30, 2002 and December 31, 2001, there are no commitments to lend additional funds to borrowers whose loans are nonaccrual.

     At June 30, 2002, December 31, 2001 and 2000, the impaired loan portfolio is primarily collateral dependent and totals $1,385,000 (unaudited), $1,402,000 and $1,449,000, respectively, for which general and specific allocations to the allowance for loan losses of $32,000 (unaudited), $32,000 and $78,000, respectively, are identified. The average balance of impaired loans during the six months ended June 30, 2002 and 2001, and for the years ended December 31, 2001, 2000 and 1999 was $1,392,000 (unaudited), $1,426,000 (unaudited), $1,417,000, $1,449,000 and $1,481,000, respectively. The amount of cash basis interest income that was recognized on impaired loans during the six months ended June 30, 2002 and 2001, and for the years ended December 31, 2001, 2000 and 1999 was insignificant for the respective periods.

     Loans serviced for others are not included in the accompanying consolidated statements of condition. The unpaid principal balances of loans serviced for others was approximately $399,397,000 (unaudited), $478,055,000, (unaudited), $395,256,000, $459,741,000, and $482,652,000 at June 30, 2002
     and 2001, and December 31, 2001, 2000 and 1999, respectively.

     The Bank, in the normal course of conducting its business, extends credit to meet the financing needs of its customers through commitments. Commitments and contingent liabilities, such as commitments to extend credit (including loan commitments of $129,121,000 (unaudited), $341,754,000 and $228,848,000 at June 30, 2002, December 31, 2001 and 2000,
     respectively, and undisbursed home equity and personal credit lines of $48,679,000 (unaudited), $31,411,000 and $31,739,000 at June 30, 2002,
     December 31, 2001 and 2000, respectively), exist which are not reflected in the accompanying consolidated financial statements. These instruments involve elements of credit and interest rate risk in excess of the amount recognized in the consolidated financial statements. The Bank uses the same credit policies and collateral requirements in making commitments and conditional obligations as it does for on-balance-sheet loans. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained if deemed necessary by the Bank upon extension of credit is based on management's credit evaluation of the borrower.

     The Bank grants residential real estate loans on single and multi-family dwellings to borrowers throughout New Jersey. Its borrowers' abilities to repay their obligations are dependent upon various factors, including the borrowers' income and net worth, cash flows generated by the underlying collateral, value of the underlying collateral, and priority of the Bank's lien on the property. Such factors are dependent upon various economic conditions and individual circumstances beyond the Bank's control; the Bank is therefore subject to risk of loss. The Bank believes that its lending policies and procedures adequately minimize the potential exposure to such risks and that adequate provisions for loan losses are provided for all known and inherent risks. Collateral and/or guarantees are required for virtually all loans.

                                      F-19                           (Continued)

                      THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

          June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999

(6)  Allowance for Loan Losses

     The activity in the allowance for loan losses for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999 is as follows (in thousands):

                                                Six months ended June 30              Years ended December 31
                                             -----------------------------   ---------------------------------------
                                                 2002             2001             2001         2000          1999
                                             ------------    -------------   ------------  ------------  -----------
                                                        (Unaudited)
Balance at beginning of period             $       21,909           20,198         20,198        18,794       17,381
Provision charged to operations                     1,200            1,200          1,900         2,060        2,100
Recoveries of loans previously
    charged off                                       623              418            773         1,153        1,665
Loans charged off                                  (1,774)            (771)          (962)       (1,809)      (2,352)
                                             ------------    -------------   ------------   -----------  -----------
              Balance at end of            $
                period                             21,958           21,045         21,909        20,198       18,794
                                             ============    =============   ============   ===========  ===========

(7)  Other Real Estate Owned

     Other real estate owned, net, at June 30, 2002, December 31, 2001 and 2000 is summarized as follows (in thousands):

                                                            2002             2001          2000
                                                      ---------------  --------------- -------------
                                                         (Unaudited)
Foreclosed real estate                               $       123                 --           225
    Less valuation allowance                                  --                 --            21
                                                      ---------------  --------------- -------------

              Total other real estate owned, net     $       123                 --           204
                                                      ===============  =============== =============

     An analysis of the valuation allowance for other real estate owned for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999 is as follows (in thousands):

                                             Six months ended June 30                 Years ended December 31
                                          ------------------------------  ---------------------------------------------
                                              2002             2001            2001             2000          1999
                                          -------------   --------------  --------------   -------------  -------------
                                                  (Unaudited)
Balance at beginning of period          $            --               21              21              15             32
Provision for losses                                 --               --              --              47             16
Charged off                                          --              (21)            (21)            (41)           (33)
                                          -------------   --------------  --------------   -------------  -------------

              Balance at end of
                period                  $            --               --              --              21             15
                                          =============   ==============  ==============   =============  =============

                                      F-20                           (Continued)

                      THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

          June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999


(8)  Banking Premises and Equipment

     A summary of banking premises and equipment at June 30, 2002, December 31, 2001 and 2000 is as follows (in thousands):

                                                              2002                2001               2000
                                                       ------------------- ------------------- -----------------
                                                          (Unaudited)
Land                                                 $            6,244               6,244             6,255
Banking premises                                                 39,023              36,820            35,994
Furniture, fixtures and equipment                                23,242              21,808            38,140
Leasehold improvements                                            8,491               7,930             7,225
Construction in progress                                            945               2,411             1,028
                                                       ------------------- ------------------- -----------------

                                                                 77,945              75,213            88,642

Less accumulated depreciation and
  amortization                                                   35,464              33,000            49,182
                                                       ------------------- ------------------- -----------------

                                                     $           42,481              42,213            39,460
                                                       =================== =================== =================

     Depreciation expense for the six-months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999 amounted to $2,759,000 (unaudited), $2,505,000 (unaudited), $5,203,000, $4,996,000 and $5,220,000, respectively.

(9)  Intangible Assets

     Intangible assets at June 30, 2002, December 31, 2001 and 2000 are summarized as follows (in thousands):

                                      2002                2001                2000
                               ------------------- ------------------- -------------------
                                  (Unaudited)
Goodwill                     $           19,908              20,483              20,375
Core deposit premiums                     2,746               3,260               5,219
Mortgage servicing rights                 3,580               4,038               5,129
                               ------------------- ------------------- -------------------

                             $           26,234              27,781              30,723
                               =================== =================== ===================

                                      F-21                           (Continued)

                      THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

          June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999

     Amortization expense of intangible assets, for the six months ended June 30, 2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999 is as follows (in thousands):

                                        Six months ended June 30                        Years ended December 31
                                    ----------------------------------    -----------------------------------------------------
                                         2002                2001               2001               2000              1999
                                    ---------------    ---------------    ----------------   ----------------   ---------------
                                               (Unaudited)
Goodwill amortization             $              56                668              1,340              1,410              1,354
Core deposit premiums                           514                525              1,030              1,036              1,029
Mortgage servicing rights                     1,145                846              2,006              1,124              1,623
                                    ---------------    ---------------    ----------------   ----------------   ---------------

                                  $           1,715              2,039              4,376              3,570              4,006
                                    ===============    ===============    ================   ================   ===============

     As of December 31, 2001, the Bank had unamortized goodwill in the amount of $20.0 million as a result of the acquisition of financial institutions for which the amortization ceased upon the adoption of Statement No. 142 and $0.5 million resulting from the acquisition of a mortgage banking company in 2001. On June 30, 2002, the Bank determined that the carrying amount of the $519,000 of goodwill related to the acquisition of the mortgage company was impaired, and recognized the impairment as a cumulative effect of a change in accounting principle in accordance with the transitional provisions of SFAS No. 142.

     If SFAS No. 142 had been adopted on January 1, 1999, net income would have increased as a result of ceasing the amortization of goodwill by $585,000 (unaudited) for the six months ended June 30, 2001, and by $1,171,000 in each of the years ended December 31, 2001, 2000 and 1999.

(10) Deposits

     Deposits at June 30, 2002, December 31, 2001 and 2000 are summarized as follows (in thousands):

                                                   Weighted                         Weighted                        Weighted
                                                   average                          average                         average
                                                   interest                         interest                        interest
                                     2002            rate             2001            rate            2000            rate
                                 -------------   -------------   -------------   -------------   -------------   -------------
                                         (Unaudited)
      Savings deposits         $   823,530            1.81%    $   742,547            2.52%    $   646,491            2.63%
      Money market accounts         88,913            1.81          79,482            2.22          75,274            2.36
      NOW accounts                 264,955            1.19         241,239            1.45         206,372            1.50
      Non-interest bearing
          deposits                 262,132              --         225,918              --         205,922              --
      Certificate of deposits    1,087,081            3.23       1,052,537            5.16       1,034,277            5.55
                                 -------------   =============   -------------   =============   -------------   =============

                               $ 2,526,611                     $ 2,341,723                     $ 2,168,336
                                 =============                   =============                   =============

                                      F-22                           (Continued)

                      THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

          June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999

     Scheduled maturities of certificates of deposit accounts at June 30, 2002, December 31, 2001 and 2000 are as follows (in thousands):

                                   2002                2001              2000
                              -----------------  ----------------- -----------------
                                (Unaudited)
Within one year             $        918,346            881,656           899,451
One to three years                   133,530            149,306           123,859
Three to five years                   33,142             19,359             7,826
Five years and thereafter              2,063              2,216             3,141
                              -----------------  ----------------- -----------------

                            $      1,087,081          1,052,537         1,034,277
                              =================  ================= =================

     Interest expense on deposits for the six months ended June 30, 2002 and 2001 and the years ended December 31, 2001, 2000 and 1999 is summarized as follows (in thousands):

                                        Six months ended June 30                  Years ended December 31
                                 -----------------------------------  --------------------------------------------------
                                       2002               2001              2001             2000             1999
                                 ----------------   ----------------  ---------------- ---------------- ----------------
                                            (Unaudited)
Savings deposits               $          6,873              8,241            15,966           16,143           14,488
NOW and money market
  accounts                                2,370              2,392             4,703            4,907            5,349
Certificates of deposits                 18,741             29,802            54,620           56,259           48,984
                                 ----------------   ----------------  ---------------- ---------------- ----------------

                               $         27,984             40,435            75,289           77,309           68,821
                                 ================   ================  ================ ================ ================

(11) Borrowed Funds

     Borrowed funds at June 30, 2002, December 31, 2001 and 2000 is summarized as follows (in thousands):

                                                         2002                 2001                2000
                                                  -----------------    -----------------    -----------------
                                                     (Unaudited)
Securities sold under repurchase agreements     $         42,794               51,103               40,663
FHLB line of credit                                           --                   --                7,000
FHLB advances                                            152,131              144,664              132,240
                                                  -----------------    -----------------    -----------------

                                                $        194,925              195,767              179,903
                                                  =================    =================    =================

     FHLB advances are at fixed rates and mature between February 1, 2002 and November 13, 2018. These advances are secured by investment securities and loans receivable under a blanket collateral agreement.

                                       F-23                          (Continued)

                       THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

          June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999


     Scheduled maturities of FHLB advances at June 30, 2002 and December 31, 2001 are as follows (in thousands):

                                                  2002                2001
                                            ----------------    ----------------
                                              (Unaudited)

          Within one year                  $       39,617              39,994
          Within two years                         34,921              53,635
          Within three years                       35,659              18,444
          Within four years                        38,902              29,550
          Within five years                         2,500               2,500
          Thereafter                                  532                 541
                                            ----------------    ----------------

                                           $      152,131             144,664
                                            ================    ================

     The following tables set forth certain information as to borrowed funds for the period ended June 30, 2002 and December 31, 2001 (in thousands):

                                                                                          Weighted
                                                                                          average
                                                       Maximum           Average          interest
                                                       balance           balance            rate
                                                  ----------------- ----------------- -----------------
                                                                      (Unaudited)
       2002:
           Securities sold under
            repurchase agreements               $         49,776           45,116           1.58%
           FHLB advances                                 152,653          146,079           5.14%
                                                  ================= ================= =================

       2001:
           Securities sold under
            repurchase agreements               $         51,103           42,144           3.07%
           FHLB line of credit                            26,900            1,788           5.50
           FHLB advances                                 144,664          132,756           5.90
                                                  ================= ================= =================

     Securities sold under repurchase agreements are arrangements with deposit customers of the Bank to sweep funds into short-term borrowings. The Bank uses securities available for sale to pledge as collateral for the repurchase agreements. These securities are held at and under the control of the Bank.

     The securities sold under repurchase agreements have maturity dates within 30 days.

     At June 30, 2002 (unaudited) and December 31, 2001, the Bank has an unused line of credit with the FHLB of $100,000,000.

                                       F-24                          (Continued)

                       THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

          June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999


(12) Retirement Plans

     The Bank has a noncontributory defined benefit pension plan covering all of its employees who have attained age 21 with at least one year of service. The plan provides for 100% vesting after five years of service. The plan's assets are invested in group annuity contracts and investment funds managed by the Prudential Insurance Company and AllAmerica Financial.

     In addition to pension benefits, certain health care and life insurance benefits are made available to retired employees. The costs of such benefits are accrued based on actuarial assumptions from the date of hire to the date the employee is fully eligible to receive the benefits.

     The following table shows the change in benefit obligation, the change in plan assets and the funded status for the pension plan and postretirement health care plan at December 31, 2001 and 2000 (in thousands):

                                                                Pension                        Postretirement
                                                 -----------------------------------  ----------------------------------
                                                       2001               2000              2001             2000
                                                 ----------------   ----------------  -----------------  ---------------
Change in benefit obligation:
    Benefit obligation at beginning of
      year                                    $          19,035             16,350              14,361           13,181
    Service cost                                          1,077                990                 803              646
    Interest cost                                         1,620              1,374               1,105            1,025
    Actuarial loss (gain)                                 1,452              1,070                (325)            (148)
    Benefits paid                                          (845)              (749)               (349)            (343)
    Change in actuarial assumptions                       3,351                 --               2,339               --
                                                 ----------------   ----------------  -----------------  ---------------
              Benefit obligation at end
                of year                       $          25,690             19,035              17,934           14,361
                                                 ================   ================  =================  ===============

                                                                Pension                        Postretirement
                                                 -----------------------------------  ----------------------------------
                                                       2001                2000             2001              2000
                                                 ----------------   ----------------  -----------------  ---------------
Change in plan assets:
    Fair value of plan assets at
      beginning of year                       $           17,707            18,056                 --               --
    Actual return on plan assets                          (1,116)             (412)                --               --
    Employer contributions                                   968               812                349              343
    Benefits paid                                           (845)             (749)              (349)            (343)
                                                 ----------------   ----------------  -----------------  ---------------
              Fair value of plan assets at
                end of year                   $           16,714            17,707                 --               --
                                                 ================   ================  =================  ===============

                                       F-25                          (Continued)

                       THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

          June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999

                                                               Pension                                Postretirement
                                                ---------------------------------------   ---------------------------------------
                                                      2001                 2000                 2001                 2000
                                                -----------------    ------------------   ------------------   ------------------
Funded status                                 $           (8,976)              (1,328)             (17,934)             (14,361)
Unrecognized transition asset                                 --                  (61)               5,443                5,861
Unrecognized prior service cost                              (18)                   9                   --                   --
Unrecognized net actuarial (gain) loss                     6,631                 (714)                 810               (1,213)
                                                -----------------    ------------------   ------------------   ------------------
              Accrued benefit cost            $           (2,363)              (2,094)             (11,681)              (9,713)
                                                =================    ==================   ==================   ==================

     Net periodic benefit cost for the years ending December 31, 2001, 2000 and 1999 included the following components (in thousands):

                                                    Pension                                      Postretirement
                                 ----------------------------------------------   ----------------------------------------------
                                     2001            2000             1999            2001             2000            1999
                                 -------------   -------------    -------------   -------------    -------------   -------------
      Service cost             $     1,077             990            1,179             803              646             826
      Interest cost                  1,620           1,374            1,223           1,105            1,025             989
      Expected return on plan
          assets                     1,117          (1,449)            (789)             --               --              --
      Amortization of:
          Net (loss) gain           (2,543)            (67)            (589)             --               --              31
          Unrecognized prior
            service cost                27              30               30              --               --              --
          Unrecognized
            remaining assets           (61)            (61)             (61)            410              419             419
                                 -------------   -------------    -------------   -------------    -------------   -------------

                Net periodic
                 pension cost  $     1,237             817              993           2,318            2,090           2,265
                                 =============   =============    =============   =============    =============   =============

     The weighted average actuarial assumptions used in the plan determinations at December 31 were as follows:

                                                       2001                 2000                 2001                  2000
                                                 -----------------    ------------------   ------------------   -------------------
     Discount rate                                       7.00%                8.00%                7.00%                8.00%
     Rate of compensation increase                       5.50                 5.50                 5.50                 5.50
     Expected return on plan assets                      8.00                 8.00                   --                   --
     Medical and life insurance benefits
         cost rate of increase                             --                   --                 9.00                 9.50
                                                 =================    ==================   ==================   ===================

                                      F-26                           (Continued)

                       THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

          June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999


     Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A 1% change in the assumed health care cost trend rate would have the following effects on postretirement benefits (in thousands):

                                                                  1% increase            1% decrease
                                                               -------------------    -------------------
          Effect on total service cost and interest cost      $               335                   (280)
          Effect on postretirement benefits obligation                      2,575                 (2,240)
                                                               ===================    ===================

     The Bank has a savings incentive plan covering substantially all employees of the Bank. Contributions are currently made by the Bank in an amount equal to 115% of employee contributions. The contribution percentage is determined quarterly by the Board of Managers. Bank contributions for the six months ended June 30, 2002 and 2001 and for the years of 2001, 2000 and 1999 were $643,000 (unaudited), $612,000 (unaudited), $1,379,000,
     $1,191,000 and $1,116,000, respectively.

     The Bank also maintains a nonqualified supplemental retirement plan for certain senior officers of the Bank. The plan, which is unfunded, provides benefits in excess of that permitted to be paid by the pension plan under provisions of the tax law. Amounts expensed under this supplemental retirement plan amounted to $112,500 (unaudited), $102,906 (unaudited), $122,000, $27,000 and $27,000 for the six months ended June 30, 2002 and 2001 and for the years 2001, 2000 and 1999, respectively. At June 30, 2002, December 31, 2001 and 2000, $1,029,799 (unaudited), $901,000 and $581,000, respectively, is recorded in other liabilities on the Consolidated Statements of Condition for this supplemental retirement plan.

(13) Income Taxes

     The current and deferred amounts of income tax expense for the six months ended June 30, 2002 and 2001 and the years ended December 31, 2001, 2000 and 1999 are as follows (in thousands):

                                        Six months ended June 30                          Years ended December 31
                                   ---------------------------------    -----------------------------------------------------------
                                        2002              2001                2001                 2000                 1999
                                   ---------------   ---------------    -----------------    -----------------    -----------------
                                              (Unaudited)
Current:
    Federal                     $          8,762             7,260                14,362               10,030               12,392
    State                                     15                13                    23                   54                1,092
                                   ---------------   ---------------    -----------------    -----------------    -----------------

              Total current                8,777             7,273                14,385               10,084               13,484
                                   ---------------   ---------------    -----------------    -----------------    -----------------

Deferred:
    Federal                               (1,991)           (2,146)               (3,302)                (801)              (2,374)
    State                                     --                --                    --                   --                 (203)
                                   ---------------   ---------------    -----------------    -----------------    -----------------

              Total deferred              (1,991)           (2,146)               (3,302)                (801)              (2,577)
                                   ---------------   ---------------    -----------------    -----------------    -----------------

                                $          6,786             5,127                11,083                9,283               10,907
                                   ===============   ===============    =================    =================    =================

                                      F-27                           (Continued)

                       THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

          June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999


     The Bank also recorded a deferred (benefit) expense of $2,089,000 (unaudited), $693,000 (unaudited), $3,051,000, $3,376,000 and $(4,275,000)
     during the six months ended June 30, 2002 and 2001 and in years 2001, 2000 and 1999, respectively, to reflect the tax effect of the unrealized (loss) gain on securities available for sale.

     A reconciliation between the amount of reported total income tax expense and the amount computed by multiplying the applicable statutory income tax rate is as follows (in thousands):

                                        Six months ended June 30                          Years ended December 31
                                   ---------------------------------    -----------------------------------------------------------
                                         2002             2001                 2001                 2000                 1999
                                   ---------------   ---------------    -----------------    -----------------    -----------------
                                              (Unaudited)
Tax expense at statutory rate
    of 35%                        $        7,634             5,781                12,308               10,563               10,688
Increase (decrease) in taxes
    resulting from:
      State tax, net of
        federal income tax
        benefit                               10                 8                    15                   35                  578
      Tax-exempt income                     (642)             (484)               (1,005)                (873)                (764)
      Goodwill                                --               180                   410                  410                  408
      Bank-owned life insurance             (492)             (470)                 (965)                (712)                  --
      Other, net                             276               112                   320                 (140)                  (3)
                                   --------------    --------------     -----------------    -----------------    -----------------

                                  $        6,786             5,127                11,083                9,283               10,907
                                   ==============    ==============     =================    =================    =================

                                      F-28                           (Continued)

                       THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

          June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999


     The net deferred tax asset is included in other assets in the 2002, 2001 and 2000 consolidated statements of condition. The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2002, December 31, 2001 and 2000 are as follows (in thousands):

                                                                2002                   2001                   2000
                                                        -------------------    -------------------    -------------------
                                                             (Unaudited)
Deferred tax assets:
    Deferred fee income                              $               199                    307                     --
    Allowance for loan losses                                      8,344                  8,326                  7,683
    Postretirement benefit                                         4,917                  4,467                  3,760
    Deferred compensation                                            585                    563                    407
    Pension expense                                                1,353                    588                    532
    Intangibles                                                    2,153                  1,764                  1,634
    Depreciation                                                   2,084                  1,995                  1,403
    SERP                                                             391                    349                    221
    Deferred gain                                                    280                    311                     --
    Unrealized loss on securities                                     --                     --                    235
    Other                                                            172                    180                    133
                                                        -------------------    -------------------    -------------------

              Total gross deferred tax assets                     20,478                 18,850                 16,008
                                                        -------------------    -------------------    -------------------

Deferred tax liabilities:
    Tax reserves for loan losses                     $               230                    306                    459
    Unrealized gain on securities                                  4,905                  2,816                     --
    Investment securities, principally due to
      accretion of discounts                                         469                    486                    599
    Originated mortgage servicing rights                             554                    512                    438
    Other                                                             --                    312                    346
                                                        -------------------    -------------------    -------------------

              Total gross deferred tax liabilities
                                                                   6,158                  4,432                  1,842
                                                        -------------------    -------------------    -------------------

              Net deferred tax asset                 $            14,320                 14,418                 14,166
                                                        ===================    ===================    ===================

     Legislation was enacted in August 1996 which repealed for tax purposes the reserve method for bad debts. As a result, the Bank must instead use the direct charge-off method to compute its bad debt deduction. The legislation requires the Bank to recapture its post-1987 net additions to its tax bad debt reserves. The Bank has previously provided for this liability in the consolidated financial statements.

     Equity at June 30, 2002 (unaudited) and December 31, 2001 includes approximately $33,700,000 for which no provision for income tax has been made. This amount represents an allocation of income to bad debt deductions for tax purposes only. Events that would result in taxation of these reserves include failure

                                       F-29                          (Continued)

                      THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

          June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999


     to qualify as a bank for tax purposes, distributions in complete or partial liquidation, stock redemptions and excess distributions to shareholders. At June 30, 2002 (unaudited) and December 31, 2001, the Bank has an unrecognized tax liability of $13,900,000 with respect to this reserve.

     Management has determined that it is more likely than not that it will realize the deferred tax assets based upon the nature and timing of the items listed above. There can be no assurances, however, that there will be no significant differences in the future between taxable income and pretax book income if circumstances change. In order to fully realize the net deferred tax asset, the Bank will need to generate future taxable income. Management has projected that the Bank will generate sufficient taxable income to utilize the net deferred tax asset; however, there can be no assurance as to such levels of taxable income generated.

(14) Lease Commitments

     On December 28, 2001, the Bank simultaneously sold its office building at 895 Bergen Avenue, Jersey City, New Jersey and agreed in separate lease contracts to lease back office space in this building. The Company recorded a deferred gain of $818,000 on the sale of this building. This gain is recognized as a reduction of rent expense over the remaining lives of these lease contracts which has a term of five years.

     The approximate future minimum rental commitments for all significant noncancellable operating leases at December 31, 2001 are summarized as follows (in thousands):

          Year ending December 31, 2001:
              2002                                   $    1,739
              2003                                        1,579
              2004                                        1,597
              2005                                        1,270
              2006                                        1,168
              Thereafter                                  5,560
                                                      ----------

                                                     $   12,913
                                                      ==========

     Rental expense was $1,167,000 (unaudited), $903,000 (unaudited), $1,812,000, $1,807,000 and $1,889,000 for the six months ended June 30,
     2002 and 2001 and for the years ended December 31, 2001, 2000 and 1999, respectively.

(15) Commitments, Contingencies and Concentrations of Credit Risk

     In the normal course of business, various commitments and contingent liabilities are outstanding which are not reflected in the accompanying consolidated financial statements. In the opinion of management, the consolidated financial position of the Bank will not be materially affected by the outcome of such commitments or contingent liabilities.

     During 2000, the Bank settled an outstanding litigation matter for $3,675,000 and recorded such amount in other operating expenses in the consolidated statements of income. In addition, during 2000, the Bank

                                      F-30                           (Continued)

                      THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

          June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999


     entered into a merger agreement with another bank. Subsequent to the merger agreement, the other bank rescinded the agreement and paid the Bank a $1,000,000 break-up fee, which is recorded in other income in the consolidated statements of income.

     The Bank previously entered into a long-term data processing contract. In exchange for certain data processing services, the Bank paid a fee of $2,887,311 (unaudited), $3,078,291 (unaudited), $6,257,000, $5,237,000 and
     $5,542,000 for the six months ended June 30, 2002 and 2001 and the years ended December 31, 2001, 2000 and 1999, respectively.

     A substantial portion of the Bank's loans are one- to four-family residential first mortgage loans secured by real estate located in New Jersey. Accordingly, the collectibility of a substantial portion of the Bank's loan portfolio and the recovery of a substantial portion of the carrying amount of other real estate owned are susceptible to changes in real estate market conditions.

(16) Regulatory Capital Requirements

     FDIC regulations require banks to maintain minimum levels of regulatory capital. Under the regulations in effect at June 30, 2002 and December 31, 2001, the Bank is required to maintain (i) a minimum leverage ratio of Tier 1 capital to total adjusted assets of 4.0%, and (ii) minimum ratios of Tier 1 and total capital to risk-weighted assets of 4.0% and 8.0%, respectively.

     Under its prompt corrective action regulations, the FDIC is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on the institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a leverage (Tier 1) capital ratio of at least 5.0%; a Tier 1 risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

     The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the FDIC about capital components, risk weightings and other factors.

     Management believes that, as of June 30, 2002 and December 31, 2001, the Bank meets all capital adequacy requirements to which it is subject. Further, the most recent FDIC notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

                                       F-31                          (Continued)

                      THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

          June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999


     The following is a summary of the Bank's actual capital amounts and ratios as of June 30, 2002, December 31, 2001 and 2000, compared to the FDIC minimum capital adequacy requirements and the FDIC requirements for classification as a well-capitalized institution. The Bank's actual capital amounts and ratios are also presented in the following table (in thousands).

                                                                                                    To be well capitalized
                                                                         For capital               under prompt corrective
                                            Actual                     adequacy purposes               action provisions
                                 -----------------------------   -----------------------------   -----------------------------
                                    Amount          Ratio           Amount          Ratio           Amount          Ratio
                                 -------------   -------------   -------------   -------------   -------------   -------------
      As of June 30, 2002
     (unaudited):
          Leverage (Tier 1)    $    279,979          9.39      $    119,217           4.0%     $    149,084           5.0
          Risk-based capital:
            Tier 1                  279,979         13.84            80,914           4.0           121,342           6.0
            Total                   301,937         14.93           161,827           8.0           202,313          10.00
                                 =============   =============   =============   =============   =============   =============

                                                                                                    To be well capitalized
                                                                         For capital               under prompt corrective
                                            Actual                     adequacy purposes               action provisions
                                 -----------------------------   -----------------------------   -----------------------------
                                    Amount          Ratio           Amount          Ratio           Amount          Ratio
                                 -------------   -------------   -------------   -------------   -------------   -------------
      As of December 31, 2001:
          Leverage (Tier 1)    $    263,389          9.41%     $    112,057           4.0%     $    140,071           5.0%
          Risk-based capital:
            Tier 1                  263,389         13.06            77,838           4.0           116,756           6.0
            Total                   285,298         14.15           155,675           8.0           194,594          10.0
                                 =============   =============   =============   =============   =============   =============

                                                                                                    To be well capitalized
                                                                         For capital               under prompt corrective
                                            Actual                     adequacy purposes               action provisions
                                 ----------------------------   -----------------------------   ------------------------------
                                    Amount          Ratio           Amount          Ratio           Amount          Ratio
                                 -------------   -------------   -------------   -------------   -------------   -------------
      As of December 31, 2000:
          Leverage (Tier 1)    $    237,861          9.12%          104,367           4.0%          130,459           5.0%
          Risk-based capital:
            Tier 1                  237,861         13.26            71,047           4.0           106,571           6.0
            Total                   258,059         14.38           142,094           8.0           177,618          10.0
                                 =============   =============   =============   =============   =============   =============

(17) Fair Value of Financial Instruments

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," requires that the Bank disclose estimated fair values for its financial instruments. Fair value estimates, methods and assumptions are set forth below for the Bank's financial instruments.

                                       F-32                          (Continued)

                       THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

           June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999


       Cash and Cash Equivalents

       For cash and due from banks, federal funds sold and short term investments, the carrying amount approximates fair value.

       Investment Securities and Securities Available for Sale

       The fair value of investment securities and securities available for sale is estimated based on bid quotations received from securities dealers, if available. If a quoted market price is not available, fair value is estimated using quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

       Loans

       Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as residential mortgage, construction, land and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms and into performing and nonperforming categories.

       The fair value of performing loans is estimated using a combination of techniques, including discounting estimated future cash flows and quoted market prices of similar instruments, where available.

       The fair value for significant nonperforming loans is based on recent external appraisals of collateral securing such loans, adjusted for the timing of anticipated cash flows.

       Deposits

       The fair value of deposits with no stated maturity, such as non-interest bearing demand deposits and savings deposits, is equal to the amount payable on demand. The fair value of certificates of deposit is based on the discounted value of contractual cash flows. The discount rate is estimated using the rates currently offered for deposits with similar remaining maturities.

       Borrowed Funds

       The fair value of borrowed funds is estimated by discounting future cash flows using rates available for debt with similar terms and maturities.

       Commitments to Extend Credit

       The fair value of commitments to extend credit is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. For fixed rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates.

                                      F-33                           (Continued)

                      THE PROVIDENT BANK AND SUBSIDIARIES


                  Notes to Consolidated Financial Statements

          June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999


       The estimated fair values of the Bank's financial instruments as of June 30, 2002, December 31, 2001 and 2000 are presented in the following table (in thousands). Since the fair value of off-balance-sheet commitments approximates book value, these disclosures are not included.

                                              2002                             2001                             2000
                                  -----------------------------    -----------------------------    -----------------------------
                                    Carrying          Fair           Carrying          Fair           Carrying          Fair
                                     value           value            value           value            value           value
                                  -------------   -------------    -------------   -------------    -------------   -------------
                                          (Unaudited)
      Financial assets:
          Cash and cash
            equivalents           $   146,604         146,604          107,403         107,403           67,302          67,302
          Securities
            available for
            sale                      728,509         728,509          494,716         494,716          335,039         335,039
          Investment securities       110,131         113,061          112,951         114,042          124,059         124,221
          FHLB stock                   11,514          11,514           12,555          12,555           12,803          12,803
          Loans                     1,919,729       1,970,960        1,994,636       1,999,805        1,954,992       1,968,701
      Financial liabilities:
          Deposits                  2,526,611       2,530,589        2,341,723       2,348,411        2,168,336       2,173,070
          Borrowed funds              194,925         197,915          195,767         197,047          179,903         180,745
                                  =============   =============    =============   =============    =============   =============

       Limitations

       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Bank's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and, therefore, cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

       Fair value estimates are based on existing on- and off-balance-sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include the mortgage banking operation, deferred tax assets, and premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

(18)   Adoption of Plan of Conversion (Unaudited)

       On April 26, 2002, the Board of Managers of the Bank approved a Plan of Conversion (the Plan) which provides for the conversion of the Bank from a New Jersey chartered mutual savings bank to a New Jersey chartered stock savings bank pursuant to the rules and regulations of the New Jersey Department of Banking (the Department) and the FDIC. As part of the conversion, the Plan provides for the concurrent formation of a holding company (the Holding Company) that will own 100% of the common stock of the Bank. Following receipt of all required regulatory approvals, the approval of the depositors of the Bank eligible to vote on the Plan and the satisfaction of all other conditions precedent to the conversion, the Bank will consummate the conversion.

                                      F-34                           (Continued)

                       THE PROVIDENT BANK AND SUBSIDIARIES


                   Notes to Consolidated Financial Statements

           June 30, 2002 (Unaudited), December 31, 2001, 2000 and 1999


       Upon the consummation of the conversion, the legal existence of the Bank shall not terminate but the stock Bank shall be a continuation of the mutual Bank. The stock Bank shall have, hold and enjoy the same in its own right as fully and to the same extent as the same was possessed, held and enjoyed by the mutual Bank. The stock Bank at the time and the taking effect of the conversion shall continue to have and succeed to all the rights, obligations and relations of the mutual bank.

       In connection with the Bank's commitment to its community, the plan of conversion provides for the establishment of a charitable foundation as part of the conversion. The Holding Company intends to donate to the Foundation cash and a number of authorized but unissued shares of common stock in an aggregate amount up to 6% of the value of the shares of Conversion Stock sold in the conversion, up to a maximum of $24 million. The Holding Company will recognize an expense equal to the cash and fair value of the stock in the quarter in which the contribution occurs, which is expected to be the fourth quarter of 2002. This expense will reduce earnings and could have a material impact on the Bank's earnings for the fourth quarter and for 2002.

       Conversion costs will be deferred and deducted from the proceeds of the shares sold in the offering. If the conversion transaction is not completed, all costs will be charged to expense. As of June 30, 2002, approximately $170,300 of conversion costs had been deferred.

(19)   Impact of State Tax Laws Changes (Unaudited)

       The New Jersey State Legislature enacted the Business Tax Reform Act in July 2002 which will affect the Bank's net income in 2002 and beyond. The changes to the state tax code include, among other things, an increase to the income tax rate for companies like the Bank to 9% from 3% and the establishment of alternative minimum tax assessments based on the gross receipts or gross profits for each applicable reporting entity. The legislation is retroactive to January 1, 2002. The Bank anticipates that these changes to the state tax rate as enacted will have no material effect on the Bank's financial statements. An increase in tax expense, if any, would be recorded during the quarter ending September 30, 2002.

         You should rely only on the information contained in this document or that to which we have referred you. We have not authorized anyone to provide you with information that is different. This document does not constitute an offer to sell, or the solicitation of an offer to buy, any of the securities offered hereby to any person in any jurisdiction in which such offer or solicitation would be unlawful. The affairs of The Provident Bank or Provident Financial Services, Inc. may change after the date of this prospectus. Delivery of this document and the sales of shares made hereunder does not mean otherwise.



                       Provident Financial Services, Inc.
                (Proposed Holding Company for The Provident Bank)


                         46,667,000 Shares Common Stock
                (Subject to Increase to up to 53,667,050 Shares)



                                 ---------------

                                   PROSPECTUS

                                 ---------------


                        Sandler O'Neill & Partners, L.P.


                              ___________ __, 2002

Until the later of ________, 2002 or 25 days after the commencement of the offering, all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

                                                                                    Amount
                                                                                    ------
         New Jersey State Banking Department application fee ..................  $     3,500
         SEC registration fee (1) .............................................       51,141
         National Association of Securities Dealers filing fee (1) ............       30,500
         New York Stock Exchange filing fee (1) ...............................      250,000
         Printing, postage and mailing ........................................    1,461,000
         Legal fees and expenses ..............................................      600,000
         Marketing fees and selling commissions (1) ...........................    4,888,994
         Accounting fees and expenses .........................................      250,000
         Appraiser's fees and expenses (including preparing business plan) ....      120,000
         Transfer agent and registrar fees and expenses .......................       25,000
         Conversion agent fees and expenses ...................................      100,000
         Certificate printing .................................................       11,000
         Telephone, temporary help and other equipment ........................      200,000
         Blue Sky fees and expenses (including fees of counsel) ...............       10,000
         Miscellaneous ........................................................      200,000
                                                                                 -----------
         Total ................................................................  $ 8,201,135
                                                                                 ===========

------------------
(1) Actual expenses based upon the registration and sale of 55,587,050 shares of common stock at $10.00 per share. All other expenses are estimated.

Item 14. Indemnification of Directors and Officers

     Article TENTH of the Certificate of Incorporation of Provident Financial Services, Inc. (the "Corporation") sets forth circumstances under which directors, officers, employees and agents of the Corporation may be insured or indemnified against liability which they incur in their capacities as such:

     TENTH:

     A. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a Director or an Officer of the Corporation or is or was serving at the request of the Corporation as a Director, Officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a Director, Officer, employee or agent or in any other capacity while serving as a Director, Officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in Section C hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board of Directors of the Corporation.

     B. The right to indemnification conferred in Section A of this Article TENTH shall include the right to be paid by the Corporation the expenses incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that, if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a

Director of Officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise. The rights to indemnification and to the advancement of expenses conferred in Sections A and B of this Article TENTH shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a Director, Officer, employee or agent and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

         C. If a claim under Section A or B of this Article TENTH is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In
(i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its Board of Directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the Corporation.

         D. The rights to indemnification and to the advancement of expenses conferred in this Article TENTH shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, the Corporation's Certificate of Incorporation, Bylaws, agreement, vote of stockholders or disinterested Directors or otherwise.

         E. The Corporation may maintain insurance, at its expense, to protect itself and any Director, Officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

         F. The Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation to the fullest extent of the provisions of this Article TENTH with respect to the indemnification and advancement of expenses of Directors and Officers of the Corporation.

Item 15.    Recent Sales of Unregistered Securities

            Not Applicable.

Item 16.    Exhibits and Financial Statement Schedules:

            The exhibits and financial statement schedules filed as part of this registration statement are as follows:

            (a) List of Exhibits


1.1 Engagement Letter between The Provident Bank and Sandler O'Neill & Partners, L.P.*
1.2 Form of Agency Agreement between Provident Financial Services, Inc. and Sandler O'Neill & Partners, L.P.
2        Plan of Conversion of The Provident Bank*
3.1      Certificate of Incorporation of Provident Financial Services, Inc.*
3.2      Bylaws of Provident Financial Services, Inc.*
4        Form of Common Stock Certificate of Provident Financial Services, Inc.*
5 Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered
8.1      Federal Tax Opinion of Luse Gorman Pomerenk & Schick
8.2      State Tax Opinion of KPMG LLP
10.1 Form of Employment Agreement between Provident Financial Services, Inc. and certain executive officers*
10.2 Form of Change in Control Agreement between Provident Financial Services, Inc. and certain executive officers*
10.3     Employee Savings Incentive Plan
10.4     Employee Stock Ownership Plan*
10.5     Supplemental Executive Retirement Plan, as amended
10.6     Supplemental Executive Savings Plan, as amended
10.7     Retirement Plan for the Board of Managers of The Provident Bank, as
         amended
10.8 The Provident Bank Amended and Restated Board of Managers Voluntary Fee Deferral Plan
10.9     Voluntary Bonus Deferral Plan for the Chairman, as amended
10.10    Voluntary Bonus Deferral Plan, as amended
21       Subsidiaries of Registrant*
23.1 Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8.1)
23.2     Consent of KPMG LLP
23.3     Consent of RP Financial, LC
24 Power of Attorney (set forth on signature page of registration statement)
99.1 Appraisal Agreement between Provident Financial Services, Inc. and RP Financial, LC*
99.2     Appraisal Report of RP Financial, LC*
99.3     Opinion of RP Financial, LC with respect to Subscription Rights*
99.4 Form of Marketing Materials to be used in connection with the Offerings*
99.5     Order and Acknowledgment Form*
99.6 Business Plan Agreement between Provident Financial Services, Inc. and RP Financial, LC*
99.7 Prospectus Supplement for participants in The Provident Bank Employee Savings Incentive Plan

-------------------------------
*         Previously filed


            (b) Financial Statement Schedules

            No financial statement schedules are filed because the required information is not applicable or is included in the consolidated financial statements or related notes.

Item 17.    Undertakings

            The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any duration from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

             (iii) To include any additional or changed material information on the plan of distribution.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jersey City, New Jersey on September 25, 2002.


                                    Provident Financial Services, Inc.

                                    By:  /s/ Paul M. Pantozzi
                                         ---------------------------------------
                                         Paul M. Pantozzi
                                         Chief Executive Officer and President
                                         (Duly Authorized Representative)

                                POWER OF ATTORNEY

         We, the undersigned directors and officers of Provident Financial Services, Inc. (the "Company") hereby severally constitute and appoint Paul M. Pantozzi as our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said Paul M. Pantozzi may deem necessary or advisable to enable the Company to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-1 relating to the offering of the Company's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said Paul M. Pantozzi shall do or cause to be done by virtue thereof.

         In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates stated.


            Signatures                          Title                              Date
            ----------                          -----                              ----
/s/ Paul M. Pantozzi                 Chairman, Chief Executive              September 25, 2002
--------------------------------     Officer and President (Principal
Paul M. Pantozzi                     Executive Officer)


/s/ Linda A. Niro                    Senior Vice President and Chief        September 25, 2002
--------------------------------     Financial Officer (Principal
Linda A. Niro                        Financial and Accounting
                                     Officer)

/s/ J. Martin Comey                  Director                               September 25, 2002
--------------------------------
J. Martin Comey


/s/ Geoffrey M. Connor               Director                               September 25, 2002
--------------------------------
Geoffrey M. Connor


/s/ Frank L. Fekete                  Director                               September 25, 2002
--------------------------------
Frank L. Fekete

/s/ Carlos Hernandez               Director                September 25, 2002
-------------------------------
Carlos Hernandez


/s/ William T. Jackson             Director                September 25, 2002
-------------------------------
William T. Jackson


/s/ David Leff                     Director                September 25, 2002
-------------------------------
David Leff


/s/ Arthur R. McConnell            Director                September 25, 2002
-------------------------------
Arthur R. McConnell


/s/ Edward O' Donnell              Director                September 25, 2002
-------------------------------
Edward O'Donnell


/s/ Daniel T. Scott                Director                September 25, 2002
-------------------------------
Daniel T. Scott


/s/ Thomas E. Sheenan              Director                September 25, 2002
-------------------------------
Thomas E. Sheenan

   As filed with the Securities and Exchange Commission on September 25, 2002
                                                      Registration No. 333-98241
================================================================================




                     ---------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                     ---------------------------------------







                                    EXHIBITS
                                       TO
                                 PRE-EFFECTIVE
                                 AMENDMENT NO. 1
                                     TO THE
                             REGISTRATION STATEMENT
                                       ON
                                    FORM S-1












                       Provident Financial Services, Inc.
                             Jersey City, New Jersey



================================================================================

                                  EXHIBIT INDEX


1.1 Engagement Letter between The Provident Bank and Sandler O'Neill & Partners, L.P.*
1.2 Form of Agency Agreement between Provident Financial Services, Inc. and Sandler O'Neill & Partners, L.P.
2        Plan of Conversion of The Provident Bank*
3.1      Certificate of Incorporation of Provident Financial Services, Inc.*
3.2      Bylaws of Provident Financial Services, Inc.*
4        Form of Common Stock Certificate of Provident Financial Services, Inc.*
5 Opinion of Luse Gorman Pomerenk & Schick regarding legality of securities being registered
8.1      Federal Tax Opinion of Luse Gorman Pomerenk & Schick
8.2      State Tax Opinion of KPMG LLP
10.1 Form of Employment Agreement between Provident Financial Services, Inc. and certain executive officers*
10.2 Form of Change in Control Agreement between Provident Financial Services, Inc. and certain executive officers*
10.3     Employee Savings Incentive Plan
10.4     Employee Stock Ownership Plan*
10.5     Supplemental Executive Retirement Plan, as amended
10.6     Supplemental Executive Savings Plan, as amended
10.7     Retirement Plan for the Board of Managers of The Provident Bank, as
         amended
10.8 The Provident Bank Amended and Restated Board of Managers Voluntary Fee Deferral Plan
10.9     Voluntary Bonus Deferral Plan for the Chairman, as amended
10.10    Voluntary Bonus Deferral Plan, as amended
21       Subsidiaries of Registrant*
23.1 Consent of Luse Gorman Pomerenk & Schick (contained in Opinions included as Exhibits 5 and 8.1)
23.2     Consent of KPMG LLP
23.3     Consent of RP Financial, LC
24 Power of Attorney (set forth on signature page of registration statement)
99.1 Appraisal Agreement between Provident Financial Services, Inc. and RP Financial, LC*
99.2     Appraisal Report of RP Financial, LC*
99.3     Opinion of RP Financial, LC with respect to Subscription Rights*
99.4 Form of Marketing Materials to be used in connection with the Offerings*
99.5     Order and Acknowledgment Form*
99.6 Business Plan Agreement between Provident Financial Services, Inc. and RP Financial, LC*
99.7 Prospectus Supplement for participants in The Provident Bank Employee Savings Incentive Plan

-------------------------------
*        Previously filed